    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 27, 1999


                                                      REGISTRATION NO. 333-85503
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
             (Exact name of registrant as specified in its charter)

   COMMONWEALTH OF PUERTO RICO                    4813                            66-0566178
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

               PUERTO RICO TELEPHONE COMPANY, INC., AS GUARANTOR
             (Exact name of registrant as specified in its charter)

   COMMONWEALTH OF PUERTO RICO                    4813                            66-0564397
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                                      AND
                    CELULARES TELEFONICA, INC., AS GUARANTOR
             (Exact name of registrant as specified in its charter)

   COMMONWEALTH OF PUERTO RICO                    4812                            66-0551848
 (State or other jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  incorporation or organization)      Classification Code Number)           Identification Number)

                                   COPIES TO:

    1515 F.D. ROOSEVELT AVENUE           LAWRENCE GOODMAN, ESQ.                   JOSE ARROYO, ESQ.
   GUAYNABO, PUERTO RICO 00968          CURTIS, MALLET-PREVOST,              1515 F.D. ROOSEVELT AVENUE,
          (787) 793-1818                    COLT & MOSLE LLP                         12TH FLOOR
  (Address, including Zip Code,             101 PARK AVENUE                  GUAYNABO, PUERTO RICO 00968
       and telephone number             NEW YORK, NEW YORK 10178                    (787) 793-8441
     including area code, of                 (212) 696-6000              (Name, address, including Zip Code,
          registrants'                                                           and telephone number,
   principal executive offices)                                           including area code, of agent for
                                                                                       service)



                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

     [PRTC LOGO](TM)                                          [CT Logo](TM)
                                 $1,000,000,000

                    TELECOMUNICACIONES DE PUERTO RICO, INC.

     We are offering to exchange all of the notes we previously sold in a private offering for new registered exchange notes.

     The exchange notes will be fully and unconditionally guaranteed by our subsidiaries to the extent they guarantee any of our credit facilities.
                  OFFER TO EXCHANGE OUR OUTSTANDING

$300,000,000 6.15% SENIOR NOTES DUE 2002
$400,000,000 6.65% SENIOR NOTES DUE 2006
$300,000,000 6.80% SENIOR NOTES DUE 2009

                                   FOR
$300,000,000 6.15% SENIOR NOTES DUE 2002
$400,000,000 6.65% SENIOR NOTES DUE 2006
$300,000,000 6.80% SENIOR NOTES DUE 2009

                  WHICH HAVE BEEN REGISTERED UNDER THE
                         SECURITIES ACT OF 1933

                     MATERIAL TERMS OF THIS EXCHANGE OFFER:


- This exchange offer expires at 12:00 midnight New York City time on November 26, 1999, unless extended;


- The terms of the exchange notes are substantially identical to the old notes, except that they will not be subject to transfer restrictions and registration rights; and

- We will not list the exchange notes on any exchange.

     INVESTING IN THE NOTES INVOLVES CERTAIN RISKS. YOU SHOULD CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


October 27, 1999

                               TABLE OF CONTENTS

Prospectus Summary..........................................    1
Risk Factors................................................   11
The Exchange Offer..........................................   16
Use of Proceeds.............................................   24
The Acquisition and Related Corporate Restructuring.........   24
Capitalization..............................................   27
Selected Historical Financial and Operational Data..........   28
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   30
Unaudited Pro Forma Condensed Consolidated Financial
  Statements................................................   48
Business....................................................   53
Management..................................................   70
Shareholders and Shareholder Relationships..................   76
Certain Relationships and Related Transactions..............   81
Description of Some of Our Debt.............................   83
Description of Exchange Notes...............................   87
Plan of Distribution........................................  103
Tax Considerations..........................................  104
Legal Matters...............................................  108
Experts.....................................................  108
Index to Financial Statements...............................  F-1
Annex A -- Commonwealth of Puerto Rico......................  A-1
Annex B -- Glossary of Certain Telecommunications Terms.....  B-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should carefully consider all of the information contained in this prospectus before investing in the exchange notes, including the factors set forth under "Risk Factors."

                    TELECOMUNICACIONES DE PUERTO RICO, INC.

     Our company is the leading telecommunications company in Puerto Rico and one of the ten largest local exchange carriers in the United States. On March 2, 1999, the GTE Group acquired control of our company. We operate through our principal wholly-owned subsidiaries, Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. which currently offer the following services:

PUERTO RICO TELEPHONE COMPANY

     - LOCAL SERVICES -- include basic and enhanced local voice services, and Internet and data services, offered to residential and business customers throughout Puerto Rico, as well as private branch exchange rentals and revenues from public phones. Puerto Rico Telephone Company provides local exchange services to approximately 1.2 million regular access lines in service and as of June 1999 had a 95% share of the local wireline market;

     - NETWORK ACCESS SERVICES -- include services provided to inter-exchange carriers, cellular operators, other local exchange carriers and paging companies for the origination and termination of calls from and to Puerto Rico Telephone Company's customers;

     - ON-ISLAND LONG DISTANCE SERVICES -- consist primarily of direct dialing, operator-assisted and calling card long distance services within Puerto Rico. Puerto Rico Telephone Company also provides wide area telecommunications services, toll-free services and toll private line services. For the month of June 1999, Puerto Rico Telephone Company had an estimated 63% share of the on-island long distance market; and

     - DIRECTORY AND OTHER SERVICES -- include Puerto Rico Telephone Company's share of directory revenues from the publication of white and yellow page directories and from customer listings, as well as fees paid by inter-exchange carriers for billing and collection services provided by Puerto Rico Telephone Company and sales of private branch exchange, cellular and paging equipment.

CELULARES TELEFONICA

     - WIRELESS TELEPHONY SERVICES -- include analog and digital cellular services. As of June 30, 1999, Celulares Telefonica had approximately 254,000 cellular subscribers, estimated to be 35% of Puerto Rico's wireless telephony market;

     - WIRELESS PAGING SERVICES -- consist of numeric and alphanumeric paging services. As of June 30, 1999, Celulares Telefonica had approximately 204,000 paging subscribers, making it the leading provider of these services in Puerto Rico; and

     - OFF-ISLAND LONG DISTANCE SERVICE -- consists of long distance service outside Puerto Rico for both wireline and wireless customers. Off-island long distance services began on February 1, 1999. As of June 30, 1999, it had a 5% share of the off-island long distance market.

              THE ACQUISITION AND RELATED CORPORATE RESTRUCTURING

     - On April 7, 1997, the government of Puerto Rico announced a plan which resulted in the privatization of Puerto Rico Telephone Company and Celulares Telefonica, as predecessors of our company, through a bidding process.

     - On July 21, 1998, after the conclusion of the bidding process, the GTE Group was awarded the right to acquire a controlling equity interest in our company. The GTE Group consists of GTE Holdings (Puerto Rico) LLC and Popular, Inc. GTE Holdings (Puerto Rico) LLC is an indirect wholly-owned subsidiary of GTE Corporation, one of the largest telecommunications companies in the world. Popular, Inc. is the largest publicly traded company in Puerto Rico and is the parent company of Banco Popular de Puerto Rico, the largest bank in Puerto Rico.

     - On March 2, 1999, the acquisition was consummated and the Puerto Rico Telephone Authority sold 40.01% plus one share of the shares of our company to GTE Holdings, 9.99% to Popular and an additional 3% to our employee stock ownership plan. The Puerto Rico Telephone Authority received gross proceeds of $2,040.0 million in cash and retained 43%, less one of our shares. The Puerto Rico Telephone Authority is a public corporation and governmental instrumentality of Puerto Rico.

                                    STRATEGY

     We seek to enhance our leadership position in the Puerto Rico telecommunications market by stimulating demand for our core telephony services and continuing to extend our franchise in the growth areas of wireless and data services. The principal elements of our strategy are to:

     - improve our systems and processes;

     - strengthen our marketing focus;

     - leverage our relationship with GTE Corporation; and

     - make service quality and customer responsiveness priorities for our workforce.

                                  RISK FACTORS

     Investing in the exchange notes involves some risks, including, among others, risks relating to:

     - THE TELECOMMUNICATIONS INDUSTRY IN GENERAL, such as increased competition, rapidly changing technology and risks associated with year 2000 issues;

     - INVESTING IN OUR COMPANY, such as our lack of experience in managing our operations as a private company, our outmoded operational processes, and our failure to fill new orders expeditiously;

     - THE CHARACTERISTICS OF THE EXCHANGE NOTES, such as the absence of a public market for the exchange notes; and

     - OPERATIONS IN PUERTO RICO, such as natural disasters and adverse economic, social, political, regulatory or governmental developments in Puerto Rico.

     For more information regarding these and other risks involved in an investment in the exchange notes, see "Risk Factors" beginning on page 11.

                              CORPORATE STRUCTURE

     After giving effect to the acquisition and related corporate restructuring, the ownership structure of Telecomunicaciones de Puerto Rico, Inc. is as follows:

[Ownership Structure of Telpri Flow Chart]

                             THE OLD NOTE OFFERING

Old Notes.....................   We sold the old notes to a syndicate of
                                 investment banks on May 13, 1999. This
                                 syndicate subsequently resold the old notes to several qualified institutional buyers and to non-U.S. persons pursuant to Regulation S under the U.S. Securities Act of 1933, as amended.

Exchange and Registration
Rights Agreement..............   As required in the purchase agreement, we and
                                 the syndicate that purchased the old notes entered into a registration rights agreement on May 13, 1999. This agreement grants the holders of the notes both exchange and registration rights. This exchange offer is intended to satisfy these exchange rights which terminate once the exchange offer is completed.

                               THE EXCHANGE OFFER

Securities Offered............   We are offering:

                                 $300,000,000 principal amount of 6.15% Senior Notes due 2002;

                                 $400,000,000 principal amount of 6.65% Senior Notes due 2006; and

                                 $300,000,000 principal amount of 6.80% Senior Notes due 2009,

                                 together with related guarantees.

                                 The terms of the old notes and the exchange notes are substantially identical, except for specified transfer restrictions and registration rights relating to the old notes. Each series of exchange notes is also guaranteed by our two principal subsidiaries to the same extent that they guaranteed the old notes.

The Exchange Offer............   We are offering to exchange the old notes for
                                 exchange notes that are equal in principal amount.


Expiration Date; Withdrawal of
Tender........................   Our exchange offer will expire at 12:00
                                 midnight New York City time, on November 26,
                                 1999, unless this date and time are extended.
                                 You may withdraw your tender of old notes at any time prior to the expiration date. Any old notes that we do not accept for exchange will be returned to you without expense as promptly as possible after the expiration or termination of our exchange offer.


Conditions to the Exchange
Offer.........................   We believe that the exchange notes we issue in
                                 exchange for the old notes may be offered for resale, resold and otherwise transferred without compliance with the registration and prospectus delivery requirements of the
                                 Securities Act. We have based this belief on letters issued in connection with past offerings of this kind in which the staff of the Securities and Exchange Commission, which we refer to as the Commission, has interpreted the laws and regulations relating to resale of notes to the public without the requirement of further registration under the Securities Act.
                                 However, any noteholder which is our
                                 "affiliate" within the meaning of Rule 405 under the U.S. Securities Exchange Act of 1934, as amended may not offer for resale, resell or otherwise transfer the exchange notes without meeting these registration and prospectus delivery requirements.

                                 In order for the exchange notes to be offered for resale, resold, or otherwise transferred:

                                      - they must be acquired in the ordinary
                                        course of your business; and

                                      - you must not intend to participate in
                                        the distribution of those exchange
                                        notes.

                                 Our obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to conditions relating to compliance with applicable law, or any applicable interpretation by the staff of the Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied.

Procedures for Tendering
Notes.........................   Each holder of old notes wishing to accept the
                                 exchange offer must complete, sign and date the accompanying letter of transmittal, or a facsimile thereof, in accordance with its instructions and mail or fax it, together with any other documentation required by the letter of transmittal, prior to the expiration or termination of the exchange offer to the exchange agent at the following address:

                                      The Bank of New York
                                     101 Barclay Street
                                     Floor 7E

                                     ATTENTION: Santino Ginocchietti

                                     Reorganization Department
                                     New York, NY 10286

                                     Telephone: (212) 815-6331

                                     Facsimile: (212) 815-4699

Consequences of Failure To
Exchange the Old Notes........   If you do not exchange your old notes for
                                 exchange notes, you will no longer be able to require us to register your old notes under the Securities Act. In addition you will not be able to offer or sell your old notes unless:

                                      - they are registered under the Securities
                                        Act; or

                                      - you offer or sell them in accordance
                                        with an applicable exemption from the
                                        registration requirements of the
                                        Securities Act.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange of old notes pursuant to this exchange offer.

Exchange Agent................   The Bank of New York is serving as the exchange
                                 agent in connection with our exchange offer.

Broker-Dealers................   Each broker-dealer that receives exchange notes
                                 for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resales of those exchange notes. See "Plan of Distribution."

U.S. Federal Income Tax
  Consequences................   The exchange of old notes pursuant to the
                                 exchange offer should not be a taxable event to you for federal income tax purposes.
                                 Consequently, a U.S. holder should not
                                 recognize taxable income or loss as a result of exchanging old notes for exchange notes pursuant to this exchange offer. The holding period of the exchange notes will include the holding period of the old notes and the basis of the exchange notes will be the same as the basis of the old notes immediately before the exchange.

Puerto Rico Tax
Consequences..................   Provided the exchange occurs outside Puerto
                                 Rico, as contemplated, non-Puerto Rico holders will not be subject to Puerto Rico income tax on the exchange of the old notes pursuant to the exchange offer.

                                 An exchange of the old notes for exchange notes will be considered to have occurred outside Puerto Rico if the exchange of the old notes occurs physically at the office of the exchange agent in New York, pursuant to instructions given by the holder and notice of acceptance given by us, in each case outside Puerto Rico.

                   SUMMARY OF THE TERMS OF THE EXCHANGE NOTES

     The terms of the exchange notes are substantially identical to the terms of the old notes, except that the old notes differed with respect to transfer restrictions and registration rights.

Issuer........................   Telecomunicaciones de Puerto Rico.

The Exchange Notes............   $300,000,000 principal amount of 6.15% Senior
                                 Notes due 2002.

                                 $400,000,000 principal amount of 6.65% Senior Notes due 2006.

                                 $300,000,000 principal amount of 6.80% Senior Notes due 2009.

Interest Payment Dates........   May 15 and November 15 of each year, commencing
November 15, 1999.

Subsidiary Guarantees.........   Puerto Rico Telephone Company, Celulares
                                 Telefonica and Telecomunicaciones de Puerto
                                 Rico's other subsidiaries will guarantee the exchange notes to the extent they guarantee any of our credit facilities. Each of our outstanding credit facilities are fully and unconditionally guaranteed by Puerto Rico
                                 Telephone Company and Celulares Telefonica. For additional information about the guarantees, see "Description of Exchange Notes -- Certain
                                 Covenants."

Sinking Fund..................   None.

Optional Redemption...........   The 2006 exchange notes and the 2009 exchange
                                 notes will be redeemable from time to time, in whole or in part, at our option, at the prices described under "Description of Exchange
                                 Notes -- Optional Redemption."

Optional Tax Redemption.......   In the event of specified changes affecting
                                 Puerto Rico withholding taxes, each series of exchange notes will be redeemable in whole, but not in part, at Telecomunicaciones de Puerto
                                 Rico's option at the prices described under "Description of Exchange Notes -- Optional Tax
                                 Redemption."

Additional Amounts............   If payments made by us or by any subsidiary
                                 guarantor with respect to the exchange notes become subject to withholding tax or deduction under Puerto Rico tax laws, Telecomunicaciones de Puerto Rico and the subsidiary guarantors will pay additional amounts so that the net amount received by holders of the exchange notes, other than specified excluded holders, after the withholding or deduction will not be less than the amount that they would have received in the absence of the withholding or deduction. For additional information about these payments, see "Description of Exchange
                                 Notes -- Additional Amounts."

Ranking.......................   Like the old notes, the exchange notes will be
                                 unsecured senior obligations of
                                 Telecomunicaciones de Puerto Rico and the subsidiary guarantors and will rank equally with their other unsecured senior obligations.

Specific Covenants............   The indenture governing the exchange notes will
                                 limit our ability to, among other things:

                                      - create specified liens;

                                      - enter into some types of sale and
                                        leaseback transactions; and

                                      - merge, consolidate or sell assets.

                                 The indenture will also limit the ability of Telecomunicaciones de Puerto Rico's non-guarantor subsidiaries to incur debt during any period that Telecomunicaciones de Puerto Rico's credit facilities restrict their ability to incur debt. All the covenants are subject to a number of important qualifications and limitations. For additional information about these covenants, see "Description of Exchange Notes -- Certain Covenants."

Absence of a Public Market for
the Exchange Notes............   The exchange notes are new securities, there is
                                 no public trading market for them and we do not intend to apply for listing of the exchange notes on any national securities exchange or for quotation of the exchange notes on any automated dealer quotation system. For additional information about the risks resulting from the absence of a public market for the exchange notes, see "Risk
                                 Factors -- Absence of a Public Market for the
                                 Exchange Notes."

         SUMMARY HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING DATA


     The summary financial data presented below have been derived from, and should be read in conjunction with, the historical consolidated financial statements of Telecomunicaciones de Puerto Rico as of June 30, 1999 and for the period from March 2, 1999 through June 30, 1999 and the notes thereto. This data has also been derived from the combined financial statements and notes thereto of our predecessors (a) as of and for the three-year period ended on December 31, 1998 and the notes thereto, (b) for the six-month period ended June 30, 1998 and (c) for the period from January 1, 1999 through March 1, 1999. The financial results for the year ended December 31, 1998 and the six months ended June 30, 1999 have also been presented below on a pro forma basis to give effect to the acquisition and related transactions as though they had occurred on January 1, 1998. The pro forma adjustments do not give effect to all of the changes in our business. For a more detailed discussion of the changes in our business see "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Condensed Consolidated Financial Statements," and "Selected Historical Financial and Operating Data," including the introductory paragraph and notes. The unaudited pro forma consolidated financial data has been included for comparative purposes only and does not purport to be indicative of the results that would have occurred if these transactions had actually occurred on the dates or for the periods indicated or which may occur in the future.



                                      COMPANY                PREDECESSORS          COMPANY             PREDECESSORS
                               ----------------------   -----------------------   ---------   ------------------------------
                                PRO FORMA
                                   SIX        PERIOD     PERIOD         SIX
                                 MONTHS        FROM       FROM        MONTHS
                                  ENDED      MARCH 2    JANUARY 1      ENDED
                                JUNE 30,     THROUGH     THROUGH     JUNE 30,                    YEAR ENDED DECEMBER 31,
                                  1999       JUNE 30,   MARCH 1,       1998       PRO FORMA   ------------------------------
                               (UNAUDITED)     1999       1999      (UNAUDITED)     1998        1998       1997       1996
                               -----------   --------   ---------   -----------   ---------   --------   --------   --------
                                                                   (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues and Sales.........    $635.3       $447.0     $223.3       $639.0      $1,200.7    $1,270.7   $1,234.1   $1,201.4
  Operating Costs and
    Expenses.................     623.4        386.8      222.4        504.7       1,145.4     1,043.4      989.6    1,060.5
                                 ------       ------     ------       ------      --------    --------   --------   --------
  Operating Income...........      11.9         60.2         .9        134.3          55.3       227.3      244.5      140.9
  Interest Income (Expense),
    Net......................     (46.7)       (29.3)        .4          1.7        (100.3)        2.5        3.0        1.6
  Other Income (Expense).....       1.8          1.2         .6          (.1)         (5.4)       (5.4)      (1.7)      (0.8)
  Income Tax (Provision)
    Benefit..................      12.9        (11.7)        --           --          19.6          --         --         --
                                 ------       ------     ------       ------      --------    --------   --------   --------
  Net Income (Loss), Before
    Extraordinary Charge.....     (20.1)        20.4        1.9        135.9         (30.8)      224.4      245.8      141.7
  Extraordinary Charge.......        --        (60.5)        --           --            --          --         --         --
                                 ------       ------     ------       ------      --------    --------   --------   --------
  Net Income (Loss)..........    $(20.1)      $(40.1)    $  1.9       $135.9      $  (30.8)   $  224.4   $  245.8   $  141.7
                                 ======       ======     ======       ======      ========    ========   ========   ========


                                                                             PREDECESSORS
                                                    COMPANY        --------------------------------
                                                 --------------           AS OF DECEMBER 31,
                                                 AS OF JUNE 30,    --------------------------------
                                                      1999           1998        1997        1996
                                                 --------------    --------    --------    --------
                                                               (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Current Assets.................................     $  469.0       $  435.4    $  379.7    $  410.1
Property, Plant & Equipment, Net...............      1,730.7        1,987.9     2,019.1     1,947.0
Total Assets...................................      2,713.7        2,456.6     2,434.8     2,388.0
Current Liabilities............................        370.6          347.2       243.6       278.7
Total Debt and Lease Obligations...............      1,526.5            0.8         1.2         1.4
Shareholders' Equity...........................        452.7        1,812.7     1,925.0     1,851.3

                                      COMPANY               PREDECESSORS          COMPANY             PREDECESSORS
                                --------------------   -----------------------   ---------   ------------------------------
                                PRO FORMA    PERIOD     PERIOD         SIX
                                   SIX        FROM       FROM        MONTHS
                                 MONTHS     MARCH 2    JANUARY 1      ENDED
                                  ENDED     THROUGH     THROUGH     JUNE 30,                    YEAR ENDED DECEMBER 31,
                                JUNE 30,    JUNE 30,   MARCH 1,       1998       PRO FORMA   ------------------------------
                                  1999        1999       1999      (UNAUDITED)     1998        1998       1997       1996
                                ---------   --------   ---------   -----------   ---------   --------   --------   --------
                                                                   (DOLLARS IN MILLIONS)
OTHER FINANCIAL DATA:
  Depreciation and
    Amortization..............  $  152.2    $   99.5   $   50.4     $  145.7     $  312.2    $  296.5   $  279.2   $  254.6
  Cash Flow from Operations...     128.5       123.8       55.9        272.8        366.4       613.8      508.2      504.1
  Capital Expenditures........     104.3        71.1       33.2        110.6        288.0       288.0      362.2      391.4
  Cash used in Investing
    Activities................     100.2        67.1       33.1        106.1        279.6       279.6      351.3      380.7
  Cash Flow from Financing
    Activities................     (51.4)      (65.6)      14.2       (166.9)      (319.8)     (319.8)    (178.7)    (103.5)
  EBITDA(1)...................     164.1       159.7       51.3        280.0        367.5       523.8      523.7      395.5
  EBITDA Margin(2)............        26%         36%        23%          44%          31%         41%        42%        33%
  Total Debt to EBITDA
    Ratio(3)..................       4.7x        3.2x                                 4.3x
  EBITDA to Interest Expense
    Ratio.....................       3.5x        5.5x                                 3.7x
  Ratio of Earnings to Fixed
    Charges(4)................       0.5         2.1                                  0.3


---------------
(1) EBITDA represents operating income plus depreciation and amortization expense. EBITDA is used by some investors and analysts to analyze and compare companies on the basis of liquidity. EBITDA is not recognized under generally accepted accounting principles and should therefore not be construed as an alternative for net income, which is an indicator of a company's performance, or cash flow from operations, which is a liquidity measure. It is included in this prospectus because management believes that it provides additional information with respect to our anticipated ability to meet future debt service, capital expenditures, and working capital requirements. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be affected.

(2) Determined by dividing EBITDA by Revenues and Sales.

(3) Calculated by dividing EBITDA into long-term debt including current maturities. For the pro forma period June 30, 1999, pro forma EBITDA for the six months ended June 30, 1999 has been annualized.

(4) The ratio of earnings to fixed charges of the predecessors has not been presented as the fixed charges were nominal prior to the acquisition since there was no significant indebtedness.

                                                  AS OF JUNE 30,         AS OF DECEMBER 31,
                                                 ----------------    --------------------------
                                                  1999      1998      1998      1997      1996
                                                 ------    ------    ------    ------    ------
OPERATING DATA:
Access Lines in Service (000)..................   1,252     1,236     1,231     1,221     1,156
Wireless Subscribers:
  Cellular (000)...............................     254       164       204       135       153
  Paging (000).................................     204       230       219       235       200
Total Access Lines (per 100 households)........      75        76        75        76        74
Number of Full-Time Employees..................   7,445     7,784     7,703     7,863     7,971
Access Lines/Wireline Employee.................     178       167       169       164       153
Cellular Average Monthly Service Revenue Per
  User.........................................  $   48    $   54    $   49    $   59    $   71

See the introductory paragraphs and notes to "Selected Historical Financial and
                                Operating Data."

                                  RISK FACTORS

     An investment in the exchange notes is subject to a number of risks. You should carefully consider all of the information in this prospectus and, in particular, the following risk factors in connection with an investment in the exchange notes. You should consult your own financial and legal advisors as to the risks entailed by an investment in the exchange notes and the suitability of investing in the exchange notes in light of your particular circumstances.

COMPETITION FROM OTHER TELECOMMUNICATIONS PROVIDERS IN PUERTO RICO MAY REDUCE OUR MARKET SHARE AND ADVERSELY AFFECT PRICES

     The Puerto Rico telecommunications market is highly competitive. Competition from other telecommunications providers may reduce our market share and have an adverse effect on our prices and profitability. Primarily as a result of recent laws, many new competitors have entered the Puerto Rico telecommunications market and as a result, we expect our market share to decline, particularly in our local exchange and on-island long distance service lines of business. Our competitors include:

     - AT&T Corp.;

     - Telefonica Larga Distancia;

     - Cellular Communications of Puerto Rico, Inc., which markets its services as CellularOne;

     - Centennial Cellular Corp., which for wireline services is marketed as Lambda;

     - MCI Worldcom, Inc.;

     - Sprint Corporation; and

     - SBC Communications Inc. and Telefonos de Mexico who have recently announced an agreement to acquire Cellular Communications of Puerto Rico, subject to obtaining regulatory approval.

     Prior to February 1, 1999, the selection of an alternate on-island long distance carrier required dialing 5 additional digits when making a call. Competition has increased since February 1, 1999, when the requirement to dial additional numbers was eliminated. We had a 98% on-island long distance market share as of December 31, 1998. As a result of increased competition, our market share decreased. For the month of June 1999, we had an estimated 63% market share in the on-island long distance market. In response to increased competition, we reduced our long distance rates in February 1999.

     We also expect increased competition in the wireless market, including from some of the competitors listed above. Our competitors may be able to use their substantial financial, personnel and other resources, including their brand names, to compete effectively with us.

WE COULD BE REQUIRED TO PROVIDE OTHER COMPETITORS WITH ACCESS TO OUR SERVICES AND FACILITIES ON TERMS THAT WE CONSIDER UNFAVORABLE

     The Federal Telecommunications Act of 1996 and the Puerto Rico Telecommunications Act require us, among other things, to provide access to some of our infrastructure and services to other industry participants. While the law requires our competitors to pay us for access to and the use of our network, these payments may be inadequate. These provisions include requirements that we:

     - interconnect any other telecommunications company to our facilities at any point in our network where it is technically feasible;

     - charge for interconnection based on the "real costs and a profit" as provided in the Federal Telecommunications Act of 1996;

     - provide for the reselling of all services offered on a retail basis; and

     - provide other telecommunications companies with access to poles, ducts, conduits and rights of way, directory assistance, telephone directories, 911 service and operation support systems, for which we will be compensated.

WE HAVE EXPERIENCED SERVICE DELIVERY AND CUSTOMER SERVICE PROBLEMS AND FACE WORKFORCE CHALLENGES, ALL OF WHICH MAY INHIBIT OUR ABILITY TO COMPETE EFFECTIVELY WITH OTHER INDUSTRY PARTICIPANTS

     Our ability to compete effectively will depend upon our ability to offer high quality, market-driven services at prices generally equal to or below those charged by our competitors. Our ability to respond to these challenges could be affected by:

     - our lack of experience in managing our operations as a private company;

     - the increasingly competitive environment in the telecommunications industry;

     - outmoded operational processes, many of which are currently manually intensive; and

     - our failure to fill new orders for basic wireline service expeditiously due to delays in processing and execution and because equipment and components are unavailable.

     In addition, our predominantly unionized work-force needs to become more service-oriented. To change our work rules, we will need to engage in collective bargaining with our unions and modify existing agreements which expire in 1999 and 2000. In 1998, our unions organized a 41-day work stoppage to protest the privatization of our company. In 1997, there were sporadic protests after the privatization was originally announced. We cannot predict the outcome of the upcoming collective bargaining negotiations.

WE OPERATE ONLY IN PUERTO RICO AND ARE EXPOSED TO NATURAL DISASTERS AND OTHER LOCAL RISKS WHICH MAY SIGNIFICANTLY AFFECT OUR OPERATIONS

     Puerto Rico has been, and in the future may be, affected by natural disasters, including hurricanes, earthquakes and tropical storms, as evidenced by Hurricane Georges. On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to our service area in general, including our telecommunications systems. Future hurricanes, tropical storms, earthquakes and other natural disasters could have a material adverse effect on our business due to resulting damage to our network facilities or from curtailed telephone traffic resulting from the effects of these events, such as the destruction of homes and businesses. For a discussion of the effects of Hurricane Georges on our operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Results of Operations -- Hurricane Georges."

     In addition, in 1996 Section 936 of the United States Internal Revenue Code was amended to phase out and eliminate significant federal tax benefits for specified companies with operations in Puerto Rico. It is not possible at this time to determine what long-term effects these amendments will have on the Puerto Rico economy or our business. These amendments may, however, adversely affect future growth in Puerto Rico's economy and consequently, our business.

WE FACE RISKS ASSOCIATED WITH RAPIDLY CHANGING TECHNOLOGY -- OUR FAILURE TO OBTAIN EFFECTIVE TECHNOLOGY AND EQUIPMENT MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE COMPETITIVE PRODUCTS AND SERVICE

     The telecommunications industry is in a period of rapid technological evolution, marked by the introduction of new products and services, increased availability of transmission capacity, and the increasing utilization of the Internet for voice and data transmission. Our success will depend substantially on the ability of our management and controlling shareholders to predict which of the many possible current and future networks, products and services will be important to finance, establish and maintain. The cost of implementing emerging and future technologies could be significant, and we may not select appropriate technology and equipment or obtain appropriate new technology on a timely basis and/or on satisfactory terms.

     In addition, the introduction of new products or technologies may reduce the cost or increase the supply of certain services similar to those that we provide. As a result, our most significant competitors in the future may be new entrants to the telecommunications industry.

THE LOCAL TELEPHONY AND LONG DISTANCE INDUSTRIES ARE SUBJECT TO SIGNIFICANT GOVERNMENT REGULATION WHICH MAY INCREASE OUR COST OF PROVIDING SERVICES, LIMIT OUR EXPANSION INTO NEW MARKETS AND SUBJECT US TO PENALTIES FOR NON-COMPLIANCE

     We are required to obtain and maintain licenses, permits and other regulatory approvals from the FCC and the Telecommunications Regulatory Board of Puerto Rico in connection with some of our services. Any of the following could have an adverse effect on our business:

     - failure to establish tariffs in accordance with federal and local regulations;

     - failure to comply with federal or local laws and regulations;

     - failure to obtain and maintain required licenses and permits; and

     - burdensome or adverse regulatory requirements or developments.

     We are also required to file tariffs for many of our services and to comply with local license or permit requirements relating to installation and operation of our network. For more information regarding the regulatory environment in Puerto Rico, see "Business -- Regulatory Environment in Puerto Rico."

IF OUR COMPUTER SYSTEMS AND SOFTWARE FAIL TO COMPLY WITH YEAR 2000 REQUIREMENTS, WE COULD FACE SERVICE DISRUPTIONS, BILLING DIFFICULTIES AND OTHER PROBLEMS

     The Year 2000 issue is the result of computer programs using two digits rather than four to define the applicable year. Because of this programming convention, software, hardware or firmware may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failures, miscalculations or errors causing disruptions of operations or other business problems including, among others, a temporary inability to process transactions, send invoices, or engage in similar normal business activities. The billing system for Celulares Telefonica is currently being customized, installed and tested by its third party developer and is scheduled to be installed by the end of October 1999. The billing system is Year 2000 compliant; however, if it is not ready on time, we may experience significant Year 2000 problems. We may also face significant Year 2000 problems if the business processes or systems of our key suppliers or customers fail. Although we have been addressing our Year 2000 exposure since the second quarter of 1997, we cannot know the actual effects of the Year 2000 issue on our business and operations until the year 2000. We cannot be certain that full compliance will be achieved.

FRAUDULENT CONVEYANCE -- U.S. FEDERAL AND PUERTO RICO STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID SOME CLAIMS IN RESPECT OF THE EXCHANGE NOTES AND THE SUBSIDIARY GUARANTEES AND REQUIRE NOTEHOLDERS TO RETURN PAYMENTS RECEIVED

     Under applicable provisions of the federal bankruptcy law or comparable provisions of the Commonwealth of Puerto Rico fraudulent conveyance law, claims in respect of the exchange notes could be avoided or subordinated to some or all of our other debts or those of Puerto Rico Telephone Company, Celulares Telefonica or any future subsidiary guarantor and payments made in respect of the exchange notes or guarantees may be required to be returned. This avoidance, subordination or returned payment would occur if at the time we incurred the indebtedness evidenced by the exchange notes and at the time that Puerto Rico Telephone Company, Celulares Telefonica or any future subsidiary guarantor, issued its guarantee, we or our subsidiary guarantors, among other things:

     - incurred the debt with the intent to hinder, delay or defraud a present or future creditor; or

     - received less than reasonably equivalent fair value or fair consideration for the incurrence of the debt; and

        (1) we were or are insolvent or rendered insolvent by reason of such incurrence; or

        (2) we were or are engaged in a business or transaction for which the assets remaining with our company constituted unreasonably small capital; or

        (3) we intended or intend to incur, or believed or believe that we or our subsidiaries would incur, debts beyond an ability to pay such debts as they mature; or

        (4) we are subject to an outstanding unsatisfied money judgment or attachment writ not subsequently satisfied or vacated, upon which the aggrieved creditor cannot recover.

     A creditor of Puerto Rico Telephone Company, Celulares Telefonica or any future subsidiary guarantor may challenge the guarantee of the exchange notes on fraudulent conveyance grounds by alleging that, among other things Puerto Rico Telephone Company, Celulares Telefonica or any future subsidiary guarantor, as the case may be, did not receive fair value for its guarantee. To the extent one of our subsidiary's guarantee of the exchange notes is avoided, you would cease to have any claim in respect of that guarantee and would be creditors solely of us and of the subsidiary whose guarantee was not avoided.

     We believe that the issuance of the exchange notes by us and the issuance of the guarantees by Puerto Rico Telephone Company and Celulares Telefonica complied with fraudulent conveyance laws. However, we cannot predict the precise standard a court might apply, including whether or not a court would take into account equitable considerations, or whether a court's conclusion would be the same as our views with respect to these issues.

ABSENCE OF A PUBLIC MARKET FOR THE EXCHANGE NOTES -- YOU CANNOT BE SURE THAT AN ACTIVE TRADING MARKET WILL DEVELOP FOR THESE EXCHANGE NOTES

     The exchange notes are a new issue of securities for which there is no active trading market. The members of the initial syndicate have advised us that they currently intend to make a market in the old notes and, when issued, the exchange notes, although they are under no obligation to do so and they may stop any market-making activities without notice. Therefore, there can be no assurance as to the future development of a market for the exchange notes, the ability of the holders of the exchange notes to sell their exchange notes, or the price for which those holders would be able to sell their exchange notes. In addition, the liquidity of, the trading market and the market price quoted for, these exchange notes may be disproportionately affected by:

     - changes in the overall market for debt securities;

     - adverse economic, social, political, regulatory or governmental developments in Puerto Rico;

     - changes in our financial performance or prospects; and

     - changes in the prospects for companies in our industry in general.

     We do not intend to apply for listing or quotation of the exchange notes on any national securities exchange or through the National Association of Securities Dealers Automated Quotation System. As a result, you cannot be sure that an active market for these exchange notes will develop.

IF YOU DO NOT EXCHANGE YOUR OLD NOTES FOR EXCHANGE NOTES, YOUR OUTSTANDING NOTES MAY TRADE AT A DISCOUNT AND YOU MAY NOT BE ABLE TO SELL YOUR OLD NOTES

     In the event the exchange offer is consummated, we will not be required to register the outstanding old notes under the Securities Act. In this event, the exchange notes would rank equally with the outstanding old notes. However, holders of outstanding old notes seeking liquidity in their investment would have to rely on exemptions from registration requirements under the securities laws, including the Securities Act. A reduction of the aggregate principal amount of the currently outstanding old notes as a result of the exchange offer may have an adverse effect on the ability of holders of outstanding old notes to sell the notes or on the price at which a holder could sell the notes.

THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH ARE INHERENTLY
UNCERTAIN

     This prospectus contains forward-looking statements, including the statements about our plans, strategies and prospects under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These forward-looking statements reflect our views with respect to our financial performance and future events. All forward-looking statements contained in this prospectus are inherently uncertain. Although we believe that these statements accurately reflect our plans and expectations, economic and social conditions in the U.S. and Puerto Rico, the effects of increased competition and significant government regulation, as well as other risks described in this section and elsewhere in this prospectus, could cause actual results to differ materially and adversely from these forward-looking statements. Words such as "believe," "expect," "intend," "estimate," "strategy," "plans," "may," "should" and "anticipate" and similar expressions identify forward-looking statements. We caution you not to place reliance on these forward-looking statements.

     You should not regard the inclusion of forward-looking statements in this prospectus as a representation by us or any other person that the projected results will be achieved or that we will inform you about changes in our projections.

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     We originally sold the old notes on May 13, 1999 to a syndicate of investment banks in accordance with the terms of the purchase agreement. The syndicate subsequently resold the old notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in accordance with the terms of Regulation S under the Securities Act.

     As a condition to the purchase agreement, we entered into the registration rights agreement with the syndicate pursuant to which we agreed to:

          (1) file a registration statement within 90 days after the date on which the old notes were issued with respect to an offer to exchange the old notes for the exchange notes. The exchange notes will have terms substantially identical to the old notes, except that the exchange notes will not be subject to transfer restrictions and registration rights;

          (2) cause the exchange offer registration statement to be declared effective under the Securities Act within 150 days after the date on which the old notes were originally issued; and

          (3) consummate the exchange offer on or prior to the 180th day following the date of the original issuance of the old notes.

     Upon the exchange offer registration statement being declared effective, we will offer the exchange notes in exchange for surrender of the old notes. We will keep the exchange offer open for not less than 20 business days and not more than 40 business days after the date that notice of the exchange offer is mailed to the holders of the old notes. For each of the old notes surrendered to us pursuant to the exchange offer, the surrendering holder will receive exchange notes having a principal amount equal to that of the surrendered old notes. Interest on each exchange note will accrue from the later of

          (1) the last interest payment date on which interest was paid on the old note surrendered; or

          (2) from the date of the original issue of the old note, if no interest has been paid on the old note.

     Under existing interpretations of the Commission contained in several no-action letters to third parties, the exchange notes will be freely transferable by holders that are not our affiliates after the exchange offer without further registration under the Securities Act. These letters include Exxon Capital Holdings Corporation (available as of May 13, 1988) and Morgan Stanley and Co. Inc. (available as of June 5, 1991). However, in order for the exchange notes to be freely transferable in accordance with the Commission's no-action letters, each holder that wishes to exchange its old notes for exchange notes will be required to represent the following at the time of the consummation of the exchange offer:

          (1) that any exchange note it is to receive will be acquired in the ordinary course of its business;

          (2) will have no arrangement or understanding with any person to participate in the distribution of the old notes or the exchange notes in violation of the Securities Act;

          (3) that it is not our "affiliate" as that term is defined in Rule 405 promulgated under the Securities Act;

          (4) that if it is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of exchange notes; and

          (5) that if that holder is a broker-dealer, it will receive exchange notes for its own account in exchange for old notes that were acquired as a result of market-making or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes.

     Upon receipt of written notice following the completion of the exchange offer stating that a broker-dealer has received exchange notes in the exchange offer, we will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by broker-dealers and other persons, if any, with similar prospectus delivery requirements.

SHELF REGISTRATION

     In the event that:

     - changes in the law or in currently applicable interpretations of the staff of the Commission do not permit us to effect this exchange offer;

     - for any other reason the exchange offer registration statement is not declared effective within 150 days after the date of the original issuance of the old notes or the exchange offer is not consummated within 180 days after the original issuance of the old notes;

     - the initial syndicate requests that we file a shelf registration statement with respect to old notes not eligible to be exchanged for exchange notes in the registered exchange offer and in certain other circumstances; or

     - any holder of old notes, other than a member of the initial syndicate, is not eligible to participate in the registered exchange offer or does not receive freely tradable exchange notes in the registered exchange offer other than by reason of such holder being an affiliate of Telecomunicaciones de Puerto Rico, then we will, at our expense,

          (a) not later than 45 days after so required or requested pursuant to the registration rights agreement, file a shelf registration statement covering resales of the old notes or the exchange notes, as the case may be;

          (b) cause the shelf registration statement to be declared effective under the Securities Act; and

          (c) use our best efforts to keep the shelf registration statement effective until two years after its effective date or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold.

     We will, in the event a shelf registration statement is filed, provide to each holder for whom it was filed copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement has become effective and take several other actions as are required to permit unrestricted resales of the old notes or the exchange notes, as the case may be. Holders of old notes will be required to deliver information to be used in connection with the shelf registration statement in order to have their notes included in the shelf registration statement. A holder selling some old notes or exchange notes pursuant to the shelf registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers. In addition, these selling holders will be subject to some of the civil liability provisions under the Securities Act in connection with their sales and will be bound by the applicable provisions of the registration rights agreement.

     In addition, we shall:

     - make available a prospectus meeting the requirements of the Securities Act to any broker-dealer for use in connection with any resale of any exchange notes;

     - pay all expenses incident to the exchange offer, including the expense of one counsel to the holders covered thereby; and

     - indemnify holders of the notes, including any broker-dealer, against specific liabilities, including liabilities under the Securities Act.

     A broker-dealer which delivers a prospectus to purchasers in connection with resales of exchange notes will be subject to the certain civil liability provisions under the Securities Act and will be bound by the provisions of the registration rights agreement, including indemnification rights and obligations.

     The Commission has taken the position that broker-dealers may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the exchange offer registration statement in connection with the resale of the exchange notes.

     If the holder is not a broker-dealer, it will be required to include a representation in its letter of transmittal with respect to the exchange offer that it has not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes.

     The foregoing description of the material provisions of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to all provisions of the registration rights agreement.

INCREASE IN INTEREST RATE

     If any of the following events occur:

     - neither an exchange offer registration statement nor a shelf registration statement is filed with the Commission on or prior to 90 days after the date on which the old notes were originally issued;

     - on or prior to the 150th day following the date of the original issuance of the old notes, neither the exchange offer registration statement nor the shelf registration statement has been declared effective;

     - on or prior to the 180th day following the date of the original issuance of the old notes, neither the registered exchange offer has been consummated nor the shelf registration statement has been declared effective; or

     - after either the exchange offer registration statement or the shelf registration statement has been declared effective, the exchange offer registration statement or the shelf registration statement thereafter ceases to be effective or usable, subject to some exceptions, in connection with resales of old notes or exchange notes in accordance with and during the periods specified in the registration rights agreement;

then additional interest pursuant to provisions of the old notes shall become payable in respect of the notes. Additional interest will accrue on the principal amount of the old notes from and including the date on which any registration default event described in the clauses above shall occur up to, but excluding, the date on which any registration default has been cured. Additional interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such registration default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.0% per annum.

     Any amounts of additional interest due will be payable in cash, on the same original interest payment dates as the notes. The amount of additional interest will be determined by multiplying the applicable rate of additional interest by the principal amount of the notes, multiplied by a fraction. The numerator of the fraction is the number of days that rate of additional interest was applicable during that period, which is determined on the basis of a 360-day year comprised of twelve 30-day months. The denominator of the fraction is 360.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all old notes validly tendered and not withdrawn prior to 12:00 midnight New York City time on the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. Holders may tender some or all of their old notes pursuant to the exchange offer. However, old notes may be tendered only in integral multiples of $1,000.

     The form and terms of the exchange notes are the same as the form and terms of the old notes except that:

     - the exchange notes have been registered under the Securities Act and therefore will not bear legends restricting their transfer; and

     - the holders of the exchange notes will not be entitled to some of their rights under the registration rights agreement, including the provisions providing for an increase in the interest rate on the notes in circumstances relating to the timing of this exchange offer, all of which will terminate when the exchange offer is consummated.

The exchange notes will evidence the same debt as the old notes and will be entitled to the benefits of the indenture.


     As of the date of this prospectus, $1,000,000,000 aggregate principal amount of old notes were outstanding. We have fixed the close of business on October 20, 1999 as the record date for the exchange offer for purposes of determining the persons to whom this prospectus and the letter of transmittal will be mailed initially.


     We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     We shall be deemed to have accepted validly tendered notes when, as and if we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us.

     If any tendered notes are not accepted for exchange because of an invalid tender, the occurrence of several other events set forth herein or otherwise, the certificates for these unaccepted notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Telecommunicaciones de Puerto Rico, Puerto Rico Telephone Company and Celulares Telefonica have agreed to pay all expenses incurred in connection with the performance of their obligations arising from the exchange offer, including reimbursing the initial purchasers for the reasonable fees and disbursements of counsel therewith. For additional information regarding these fees and expenses see "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS


     The term "expiration date" means 12:00 midnight New York City time, on November 26, 1999, unless we, in our reasonable discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. Notwithstanding the foregoing, we will not extend the expiration date beyond December 24, 1999.


     In order to extend the exchange offer, we will notify the exchange agent of any extension by oral or written notice and will mail to the registered holders an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our reasonable discretion, to:

     - delay accepting any old notes, to extend the exchange offer or to terminate the exchange offer if any of the conditions set forth below under "-- Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

     - amend the terms of the exchange offer in any manner.

     Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders.

INTEREST ON THE EXCHANGE NOTES

     Interest on each exchange note will accrue from the later of (a) the date of original issue of the old notes, if no interest has been paid on such old notes or (b) the last interest payment on which interest was paid on the old notes surrendered. Holders of old notes that are accepted for exchange will receive, in cash, accrued interest thereon to, but not including, the date of issuance of the exchange notes. This interest will be paid with the first interest payment on the exchange notes on November 15, 1999. Interest on the old notes accepted for exchange will cease to accrue upon issuance of the exchange notes. Interest on the exchange notes is payable semiannually on each May 15 and November 15, commencing on November 15, 1999.

PROCEDURES FOR TENDERING OLD NOTES

     Only a holder of old notes may tender its old notes in the exchange offer. To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile thereof, have the signatures guaranteed if required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or the facsimile, together with the old notes and any other required documents, to the exchange agent prior to 12:00 midnight New York City time, on the expiration date. To be tendered effectively, the old notes, letter of transmittal and other required documents must be completed and received by the exchange agent at the address set forth below under "Exchange Agent" prior to 12:00 midnight New York City time, on the expiration date. Delivery of the old notes may be made by book-entry transfer in accordance with the procedures described below. Confirmation of delivery by book-entry transfer must be received by the exchange agent prior to the expiration date.

     By executing the letter of transmittal, each holder will make to us the representations set forth above in the fourth paragraph under the heading "-- Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance of the tender by us will constitute agreement between that holder and us in accordance with the terms, and subject to the conditions, set forth in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR NOTES SHOULD BE SENT TO US. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES, OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR THEM.

     Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender old notes should contact the registered holder promptly and instruct that registered holder to tender on the beneficial owner's behalf. For additional information about notification to a registered holder, see "Instruction to Registered Holder and/or Book-Entry Transfer Facility Participant from Owner" included with the letter of transmittal.

     Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an institution that is a member firm of the Medallion system unless the notes are tendered as follows: (1) by a registered holder who has not completed the box entitled "Special Registration Instructions" or "Special Delivery Instructions" on the letter of transmittal; or (2) for the account of a member firm of the Medallion system.

     If the letter of transmittal is signed by a person other than the registered holder of any old notes listed therein, those old notes must be endorsed or accompanied by a properly completed bond power, signed by the registered holder as the registered holder's name appears on the notes with the signature guaranteed by an institution that is a member firm of the Medallion system.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, the persons should so indicate when signing, and evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

     We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the notes at the book-entry transfer facility, The Depository Trust Company, for the purpose of facilitating the exchange offer. Subject to the establishment thereof, any financial institution that is a participant in The Depository Trust Company's system may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer the old notes into the exchange agent's account with respect to the old notes in accordance with the book-entry transfer facility's procedures for the transfer. Although delivery of the old notes may be effected through book-entry transfer into the exchange agent's account at the book-entry transfer facility, an appropriate letter of transmittal properly completed and duly executed with any required signature guarantee, or an agent's message, which is described below, in connection with a book-entry transfer, and all other required documents must in each case be transmitted to and received or confirmed by the exchange agent at its address set forth below on or prior to the expiration date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under those procedures. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent. The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the exchange agent and forming part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility tendering the old notes that such participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such participant.

     All questions as to the validity, form, eligibility, acceptance of tendered old notes and withdrawal of tendered old notes will be determined by us in our reasonable discretion, which determination will be final and binding. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of our counsel, be unlawful. We also reserve the right in our reasonable discretion to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer and the instructions in the letter of transmittal will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the amount of time we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of old notes, neither us, the exchange agent nor any other person shall incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering holders, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

GUARANTEED DELIVERY PROCEDURES OF OLD NOTES

     Holders who wish to tender their old notes and:

     - whose old notes are not immediately available;

     - who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent; or

     - who cannot complete the procedures for book-entry transfer prior to the expiration date;

may effect a tender if:

     - the tender is made through an institution that is a member firm of the Medallion system;

     - prior to the expiration date, the exchange agent receives by fax, mail or hand delivery from a Medallion system member firm a properly completed and duly executed notice of guaranteed delivery setting forth the name and address of the holder, the certificate number(s) of old notes and the principal amount of old notes tendered, stating that the tender is being made and guaranteeing that, within five New York Stock Exchange trading days after the expiration date, the letter of transmittal together with the certificate(s) representing the notes, and any other documents required by the letter of transmittal will be deposited by the firm with the exchange agent; and

     - the properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered old notes in proper form for transfer, and all other documents required by the letter of transmittal are received by the exchange agent upon five New York Stock Exchange trading days after the expiration date.

     Under this procedure, the certificate(s) representing the old notes may be substituted by a confirmation of book-entry transfer of those old notes into the exchange agent's account at the book-entry transfer facility. Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS OF OLD NOTES

     Except as otherwise provided herein, tenders of old notes may be withdrawn at any time prior to 12:00 midnight New York City time, on the expiration date. To withdraw a tender of old notes in the exchange offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth herein prior to 12:00 midnight New York City time on the expiration date. Any notice of withdrawal must:

     - specify the name of the person having deposited the old notes to be withdrawn;

     - identify the old notes to be withdrawn, which must include the certificate number(s) and principal amount of those old notes, or, in the case of old notes transferred by book-entry transfer, the name and number of the account at the book-entry transfer facility to be credited;

     - be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old notes were tendered or be accompanied by documents of transfer sufficient to have the trustee with respect to the old notes register the transfer of the old notes into the name of the person withdrawing the tender, and be accompanied by any required signature guarantees; and

     - specify the name in which any of the old notes are to be registered, if different from that of the person who deposited the old notes.

     We will determine all questions as to the validity, form and eligibility and the time of receipt of withdrawal notices and our determination shall be final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the old notes so withdrawn are validly retendered. Any old notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described above under "-- Procedures for Tendering" at any time prior to the expiration date.

CONDITIONS

     Notwithstanding any other term of the exchange offer, we shall not be required to accept for exchange, or exchange any old notes for exchange notes, and may terminate or amend the exchange offer as provided herein before the acceptance of such old notes, if:

     - any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or any material adverse development has occurred in any existing action or proceeding with respect to us or any of our subsidiaries; or

     - any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in our reasonable judgment, might materially impair our ability to proceed with the exchange offer or materially impair the contemplated benefits of the exchange offer to us; or

     - any governmental approval has not been obtained, which approval we shall, in our reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby.

     If we determine in our reasonable discretion that any of the conditions are not satisfied, we may:

     - extend the exchange offer and retain all notes tendered prior to the expiration of the exchange offer, subject, however, to the rights of holders to withdraw those notes; or

     - waive any unsatisfied conditions with respect to the exchange offer and accept all properly tendered notes which have not been withdrawn.

EXCHANGE AGENT

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent addressed as follows:

     The Bank of New York
     101 Barclay Street
     Floor 7E

     ATTENTION: Santino Ginocchietti

     Reorganization Department
     New York, NY 10286

     Telephone: (212) 815-6331

     Facsimile: (212) 815-4699

Delivery to an address other than as set forth above will not constitute a valid delivery.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telecopy, telephone or in person by our officers and regular employees and employees of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the exchange offer. We, however, will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

     We have agreed to pay all expenses incurred in connection with the exchange offer, including reimbursing the initial purchasers for the reasonable fees and disbursements of counsel. In the event that a shelf registration statement is filed, (a) we have agreed to reimburse the holders for the reasonable fees and disbursements of one firm or counsel designated by the majority holders participating in the shelf registration and (b) each holder shall pay all underwriting discounts, commissions and transfer taxes, if any, relating to the sale or disposition of the holder's securities pursuant to the shelf registration statement.

ACCOUNTING TREATMENT

     The exchange notes will be recorded at the same carrying value as the old notes on the exchange as reflected in our accounting records on the date of the exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

CONSEQUENCES OF THE FAILURE TO TENDER

     The old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, old notes that are not exchanged may be resold only:

     - to us upon redemption thereof or otherwise;

     - so long as the old notes are eligible for resale pursuant to Rule 144A, to a person inside the United States whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act. Any transaction of this type is to be based upon an opinion of counsel reasonably acceptable to us;

     - outside the United States to a foreign person in a transaction meeting the requirements of Rules 901-905 under the Securities Act; or

     - pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

RESALES OF THE EXCHANGE NOTES

     With respect to resales of exchange notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes, whether or not that person is the holder who receives exchange notes in exchange for notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the exchange notes, will be allowed to resell the exchange notes to the public without further registration under the Securities Act and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, that holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where those old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes.

                                USE OF PROCEEDS

     This exchange offer is intended to satisfy some of our obligations under the registration rights agreement. We will not receive any cash proceeds from the issuance of the exchange notes in this exchange offer.

     The net proceeds from the sale of the old notes were $993,965,000. The net proceeds were used, together with available cash on hand, to prepay a $1 billion, 364-day revolving credit facility with Citibank N.A., Bank of America National Trust and Savings Association, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York and other lenders, some of whose affiliates were also the syndicate for the initial sale of the old notes. The borrowings under this credit facility were used to pay a portion of a special dividend to the Puerto Rico Telephone Authority in connection with the GTE Group's acquisition of our company.

              THE ACQUISITION AND RELATED CORPORATE RESTRUCTURING

     On April 7, 1997, the Government of the Commonwealth of Puerto Rico announced a plan which resulted in the privatization of our company through a bidding process. The Puerto Rico Telephone Company was the incumbent provider of local and on-island long distance telephone service and one of the principal providers of wireless telephony, paging services and other telephone-related products and services in Puerto Rico. In anticipation of the privatization, Telecomunicaciones de Puerto Rico was formed to hold the capital stock of Puerto Rico Telephone Company and Celulares Telefonica.

     On July 21, 1998, the GTE Group agreed to purchase from the Puerto Rico Telephone Authority a controlling equity interest in Telecomunicaciones de Puerto Rico. The acquisition was completed on March 2, 1999, with the acquisition by GTE Holdings of 40.01% plus one share, by Popular, Inc. of 9.99% and by the employee stock ownership plan of 7% of the outstanding common stock of Telecomunicaciones de Puerto Rico. The government received gross proceeds of $2,040.0 million composed of the payment of $469.8 million paid by GTE Holdings, Popular, Inc. and the employee stock ownership plan for the shares of Telecomunica-ciones de Puerto Rico and the payment of a special dividend to the Puerto Rico Telephone Authority by Telecomunicaciones de Puerto Rico of $1,570.2 million. In addition, in exchange for its interest in Telecomunicaciones de Puerto Rico, the Puerto Rico Telephone Authority agreed to make capital contributions to Telecomunicaciones de Puerto Rico in an aggregate amount of $200 million over five years to reduce our unfunded pension and other post-retirement benefit liabilities which were under-funded as of December 31, 1998.

     RELATED FINANCINGS. On the date of the closing of the acquisition, we borrowed a total of $1,591.1 million through:

     - a full drawing under a $1 billion, 364-day syndicated revolving credit facility and a $500 million, five-year syndicated revolving credit facility; and

     - a partial drawing of $91.1 million under a $200 million credit facility.

     Of the $91.1 million that we borrowed under the $200 million credit facility, $65 million was used for the special dividend and $26.1 million was used to make a loan to the employee stock ownership plan to purchase 3% of Telecomunicaciones de Puerto Rico's shares from the Puerto Rico Telephone Authority. For more information regarding the financing of the acquisition see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Description of Some of Our Debt."

  EMPLOYEE OWNERSHIP.

     As part of the acquisition, the Puerto Rico Telephone Authority contributed 3% of Telecomunicaciones de Puerto Rico's shares and the GTE Group purchased and contributed an additional 1% of Telecomunicaciones de Puerto Rico's shares to the employee stock ownership plan. As a result of these contributions and the purchase of 3% of Telecomunicaciones de Puerto Rico's shares using funds borrowed from Telecomunicaciones de Puerto Rico, the employee stock ownership plan received a total of 7% of Telecomunicaciones de Puerto Rico's shares. For more information regarding the employee stock ownership plan, see "Shareholders and Shareholder Relationships."

  CORPORATE GOVERNANCE.

     Under the terms of the acquisition agreements, GTE Holdings is currently entitled to nominate 5 of the 9 members of our Board of Directors. GTE Holdings and Popular, Inc. have agreed that they will vote to elect one additional director nominated by Popular, Inc. The Puerto Rico Telephone Authority and other government entities are currently entitled to nominate 3 directors. Some corporate actions require approval by the Puerto Rico Telephone Authority or by the directors nominated by the Puerto Rico Telephone Authority. Specific other corporate actions require approval by Popular, Inc. For more information regarding the corporate governance of our company, see "Management," "Shareholders and Shareholder Relationships" and "Certain Relationships and Related Transactions."

  MANAGEMENT ASSISTANCE AND TECHNOLOGY LICENSE.

     We will pay to subsidiaries of GTE, for five years after the acquisition, a combination of fixed management fees for services to be rendered by them in Puerto Rico and the mainland U.S. and a variable technology license royalty primarily for advice and direction regarding the administration and operation of our business. The aggregate amount of these fees and royalty will not exceed 8%, and will gradually decrease to 6%, of our earnings before deducting interest payments, taxes and depreciation allowance. The cash payment of the fees and royalty will be deferred, with interest, until at least March 2, 2000. For more information regarding our relationship with GTE Corporation, see "Certain Relationships and Related Transactions."

  TRANSFER RESTRICTIONS; ADDITIONAL SHARES.

     The following transfer restrictions are in effect as of the date of this prospectus:

     - GTE Holdings is able to sell shares representing up to 5% of our capital stock only after March 2, 2002 and its remaining interest after March 2, 2004;

     - Popular, Inc. is restricted from selling its equity interest in Telecomunicaciones de Puerto Rico until March 2, 2002;

     - However, transfers by GTE Holdings to a wholly-owned affiliate of GTE Corporation or by Popular, Inc. to a wholly-owned affiliate of Popular, Inc., or to other members of the GTE Group, are permitted at any time.

     The government may sell any or all of its Telecomunicaciones de Puerto Rico shares, excluding shares under an option agreement with the GTE Group and GTE International Telecommunications Incorporated, which we refer to as GTE International, at any time but subject to the GTE Group's right of first refusal. The GTE Group holds a three-year option to acquire an additional 15% of our shares from the Puerto Rico Telephone Authority at 132% of the initial per share purchase price paid in the acquisition. For more information regarding share transfer restrictions, see "Shareholders and Shareholder Relationships."

                                 CAPITALIZATION

     The following table sets forth our cash and cash equivalents, short-term debt, long-term debt and shareholders' equity as of June 30, 1999. For more detailed information about our capitalization, see "The Acquisition and Related Corporate Restructuring," "Selected Historical Financial and Operational Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Our Future Financial Results."

                                                                  AS OF
                                                              JUNE 30, 1999
                                                              -------------
CASH AND CASH EQUIVALENTS...................................    $   63.7
                                                                ========
SHORT-TERM DEBT:
  Current Portion of Capital Leases.........................    $     .2
  Banco Popular Revolving Credit Facility...................        26.1
                                                                --------
  Total Short Term Debt.....................................        26.3
                                                                --------
LONG-TERM DEBT EXCLUDING CURRENT PORTION:
  Long-Term Portion of Capital Leases.......................          .5
  Offered Notes.............................................       999.7
  5-year Revolving Credit Facility..........................       500.0
                                                                --------
          Total Long-Term Debt..............................     1,500.2
                                                                --------
          Total Debt and Lease Obligations..................     1,526.5
                                                                --------
SHAREHOLDERS' EQUITY:
  Common Stock and Additional Paid-in Capital...............       699.3
  Deferred Employee Stock Ownership Plan Obligation(1)......       (34.8)
  Subscription Receivable(2)................................      (161.8)
  Retained Deficit..........................................       (40.1)
  Accumulated Other Comprehensive Loss......................        (9.9)
                                                                --------
  Total Shareholders' Equity................................       452.7
                                                                --------
  Total Capitalization......................................    $1,979.2
                                                                ========

---------------
(1) Represents (a) an amount equal to $8.7 million representing the value of 1% of Telecomunicaciones de Puerto Rico's shares contributed by the GTE Group to the employee stock ownership plan and (b) an amount equal to $26.1 million representing the value of 3% of Telecomunicaciones de Puerto Rico's shares purchased by the employee stock ownership plan with the proceeds of a $26.1 million loan from Telecomunicaciones de Puerto Rico.

(2) Represents the commitment by the Puerto Rico Telephone Authority to make future contributions to Telecomunicaciones de Puerto Rico to help fund our pension and other post-retirement benefit liabilities. In accordance with generally accepted accounting principles, the future contributions from the Puerto Rico Telephone Authority are included in "Common Stock and Additional Paid-in-Capital" and deducted as "Subscription Receivable" until the amounts are actually contributed to Telecomunicaciones de Puerto Rico.

               SELECTED HISTORICAL FINANCIAL AND OPERATIONAL DATA

     The following selected historical financial and operational data have been derived from the historical consolidated financial statements of Telecomunicaciones de Puerto Rico as of June 30, 1999 and for the period from March 2, 1999 through June 30, 1999 and the notes thereto. This data has also been derived from the historical combined financial statements of our predecessors (a) as of and for the five-year period ended December 31, 1998, and the notes thereto, (b) for the six-month period ended June 30, 1998 and (c) for the period from January 1, 1999 through March 1, 1999. Following the acquisition, our reported results of operations and financial condition differ materially from those previously reported. You should read the following data together with (a) the historical combined financial statements and notes thereto of our predecessors as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, which have been audited by Deloitte & Touche LLP, independent auditors, (b) our historical consolidated financial statements and the notes thereto as of and for the six-month period ended June 30, 1999 and (c) our predecessor's historical combined financial statements and the notes thereto as of and for the six-month period ended June 30, 1998 appearing elsewhere in this prospectus. The financial statements for the four years ended December 31, 1995 to 1998 were prepared in conformity with GAAP applicable to commercial entities. The 1994 financial statements were prepared in conformity with GAAP applicable to government-owned entities and restated to conform with GAAP applicable to commercial entities. The restatement involved the recording of pension obligations and related expenses based on Statements of Financial Accounting Standards (SFAS) Nos. 87 and 88 and liabilities for other postretirement benefits under SFAS No. 106.

     Prior to their acquisition by the GTE Group, Puerto Rico Telephone Company and Celulares Telefonica, as wholly-owned subsidiaries of the Puerto Rico Telephone Authority, were exempt from income, property, and certain other taxes in Puerto Rico.

                                    COMPANY         PREDECESSORS                               PREDECESSORS
                                    --------   -----------------------   --------------------------------------------------------
                                     PERIOD     PERIOD         SIX
                                      FROM       FROM        MONTHS
                                    MARCH 2    JANUARY 1      ENDED
                                    THROUGH     THROUGH     JUNE 30,                     YEAR ENDED DECEMBER 31,
                                    JUNE 30,   MARCH 1,       1998       --------------------------------------------------------
                                      1999       1999      (UNAUDITED)     1998       1997        1996        1995        1994
                                    --------   ---------   -----------   --------   ---------   ---------   ---------   ---------
                                                                        (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA:
  Revenues and Sales..............   $447.0     $223.3      $  639.0     $1,270.7   $ 1,234.1   $ 1,201.4   $ 1,110.3   $   983.4
  Operating Costs and Expenses....    386.8      222.4         504.7      1,043.4       989.6     1,060.5       836.7       769.4
                                     ------     ------      --------     --------   ---------   ---------   ---------   ---------
  Operating Income................     60.2         .9         134.3        227.3       244.5       140.9       273.6       214.0
  Interest Income (Expense),
    Net...........................    (29.3)        .4           1.7          2.5         3.0         1.6         2.2         2.7
  Other Income (Expense)..........      1.2         .6           (.1)        (5.4)       (1.7)       (0.8)         .5         4.8
  Income Tax Provision............    (11.7)        --            --           --          --          --          --          --
                                     ------     ------      --------     --------   ---------   ---------   ---------   ---------
  Net Income, Before Extraordinary
    Charge........................     20.4        1.9         135.9        224.4       245.8       141.7       276.3       221.5
    Extraordinary Charge..........    (60.5)        --            --           --          --          --          --          --
                                     ------     ------      --------     --------   ---------   ---------   ---------   ---------
  Net Income (Loss)...............   $(40.1)    $  1.9      $  135.9     $  224.4   $   245.8   $   141.7   $   276.3   $   221.5
                                     ======     ======      ========     ========   =========   =========   =========   =========
OTHER FINANCIAL DATA:
  Depreciation and Amortization...   $ 99.5     $ 50.4      $  145.7     $  296.5   $   279.2   $   254.6   $   213.4   $   202.6
  Cash Flow from Operations.......    123.8       55.9         272.8        613.8       508.2       504.1       518.1       424.4
  Capital Expenditures............     71.1       33.2         110.6        288.0       362.2       391.4       383.9       282.6
  Cash Flow used in Investing
    Activities....................     67.1       33.1         106.1        279.6       351.3       380.7       373.4       369.1
  Cash Flow from Financing
    Activities....................    (65.6)      14.2        (166.9)      (319.8)     (178.7)     (103.5)     (134.6)     (148.1)
  EBITDA(1).......................    159.7       51.3         280.0        523.8       523.7       395.5       487.0       416.6
  EBITDA Margin(2)................       36%        23%           44%          41%         42%         33%         44%         42%
  Ratio of Earnings to Fixed
    Charges(3)....................      2.1

                                                             COMPANY                        PREDECESSORS
                                                             --------   ----------------------------------------------------
                                                              AS OF                      AS OF DECEMBER 31,
                                                             JUNE 30,   ----------------------------------------------------
                                                               1999       1998       1997       1996       1995     1994(1)
                                                             --------   --------   --------   --------   --------   --------
                                                                                  (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
  Current Assets...........................................  $ 469.0    $  435.4   $  379.7   $  410.1   $  370.4   $  333.5
  Property, Plant and Equipment, Net.......................  1,730.7     1,987.9    2,019.1    1,947.0    1,820.3    1,659.7
  Total Assets.............................................  2,713.7     2,456.6    2,434.8    2,388.0    2,219.6    2,029.0
  Current Liabilities......................................    370.6       347.2      243.6      278.7      225.1      202.1
  Total Debt...............................................  1,526.5         0.8        1.2        1.4        1.5        1.8
  Shareholders' Equity.....................................    452.7     1,812.7    1,925.0    1,851.3    1,811.7    1,665.8

                                                             COMPANY                      PREDECESSORS
                                                         ---------------   -------------------------------------------
                                                              AS OF                    AS OF DECEMBER 31,
                                                            JUNE 30,       -------------------------------------------
                                                          1999     1998     1998     1997     1996     1995    1994(1)
                                                         ------   ------   ------   ------   ------   ------   -------
                                                                             (DOLLARS IN MILLIONS)
OPERATING DATA:
  Access Lines in Service (000)........................   1,252    1,236    1,231    1,221    1,156    1,101    1,057
  Wireless subscribers:
    Cellular (000).....................................     254      164      204      135      153      165      109
    Paging (000).......................................     204      230      219      235      200      135       59
  Total Access Lines (per 100 households)..............      75       76       75       76       74       72       72
  Number of Full-Time Employees........................   7,445    7,784    7,703    7,863    7,971    8,102    7,977
  Access Lines/Wireline Employee.......................     178      167      169      164      153      139      139
  Cellular Average Monthly Service Revenue Per User....  $   48   $   54   $   49   $   59   $   71   $   69   $   74

---------------

(1) EBITDA represents operating income plus depreciation and amortization expense. EBITDA is used by some investors and analysts to analyze and compare companies on the basis of liquidity. EBITDA is not recognized under generally accepted accounting principles and should therefore not be construed as an alternative for net income, which is an indicator of a company's performance, or cash flow from operations, which is a liquidity measure. It is included in this prospectus because management believes that it provides additional information with respect to our anticipated ability to meet future debt service, capital expenditures, and working capital requirements. Our calculation of EBITDA may be different from the calculation used by other companies and therefore comparability may be affected.

(2) Determined by dividing EBITDA by Revenues and Sales.

(3) The ratio of earnings to fixed charges of the predecessors has not been presented as the fixed charges were nominal prior to the acquisition since there was no significant indebtedness.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis is based on and should be read in conjunction with our consolidated financial statements and the combined financial statements of our predecessors and the notes thereto starting on page F-1, the unaudited pro forma condensed consolidated financial statements and the notes thereto and other financial information appearing elsewhere in this prospectus.

RESULTS OF OPERATIONS

  THE ACQUISITION AND CHANGE IN ACCOUNTING BASIS

     Our results of operations and financial position as of and for the six-month period ended June 30, 1999 reflect the adoption of a new accounting basis for our assets and liabilities and reflect the effects of becoming a tax paying enterprise as a result of the acquisition of control of Telecomunicaciones de Puerto Rico by the GTE Group. The new asset and liability valuation basis adopted reflects the fair market value paid by the GTE Group to acquire their 50% plus one share interest in Telecomunicaciones de Puerto Rico in excess of the historical net book value of the assets and liabilities acquired. As a result of this acquisition, our reported results of operations and financial position for periods ending after March 2, 1999 differ materially from those previously reported by Puerto Rico Telephone Company and Celulares Telefonica prior to the privatization, which we refer to as our predecessors. The results of operations and financial position for periods subsequent to March 2, 1999 also reflect the discontinuation of the application of accounting principles applicable to rate regulated companies. The opening up of our markets to competitors, the change in the regulation of our rates so that they are no longer based upon our costs of providing service and the privatization of our company have resulted in the need to adopt accounting principles which are followed by commercial companies in general and not the specialized accounting principles applicable to rate regulated companies.

     For a description of these changes and the pro forma effects that these changes would have had on certain income statement items for the year ended December 31, 1998, see "Factors Affecting Our Future Financial Results" and "Unaudited Pro Forma Condensed Consolidated Financial Statements."

     We had originally prepared our financial statements as of and for the three months ended March 31, 1999 without applying the applicable provisions of EITF 88-16 "Basis in Leveraged Buyout Transactions," which requires a partial step-up in accounting basis to reflect the acquisition of Telecomunicaciones de Puerto Rico by the GTE Group and without discontinuing the application of SFAS No. 71 regulatory accounting principles. We have restated these financial statements to incorporate this partial step-up in accounting basis and to discontinue the application of SFAS No. 71 in accordance with U.S. generally accepted accounting principles. The financial statements as of and for the six months ended June 30, 1999 and the unaudited pro forma condensed consolidated financial statements which are included in this prospectus reflect these adjustments. For a more detailed discussion of the effects of applying partial step-up accounting and discontinuing the application of SFAS No. 71, see note 1 to the condensed consolidated financial statements for the six-month periods ended June 30, 1999 and 1998.

  SEGMENT RESULTS OF OPERATIONS

     Results of operations for the years ended December 31, 1998, 1997 and 1996 and for the six months ended June 30, 1998 included in the discussion below are based on the operating results of our predecessors. The discussion for the six months ended June 30, 1999 is based upon our operating results for the period from March 2, 1999 to June 30, 1999 and those of our predecessors from January 1, 1999 to March 1, 1999. The following discussion is intended to facilitate an understanding and assessment of significant changes and trends related to our financial condition and our results of operations. As a result, we have not made a distinction between Telecomunicaciones de Puerto Rico and our predecessors where it would not be helpful in comparing trends in operating results and where results are not affected by the changes in the basis of accounting. We discuss the effect of the change in the basis of accounting for those balance sheet and income statement items that are materially affected.

     We have two reportable segments, Wireline and Wireless operations, which we operate and manage as strategic business units. You can find additional information about our segments in Note 14 to the combined financial statements as of and for the year ended December 31, 1998 and Note 10 to the consolidated financial statements as of and for the six months ended June 30, 1999, beginning on page F-1 of this prospectus.

     The Wireline segment provides:

     - Local service, including basic voice, telephone and private branch exchange rental, value-added services, high-speed private line services, public phone services, Internet access and installations.

     - Network access services provided to inter-exchange carriers, cellular companies and paging operators and other local exchange companies to originate and terminate calls to and from our local customers.

     - Long distance service both on and off the island of Puerto Rico. Off-island services began on February 1, 1999.

     - Directory and other services, including publishing right revenues and listing fees, billing and collection services to competing long distance operators and private branch exchange equipment sales.

     The Wireless segment includes cellular and paging services.

     The comparability of revenues recorded before and after the acquisition was not affected by the changes in the accounting basis of the assets and the liabilities that was recorded on March 2, 1999. Accordingly, in the discussion of revenue trends we have not distinguished between the operations of the predecessors before March 2, 1999 and our operations on and after this date.

REVENUES

                                      SIX MONTHS ENDED
                                          JUNE 30,                    YEAR ENDED DECEMBER 31,
                                   -----------------------   ------------------------------------------
                                      1999         1998          1998           1997           1996
                                   ----------   ----------   ------------   ------------   ------------
                                                          (DOLLARS IN MILLIONS)
WIRELINE:
Local(1)........................   $241    36%  $238    37%  $  468    37%  $  447    36%  $  419    35%
Network Access..................    169    25    150    24      300    23      278    23      258    21
Long Distance...................    123    18    126    20      252    20      252    20      263    22
Directory and Other(1)..........     48     7     46     7       91     7      100     9       92     8
                                   ----   ---   ----   ---   ------   ---   ------   ---   ------   ---
         Total Wireline.........    581    86    560    88    1,111    87    1,077    88    1,032    86
                                   ----   ---   ----   ---   ------   ---   ------   ---   ------   ---
WIRELESS:
Cellular........................     65    10     48     7      100     8      102     8      135    11
Paging..........................     24     4     31     5       60     5       55     4       34     3
                                   ----   ---   ----   ---   ------   ---   ------   ---   ------   ---
         Total Wireless.........     89    14     79    12      160    13      157    12      169    14
                                   ----   ---   ----   ---   ------   ---   ------   ---   ------   ---
Total Revenues and Sales........   $670   100%  $639   100%  $1,271   100%  $1,234   100%  $1,201   100%
                                   ====   ===   ====   ===   ======   ===   ======   ===   ======   ===

---------------
(1) Reclassifications of prior year data have been made, where appropriate, to conform to the 1999 presentation.

OPERATING COSTS AND EXPENSES

                                                               SIX MONTHS
                                                                 ENDED
                                                                JUNE 30,       YEAR ENDED DECEMBER 31,
                                                             --------------    ------------------------
                                                             1999      1998     1998     1997     1996
                                                             ----      ----    ------    ----    ------
                                                                       (DOLLARS IN MILLIONS)
WIRELINE:
Cost of services and sales.................................  $250      $221    $  460    $431    $  445
Selling, general and administrative........................   116        87       172     159       243
Employee stock ownership plan compensation expense.........    25        --        --      --        --
Effect of early retirement.................................     4        --        --      --        --
Depreciation and amortization..............................   127       136       275     262       241
                                                             ----      ----    ------    ----    ------
         Total Wireline....................................  $522      $444    $  907    $852    $  929
                                                             ----      ----    ------    ----    ------
WIRELESS:
Cost of services and sales.................................  $ 21      $ 16    $   23    $ 19    $   24
Selling, general and administrative........................    42        35        92     101        94
Employee stock ownership plan compensation expense.........     1        --        --      --        --
Depreciation and amortization..............................    23        10        22      18        14
                                                             ----      ----    ------    ----    ------
         Total Wireless....................................  $ 87      $ 61    $  137    $138    $  132
                                                             ----      ----    ------    ----    ------
Total Operating Costs and Expenses.........................  $609      $505    $1,044    $990    $1,061
                                                             ====      ====    ======    ====    ======

OPERATING DATA

                                                                SIX MONTHS
                                                                   ENDED
                                                                 JUNE 30,       YEAR ENDED DECEMBER 31,
                                                              ---------------   ------------------------
                                                               1999     1998     1998     1997     1996
                                                              ------   ------   ------   ------   ------
Access Lines in Service (000)(1)...........................    1,252    1,236    1,231    1,221    1,156
On-island LD Minutes (millions)............................      725      844    1,670    1,649    1,464
Off-island LD Minutes (millions)(2)........................       13       --       --       --       --
Cellular Subscribers (000).................................      254      164      204      135      153
Cellular Average Revenue Per Unit..........................   $   48   $   54   $   49   $   59   $   71
Paging Subscribers (000)...................................      204      230      219      235      200

---------------
(1) Access lines excludes Celulares Telefonica's wireless subscribers.

(2) Sales of off-island long distance service commenced February 1, 1999.

  SIX MONTHS ENDED JUNE 30, 1999 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1998

     REVENUES AND SALES. Total Wireline and Wireless revenues for the six months ended June 30, 1999 increased $31 million, or 4%, to $670 million from the $639 million reported for the same period of 1998.

     Wireline:

     Local service revenues for the six months ended June 30, 1999 increased $3 million, or 1%, to $241 million from $238 million for the same period in 1998, resulting primarily from increases in measured service, value-added service, and private lines of $4 million, $2 million and $2 million, respectively. These increases were offset in part by decreases in telephone rentals of $3 million.

     Access line growth in the six-month period ended June 30, 1999 was 2%, compared to 1% growth for the same period in 1998. While the rate of growth has increased slightly over 1998 levels, it is below historical levels of growth due primarily to the existence of a high waiting list for new service. The waiting list of orders for new installations decreased to 24,600 at June 30, 1999 from 31,600 in March 31, 1999, and 36,600 in December 31, 1998. The Company was inhibited from deploying service during the first quarter of 1999 because efforts were devoted to restoring service in the areas adversely affected by Hurricane Georges. During the second quarter of 1999, we refocused our efforts on installations.

     Network access revenues for the six months ended June 30, 1999 increased $19 million, or 13%, to $169 million from $150 million reported for the comparable 1998 period. We received $9 million of additional access revenues from long distance carriers to originate intra-island calls which was the direct result of our intra-island long distance market share loss. An additional $5 million was realized from cellular operators as a result of an increase in cellular traffic volumes and $4 million of the increase was attributable to higher long-term support subsidies.

     Long distance revenues decreased $3 million, or 2%, to $123 million in the six months ended June 30, 1999 from $126 million for the comparable period in 1998. The decrease was attributed to 12% lower intra-island minutes of use, which was partially offset by an increase in off-island minutes-of-use and higher operator assisted set-up fees. Competition in the intra-island market started in earnest in February 1999 with the introduction of dialing parity and the reduction in per-minute prices by our competitors. We have experienced erosion in market share from 98% in February 1999 to an estimated 63% in June 1999. The increase in traffic volumes for the total market has mitigated some of our market share loss. Additionally, we realized $2 million in new revenues from our entrance into the off-island long distance market in February 1999.

     Wireless:

     Revenues from cellular and paging service increased $10 million, or 13%, to $89 million in the six-month period ended June 30, 1999 from $79 million in the same period of 1998. Cellular service revenues increased by $17 million as a result of the net addition of approximately 50,000 new subscribers in the six-month period ended June 30, 1999 and 90,000 new subscribers since June 1998. Cellular average revenue per unit decreased $6 million, or 12%, to $48 million for the six-month period ended June 30, 1999 as compared to $54 million for the same period in 1998. This reduction in average revenue per unit is a result of the promotion of new lower tariffs in order to meet competition and gain new customers, and an increase in the number of pre-paid plans which have a lower average revenue per unit. Revenues from paging declined $7 million, or 23%, to $24 million in the six-month period ended June 30, 1999 from $31 million for the comparable period in 1998, due primarily to a reduction of 14,600 subscribers during the six-month period of 1999 and a reduction of 25,500 since June 1998. This paging subscriber decrease is partly a result of customer migration to cellular plans.

     OPERATING COSTS AND EXPENSES. Total Wireline and Wireless costs and expenses for the six months ended June 30, 1999 increased approximately $104 million, or 21%, to $609 million from $505 million reported for the comparable period in 1998.

     Wireline:

     Total Wireline costs and expenses for the six-month period ended June 30, 1999 increased $78 million, or 18%, to $522 million from $444 million incurred in the same period of 1998. Cost of sales and services increased $29 million, or 13%, to $250 million mainly due to an additional $28 million of maintenance and labor expenses primarily associated with Hurricane Georges damage repairs. Selling, general and administrative expenses of $116 million increased $29 million, or 33%, compared to the same period in 1998. The principal component of the increase related to a management and technology license fee of $14 million for the period.

     Wireless:

     Total Wireless costs and expenses for the six-month period ended June 30, 1999 increased $26 million, or 43%, to $87 million from $61 million reported for the comparable period of 1998. Cost of services and sales increased $5 million, or 31%, to $21 million from $16 million in 1998, primarily due to equipment costs associated with gross subscriber additions. Selling, general and administrative expenses increased $7 million, or 20%, to $42 million primarily due to a management and technology license fee of $4.0 million and higher property and municipal taxes.

     Employee Stock Ownership Plan Compensation Expenses. A $26.1 million non-recurring, non-cash provision was recorded in March 1999 representing the Puerto Rico Telephone Authority's grant of shares to the employee stock ownership plan in connection with the acquisition of control of Telecomunicaciones de Puerto Rico. The grant from the Puerto Rico Telephone Authority was recorded as compensation expense, with an offsetting credit to paid-in-capital as these shares fully vested in 1999. The grant was made to share with our employees the future results of our operations.

     Effect of Early Retirement. Some of our predecessors' employees participated in the Commonwealth of Puerto Rico Employees' Retirement System, a cost-sharing multiple-employer retirement system. Effective March 1, 1999, some employees that participated in this System were eligible for an early retirement program. The statements of operations of the predecessors for the period ended March 1, 1999 include expenses amounting to approximately $4.2 million resulting from this program. Also, effective March 2, 1999, the employees which participated in this System discontinued participating in the plan and became participants in our defined benefit pension plans.

     Depreciation and Amortization Expense. For the six-month period ended June 30, 1999, the amount of depreciation and amortization expense was also impacted by the effects of proportional purchase accounting and the discontinuation of regulatory accounting commencing from the date of the acquisition of control of Telecomunicaciones de Puerto Rico on March 2, 1999.


     Wireline depreciation and amortization expense was reduced for the six months ended June 30, 1999 by $9 million. This reduction is attributable to a reduction in the values assigned to the property, plant and equipment due to the revaluation made in partial step-up purchase accounting and the discontinuation of regulatory accounting principles. These decreases were offset by increases in amortization related to the goodwill and other long-term intangibles allocated to the Wireline operations in the partial step-up in basis recorded in accordance with the purchase accounting provisions of EITF 88-16 and depreciation on additional investments in property, plant and equipment incurred as we continue to invest in new technology to expand the services offered to our customers in order to remain competitive.


     Wireless depreciation and amortization expense increased due to increased investments in property, plant and equipment as we continue to invest in our wireless network and due to the amortization of our customer base recorded in the partial step-up in basis recorded in accordance with the purchase accounting provisions of EITF 88-16. Amortization expense was also increased by a non-recurring charge for the cost of a portion of a personal communications service license that will not be developed and therefore a $6.5 million charge was recorded in March 1999.

     INTEREST EXPENSE, NET. On a consolidated basis, we incurred interest expense of $28.9 million in the six-month period ended June 30, 1999, substantially all of which was attributable to interest on debt of $1,591 million incurred on March 2, 1999 in connection with the acquisition of control of Telecomunicaciones de Puerto Rico. We had no material debt or interest expense during the six-month period ended June 30, 1998.

     EXTRAORDINARY CHARGE. During 1996, the Government of the Commonwealth of Puerto Rico enacted the Federal Telecommunications Act of 1996 and began the process of deregulating the formerly restricted markets for telecommunications services in Puerto Rico to open them to competition. This action was taken to bring the benefits of competition to consumers of telecommunications services and to stimulate investment in advanced technology and new telecommunications services. Additionally, competition in the intra-island long distance market increased on February 1, 1999, when the requirement to dial additional numbers was eliminated in order to give equal access dialing to all of our competitors, as mandated by the FCC. This deregulation process concluded with the privatization of Telecomunicaciones de Puerto Rico through the acquisition of control of Telecomunicaciones de Puerto Rico by the GTE Group.

     Prior to the acquisition, Puerto Rico Telephone Company rates were based upon the cost of providing services including a return on capital deployed. Further competition in its markets was restricted and Puerto Rico Telephone Company maintained a monopoly position in providing telecommunications services. These factors provided sufficient assurance that the costs of investments in property, plant and equipment would be recovered through the ratemaking process. Accordingly, the technological changes in the provision of telecommunications services that resulted in a reduction in the economic life of Puerto Rico Telephone Company telecommunications plant and equipment were not reflected in the depreciation expense used in the ratemaking process on a timely basis. Deferral of cost recovery did not require an increase in depreciation expense for financial reporting purposes as future cost recovery was assured through the ratemaking process as permitted by the application of the provisions of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation." With the deregulation of the operations of Telecomunicaciones de Puerto Rico and the opening of Puerto Rico's telecommunications markets to competition this assurance no longer exists. Puerto Rico Telephone Company has therefore discontinued SFAS No. 71 and recorded a reduction in the value of its property, plant and equipment that is not expected to be recoverable through future operations over its remaining service life. Fifty percent of this asset impairment, reflecting the portion of Telecomunicaciones de Puerto Rico acquired by the GTE Group, was reflected as part of the proportional purchase price adjustment reflecting the estimated fair market value of these assets. The remaining portion was recorded as a non-cash, nonrecurring, extraordinary charge to expense of $60.5 million, net of tax benefits of $38.8 million, in March 1999.

     INCOME TAXES. In the six-month period ended June 30, 1999, we recorded $11.7 million in income tax expenses applicable to taxable transactions recorded in the measurement of income. Prior to our privatization on March 2, 1999 we were not subject to income taxes.

     NET INCOME. For the reasons discussed above, the Company had a net loss of $38.2 million for the six months ended June 30, 1999 compared to net income of $135.9 million for the same period in 1998. The net loss for the period March 2 through June 30, 1999 was 40.1 million. As noted above, the 1999 period included an after-tax extraordinary charge of $60.5 million due to the discontinuance of SFAS No. 71.

     We believe that the results for the second quarter are not necessarily indicative of our results for the remainder of the year because of the special nature of certain of the charges incurred during the first and second quarters of 1999 and because of the change in our basis of accounting.

  Hurricane Georges

     On September 21, 1998, Hurricane Georges struck Puerto Rico and caused considerable property damage to our service area in general, including our telecommunications systems. Our expenses in the six-month period ended June 30, 1999 were higher than in the same period in 1998 in part because of approximately $28 million of higher maintenance and labor expenses attributable to repairing damage caused by Hurricane Georges.

     In addition to the expenses incurred in the first and second quarters of 1999, we lost revenues and incurred expenses in 1998 due to Hurricane Georges. As a result of the hurricane, we:

     - believe that we lost approximately $18.6 million in revenues in 1998 because of lines out of service from September to December;

     - incurred hurricane-related expenses of $31.7 million in 1998, of which $18.1 million was due to repairs included in operating expenses, and $13.6 million charged to depreciation expense;

     - incurred capital expenditures of $30.5 million for the replacement of destroyed property;

     - were unable to dedicate resources to install new access lines, particularly after the 41-day work stoppage in the second quarter of 1998 to protest the privatization; and

     - recorded as other income, amounts received from insurance claims of approximately $6.4 million.

     We believe that substantially all of the repair work caused by Hurricane Georges has now been completed.

  YEAR ENDED DECEMBER 31, 1998 COMPARED WITH YEAR ENDED DECEMBER 31, 1997

     REVENUE AND SALES. We reported a revenue increase in 1998. Our Wireline and Wireless revenues increased $37 million, or 3%, to $1,271 million for 1998 from $1,234 million for 1997. The increase resulted primarily from growth in local service and access revenues.

     Wireline:

     In 1998, local service revenues increased $21 million, or 5%, to $468 million for 1998 from $447 million for 1997. The increase was primarily due to growth in value added services, such as caller I.D. and call waiting, which produced $8.0 million of higher basic voice service revenue; growth in the number of access lines, which produced a $9.6 million increase in rental revenues from business and residential lines; additional usage revenues of $6.0 million and an increase in Internet revenues of $2.5 million, in each case as compared with 1997 revenues. Revenues from lines and installation charges declined in 1998.

     Access line growth in 1998 was only 0.8%, a substantial decrease in the growth rate when compared to the growth rate for the preceding three years, which ranged from 4% to 6%. The lower growth rate was primarily attributable to Hurricane Georges and a 41-day work stoppage organized to protest the privatization of our company. The waiting list of orders for new installations increased to 36,600 at December 31, 1998 because we were inhibited from deploying service after the work stoppage during the summer and because our efforts in the fourth quarter were devoted primarily to restoring service in the areas adversely affected by Hurricane Georges.

     Network access revenues increased by $22 million, or 8%, to $300 million for 1998 from $278 million for 1997. The increase resulted primarily from $21 million of higher universal support subsidies administered by the National Exchange Carrier Association. These subsidies are derived from pooling arrangements with other U.S. exchange carriers that generate end-user interstate revenues. The pooled amounts are subsequently divided among the various telephone companies based upon their respective estimated allocations of costs and investments in providing interstate services. The amount received in 1998 was higher than in prior years because we incurred certain non-recurring costs, which are included when calculating the amount of this support. In addition, higher revenues of $4 million in access charges paid to us by on-island long distance competitors contributed to the increase in access revenues.

     Long distance revenues remained constant for 1998 at $252 million, with an increase in on-island long distance revenues of $6 million over 1997 levels offset by a reduction in toll private lines, toll-free services and wide area telecommunications services revenues. On-island long distance minutes increased by 1% in 1998, from 1,649 million minutes in 1997 to 1,670 million minutes in 1998. This increase was limited as a result of lines being out of service during the 41-day work stoppage, Hurricane Georges and increased competition. We adopted a new rate structure in April 1998, which produced slightly higher average revenue per minute from $0.13 in 1997 to $0.14 in 1998.

     Directory services and other revenues decreased by $9 million, or 9%, to $91 million for 1998 from $100 million for 1997. The decrease resulted from a decline in the revenues generated in connection with the directory service revenue sharing agreement, which expires with the production of directories for 1999. See "Business -- Directory." In addition, the decrease in other revenues resulted primarily from a decrease in equipment sales because of a larger than normal equipment sales contract with the Puerto Rico Police Department in 1997.

     Wireless:

     Cellular revenues decreased $2 million, or 2%, to $100 million for 1998 from $102 million for 1997, despite an increase of 69,000 customers to 204,000 at year-end 1998 from 135,000 at year-end 1997. Approximately 48,000 of the 69,000 new customers were prepaid customers who generate substantially lower average revenue per unit than regular customers due to lower average minutes of use per customer. Monthly average revenue per unit averaged $49 in 1998, a decrease of $10 from 1997. The decline in average revenues for regular accounts was caused by the addition of the prepaid customers and lower-end regular subscribers in a more competitive market environment.

     Paging revenues continued to grow in 1998, increasing by $5 million, or 9%, to $60 million for 1998 from $55 million for 1997, as a result of an increase of 20% in average prices offset in part by a decrease in the number of customers which was caused by our stricter collection policies.

     OPERATING COSTS AND EXPENSES. Total Wireline and Wireless costs and expenses for 1998 increased by $54 million, or 5.4%, to $1,044 million from the $990 million reported for 1997.

     Wireline:

     Total Wireline costs and expenses for 1998 increased $55 million, or 6.5%, to $907 million from the $852 million reported for 1997. Cost of services and sales were $460 million, or $29 million higher, than the $431 million reported in 1997, primarily due to non-recurring restoration costs related to damage caused by Hurricane Georges. Interconnection charges paid for the first time to wireless providers in 1998 also contributed $13 million to the increase. Selling, general and administrative expenses were $172 million, or 8.1%, higher than the $159 million reported for 1997. Consulting and commission fees also contributed to the increase.

     Wireless:

     Total Wireless costs and expenses for 1998 of $137 million reflected a slight reduction of $1 million as compared to the $138 million recorded in 1997.

     Cost of services and sales increased $4 million, or 21% to $23 million primarily due to the increase in cost of goods sold resulting from the growth of 69,000 new subscribers activated during 1998. Selling, general and administrative expenses decreased $9 million, or 9% in 1998 to $92 million from the $101 million reported in 1998, primarily due to reductions of $4 million in access charges.

     Depreciation and Amortization Expense. Consolidated depreciation and amortization expense increased by $18 million, or 6%, to $297 million for 1998 from $279 million for 1997 due to higher levels of gross plant in service.

     Net Income. For the reasons set forth above, consolidated net income decreased $22 million, or 9%, to $224 million for 1998 from $246 million for 1997. As noted above, the 1998 period included $18 million of Hurricane Georges restoration costs and an estimated $5 million of incremental costs associated with the 41-day work stoppage.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH YEAR ENDED DECEMBER 31, 1996

     REVENUES AND SALES. Total Wireline and Wireless revenue increased $33 million, or 3%, to $1,234 million for 1997 from $1,201 million for 1996. The increase resulted primarily from the growth in local, paging and access revenues.

     Wireline:

     Local revenues increased $28 million, or 7%, to $447 million for 1997 from $419 million for 1996. The increase was due to the expansion of the number of access lines, which produced higher revenues for basic voice services of $17 million. In addition, private branch exchange rental revenues increased $2 million and revenue from value-added services was $8 million, or 38%, higher than the prior year because of strong demand for such services. Access lines increased by 5.6% in 1997.

     Long distance revenues decreased $11 million, or 4%, to $252 million for 1997 from $263 million for 1996. The decrease was driven by the full year effect of the August 1996 price reductions associated with dial-around competition. Prices decreased from a $0.16 average in 1996 to a $0.13 average in 1997. Traffic volume increased, however, with a 13% increase in minutes, from 1,464 million minutes in 1996 to 1,649 million minutes in 1997.

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

     Network access revenues increased $20 million, or 8%, to $278 million for 1997 from $258 million for 1996. The increase was driven by an increase in switched access revenues and higher long-term support subsidies principally because we were required to provide higher cost services than other pool participants.

     Directory services and other revenues increased by $8 million, or 9%, to $100 million for 1997 from $92 million in 1996. Main increases were in the other revenue category as a result of a large equipment sales contract with the Puerto Rico Police Department.

     Wireless:

     Cellular revenues decreased $33 million, or 24%, to $102 million for 1997 from $135 million for 1996, due to a net reduction of 18,000 customers, from 153,000 to 135,000, and reductions in monthly average revenue per unit, to $59 in 1997 from $71 in 1996. The customer loss was due to customer terminations resulting from network fraud and the associated inability to roam in the continental U.S. Mainland carriers would not permit roaming because of concerns regarding our problems with fraudulent phone usage. In addition, our stricter credit and collection procedures contributed to the net loss of customers. We addressed our fraud problems in late 1997 through the implementation of authentication-fingerprinting software.

     Paging revenues increased significantly to $55 million in 1997 from $34 million in 1996, a 62% increase, resulting from an 18% increase in customers and an increase in monthly average revenue per unit from $17 in 1996 to $21 in 1997. Paging customers grew from 200,000 in December 1996 to 235,000 in December 1997.

     OPERATING COSTS AND EXPENSES. Total Wireline and Wireless costs and expenses for 1997 decreased $71 million, or 7%, to $990 million from the $1.1 billion reported in 1996.

     Wireline:

     Total costs and expenses for the Wireline segment decreased $77 million, or 8%, to $852 million from the $929 million reported in 1997. Cost of services and sales decreased $14 million, or 3%, million to $431 million. Selling, general and administrative expenses decreased $84 million, or 35%, to $159 million. Reductions in cost of services and sales as well as selling, general and administrative were mainly due to the one-time charge of $99 million associated to an early retirement program offered in 1996. This resulted in an improvement in access lines per Wireline employee to 135 in 1997 from 153 in 1996.

     Wireless:

     Total Wireless costs and expenses for the year 1997 increased $6 million, or 4.5%, to $138 million from the $132 million reported in 1996. Costs of services and sales decreased $5 million, or 21%, to $19 million primarily due to the reduction in cost of good sold associated to the decrease of lines in service from 153,000 in 1996 to 135,000 in 1997. Selling, general and administrative costs increased $7 million, or 7%, to $101 million from the $94 million reported in 1996, primarily due to an increase in operator services for paging.

     Depreciation and Amortization Expense. Consolidated depreciation and amortization expense increased $25 million, or 10%, to $279 million for 1997 from $255 million for 1996 due to higher levels of gross plant in service and the amortization of $4 million related to the acquisition cost of the personal communications system licenses.

     Net Income. As a result of all of the above, net income increased $104 million, or 73%, to $246 million for 1997 from $142 million for 1996. As noted above, the 1996 period included $99 million of charges for an early retirement program.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1998, we had working capital of $88 million, compared to $136 million and $131 million for 1997 and 1996, respectively. Accounts payable and accrued expenses increased substantially at December 31, 1998 due to planned capital additions and replacement and restoration activities totaling approximately $49 million accrued late in the fourth quarter of 1998. We delayed our capital expenditures program, first because of the 41-day work stoppage which ended by early August 1998 and then because of Hurricane Georges on September 21, 1998. This increase in accounts payables was partially offset by an increase in accounts receivables primarily attributable to delays in billing and collections caused by Hurricane Georges.

     As of June 30, 1999, we had working capital of $98.3 million compared to working capital of $88.1 million at December 31, 1998.

     As part of the closing of the acquisition of Telecomunicaciones de Puerto Rico by the GTE Group, we distributed $1,570.2 million in cash to a Puerto Rico Telephone Authority as a special dividend on March 2, 1999. We borrowed $1,591.1 million under our bank credit facilities at the closing of the acquisition, of which $1,565 million was used to pay the special dividend and $26.1 million was used to make a loan to the employee stock ownership plan to purchase 3% of our shares. We used $5.2 million of cash on hand to pay a portion of the special dividend. Cash and cash equivalents were $36 million at December 31, 1998, compared with $21 million and $43 million for 1997 and 1996, respectively. Prior to the acquisition, our predecessors distributed to the Puerto Rico Telephone Authority cash dividends in an amount equal to net income plus depreciation and amortization on the tenth day of each month. Cash balances at any balance sheet date therefore represented net cash receipts for an approximate 20-day period. As of June 30, 1999, cash and cash equivalents increased to $63.7 million because no cash dividend distributions were made to the Puerto Rico Telephone Authority after the acquisition.

     At June 30, 1999, we had $174 million available under a $200 million revolving credit facility with Banco Popular entered into in connection with the acquisition.

     Cash from operations for the six-month period ended June 30, 1999 was $179.6 million compared to cash from operations for the six months ended June 30, 1998 of $272.8 million. The decrease in cash from operations of $93.2 million is primarily attributed to higher operating expenses, which included $28 million for repair expenses associated with Hurricane Georges. Cash expended for investment activity for the six months ended June 30, 1999 was $100.3 million compared to cash expended for investment activity of $106 million for the six months ended June 30, 1998. We have continued our capital spending programs to enhance the technological capability of our network to provide new products and services to our customers to stay competitive.

     Net cash from operations of $614 million in 1998 was $106 million and $110 million higher than 1997 and 1996, respectively. Internally generated funds have been sufficient to fund capital expenditures of $288 million, $362.2 million and $391 million for the years 1998, 1997 and 1996, respectively. We expect to spend $1.2 billion under our five-year capital expenditure plan for the years 1999 through 2003 financed through internal and externally generated funds and we have publicly committed to spend at least $1.0 billion on capital expenditures during the same five-year period. Our capital expenditure budget for 1999 totals approximately $224 million.

     We had unfunded pension and other postretirement liabilities aggregating $433 million as of December 31, 1998. We will reduce this liability with internally generated funds, $200 million in capital contributions from the Puerto Rico Telephone Authority and estimated tax savings of $128 million associated with using the $200 million to pay such liabilities. The Puerto Rico Telephone Authority is contractually obligated to contribute $40 million in cash in 2000 and 2001 and in either cash or shares of Telecomunicaciones de Puerto Rico stock for the next three years to reduce these unfunded pension and postretirement liabilities. We are contractually obligated to apply these proceeds plus the grossed-up effect of the tax deduction totaling $66 million per year, regardless of whether the Puerto Rico Telephone Authority exercises its share payment option. We believe the Puerto Rico Telephone Authority will make those contributions in cash because a total of $175 million of certificates of deposit issued by the Government Development Bank for Puerto Rico and agency debentures issued by the Federal Home Loan Bank were placed in escrow to secure this obligation.

     We expect to fund our interest payment obligations and capital expenditure plan with internally generated funds and to fund principal payment obligations through a combination of internally generated funds and refinancings.

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

     In connection with the acquisition, our shareholders agreed that the common shares of Telecomunicaciones de Puerto Rico will bear a dividend, payable on a quarterly basis, to the extent funds are legally available, and subject to any restrictions imposed by any financing, that is at least equal to 50% of our consolidated net income. The indenture for the old notes and the exchange notes and our credit facilities do not contain dividend restrictions.

REGULATORY AND COMPETITIVE TRENDS

     During the second quarter of 1999, regulatory and legislative activity at both the state and federal levels continued to be a direct result of the Federal Telecommunications Act of 1996. Along with promoting competition in all segments of the telecommunications industry, the Telecommunications Act was intended to preserve and advance universal service.

     We continued in the second quarter of 1999, to meet the wholesale requirements of new competitors. To date, we have signed over 20 interconnection agreements with other carriers, providing them the capability to purchase individual unbundled network elements, resell retail services and interconnect facilities-based networks. Several of these interconnection agreements were the result of the arbitration process established by the Telecommunications Act, and incorporated prices or terms and conditions based upon the Federal Communications Commission rules that were subsequently overturned by the Eighth Circuit Court in July 1997.

     Concurrent with our competitors entry in the markets, as a result of a change in the regulatory environment, we have continued our expansion into local, long-distance, Internet-access, wireless and video services both within and outside our traditional operating areas.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which established accounting and reporting standards for derivative instruments and hedging instruments. SFAS No. 133, as amended by SFAS No. 137, is effective January 1, 2001. The statement requires entities that use derivative instruments to measure and record these instruments at fair value as assets or liabilities on the balance sheet. It also requires entities to reflect the gains or losses associated with changes in the fair value of these derivatives, either in earnings or as a separate component of comprehensive income, depending on the nature of the underlying contract or transaction. We do not currently utilize derivative instruments. Therefore, the adoption of SFAS No. 133 is not expected to have a significant effect on our results of operations or our financial condition.

     In March 1998, the American Institute of Certified Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this Statement of Position, effective January 1, 1999, we capitalize and amortize the cost of all internal-use software, including network-related software.

RECENT INTERNET REGULATORY ACTION

     The FCC has been considering issues relating to whether Internet traffic is subject to carrier-to-carrier reciprocal compensation arrangements. These arrangements provide for the payment of compensation to a local telephone company for transporting and terminating a local call that is placed by one of its competitor's customers. There is an ongoing dispute in the telephone industry over whether calls from wireline phones of one local exchange carrier to Internet service providers served by a different local exchange carrier are subject to reciprocal compensation.

     Many incumbent local telephone companies, like us, argue that calls to Internet service providers are interstate in nature because the call originates in one state and may terminate in another state, in a foreign country or has mixed termination. In other words, with just one call to the Internet service provider the caller may access different local, interstate and foreign points.

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

     On February 26, 1999, the FCC released a Declaratory Ruling regarding this issue. In that ruling the FCC concluded that carriers are bound by their existing interconnection agreements, as interpreted by state commissions, and thus are subject to reciprocal compensation obligations to the extent provided by such agreements or as determined by state commissions. The FCC also declared that Internet traffic is jurisdictionally mixed but appears to be largely interstate in nature, and thus subject to federal jurisdiction. The FCC concluded that the calls at issue do not terminate at the Internet service provider's local servers, but continue to their ultimate destinations, at websites that are often located in other states or countries. The decision also preserves the rule that exempts the Internet and other information services from the payment of interstate access charges.

     The FCC tentatively concluded that inter-carrier compensation for said interstate traffic should be governed prospectively by interconnection agreements negotiated pursuant to the provisions of the Federal
Telecommunications Act of 1996. It has also launched a proceeding to determine an appropriate compensation scheme for such calls in the future.

     The Telecommunications Regulatory Board of Puerto Rico had not approved, prior to the FCC ruling, any agreement regarding how Internet traffic was to be compensated in Puerto Rico. However, on September 28, 1999 an arbitrator issued a Report and Order in the PRTC/Sprint arbitration proceeding in which she found that traffic originated in Puerto Rico and bound for an Internet service provider should be considered interstate traffic not subject to reciprocal compensation. With respect to our operations, the Regulatory Board has approved new interconnection agreements with Lambda and Centennial. Those agreements state that traffic originated in Puerto Rico to an Internet service provider shall not be subject to reciprocal compensation, but the parties also agreed that the execution of the interconnection agreements did not constitute a waiver of any rights the parties may have to seek compensation for such traffic in any appropriate forum. Lambda/Centennial filed a motion for the reconsideration of the Board Resolution and Order approving the interconnection agreements. The Regulatory Board has issued an order upholding its previous resolution and order.

     We at present do not pay reciprocal compensation for calls to Internet service providers. We, however, have exercised our rights under the previous Lambda/Centennial interconnection agreements to conduct an audit to determine the volume of local and interexchange (intrastate and interstate) traffic routed between the parties' networks to determine the validity of the payments made by the parties during the term of those agreements. In April 1999, Lambda/Centennial filed an FCC tariff establishing a charge for calls made by customers of Puerto Rico Telephone Company to an Internet service provider served by Lambda/Centennial. We have withheld payments on the billings we have received from Lambda/Centennial with regard to these calls.

     We are also in the process of negotiating an interconnection agreement with Sprint for which both parties have filed an arbitration petition before the Regulatory Board. As stated above, the arbitrator issued her Report and Order with regard to this matter on September 28, 1999. The arbitrator resolved disputed issues and ordered the parties to file an interconnection agreement consistent with her findings by October 13, 1999. The parties have filed an interconnection agreement with the Regulatory Board and have the right to file motions to petition for the reconsideration of any of the issues decided by the arbitrator after the Regulatory Board issues an order approving the interconnection agreement.

FACTORS AFFECTING OUR FUTURE FINANCIAL RESULTS

     As a result of the acquisition, our reported results of operations and financial condition for periods ended since the acquisition differ materially from reported periods ended prior to the acquisition.

     These changes derive principally from:

     - a change from being a government-owned entity which did not pay taxes, other than excise and in lieu of taxes, to a privately owned company which will pay taxes;

     - the incurrence of $1,591.1 million of debt in connection with the acquisition;

     - the creation of an employee stock ownership plan owning 7% of our shares;

     - our obligation to pay management fees and a technology license royalty to subsidiaries of GTE, the cash payment of which will be deferred, with interest, until at least March 2, 2000;

     - the reduction of under-funded pension plan liabilities and other post-retirement liabilities through the capital contributions that will be made by the Puerto Rico Telephone Authority over the next five years;

     - our voluntary separation plan which became effective in June 1999 for the early retirement of employees;

     - the loss of National Exchange Carrier Association-administered long-term support and the adoption of price cap interstate access formulae during the first half of 2000 and a possible change in the amounts of universal service fund subsidies;

     - increasing competition and changes in the regulatory environment in Puerto Rico, such as the implementation of dialing parity for on-island long distance calls on February 1, 1999; which will make it easier for our customers to use the facilities of competitors;

     - our offering of off-island long distance service as a result of the termination of certain mutual non-competition covenants with Telefonica Larga Distancia;

     - the changes in regulation affecting our operations and the introduction of competition which has resulted in our discontinuation of regulatory accounting principles; and

     - the adoption of a new basis of accounting to reflect the acquisition which results in an increase in the assets and shareholders' equity components of our financial position. These assets will be amortized to expense in the measurement of future results of operations as they are realized.

     Prior to the acquisition, Puerto Rico Telephone Company distributed to the Puerto Rico Telephone Authority as a cash dividend an amount equal to its net income plus amortization and depreciation. The Puerto Rico Telephone Authority used the proceeds to service its debt and make payments in lieu of taxes to governmental authorities in Puerto Rico. After the acquisition, we will report substantially higher expenses for the direct payment of taxes as a result of being a private company. We do not expect to have a cash income tax liability for 1999. Based on a maximum statutory income tax rate of 39%, we would have paid $67.2 million in income taxes on our 1998 results. Following the acquisition, we must also pay property, municipal and unemployment taxes. Based on 1998 results, we would have paid $52 million in such taxes.

     We expect that our future income tax liability will be reduced annually by an amount arising from a step-up of the tax basis of our assets and liabilities to their fair values established in the acquisition. The estimated $475 million step-up, representing the excess of the purchase price paid versus the net book value of the assets, will be amortized as a deduction for income tax purposes over 15 years. These amortizations when combined with the future tax deductions of funding prior employee benefit costs and depreciation of property, plant and equipment will produce future tax cash benefits. These future tax benefits have been recorded as a deferred tax asset on our balance sheet with an increase in equity. We have received a favorable ruling from the government of Puerto Rico regarding the ability to step-up the assets to the values established in the acquisition and deduct prior employee benefits costs funded.

     In connection with the acquisition, we incurred $1,591.1 million of debt. Assuming we incurred the debt on January 1, 1998 and calculating interest at an effective interest rate of 6.37%, which was the average rate at the acquisition date, we would have had approximately $100.4 million in interest expense in 1998.

     We created the employee stock ownership plan on the date of the acquisition and allocated 70,000 shares to the trust for the benefit of employees. The 7% of our shares acquired by the employee stock ownership plan were valued at $60.9 million. The employee stock ownership plan allocation consists of three elements, discussed below.

     - A grant from the Puerto Rico Telephone Authority of 30,000 shares, representing 3% of our shares, valued at $26.1 million. The grant vested immediately and the $26.1 million non-cash amount was recorded as an operating expense on March 1, 1999 by the predecessors;

     - A grant from the GTE Group of 10,000 shares, representing 1% of our shares, valued at $8.7 million. The GTE Group grant was valued at $8.7 million, and recorded as deferred compensation on March 2, 1999 and was credited to paid-in-capital with no effect on shareholders' equity. The deferred compensation amount will be charged to earnings in future periods when these shares vest; and

     - A purchase by the employee stock ownership plan of 30,000 shares, representing 3% of our shares, with the proceeds of a loan from us in the amount of $26.1 million. The shares will be recorded by us as an operating expense over a period not to exceed 20 years as these shares are released to the employees.

     We are obligated to pay subsidiaries of GTE management fees and a technology license royalty aggregating 8% of EBITDA, or approximately $38 million based on pro forma 1998 EBITDA of $475.5 million prior to payment of the management fee. The aggregate fee declines to 7% of EBITDA in 2002 and 2003 and to 6% of EBITDA in 2004. The GTE subsidiaries have agreed to defer, with interest, the payment of such fees and royalty until at least March 2, 2000.

     We have introduced a voluntary early retirement program to our workforce to reduce expenses and streamline operations. The program involves providing an incentive equal to adding five years of age and five years of service in the calculation of pension benefits for employees that reach a minimum of years of age and service threshold. Employees accepting retirement will also be entitled to normal medical and life insurance benefits.

     The program was offered to our non-union salaried workforce in June 1999 and 273 employees accepted early retirement in July 1999. A provision of approximately $83 million will be recorded in the third quarter of 1999 associated with this program. We have recently reached terms on a program with our unions. The first union involving approximately 600 employees must accept the offering in September 1999, whereas the second union involving 200 employees must accept the offering in October 1999. Based on expected acceptance rates, the cost associated with the union offerings is estimated to range from $30 million to $45 million each. Approximately $25 million associated with the total cost for the union and non-union offering involves an immediate cash obligation.

     Prior to the acquisition, our rates were regulated on a rate-of-return/cost of services basis entitled to financial support from subsidy pools administered by National Exchange Carrier Association. As a rate-of-return carrier, we were permitted to charge prices sufficient to cover our costs and to provide an annual rate of return of up to 11.5%. We were also entitled to long-term support subsidies for operating in high cost areas which provided the funds to achieve this return. After the acquisition, we will be considered a price cap carrier. As a price cap carrier, our prices, rather than our costs and earnings, will be regulated. We must exit the long term support pool in the first half of 2000 and implement a price cap mechanism related to the recovery of common carrier line and traffic sensitive costs. When we exit the pool, we will be able to charge interexchange carriers a pre-subscribed interexchange common carrier line charge which is assessed on an access line basis for interconnection to our local network. We received $91 million in long-term support in 1998. Based on existing pre-subscribed interexchange common carrier line charge rates established by the FCC for all local exchange carriers and our estimates of projected access lines, we expect to receive annualized pre-subscribed interexchange common carrier line charge revenues of $33 million in 2000. Therefore, we estimate that the annualized pre-tax loss in long term support will be $58 million.

     We received $48 million in universal service fund subsidies in 1998 and $27 million in 1997. The amount received in 1998 was higher than normal because Puerto Rico Telephone Company included certain non-recurring costs when calculating the amount of such support. In October 1998, the FCC issued an order selecting a cost model for universal service and planned to select cost inputs in the second quarter of 1999. Due to unforeseen delays, the FCC has moved the implementation date of the new universal service mechanism for nonrural carriers to January 2000. Our universal service program will be designed to complement the FCC program, however until we receive FCC action we cannot predict the amount of future subsidies.

     As a result of changes in the regulatory environment, Puerto Rico's telecommunications market has become increasingly competitive. As of June 30, 1998, we held over 95% of the local wire-line market and our

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

share of the on-island long distance market in Puerto Rico decreased from 98% in February to 63% in June 1999. We expect to experience an erosion of market share in the local market over time resulting from increased competition and regulatory changes. See "-- Six Months Ended June 30, 1999 Compared with Six Months Ended June 30, 1998."

     Since February 1, 1999, customers can place long distance calls with any pre-subscribed carrier by dialing the number as opposed to having to dial a five-digit access code and the number. In addition, the Puerto Rico Telephone Authority and Telefonica Larga Distancia terminated their mutual non-competition covenants effective February 1, 1999. As a result, we are offering off- island long distance service, and Telefonica Larga Distancia is offering on-island long distance. In addition, some of our competitors, such as AT&T, Sprint and MCI Worldcom, have made investments in offering services to residential and business customers in Puerto Rico. See "Risk Factors -- We Face a Significant Increase in Competition" and "Business -- Regulation."

     The acquisition agreements provide that we will not raise tariffs for basic residential service for three years.

     As a result of the changes in regulation, the competitive environment and the terms of the acquisition, we have determined that regulatory accounting principles as set forth in SFAS No. 71 are no longer applicable to our operations. Accordingly, we have discontinued the application of SFAS No. 71 in conformity with SFAS No. 101 "Accounting for the Discontinuation of Application of SFAS No. 71." We have made an assessment of the cost of property, plant and equipment that will not be realized based on an analysis of the cash flows expected to be generated by the telephone plant and equipment over their remaining economic lives established in light of competitive trends and technology replacement. Consistent with the rest of the local exchange telephone industry, this assessment has resulted in the write-down of plant and equipment in the amount of $198.5 million. A proportionate amount of this adjustment, which is approximately $99.2 million, has been accounted for as a purchase price adjustment in accordance with the provisions of partial step-up accounting to reflect the fair market values of the assets acquired on March 2, 1999. The remaining $99.2 million was recorded as an extraordinary charge in the consolidated statements of operations. The amount of this extraordinary charge was $60.5 million, net of a tax benefit of $38.7.

YEAR 2000 COMPLIANCE

  GENERAL

     The Year 2000 issue concerns the potential inability of information systems to properly recognize and process date-sensitive information beyond January 1, 2000, and has industry-wide implications. We have been addressing potential Year 2000 issues since the second quarter of 1997. This program is necessary because the Year 2000 issue could impact our telecommunication networks, systems and business processes. Because of our system conversion, enhancement activities and enterprise testing, we presently expect our networks, systems and processes to be Year 2000 compliant by the end of October 1999. Enterprise testing of our new wireless billing system is expected to be complete in early November 1999. Although based on our progress to date, we presently expect that our Wireline and Wireless telecommunications businesses will be ready in sufficient time for the millennium rollover, we cannot know the actual effects of the Year 2000 issue on our business and operations until the Year 2000 arrives.

  STATE OF READINESS

     Our management considers systems preparation for Year 2000 to be a high priority and has a program in place to address Year 2000 compliance issues. Monthly reports are prepared in order to monitor our Year 2000 compliance program and are reviewed by our board of directors. We are communicating with customers, suppliers, financial institutions and others with whom we do business to communicate our status and to coordinate Year 2000 compliance. The inventory of our Year 2000 issues is complete and includes both information technology and non-information technology systems. As of September 30, 1999, our overall program is estimated to be 97% complete. Except for the new wireless billing system, all testing of equipment, products, and mission critical systems was completed in September 1999. Following standard industry practice, we have grouped our Year 2000 issues into several categories by order of priority.

     - Network operations and call routing are deemed to be most important and testing began in October 1998. This testing was completed in September 1999.

     - Information technology and operational support systems such as billing and customer care follow next in priority. Conversion and testing of these systems were completed in September 1999 except for the wireless operational support system, which is expected to be complete in November 1999.

     - System level testing of third-party supplier products and internally maintained software applications is in progress and is expected to be completed at the same time as the associated network and information technology systems.

     - Enterprise or total company testing of all major processes began in November 1998 and was completed in September 1999, except for the wireless billing system, which is expected to be complete in early November 1999.

  USE OF INDEPENDENT VERIFICATION AND VALIDATION

     In order to independently verify the results of our effort to date, we have hired two independent contractors to perform a specialized scanning program check on our mainframe applications programs which have already been tested and converted and tested internally. We expect that this additional verification process and any necessary conversion and testing will be complete by the end of October 1999.

  COST TO ADDRESS YEAR 2000 ISSUES

     We have established a $21 million expense budget for Year 2000 compliance, excluding costs relating to Celulares Telefonica's new billing system, of which approximately $20.1 million had been spent as of September 30, 1999. We expense costs associated with our Year 2000 compliance program in the year they are actually incurred. We do not anticipate that we will incur significant operating expenses or be required to make substantial additional investments in our computer systems to be Year 2000 compliant.

  RISKS OF YEAR 2000 ISSUES

     We face a potential Year 2000 risk in connection with the billing system for Celulares Telefonica, which is expected to be customized, installed and tested by its third party developer in early November 1999. The new Year 2000 compliant billing system for Celulares Telefonica was developed by Amdocs (UK) Limited and is currently in use by other major wireless companies, including other affiliates of GTE Corporation, and is being customized for Celulares Telefonica by the developer. If the Celulares Telefonica system is not ready in time, Celulares Telefonica's billing system may experience significant Year 2000 problems. Celulares Telefonica is developing contingency plans to address this situation, including using specific modules of already certified year 2000 applications.

     Other scenarios might include a possible but presently unforeseen failure of key supplier or customer business processes or systems. This situation could conceivably persist for some months after the millennium transition and could lead to possible revenue losses. Our present assessment of our key suppliers and customers does not indicate that this scenario is likely. As of August 31, 1999, we have successfully deployed a compliant network infrastructure.

  CONTINGENCY PLANS

     Contingency plans exist or are being developed for critical and non-critical systems. A major corporate-wide program is being implemented in conjunction with the GTE Corporation's Year 2000 Program Office. This program includes both contingency and business continuity planning.

     Under GTE Corporation's umbrella program, we are bolstering our normal business continuity planning to address potential Year 2000 interruptions. We are also developing our plans with respect to possible occurrences immediately before, during, and after the millennium transition. These plans are currently 98% complete. The testing of the contingency plans is 96% complete and we expect to conclude testing by the end of October 1999. This contingency plan includes: business continuity planning; disaster recovery/emergency preparedness; millennium rollover planning; post millennium degradation tracking; a network and information technology "stabilization" period; employee availability and logistics backup planning; coordination with other telecommunications providers; a Year 2000 "war room" operation to provide high-priority recovery support, plans for key personnel availability, command structures and contingency traffic routing; and plans for round-the-clock, on-call repair teams.

  THIRD PARTY ISSUES

     We continue our surveys of significant third-party vendors, suppliers and customers whose systems, services or products are important to our operations. We have instituted a verification process to determine the Year 2000 readiness of these third-parties. This verification process includes reviewing test and other data of third-parties and engaging in regular conferences with these third-parties' Year 2000 teams. We believe that the systems, services or products supplied by third-parties are either Year 2000 compliant or are expected to be Year 2000 compliant by the end of the third quarter of 1999. However, we cannot control the activities of third parties and the non-compliance of third-party products and services could have a material adverse effect on our operations. Assuming Celulares Telefonica's new billing system is installed on time and performs properly, we do not presently anticipate that business operations will be disrupted or that customers will experience any significant interruption of services as a result of the millennium change.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  INTEREST RATE SENSITIVITY

     The table below provides information about our long-term debt obligations as of June 30, 1999 which are sensitive to changes in interest rates. The table presents the estimated interest requirement for each of the next five years and in the aggregate thereafter as well as the related average interest rates.

                                                     INTEREST REQUIREMENT                                              INITIAL
                       ---------------------------------------------------------------------------------   PRINCIPAL   MATURITY
                        1999      2000      2001      2002      2003      2004     THEREAFTER    TOTAL      AMOUNT       DATE
                       -------   -------   -------   -------   -------   -------   ----------   --------   ---------   --------
                                                                    (IN THOUSANDS)
Long-term Debt
  Fixed
    Senior Notes
      2002(1)(2).....  $11,326   $18,450   $18,450   $20,200   $21,450   $21,450    $  8,282    $119,608   $300,000      2002
      Interest
        Rate.........     6.15%     6.15%     6.15%     6.73%     7.15%     7.15%       7.15%
    Senior Notes
      2006(1)........  $16,329   $26,600   $26,600   $26,600   $26,600   $26,600    $ 36,575    $185,904   $400,000      2006
      Interest
        Rate.........     6.65%     6.65%     6.65%     6.65%     6.65%     6.65%       6.65%
    Senior Notes
      2009(1)........  $12,523   $20,400   $20,400   $20,400   $20,400   $20,400    $ 89,250    $203,773   $300,000      2009
      Interest
        Rate.........     6.80%     6.80%     6.80%     6.80%     6.80%     6.80%       6.80%
  Floating
    Five-year
      Revolving
      Credit
    Facility(3)(4)...  $30,938   $40,125   $41,625   $43,125   $43,125   $43,125    $208,294    $450,356   $500,000      2004
      Average
        interest
        rate.........    7.425%    8.025%    8.325%    8.625%    8.625%    8.625%      8.625%
    364-day Revolving
      Credit
    Facility(3)(5)...  $ 1,977   $    --   $    --   $    --   $    --   $    --    $     --    $  1,977   $ 26,100      2000
      Average
        interest
        rate.........    7.625%

---------------
Assumptions:

(1) Interest has been calculated on a 360-day basis from the date of issuance (May 20, 1999) for 1999.

(2) Interest has been calculated from May 20, 2002 and thereafter on the assumption that the notes are refinanced for an additional three years at a 7.15% interest rate.

(3) Interest has been calculated using a projected interest rate based on LIBOR projections plus 100 basis points, plus a margin of .725 for the Five-Year Revolving Credit Facility and a margin of .925 for the 364-day Revolving Credit Facility.

(4) Interest has been calculated from May 20, 2004 and thereafter on the assumption that the $500 million outstanding is rolled over for an additional five years.

(5) Interest for 1999 has been calculated based on the principal amount of $91.1 million outstanding from March 2, 1999 through June 2, 1999 and $26.1 million outstanding as of June 30, 1999. The principal amount became zero as the $26.1 million was repaid in full on July 6, 1999.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

INTRODUCTION

     The unaudited pro forma condensed financial information presented below reflects adjustments that give effect to:

          (i) the acquisition and related expenses, the payment of the special dividend and the incurrence of $1.591 billion of debt, the accrual of management fees and a technology license royalty which are payable to subsidiaries of GTE Corporation (excluding the accrual of interest on the initial delayed payment) and the direct payment of income, unemployment, property and municipal taxes;

          (ii) the adoption of the partial step-up in accounting basis recorded under the purchase accounting provisions under EITF 88-16 which establishes a new basis of valuation for the assets and liabilities acquired in the acquisition and the effect of Telecomunicaciones de Puerto Rico becoming a taxable enterprise;

          (iii) the discontinuation of regulatory accounting; and

          (iv) an anticipated net loss in revenues, estimated at approximately $70 million on an annualized basis in 2000, from losing the National Exchange Carrier Association long-term support subsidies based on the adoption of a price cap mechanism for common line access under applicable FCC regulations. The change is not expected to take effect until sometime in the first half of 2000.

     The unaudited pro forma condensed consolidated statements of income give effect to the adjustments as if the transactions they relate to had occurred as of January 1, 1998. An unaudited pro forma balance sheet has not been presented as the transaction has already been reflected in the June 1999 balance sheet.

     The unaudited pro forma condensed financial information has been included for comparative purposes only. It is based upon our financial statements and those of our predecessors and should be read in conjunction with such financial statements and related notes, which are included elsewhere in this prospectus. The pro forma information does not purport to be indicative of the results which would have occurred if the acquisition had occurred on the dates or for the periods indicated or which may occur in the future, nor to consider all effects of the acquisition and privatization.

     The pro forma results for the year ended December 31, 1998 do not include a $26.1 million non-recurring charge to earnings recorded in March 1999 associated with the establishment of the employee stock ownership plan, which charge is included in the pro forma results for the six months ended June 30, 1999. The pro forma adjustments do not include a non-recurring charge anticipated to be recorded in 1999, related to the implementation of a voluntary early retirement program. This program is expected to produce a charge in the range of $143 million to $173 million. The pro forma condensed financial information does not adjust for other potential favorable and unfavorable changes in our business, including certain of those described in the "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting the Company's Future Financial Results" and the June 30, 1999 financial statements included elsewhere in this prospectus.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1998


                                              PRO FORMA
                                           ADJUSTMENTS TO
                                             REFLECT THE
                                           ACQUISITION AND
                          HISTORICAL     THE OFFERING OF THE    PRO FORMA
                         PREDECESSORS         OLD NOTES          COMPANY
                         ------------    -------------------    ----------
                                          (IN THOUSANDS)
Revenues and Sales.....  $  1,270,684        $  (70,000)(1)     $1,200,684
                         ------------        ----------         ----------
Operating Costs and
  Expenses, Excluding
  Depreciation and
  Amortization.........       746,890            52,000 (2)         833,161
                                                 (3,729)(3)
                                                 38,000 (4)
Depreciation and
  Amortization.........       296,493            15,700 (5)         312,193
                         ------------         ----------         ----------
Operating Costs and
  Expenses.............     1,043,383           101,971          1,145,354
                         ------------        ----------         ----------
Operating Income.......       227,301          (171,971)            55,330
Interest Income
  (Expense), net.......         2,479              (800)(6)       (100,371)
                                               (101,350)(7)
                                                   (700)(8)
Other Income (Expense),
  net..................        (5,413)                              (5,413)
                         ------------        ----------         ----------
Income (Loss) Before
  Taxes................       224,367          (274,821)           (50,454)
Income Tax Provision
  (Benefit)............                         (19,677)(9)        (19,677)
                         ------------        ----------         ----------
Net Income (Loss)......  $    224,367        $ (255,144)        $  (30,777)
                         ============        ==========         ==========


  See accompanying Footnotes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1999


                                   HISTORICAL FOR THE 1999 PERIOD                 PRO FORMA
                                   ------------------------------              ADJUSTMENTS TO
                                     COMPANY        PREDECESSOR                  REFLECT THE
                                   ------------    --------------              ACQUISITION AND
                                   MARCH 2, TO     JANUARY 1, TO               THE OFFERING OF      PRO FORMA
                                     JUNE 30,         MARCH 1,      SUBTOTAL      OLD NOTES          COMPANY
                                   ------------    --------------   --------   ---------------      ---------
                                                                 (IN THOUSANDS)
Revenues and Sales...............    $446,983         $223,300      $670,283      $(35,000)(1)      $635,283
Operating Costs and Expenses,
  Excluding Depreciation and
  Amortization...................     287,274          172,032       459,306         8,700(2)        471,160
                                                                                      (746)(3)            --
                                                                                     3,900(4)             --
Depreciation and Amortization....      99,484           50,393       149,877         2,348(5)        152,225
                                     --------         --------      --------      --------          --------
Operating Costs and Expenses.....     386,758          222,425       609,183        14,202           623,385
                                     --------         --------      --------      --------          --------
Operating Income.................      60,225              875        61,100       (49,202)           11,898
Interest (Income) Expense, net...      29,336             (407)       28,929           200(6)         46,729
                                                                                    16,900(7)             --
                                                                                       700(8)             --
Other Income, net................       1,285              569         1,854            --             1,854
                                     --------         --------      --------      --------          --------
Income (Loss) Before Taxes.......      32,174            1,851        34,025       (67,002)          (32,977)
Income Tax Provision (Benefit)...      11,729               --        11,729       (24,590)(9)       (12,861)
                                     --------         --------      --------      --------          --------
Net Income (Loss) Before
  Extraordinary Charge...........    $ 20,445         $  1,851      $ 22,296      $(42,412)         $(20,116)
                                     ========         ========      ========      ========          ========


  See accompanying Footnotes to the Unaudited Pro Forma Condensed Consolidated
                             Financial Statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

                        FOOTNOTES TO UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
  FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE SIX MONTHS ENDED JUNE 30, 1999

     The pro forma results of operations reflect the effects of the adoption of partial step up accounting and the change in status of the Company which has become a tax paying enterprise with the completion of the acquisition.

     The following pro forma adjustments have been made to the unaudited pro forma condensed consolidated financial statements:

          (1) Reflects an anticipated loss in revenues, estimated at approximately $70 million on an annualized basis in 2000, from losing the National Exchange Carrier Association long-term support subsidies based on the adoption of a price cap mechanism for common line access under applicable FCC regulations. The change is not expected to take effect until sometime in the first half of 2000.

          (2) Prior to the acquisition, Puerto Rico Telephone Company paid a cash dividend to the Puerto Rico Telephone Authority in an amount equal to its net income plus noncash amortization and depreciation expense. Due to this payment, Puerto Rico Telephone Company was not required to pay municipal and property taxes or Puerto Rico income taxes. As a result of the acquisition, Puerto Rico Telephone Company is now responsible for the direct payment of municipal and property taxes and income taxes. We estimated the amount reflected for municipal and property taxes by applying the statutory tax rate of each municipality by the appraised value for each property and municipality, determined in accordance with guidelines established by the Puerto Rico government and the municipalities.

          The $52 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the year ended December 31, 1998 and the $8.7 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the six months ended June 30, 1999, reflect estimated municipal and property taxes for the period prior to the acquisition on March 2, 1999.

          (3) Prior to the acquisition, the Company was amortizing unrecognized prior service costs related to its pension and other past employment benefit plans to Operating Costs and Expenses, Excluding Depreciation and Amortization. As a result of partial step-up accounting adjustments recorded at the time of the acquisition, prior service cost amortization for 50% of these liabilities will not occur in periods subsequent to March 2, 1999.

          The $3.7 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the year ended December 31, 1998 and the $.7 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the six months ended June 30, 1999 reflect the prior service cost amortization accrued in partial step-up accounting at the time of the acquisition.

          (4) Subsequent to the acquisition, a management and technology license fee is payable by the Company to the GTE Group. The $38 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the year ended December 31, 1998 and the $3.9 million pro forma adjustment to Operating Costs and Expenses, Excluding Depreciation and Amortization for the six months ended June 30, 1999 reflect the estimated management fee and technology license fee for periods subsequent to the acquisition. The estimates are based on a percentage of operating income plus noncash amortization and depreciation.


          (5) The $15.7 million pro forma adjustment for the year ended December 31, 1998 and the $2.3 million pro forma adjustment for the six months ended June 30, 1999 reflect the net effect of the partial step-up in basis required under the provisions of EITF 88-16 recorded at the time of the acquisition on March 2, 1999 (primarily goodwill and other long-term intangibles.).



          As a result of the acquisition, the Company recorded goodwill and other long-term intangible assets (primarily franchises, licenses and brand name) of $268.0 million. The amounts allocated to goodwill and other long-term intangible assets are being amortized on a straight-line basis over a period of 25 years.



          The Company also recorded intangibles of $18.2 million related to the customer base. The amount allocated to the customer base is being amortized over a period of three years to reflect the period over which revenue is expected to be generated by customers acquired as of the acquisition date. We monitor the loss of customers due to attrition and plan to adjust amortization if changes in attrition rates are experienced.

          (6) Reflects the amortization of underwriting discounts and expenses related to the offering of the old notes over a ten-year period.

          (7) Reflects interest expense, calculated at a rate of 6.37% per year, on the outstanding debt balance of $1.591 billion. The 6.37% rate reflects the floating rate in effect on the acquisition date. A change in the interest rate of 0.25% would result in a change of $4.0 million in annual interest expense.

          (8) Reflects fees associated with the employee stock ownership plan that was established at the time of the acquisition.


          (9) The $19.7 million pro forma adjustment to the Income Tax Provision for the year ended December 31, 1998 and the $24.6 million pro forma adjustment to the Income Tax Provision for the six months ended June 30, 1999 reflect the adjustments required to record Puerto Rico income taxes at a statutory rate of 39% for each respective period on a pro forma basis considering the imposition of income taxes and the tax effect of the pro forma adjustments.

                                    BUSINESS

OVERVIEW

     We are the largest telecommunications service provider in Puerto Rico and one of the ten largest local exchange carriers in the United States as measured by access lines in service. We have been providing telecommunications services in Puerto Rico since 1914. We are a diversified telecommunications company, providing local, on-island and off-island long distance services, wireless telephony and paging services and telecommunications equipment to our residential and business customers. We also provide network access and billing services to wireline carriers and wireless operators in Puerto Rico. We operate the island's largest network of public pay telephones and market Puerto Rico's primary telephone directory.

     We invested over $1.7 billion from 1994 to 1998 primarily to expand and enhance our wireline and wireless communications networks. Our transmission network is 100% digital, encompasses over 73,000 fiber miles and currently uses SONET technology in a fiber optic ring configuration with speeds up to OC-48. This network provides the principal transmission medium for most public and special facilities circuits and supplies direct fiber optic connections to more office buildings than any other service provider on the island. Our cellular network utilizes the IS-136 standard with time division multiple access digital technology and provides island-wide coverage in Puerto Rico.

     We have more than 1.2 million regular access lines in service, including 962,000 residential lines and 290,000 business lines. We have the leading market share of the local wireline market (approximately 95% in June 1999) and the on-island long distance market (approximately 63% in June 1999) in Puerto Rico. In addition, we have an estimated 35% share of the cellular market and a leading share of the paging market. On February 1, 1999 we began offering off-island long distance services.

     The market share data in this prospectus has been determined based on access lines in service for local telephony; minutes of use for long distance services; and subscribers for wireless telephony, paging, and Internet services. The wireless telephony market includes the total market for personal communications services as well as traditional cellular services.

STRATEGY

     We seek to enhance our leadership position in the Puerto Rico telecommunications market by stimulating demand for our core telephony services and continuing to extend our franchise in the growth areas of wireless and data services. We plan to achieve these goals with innovative marketing strategies and by providing superior service, value and convenience relative to our competitors. We intend to capitalize on Puerto Rico's increasing wireline and wireless penetration to grow our business. We expect to enhance this growth by spurring demand for value-added services such as custom calling options, caller-ID, voice messaging and other value-added services. We will leverage our large customer base to penetrate the significant off-island long distance market recently opened to us. We will also pursue opportunities with business and government customers to provide end-to-end communications solutions and to position Telecomunicaciones de Puerto Rico as the leading provider in the emerging market for Internet and enhanced data services in Puerto Rico.

     We are in the process of implementing key strategic initiatives to achieve these goals. The principal elements of these initiatives are to:

  - STRENGTHEN OUR MARKETING FOCUS

     We plan to capitalize on marketplace opportunities in Puerto Rico through segment-based marketing and by leveraging our brand recognition as Puerto Rico's leading telecommunications company. We will target high value customers in both residential and business markets and design products and services targeted specifically to meet their needs. We are developing retention programs for our most profitable customers and plan to expand the sale of value-added and Internet services.

     We believe we can leverage our island-wide capabilities and differentiate our services from the fragmented service offerings of our competitors. As the only full service telecommunications provider in Puerto Rico, we plan to offer customized packages that include local, enhanced network products/services, long distance, cellular, paging, data and Internet services, and our new off-island long distance service. We believe that by segmenting our customer base, bundling our product and service offerings and implementing value-based pricing, we will be able to retain and improve our market share and operating margins.

  - IMPROVE OUR SYSTEMS AND PROCESSES

     We are taking steps to improve the delivery of services by implementing better processes for customer service, product development, technology implementation and service delivery. We believe that by becoming a more efficient telecommunications provider, we will increase customer satisfaction and profitability.

     Many of our current processes are manually intensive and can be streamlined to reduce processing complexity, delivery time and cost. We believe that the majority of our core business processes can be improved. For example, our sales and repair operations are decentralized, with 16 commercial sales offices and 24 repair centers that do not share a linked information system. We intend to rationalize these resources and to operate them using an integrated delivery and customer care system.

     We are redesigning our information systems to facilitate implementation of our strategy. For example, our current billing systems do not permit the efficient billing of multiple services. As a first step, we have ordered a new billing system for our wireless telephony business which we expect to be in place in the fourth quarter of 1999. This new system will facilitate our strategy of segmenting customers, offering bundled services and providing customized billing options. We plan to link this system to new and existing information systems for our other businesses.

  - LEVERAGE OUR RELATIONSHIP WITH GTE CORPORATION

     We will utilize GTE Corporation's experience, resources and capabilities to improve our operating efficiency and profitability. For example, GTE Corporation has already begun to assist us in the procurement of products and services from key GTE Corporation vendors at prices more favorable than we could otherwise obtain. We are also working with GTE Corporation to assess and re-engineer core business processes such as order-entry, inventory management, service provisioning and customer care. Discussions are also underway to subcontract some key elements of these processes to GTE Supply, an established provider of logistics and supply-line services to the telecommunications industry.

     GTE Corporation will provide support for emerging technologies, advanced systems implementation, and marketing expertise. We plan to obtain network planning tools from GTE Corporation for both wireline and wireless systems and are also working with GTE Internetworking to develop and offer integrated data and Internet-related service to our larger business and municipal government customers. In addition, our relationship with GTE Corporation, one of the leading wireless telephony providers in the mainland United States, will enable us to expand significantly our roaming capabilities in the mainland U.S. market.

  - MAKE SERVICE QUALITY AND CUSTOMER RESPONSIVENESS PRIORITIES FOR OUR
WORKFORCE

     We are promoting a more collaborative workforce and are working with our employees to improve our service orientation and operations efficiency. In support of this strategy we expect to offer increased training, introduce more incentive-based compensation plans and negotiate changes in work rules. An example of management's commitment to this goal was the creation of the Telecomunicaciones de Puerto Rico employee stock ownership plan whereby for the first time, our employees obtained an ownership position in our company. We also expect to develop specific improvement programs to measure and reward actual performance.

LOCAL SERVICES

  OVERVIEW

     Local services include basic voice, telephone rental, value-added services, special services, Internet and data access, and installation services. The following table shows our breakdown of residential and business access lines in service, excluding public phones, direct inward dialing business lines, wide area telecommunications services lines, private branch exchange trunks, and cellular and paging customers:

                            ACCESS LINES IN SERVICE

                                                                          YEAR ENDED DECEMBER 31,
                                                           JUNE 30,       -----------------------
                                                             1999         1998     1997     1996
                                                         -------------    -----    -----    -----
                                                            (IN THOUSANDS EXCEPT PERCENTAGES)
Residential Lines......................................        962          947      950      901
Business Lines.........................................        290          284      271      255
                                                             -----        -----    -----    -----
Total Access Lines in Service..........................      1,252        1,231    1,221    1,156
                                                             =====        =====    =====    =====
Growth.................................................        1.7%         0.8%     5.6%     5.0%

     Wireline penetration in Puerto Rico was 77% at December 31, 1998 as compared with penetration of over 90% in the mainland United States.

  BASIC VOICE SERVICE

     Basic voice service is the most significant component of the local services category, representing $352 million in revenues in 1998, or 28% of total revenues and $241 million in revenues, or 36% of total revenues for the period ended June 30, 1999. Our basic voice service revenues have increased with the growth in the number of access lines in service. The growth in access lines for 1996 and 1997 resulted from a strong local economy and increasing demand for telecommunications services by businesses, as well as strong residential demand for second lines. Line growth slowed in 1998 because of the impact of Hurricane Georges and the 41-day work stoppage.

     To establish basic local rates, communities in Puerto Rico are grouped into five categories based on the number of lines served within a given geographical area. For example, the largest cities (those with densities of more than 40,000 lines) carry flat rates for unlimited usage of $18.80 per month, while small, typically rural communities (less than 1,000 lines) carry flat rates for unlimited usage of $7.60 per month. Residential rates for unlimited usage average $13.60 per month. The pricing scale has not changed since 1982 and, under the terms of the acquisition, basic rates for residential customers cannot be increased for three years after the acquisition. The business rate scale is narrower and rates for basic service range from $34.60 to $36.65 per month and average, including usage, $46.00 per month. These rates exclude the $3.50 and $6.00 per month subscriber line access charges for residential and multi-line business customers, respectively, that are set by the FCC and are included in access revenues.

     Our principal competitor in the local service business has been Centennial, the first facilities-based competitive local exchange carrier in Puerto Rico. Centennial entered the San Juan market in 1997 with a fiber optic network targeted at business customers. Centennial also began marketing a fixed wireless local loop service to high volume on-island long distance residential users throughout the island in 1997.

  TELEPHONE RENTAL

     Approximately 90% of small, single line businesses and 63% of residential customers rent telephones which generated approximately $28 million in revenues in 1998 and approximately $14 million in revenues for the period ended June 30, 1999. Telephone rental revenues for the entire residential and business customer base average $2.00 and $2.60 per customer per month, respectively. Rental levels are high compared to mainland telecommunications companies as we still own the inside wire on the customer premises and therefore are still responsible for maintenance of inside wires and rental phones. Mainland telecommunica-tions companies saw consumers shift from renting to purchasing phones from retail outlets during the 1980's as consumers became responsible for instrument repairs.

     We are considering a plan to transfer inside wire and telephone repair responsibility to consumers and we believe that this would be economically advantageous despite the fact that rental revenues will likely decrease over time. Repair fees and repair maintenance contracts could potentially replace the telephone rental revenue stream. More important, however, would be the reduction of inventory costs for rental equipment and the expected reduction in operating expenses as the free repair policy has had the effect of producing multiple visits per customer repair. We believe that the adoption of this new policy will not result in a charge to earnings as we began expensing inside wire costs when the industry changed its commercial practices.

  VALUE-ADDED SERVICES

     Value-added services include over fifteen voice features, such as caller ID, call return, call waiting, 3-way calling and voice mail. Value-added service revenues increased 30% from $27 million in 1997 to $35 million in 1998 and were $19 million for the period ended June 30, 1999. The most popular services are caller ID, call return and call waiting. Value-added services are sold individually or in packages with prices ranging from $1.50 to $7.50 per month. Residential customer acceptance of these services has been strong. Of the 906,525 customers whose lines are equipped for custom calling features approximately 39% have subscribed for at least one custom calling feature and of the 805,000 customers whose lines are equipped for class services, such as return call and caller ID, over 33% have subscribed for at least one class service feature.

  SPECIAL SERVICES

     Special services include private lines marketed to businesses primarily for data transport. For 1998, these lines contributed $12 million in the local revenue category with an additional $18 million included in the long distance category for private line carriage beyond the local central office exchange. Management believes that strong demand for these lines exists from both large and medium-sized business customers. We expect to complete an ATM Network in 1999 which will enhance our ability to offer broad bandwidth, tailored, cost effective services to our business customers.

  INTERNET AND DATA SERVICES

     We launched our Internet services in late 1996 by offering unlimited dial access to our customers in the San Juan metropolitan area and have expanded our service to 43 additional towns outside the metropolitan area. During 1997, we introduced dedicated Internet access to business customers through the use of private lines. Internet services contributed approximately $4 million to our revenues in 1998.

     We currently have approximately 2,500 modems which can provide service to more than 25,000 customers and 120 ports for dedicated access. We are improving our platform by adding 2,600 additional modems across 6 nodes and doubling the number of T-1 connections to the main Internet backbone in the United States from 5 to 10.

NETWORK ACCESS SERVICES

     Network access services include services provided to inter-exchange carriers, other local exchange carriers, cellular and personal communications service operators and paging companies for the origination and termination of calls to and from Puerto Rico Telephone Company's local customers. These operators pay an access fee to Puerto Rico Telephone Company based on tariffs or specific interconnection agreements which have a duration of one, two or three years. We also collect network access fees directly from our customers in the form of FCC-mandated line charges.

     We recorded total network access revenues of $300 million in 1998. The principal components of network access revenues are:

     - $170 million from long distance carriers;

     - $48 million from the Universal Service Fund, the federal subsidy provided to cover revenue requirements for a high-cost regulated telecommunications company;

     - revenues from subscriber lines and end-users of $56 million;

     - special access revenues of $12 million;

     - cellular and beeper access revenues of $7 million; and

     - intra-island access revenues of $7 million.

     The long-term support subsidy relates to the common line pool, which is managed by the National Exchange Carrier Association. The revenues received from National Exchange Carrier Association are based on our participation in revenue pools with other telephone companies funded by access charges authorized by the FCC. These pooled amounts are subsequently divided among the various telephone companies based upon their respective allocations of costs and investments in providing interstate service.

     GTE Corporation does not participate in the National Exchange Carrier Association common line pool, but instead generates common line revenues from several access elements. These elements include explicit pre-subscribed inter-exchange common carrier line charges assessed on a per line basis and increased end-user subscriber line charges. GTE Corporation also assesses a per minute carrier common line charge established under an FCC price-cap formula if revenues generated from the first two elements are insufficient to cover revenue requirements. GTE Corporation is subject to price-cap regulation, a regulatory regime that under FCC rules must apply to all of GTE Corporation's local exchange subsidiaries. Consequently, Puerto Rico Telephone Company is required to exit the National Exchange Carrier Association pool and adopt price-cap based access charges. The FCC provides a 12-month period after the date of the acquisition for the transition to price-caps. For additional information about the effect of this change, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Factors Affecting Our Future Financial Results."

  PUBLIC PHONES

     The decline in public phone revenues from $12 million in 1997 to $9 million in 1998 resulted from the entrance of new payphone operators in the market. We have historically taken a universal service approach to the pricing of this service, as evidenced by a price of 10 cents for a call of unlimited duration. However, several payphone operators have challenged our historical pricing practices before the Telecommunications Board, arguing that the wireline business is subsidizing public phones.

     These new competitors have begun charging higher prices, which currently are 25 cents for each 3 minutes for the duration of a call. We also adopted this price policy on January 15, 1999 for new, "intelligent" phones. Intelligent phones have self-diagnostic, credit card and phone card reading capabilities and the ability to transmit billing and operating information to a central office. As of June 30, 1999 approximately 3,000 of our 19,400 pay phones have been replaced with "intelligent" phones. We are currently developing plans to replace the remaining "non-intelligent" phones.

LONG DISTANCE SERVICES

  OVERVIEW

     Long distance services consist primarily of direct long distance dialing, operator-assisted, calling card, and toll private lines services within Puerto Rico. We also provide wide area telephone services, toll-free services and enhanced toll-free services.

     For regulatory purposes, the FCC has organized the United States into geographic markets known as local access transport areas. Puerto Rico has the status of a single local access transport area and, as such there is no inter-local-access transport area telecommunications traffic within Puerto Rico. Therefore, in the Puerto Rico telecommunications market, there are two types of long distance service: on-island and off-island.

     Until February 1, 1999, we were prohibited from offering off-island long distance service by a non-compete agreement with Telefonica Larga Distancia. An agreement between the Puerto Rico Telephone Authority and Telefonica Larga Distancia to terminate their mutual non-competition covenants became effective on February 1, 1999. Because of competition in the on-island long distance market and the introduction of dialing parity on February 1, 1999 for competing long distance companies, we have experienced a decrease in our market share of the on-island long distance business. However, we have entered the off-island long distance market and obtained 5% of that market for the month of June. We expect to experience a further decrease in our on-island long distance market share and an increase in our off-island market share in the future. We, along with our competitors, reduced our on-island long distance rates on February 1, 1999. We expect this price reduction to increase total minutes of use. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments."

  ON-ISLAND LONG DISTANCE SERVICES

     The Puerto Rico on-island long distance market had approximately 1.7 billion minutes of use in 1998. The following chart shows our minutes of use in the on-island long distance market for the years ended December 31, 1996 through 1998 and the six-month period ended June 30, 1999:

                                                        SIX-MONTH       YEAR ENDED DECEMBER 31,
                                                      PERIOD ENDED     --------------------------
                                                      JUNE 30, 1999     1998      1997      1996
                                                      -------------    ------    ------    ------
On-island Minutes (millions)(1).....................        725         1,670     1,649     1,464
Percent Increase (Decrease).........................        (14%)         1.3%     12.6%     13.9%
Average Revenue per Minute..........................      $ .15        $  .13    $  .13    $  .16

---------------
(1) Consists of on-island long distance, direct dialing and operator services.

     The on-island long distance market has been open to competition since September 1996. We held a 98% market share as of December 31, 1998, largely because the selection of an alternate carrier required dialing 5 additional digits when making a call. Competition has increased since February 1, 1999, when dialing parity was introduced to give equal access to all competitors, as mandated by the FCC and the Telecommunications Board. For the month ended June 30, 1999, our market share was approximately 63%.

     The procedure used when dialing parity was introduced involved a customer mailing. Customers were advised of the right to change along with a list of carriers and how to contact them. Customers remain by default with Puerto Rico Telephone Company for on-island long distance service unless they elect to change to an alternate carrier. Our primary competitors in the on-island long distance market include AT&T, Centennial, MCI Worldcom, Sprint and Telefonica Larga Distancia. We offer per-minute charges of $.12 during peak hours and $.10 for off-peak hours. Our on-island long distance rates are competitive with those offered by other carriers. Our competitors have been actively advertising their service and rates.

  OFF-ISLAND LONG DISTANCE

     We entered the off-island market in February 1999, thereby making us the only telecommunications provider in Puerto Rico that currently offers customers a complete range of services. The off-island long distance market had approximately 1.173 billion minutes of use in 1998. We believe that entry into this service area provides us with a significant competitive advantage, allowing us to enhance other service offerings and in particular our on-island long distance service. We are currently reselling AT&T long distance service, which we purchase at a discount, and will evaluate using our own facilities after obtaining the appropriate regulatory approvals and licenses and when commercially viable. We estimate we acquired 145,100 customers that accounted for a 5% market share of the off-island long distance minutes of use for the month ended June 30, 1999.

     Our primary competitors in the off-island long distance market include AT&T, MCI Worldcom, Sprint and Telefonica Larga Distancia. We offer per minute charges of $.12 during peak hours, plus a monthly charge of $3 if monthly usage is less than $25.00 and $.10 for off-peak hours. Our off-island long distance rates are competitive with those offered by other carriers.

WIRELESS SERVICES

     We offer analog and digital wireless cellular and numeric and alphanumeric paging services island-wide through Celulares Telefonica.

  CELLULAR SERVICES

     Cellular penetration in Puerto Rico was 10% at December 1997 and increased to 15% at December 1998, as compared to 25.5% in the United States. We believe this represents an opportunity for faster growth than in the mainland United States.

     The following chart compares penetration in the United States (50 states) and Puerto Rico:

           COMPARISON OF WIRELESS PENETRATION AS OF DECEMBER 31, 1998

                                                 POPS                     SUBSCRIBERS
COUNTRY                                         (000)       GDP/CAPITA       (000)       PENETRATION
-------                                       ----------    ----------    -----------    -----------
United States (50 states)...................   270,933       $32,042        69,209          25.5%
Puerto Rico.................................     3,844       $14,092           567          14.7%

---------------
Sources: CTIA 1998, Bureau of Economic Analysis and Banco Popular

     Wireless telephony has experienced significant market acceptance in Puerto Rico, with compound industry-wide annual customer growth of 44% from 1992 to 1998. Celulares Telefonica offers island-wide coverage. We hold an estimated 35% of the wireless telephony market. The distribution of Celulares Telefonica's customer base is approximately two-thirds individual accounts and one-third corporate and group accounts. Celulares Telefonica's minutes of use per customer per month averaged 125 to 150 in 1998, and monthly average revenue per unit was $49 for 1998. This compares to mainland U.S. averages of 100-125 minutes per customer per month and average revenue per unit of $43. The significant decrease in average revenue per unit from $71 in 1996 to $49 in 1998 reflects the entrance of another competitor and the increasing penetration of lower-end users, in particular prepaid customers in late 1997 and 1998.

     The following chart shows wireless telephony in Puerto Rico, as well as market share and subscribers for Celulares Telefonica and its two principal competitors:

                         WIRELESS TELEPHONE SUBSCRIBERS

                                                             AS OF          AS OF DECEMBER 31,
                                                         -------------    -----------------------
                                                         JUNE 30, 1999    1998     1997     1996
                                                         -------------    -----    -----    -----
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
CELLULAR PENETRATION
Market POPs............................................      3,888        3,844    3,770    3,755
Market Subscribers.....................................        721          567      371      312
Subscriber Growth......................................         27%          53%      19%      11%
Market Penetration.....................................         19%          15%      10%       8%
SUBSCRIBERS
Celulares Telefonica(1)................................        254          204      135      153
CellularOne............................................        348          286      189      159
Centennial PCS.........................................        119           77       47       --
                                                             -----        -----    -----    -----
          Total........................................        721          567      371      312
                                                             =====        =====    =====    =====

                                                             AS OF          AS OF DECEMBER 31,
                                                         -------------    -----------------------
                                                         JUNE 30, 1999    1998     1997     1996
                                                         -------------    -----    -----    -----
                                                            (IN THOUSANDS, EXCEPT PERCENTAGES)
MARKET SHARE (ESTIMATED)
Celulares Telefonica...................................         35%          36%      36%      49%
CellularOne............................................         48%          50%      51%      51%
Centennial PCS.........................................         17%          14%      13%      --
                                                         -----------      -----    -----    -----
          Total........................................        100%         100%     100%     100%

---------------
(1) 1996 amounts were Restated to remove 10 reseller subscribers.

     Our cellular service was launched in 1986 under the Celulares Telefonica brand. The A block service was launched in 1991 by Cellular Communication of Puerto Rico under the CellularOne brand name. SBC and Telmex recently announced their agreement to acquire Cellular Communication of Puerto Rico subject to obtaining regulatory approval. Two of three license holders of the 30-megahertz island-wide spectrum have launched digital service. Centennial PCS launched a CDMA service in 1996 whereas AT&T launched a time division multiple access service under the Sun Com brand in June 1999. ClearComm, the other license holder, has announced that it will launch its service in a joint venture with Telefonica Larga Distancia.

     Celulares Telefonica and CellularOne have been migrating customers to our time division multiple access digital networks in recent years. We also hold two 10-megahertz personal communications service licenses which have not been developed; one for San Juan and the other for the reminder of the island. After the acquisition, the new management team determined that the license for the rest of the island would likely not be developed and wrote-off the value of the carrying cost. Other winners of the 10-megahertz license are Sprint with an island-wide license, Omnipoint with a license for San Juan, and Pegasus with a license for the remainder of the island.

     We experienced very high turnover in 1996 and through the first half of 1997, due to a high incidence of fraud on the network. Monthly turnover averaged 6.4%, 5.5%, and 3.8% from 1996 through 1998, respectively. This resulted from terminations relating to network fraud, the inability to roam in the continental United States and the better performance of CellularOne's and Centennial's digital networks in reducing fraud.

     We have taken various steps to overcome poor customer perception. In 1997, we began performing more aggressive collection procedures and implemented authentication-fingerprinting software to reduce fraud substantially. Approximately 40% of Celulares Telefonica's customer base has now switched to digital service, which further reduces fraud problems. This transition is being pursued to distance us from the poor image of our analog service and to provide service comparable in network quality and features to that of our competitors.

     We have been restoring roaming service to the mainland U.S. While lacking nationwide coverage, Celulares Telefonica's customers can roam in major Puerto Rico population centers in the Northeast, Florida, Washington, D.C., and Chicago, as well as other major cities in the United States, Mexico and Canada. Our GTE affiliation will enable us to obtain additional roaming agreements.

     We also have expanded penetration in the low-end user market by offering prepaid packages. Since introducing prepaid wireless services in late 1997, our prepaid customer base has grown to 77,000 as of June 30, 1999.

  PAGING SERVICES

     We are the market leader in Puerto Rico in paging services. Our facility-based service has been marketed under the Celulares Telefonica brand since 1994. Major competitors include Celpage, CellularOne and Skytel. The paging market and Celulares Telefonica realized significant customer growth in 1997. We experienced a contraction in customers in 1998 because of high disconnections associated with aggressive collection efforts. Our alphanumeric service is priced at levels approaching low-end cellular prepaid plans, consequently we are experiencing migration to the cellular prepaid cellular plans resulting in a contraction in customers in 1999.

                               PAGING SUBSCRIBERS

                                                          AS OF            AS OF DECEMBER 31,
                                                      -------------    --------------------------
                                                      JUNE 30, 1999     1998      1997      1996
                                                      -------------    ------    ------    ------
Market POPs (in thousands)..........................      3,888         3,844     3,770     3,755
Celulares Telefonica Total Subscribers (in
  thousands)........................................        204           219       235       200
Celulares Telefonica Subscriber Growth..............         (7)%          (7)%      18%       48%
Celulares Telefonica Revenues (millions)............        $24           $60       $55       $34
Celulares Telefonica average revenue per unit per
  month.............................................        $20           $22       $21       $17

  SALES AND DISTRIBUTION

     We actively market our wireless services and products through various distribution channels. Our distribution network consists of:

     - a direct sales force composed of 74 retail sales representatives and 19 corporate sales representatives;

     - an indirect sales force composed of 108 independent distributors that operate a total of 207 distribution outlets; and

     - other sales through primary distribution channels that are supplemented by sales through our regional stores.

     Our distribution network, with its multiple direct and indirect points of sale, is intended to make the purchase of cellular telephone service and equipment simple and convenient for existing and potential customers and to enhance our flexibility in meeting the needs of subscribers in varying localities and with diverse schedules. We continually seek to strengthen the reach and quality of our distribution network in order to acquire additional high quality customers.

     Direct Sales. We distribute our services and products through 74 retail sales representatives who are based out of our 12 regional stores. In addition, 19 corporate sales representatives and 39 customer care coordinators handle small, medium and large businesses. These personnel are dedicated to targeting and developing corporate and government accounts.

     Independent Distributors. Our distribution network includes as of June 30, 1999, 108 independent distributors for telephony services that operate 207 distribution outlets. The distributors are managed by a company-employed distribution sales manager, who serves as the distributors' liaison with Celulares Telefonica. The manager assists the distributors with training and sales related functions, including the development of promotional material.

     Other Sales and Marketing. We conduct co-marketing campaigns with other consumer services and products providers, including non-profit associations and professional trade associations as well as local banks such as Banco Popular. These providers include sales information about our services and products in their sales literature and other communications with their customers. We also distribute our services and products through kiosks located in shopping centers, exhibitions and professional conventions.

DIRECTORY

     Directory revenue of approximately $40 million in 1998 was derived from three primary sources: publishing, electronic yellow pages, and customer listings. Directory revenues for the period ended June 30, 1999 were approximately $20 million. In 1998, we earned $26 million in publishing rights from the sale of yellow page advertising according to the terms of a revenue sharing arrangement with VNU World Directories. This agreement expires with the publishing of the 1999 directory.

     In 1999, we entered into a new 95-year agreement with AXESA Puerto Rico Incorporado, a partnership formed among various entities, including subsidiaries of Puerto Rico Telephone Company and GTE Corporation. Under the terms of the agreement which will become operative with the publishing of the 2000 directory, the percentage of income we will receive for publishing rights from the sale of yellow page advertising will decrease from 53% to an estimated 44%, based on a 35% share of gross yellow page revenues, additional income from the billing and collection for directory advertisements, and from the provision of Puerto Rico Telephone Company's subscriber list. AXESA has entered into an advisory agreement with GTE Directories Corporation and an affiliate of VNU pursuant to which AXESA will pay a fee equal to 2% of the gross revenues to GTE Directories Corporation and the VNU affiliate.

     In addition, customers are charged $5 per month to add and $2.50 to remove a listing from the white pages. We derived $11 million in revenues from these charges. This category also includes $3 million of revenue from directory assistance service.

OTHER REVENUES

     This category primarily includes revenues from the sale of private branch exchange and cellular equipment and revenues from billing and collection services provided to off-island long distance carriers.

  BILLING AND COLLECTIONS

     We bill and collect on behalf of most off-island long distance carriers, including AT&T, MCI Worldcom, Sprint and Telefonica Larga Distancia, with AT&T representing 50% of the revenue volume. These companies may eventually discontinue using our services and establish their own billing and collection capability. However, AT&T agreed in 1999 to extend its contract with us through 2001. The remaining billing and collection arrangements are generally short-term.

NETWORK INFRASTRUCTURE

     We invested approximately $1.7 billion from 1994 to 1998 to expand and enhance our wireline and wireless telecommunications networks. We expect to spend $1.2 billion under our five-year capital expenditure plan for the years 1999 through 2003 through internally generated funds, and have publicly committed to spend at least $1 billion on capital expenditures during the same five-year period.

  WIRELINE NETWORK

     Our switching and transmission network is 100% digital, consisting of 29 local host offices and two access tandems to ensure redundancy and network reliability for long distance calling within Puerto Rico. Our network has the following characteristics:

     - Approximately 75% of our transmission circuits in the island use fiber optic systems; the fiber optic portion of the network consists of 73,000 miles of fiber optic cable in fiber-ring and point-to-point configurations.

     - The entire transmission network for the San Juan Metropolitan Area is constructed using self-healing SONET rings operating at bandwidths up to OC-48 and offering high levels of redundancy and reliability to Puerto Rico Telephone Company business and residential customers. Puerto Rico Telephone Company has also extended fiber optic cable to over 200 office buildings in the San Juan Metropolitan Area.

     - Approximately 39% of the outside cable network serving the local loop is underground. The outside plant modernization program has been directed at burying cable wherever economically feasible to improve network reliability, reduce maintenance expenses and reduce exposure to tropical storms.

     - Our switching network and transmissions systems are monitored by a Network Monitoring Center provided by Bellcore, which operates 24 hours per day.

     We offer enhanced services including data networking and specialized application services. Data networking services include the provision of high speed broadband services such as Integrated Services Digital Network, Basic and Primary Rate Interface. We provide high speed circuits with speed from fractional T-1s to DS-3. We have completed the installation of an Asynchronous Transfer Mode Network to offer our customers high-speed data transmission on a more efficient and reliable network capable of offering Frame Relay and Asynchronous Transfer Mode.

  WIRELESS NETWORK

     We believe our island-wide coverage is more extensive than that of our competitors as a result of having installed a greater number of cell sites in the interior of the island. Our wireless network:

     - consists primarily of Ericsson equipment;

     - utilizes the IS-136 standard with time division multiple access digital technology; and

     - is composed of 131 cells with digital capability and 18 microcells.

REGULATORY ENVIRONMENT IN PUERTO RICO

  INTRODUCTION

     We hold franchises, licenses and permits adequate for the conduct of our business in the markets which we serve. Advances in technology, together with a number of regulatory, legislative and judicial actions, continue to accelerate and increase the competition affecting our operations and the opportunities available to us. The Federal Telecommunications Act of 1996 is intended to promote competition in all sectors of the telecommunications marketplace, while preserving and advancing universal telephone service.

     The Federal Telecommunications Act of 1996 presents us with both challenges and opportunities. We will face additional competition from numerous sources, such as other incumbent local exchange carriers, new competitive local exchange carriers, wireless carriers, cable television service providers, and long distance companies. However, we have been permitted, since February 1, 1999, to provide a full array of local, long distance, Internet access, wireless and video services both within and outside of our traditional operating areas, and are now able to generate new sources of revenue from customers previously beyond our reach.

     The telecommunications regulatory environment in Puerto Rico is undergoing change. With the passage of the Federal Telecommunications Act of 1996, which amended the 1934 Federal Act, our legal monopoly was eliminated. The Puerto Rico legislature amended the Puerto Rico Telephone Authority Organic Act and enacted the Puerto Rico Telecommunications Act in September 1996, which reorganized the regulation of the telecommunications sector in Puerto Rico. The Puerto Rico Telecommunications Act provides for the creation of the Telecommunications Board, the main purpose of which is to regulate telecommunications and cable television services on the island. The Puerto Rico Telecommunications Act also incorporates the pro-competitive and universal service features found in the Federal Telecommunications Act of 1996. We are also subject to regulation by the Puerto Rico Planning Board, the Administration of Regulations and Permits of Puerto Rico and the Environmental Quality Board.

     We have been responding and will continue to respond to the challenges presented by regulatory and legal developments that allow for increased competition and opportunities in Puerto Rico's telecommunications market. We expect our financial results to benefit from reduced costs and the introduction of new products and services that will result in increased usage of our telephone and wireless networks. However, it is likely that these improvements will be offset, at least in part, by continued strategic pricing reductions and the effects of increased competition. For a discussion of a recent regulatory development which addresses reciprocal compensation arrangements with Internet service providers, see "Management's Discussion and Analysis of Financial Conditions and Results of Operations -- Recent Internet Regulatory Action."

     We are involved in proceedings arising under the Federal Telecommunications Act of 1996, the FCC Rules and the Puerto Rico Telecommunications Act, including disputes relating to access charges. The unfavorable resolution of these matters may have an adverse effect on our financial results.

  UNITED STATES TELECOMMUNICATIONS REGULATION

     The regulation of telecommunications services is generally divided between the inter-state and intra-state jurisdictions, as required under Section 2(b) of the 1934 Federal Act, as amended. The FCC regulates inter-state and wireless services, and state commissions regulate intra-state services. Recent legislative efforts and the development of new services, however, have blurred this distinction.

     Local Competition

     The Federal Telecommunications Act of 1996 amended the 1934 Federal Act to advance universal service and open the telecommunications market to local competition by requiring the incumbent local exchange carriers to enter into agreements permitting other telecommunications carriers to access and utilize the incumbent local exchange carriers' network for the provision of competitive local services. The Federal Telecommunications Act of 1996 also provides for the resale of incumbent local exchange carrier services by other telecommunications companies. Although local services have been regulated at the state level, Sections 251 and 252 of the 1934 Federal Act set forth a blend of state and federal oversight of competitive entry into the local exchange service market. The statute provides detailed procedures that state commissions must follow in the mediation, arbitration, revision and approval of interconnection agreements between carriers. If a state fails to act in this regard, the FCC is required to act in its place.

     In August 1996, the FCC issued extensive rules implementing the local competition provisions of the Federal Telecommunications Act of 1996. Included in the FCC's local competition rules is a detailed pricing methodology to be employed by states in interconnection proceedings and proxy rates that may be applied until states complete the cost studies needed to implement the FCC's pricing methodology. Upon complaint by GTE Corporation, various other incumbent local exchange carriers and several regulatory entities, enforcement of the FCC's pricing rules was stayed by the United States Court of Appeals for the Eighth Circuit in October 1996. In July 1997, the court found that the FCC had overstepped its authority in a number of areas and upheld the complainants' position that state regulatory agencies bear the primary responsibility for determining the prices which competing firms must pay when interconnecting their networks. The judgment of the Court of Appeals was appealed to the United States Supreme Court and a decision was rendered in January 1999. The Supreme Court held that the FCC had authority to implement the pricing provisions of the Federal Telecommunications Act of 1996 and "jurisdiction to design a pricing methodology" to be followed by the states in interconnection proceedings. The Supreme Court remanded to the Eighth Circuit the issue of the substantive validity of the rules adopted by the FCC. GTE Corporation has stated publicly that it plans to contest the merits and validity of the FCC's current rules setting out the pricing methodology. The Supreme Court also ruled that the FCC failed to properly construe the legal standards of the Federal Telecommunications Act of 1996 that govern which network elements incumbent local exchange carriers must make available to competitive local carriers, overturning the blanket unbundling rule which was adopted by the FCC and challenged by GTE Corporation and other incumbent local exchange carriers.

     Universal Service and Access Charges

     With regard to universal service, the U.S. Congress similarly has provided for a dual effort to ensure that basic telephone service is affordable for all citizens. The FCC has also adopted rules designed to provide support for high cost carriers for the inter-state jurisdiction, although this support may only be used to offset the cost of inter-state services. The FCC rules also provide support to low income subscribers, public and non-profit health care centers, schools and libraries. The Federal Telecommunications Act of 1996 further provides that states may also create these price support funds as long as they are not inconsistent with the Federal program. All telecommunications carriers in Puerto Rico are required by Federal and Puerto Rico laws to contribute to the federal and Puerto Rico universal service programs.

     The Federal Telecommunications Act of 1996 mandates that all universal service support be specific and predictable. Thus, inter-state access charges must be adjusted to remove any implicit universal service support. To the extent that these changes reduce the revenues generated by inter-state access charges and are not offset by universal service support, any unrecovered revenue requirement likely will fall to the intra-state jurisdiction for recovery.

     Regulation of Commercial Mobile Radio Service Providers

     In 1993, Congress preempted state regulation of market entry and rates charged by commercial mobile radio service providers such as Celulares Telefonica, including for intra-state wireless calls, and the FCC has since deregulated commercial mobile radio service rates. Jurisdiction over consumer-related issues, such as billing disputes and fraud, still resides with the states. Despite this statutory distinction, however, some parties have disputed the appropriate forum for deciding issues related to mobile services on jurisdictional grounds.

  PUERTO RICO FEDERAL TELECOMMUNICATIONS ACT OF 1996

     General Provisions

     The Puerto Rico Telecommunications Act was signed into law on September 12, 1996. The Puerto Rico Telecommunications Act creates the Telecommunications Regulatory Board, investing it with the duty and authority to regulate the provision of telecommunications services in Puerto Rico. The Telecommunications Board regulates us and all other telecommunications and cable service providers in Puerto Rico.

     The Puerto Rico Telecommunications Regulatory Board

     The Telecommunications Board is an independent agency of the Commonwealth of Puerto Rico and is comprised of three members appointed by the Governor with the advice and consent of the Puerto Rico Senate. On May 16, 1997, the Telecommunications Board adopted regulations regarding the certification of telecommunications providers in Puerto Rico and the imposition of regulatory fees on telecommunications companies. The Telecommunications Board's "Regulations for the Issuance of Certifications and Franchises" establish the conditions and procedures for telecommunications companies to secure certifications and for cable companies to secure franchises under the Puerto Rico Telecommunications Act. Among other things, the certification regulations provide that companies seeking certification must submit to the Telecommunications Board a detailed petition, which will be granted if the petitioner is found to be legally, technically, financially and morally qualified. Companies already providing telecommunications services in Puerto Rico will be certified automatically once they submit the required petition, and commercial mobile radio service providers and inter-state service providers need not be certified to offer service.

     The Telecommunications Board's "Regulation on the Imposition of Charges on Telecommunications Companies" governs the assessment of a quarterly charge to defray the costs of the Telecommunications Board's operations. Pursuant to the Puerto Rico Telecommunications Act, the regulation establishes that all telecommunications companies with an annual gross income of $25,000 or more are to pay a quarterly charge equal to 0.25% of their gross revenues earned from the provision of intra-state telecommunications services in Puerto Rico. The regulation also provides that the Telecommunications Board may order a telecommunications company to reimburse the extraordinary expenses incurred for professional and advisory services in connection with hearings and investigations by the Telecommunications Board with respect to the company.

     Provisions for Telecomunicaciones de Puerto Rico

     The Puerto Rico Telecommunications Act directs the Telecommunications Board to presume that we control the local service, access service and on-island toll markets as of the date of enactment of the Puerto Rico Telecommunications Act. The Telecommunications Board is not to presume that we possess control of the cellular or paging service markets. The Telecommunications Board may refrain from enforcing the provisions of the Puerto Rico Telecommunications Act, with the exception of the universal service contribution requirement, against carriers which do not possess control of the market. Within three years of the effective date of the Puerto Rico Telecommunications Act, the Telecommunications Board is to initiate a proceeding to determine if we retain control of the various markets or any parts thereof. If it is determined that the we do not retain control of the market in any line of business, the Telecommunications Board may refrain from enforcing the provisions of the Puerto Rico Telecommunications Act against us to that extent.

     Competitive Provisions

     The Puerto Rico Telecommunications Act includes a number of competitive provisions that mirror the Federal Telecommunications Act of 1996. In some instances, the Puerto Rico Telecommunications Act extends the Federal Telecommunications Act of 1996's incumbent local exchange carrier-specific obligations to non-incumbent local exchange carrier's as well. Under the Puerto Rico Telecommunications Act, every telecommunications company is required to provide interconnection to its facilities at any point in its network where it is technically feasible and each telecommunications company is to be paid for interconnection to its network based on the "real costs" and the profits as provided for in the Federal Telecommunications Act of 1996. The Puerto Rico Telecommunications Act also guarantees the competitive availability of unbundled network elements, wholesale discounts for resale offerings, physical and virtual colocation, access to poles, ducts, conduits and rights-of-way, number portability, and access to directory assistance, telephone directories, 911 service and repair service.

     Under the Puerto Rico Telecommunications Act, no telecommunications company may subsidize competitive services with income generated by noncompetitive services. All telecommunications companies are to maintain separate accounting records for their competitive and noncompetitive services for this purpose. Similarly, no telecommunications company may offer any service at prices below cost except for promotional offerings of short duration with the previous consent of the Telecommunications Board. The Telecommunications Board is directed to take appropriate action to enforce these requirements or to lodge complaints with the Puerto Rico Department of Justice.

     Interconnection Agreements

     The Puerto Rico Telecommunications Act duplicates the provisions of the Federal Telecommunications Act of 1996 regarding negotiation, arbitration, and approval of interconnection agreements. In particular, the Puerto Rico Telecommunications Act follows the federal scheme of voluntary interconnection negotiations supplemented by Telecommunications Board mediation or arbitration of unresolved issues. All interconnection agreements must be submitted to the Telecommunications Board for approval.

     Universal Service

     The Puerto Rico Telecommunications Act contains a provision on universal service that complements the provisions in the Federal Telecommunications Act of 1996. This law requires all telecommunications companies operating in Puerto Rico to make an equitable and nondiscriminatory contribution to the Universal Service Fund program adopted by the Telecommunications Board. The Telecommunications Board is required to conduct a rule-making proceeding to establish a mechanism for the collection and distribution of universal service support. The Telecommunications Board must certify a telecommunications company in order for it to receive universal service funds from the local as well as the federal programs. Puerto Rico Telephone Company is already certified to receive funds.

     Filing of Prices and Charges

     The Puerto Rico Telecommunications Act requires all telecommunications companies, except for wireless companies, to submit to the Telecommunications Board a list of prices and charges and to update that list each time a change is implemented in the market. Upon complaint by an interested party, the Telecommunications Board is to determine whether or not the prices and charges set forth in a company's list are based on cost of providing service to customers. The Telecommunications Board is given a maximum of thirty days to adjudicate these complaints. However, the local courts have determined that the thirty day period is only a directive and not a jurisdictional limit. It may suspend the prices or charges in question pending resolution of the matter. The Telecommunications Board may order the permanent suspension of a rate if it is determined not to be based on cost and it may impose an administrative fine of up to $25,000 for each violation of the Puerto Rico Telecommunications Act.

     Interconnection Arbitration Proceedings and Agreements

     Pursuant to the local competition provisions of the 1934 Federal Act, as amended by the Federal Telecommunications Act of 1996, incumbent local exchange carriers must negotiate the terms of interconnection agreements with new entrants. When the parties cannot mutually agree on all terms and conditions of interconnection, either the new entrant or the incumbent carrier may initiate arbitration before the Telecommunications Board. On September 5, 1997, the Telecommunications Board approved regulations regarding procedures for the negotiation, arbitration and approval of interconnection agreements.

     We have been a party to six arbitration proceedings before the Telecommunications Board. Each proceeding was instituted by an entity seeking an interconnection agreement with us but which did not agree with particular terms or conditions of interconnection we required. These proceedings are conducted by the Telecommunications Board pursuant to Section 252 of the Federal Telecommunications Act of 1996 and the Puerto Rico Telecommunications Act.

     As a result of the proceedings, the initiating parties have executed interconnection agreements with us. At present an arbitration proceeding has been requested with regard to a new interconnection agreement that is still being negotiated.

EMPLOYEES

     Our workforce totaled 7,703, employees plus 495 temporary employees as of December 31, 1998 and 6,746 employees plus 349 temporary employees as of September 30, 1999. Approximately 77% of the full-time employees are members of one of two unions, the Union of Independent Telephone Workers, known as UIET, or the Brotherhood of Independent Telephone Workers, known as HIETEL. Union membership is mandatory for certain job categories. Our employees generally fall into three different groups:

     - management;


     - employees represented by HIETEL under a collective bargaining agreement that is in effect until November 6,, 1999 that covers more than 1,700 professional, office and technical employees in the bargaining unit. Bargaining with HIETEL began on September 15, 1999; and


     - employees represented by the UIET under two collective bargaining agreements which are effective until January 17, 2000. One of the agreements with UIET covers approximately 3,900 employees, including all hourly employees with the exception of those employed in personnel, payroll, and safety matters, as well as professional, office, and technical employees. The other agreement with UIET covers approximately 160 office and administrative employees. We anticipate early bargaining with UIET to commence on or about October 1, 1999.

     We agreed as a condition to the acquisition not to terminate an employee other than for cause. The workforce will therefore decrease only though voluntary retirement and separation programs and attrition. A voluntary early retirement was recently implemented for the three employee groups:


                                            MANAGEMENT         UIET           HIETEL
                                            -----------    ------------    -------------
Date Announced............................  May 21         June 25         July 28
Retirement Date...........................  July 9         September 3     October 15
Eligible Employees........................  277            585             201
Employees Accepting Early Retirement......  274            542             185
Estimated Program Cost....................  $83 million    $44 million     $38 million


---------------


     The main feature of the early retirement program involved adding five years to age and five years to service in the pension calculation. Management employees who are at least 50 years old and have a minimum of 20 years of service qualified for the program.

     To be eligible for the early retirement program union employees must:

     - be 50 years old and have 20 years service, or

     - be 62 years old and have 10 years of service (UIET); or

     - be 60 years old and have 10 years of service (HIETEL), or

     - be 65 years old and have 9 years of service, or

     - have 30 years of service.

     The range in estimates for the union programs is due to a range in estimated acceptance rates.

     The voluntary early retirement program is also available to disabled employees. As of September 30, 1999, 81 HIETEL employees and 263 UIET employees have applied to participate in this program. The final number of participants will be determined after the medical evaluation of the employees who have applied for this program.

PROPERTIES

     Our principal properties consist of telecommunications network infrastructure and related buildings throughout Puerto Rico. As of December 31, 1998, we owned an aggregate of approximately 148 acres of land upon which our offices and network equipment are located.

     Our principal administrative office and operations center are located in the metropolitan area of San Juan. We also maintain retail stores, administrative offices and operations centers throughout Puerto Rico.

INSURANCE

     We believe that we maintain the types and amounts of insurance customary in the telecommunications industry in the type of geographic area in which we operate, including coverage for employee-related accidents and injuries and property damage. Our outside plant is currently insured within a 1,000 foot radius of our property. We consider our insurance coverage to be adequate both as to risks and amounts for the business we conduct.

ENVIRONMENTAL REGULATIONS

     Our operations are subject to federal, state and local laws and regulations governing the use, storage, disposal of, and exposure to, hazardous materials, the release of pollutants into the environment and the remediation of contamination. As an owner or operator of facilities where hazardous materials are used, we could be subject to environmental laws that impose liability for the entire cost of cleanup at contaminated sites, regardless of fault or the lawfulness of the activity that resulted in the contamination. We believe, however, that our operations are in substantial compliance with applicable environmental laws and regulations.

     Many of our properties formerly and currently contain underground and aboveground storage tanks used for the storage of fuel. Some of these tanks may have leaked or otherwise caused contamination. We have investigated and remediated, and are currently investigating and remediating, known contamination at a number of properties. We cannot be sure, however, that we have discovered all contamination or that the regulatory authorities will not request additional remediation at sites that have previously undergone remediation.

     Our cellular operations are also subject to regulations and guidelines that impose a variety of operational requirements relating to radio frequency emissions. The potential connection between radio frequency emissions and certain negative health effects, including some forms of cancer, has been the subject of substantial study by the scientific community in recent years. To date, the results of these studies have been inconclusive. Although we have not been named in any lawsuits alleging damages from radio frequency emissions, it is possible we could be sued in the future, particularly if scientific studies conclusively determine that radio frequency emissions are harmful.

LEGAL PROCEEDINGS

     We are involved from time to time in various legal and administrative proceedings and are threatened with legal and administrative proceedings incidental to our business. In the opinion of management, the resolution of any of these matters will not have a material adverse effect on our consolidated financial position. In connection with the acquisition, the Puerto Rico Telephone Authority agreed to indemnify, defend and hold us harmless for specified significant litigation, including one environmental matter.

     On March 1, 1999, several Puerto Rico labor unions and a Puerto Rico elected official filed a Notice of Appeal in the U.S. Court of Appeals for the D.C. Circuit, challenging the FCC's order granting the applications for the transfer of control of licenses held by Puerto Rico Telephone Company and Celulares Telefonica from the Puerto Rico Telephone Authority to GTE Holdings and the authorization to provide off-island long distance service. The Notice of Appeal claims that the FCC's denial of public hearings in Puerto Rico resulted from a clear error of judgment, amounting to a capricious and arbitrary action that constituted an abuse of discretion of the FCC's adjudicating authority. The petitioners seek to stay the operation of the FCC Order pending final hearing and determination of the petition, vacate the FCC Order, or in the alternative, remand the FCC Order with instructions to hold public hearings in Puerto Rico. The petitioners recently voluntarily withdrew their appeal before the Court of Appeals, but have submitted a Petition for Reconsideration before the FCC. We believe that the claims of the petitioners are without merit.

WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the Commission a registration statement on Form S-4 under the Securities Act, to register the offering of exchange notes contemplated in this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information presented in the registration statement. For further information about us, the exchange offer and any documents referred to in this prospectus, you should refer to the registration statements and its exhibits.

     As a result of the filing of this registration statement with the Commission, we will become subject to the informational requirements of the Exchange Act and will be required to file with or furnish to the Commission certain reports and other information.

     The registration statement, its exhibits and schedules, reports, and other information that we have filed with or furnished to the Commission may be inspected and copied at the Commission's Public Reference Room located at 450 Fifth Street, N. W. Washington, D.C. 20549. You may obtain information by calling the Commission's Public Reference Room at 1-800-SEC-0330. You may also obtain information filed by us with the Commission at the Commission's Internet site at http://www.sec.gov.

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

                                   MANAGEMENT

BOARD OF DIRECTORS

     The directors of the Company as of October 15, 1999 are as follows:

NAME                          AGE    PRINCIPAL OCCUPATION            NOMINATED BY
----                          ---    --------------------            ------------
Fares Salloum                 50     Senior Vice President --        GTE Holdings (Puerto Rico) LLC
                                     International Operations of
                                     GTE Service Corporation
Alfred C. Giammarino          43     Senior Vice President --        GTE Holdings (Puerto Rico) LLC
                                     International Finance,
                                     Planning and Business
                                     Development of GTE Service
                                     Corporation
Michael T. Masin              53     Vice Chairman and President     GTE Holdings (Puerto Rico) LLC
                                     International of GTE
Jon Slater                    53     President and Chief             GTE Holdings (Puerto Rico) LLC
                                     Executive Officer of
                                     Telecomunicaciones de Puerto
                                     Rico
Richard Carrion               46     Chairman, President and         Popular, Inc.
                                     Chief Executive Officer of
                                     Popular, Inc.
Angel Morey                   52     Chief of Staff, Office of       Puerto Rico Telephone Authority
                                     the Governor of Puerto Rico
Lourdes M. Rovira             49     President, Government           Puerto Rico Telephone Authority
                                     Development Bank
Carlos Vivoni                 40     Secretary, Puerto Rico          Puerto Rico Telephone Authority
                                     Department of Economic
                                     Development and Commerce

     Fares Salloum is Chairman of the Board of Telecomunicaciones de Puerto Rico. He was appointed Senior Vice President of International Operations for GTE Service Corporation in June of 1997 and Executive Vice President of GTE International Telecommunications Incorporated in July 1998. Prior to June 1997, Mr. Salloum was Executive Vice President of BC TELECOM Inc., a full service telecommunications provider in the province of British Columbia, Canada. He is a director of BCT.Telus Communications, Inc., a telephone company operating in Canada and Compania Anonima Nacional de Telefonos de Venezuela, known as CANTV, a telephone company operating in Venezuela.

     Alfred C. Giammarino was appointed Senior Vice President of International Finance, Planning and Business Development for GTE Service Corporation and Senior Vice President of GTE International Telecommunications Incorporated in July 1998. Prior to that he held various positions at GTE Service Corporation. He is a director of VenWorld Telecom C.A., which holds a controlling interest in CANTV, CTI Holdings, S.A., and The QuebecTel Group, Inc.

     Michael T. Masin was appointed Vice Chairman of GTE Corporation in October 1993 and President International in 1995. Prior to that, he was Managing Partner of the New York office of the law firm of O'Melveny & Myers and co-chair of that firm's International Practice Group. Mr. Masin joined that firm in 1969 and became a partner in 1977. He is a director of GTE, Citigroup Inc., BCT.Telus Communications, Inc., CANTV and VenWorld Telecom C.A. Mr. Masin is a member of the Board of Trustees and Executive Committee of Carnegie Hall, the Board of Directors and Executive Committee of the W.M. Keck Foundation, the Board of Directors of the China America Society, the Dean's Advisory Council of Dartmouth

College and the Business Committee of the Board of Trustees of the Museum of Modern Art, the Council of Foreign Relations and a Personal Trustee of the GTE Foundation.

     Jon Slater was appointed our President and Chief Executive Officer-elect in October 1998. Prior to that, he was Vice President -- Operating Support for GTE Wireless since 1997, having previously served in various positions with GTE since 1971. Other positions that Mr. Slater has held with GTE include Area President -- Texas for GTE Mobilnet's Texas region, Vice President and General Manager for GTE Telecom and GTE Government/Telecommunications Services, and Vice President -- Operations for GTE Airfone. Mr. Slater oversaw the transition during the period prior to the assumption of his duties as President and Chief Executive Officer of the Company on March 2, 1999.

     Richard L. Carrion has been Chairman of the Board, President and Chief Executive Officer of Popular, Inc., a bank holding company formerly called BanPonce Corporation, since 1990 and has been a director of Banco Popular since 1982. Mr. Carrion is a director of the Federal Reserve Bank of New York and Bell Atlantic Corporation and serves as a member of its Human Resources Committee.

     Angel Morey has been the Chief of Staff of the Governor of Puerto Rico and Secretary of Strategic Development of Puerto Rico since 1995. Prior to that he was President of Badillo, Nazca, Saatchi & Saatchi since 1994. Prior to that he was Executive Vice President and General Manager of the Foods and Spirits Distribution Corporation. Since 1988, and prior to that, Mr. Morey held various executive positions with the Bacardi Corporation and F. & J.M. Carrera Inc.

     Lourdes M. Rovira has been the President of the Government Development Bank since August 1998. From 1995 until her appointment as President, Ms. Rovira was Executive Vice President and held other positions at the Government Development Bank. Prior to that she was Director of Finance at the University of Puerto Rico from 1993 to 1995. From 1990 through 1993, Ms. Rovira was Senior Vice-President of Operations and Treasurer at Caribbean Life Assurance Company and Caribbean American Property Insurance Company, subsidiaries of the American Bankers Insurance Group. Ms. Rovira is Chairman of the Board of Directors of the Economic Development Bank and the Governor's Financial Board. She is also a Director of the Puerto Rico Aqueduct and Sewer Authority, the Teachers Retirement System and the Retirement System of the Employees of the Government of Puerto Rico.

     Carlos Vivoni has been the Secretary of the Puerto Rico Department of Economic Development and Commerce since January of 1997. From 1993 to 1996 Mr. Vivoni headed the Puerto Rico Department of Housing. Prior to that he worked as Vice President for Citibank N.A. in Puerto Rico, as a Research Engineer for Exxon Production Research Company in Houston, Texas and Tokyo, Japan, and as an intern at the Lawrence Livermore Laboratory in California. Mr. Vivoni is a member of the Governor's Economic Development Council, the Governor's Science and Technology Council and the Governor's Foreign Trade Board, is President of the Board of Directors of the Puerto Rico Tourism Company and the Puerto Rico Industrial Development Company and is a member of the Board of Directors of the Government Development Bank.

     Since March 17, 1999 the Board of Directors has had a standing Audit Committee. The members of the Audit Committee are Alfred Giammarino, Lourdes Rovira, Carlos Vivoni and Ignacio Santillana. The Audit Committee oversees the financial reporting process for which management is responsible, reviews the services provided by our independent auditors, consults with the independent auditors in regard to our audits and proposed audits, and reviews the need for internal auditing procedures and the adequacy of our internal control systems.

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

EXECUTIVE OFFICERS

     The executive officers of the Company as of October 15, 1999 are as follows:

NAME                      AGE                               TITLE
----                      ---                               -----
Jon Slater                53     President and Chief Executive Officer
Frank Gatto               45     Vice President of Finance and Chief Financial Officer
Jose E. Arroyo            35     Vice President of Legal and Regulatory Affairs
Cristina Lambert          50     Vice President and General Manager of Wireline
Carla Ussery              36     Vice President and General Manager of Wireless
Carmen Carro              51     Vice President of Customer Care and Sales
Georgia Scaife            49     Vice President of Human Resources
Ileana Molina de Bachman  43     Vice President Corporate Communications
Joaquin Rivera            60     Vice President of Network Services, Engineering and
                                 Technical Planning
Felipe Piazza             48     Treasurer

     Frank Gatto was appointed Vice President of Finance and Chief Financial Officer on August 27, 1999. He has over 21 years of experience with GTE Corporation. Prior to joining Puerto Rico Telephone Company, Mr. Gatto was Vice President -- Finance and Planning at GTE Airfone. From 1988 to 1995, Mr. Gatto served in various finance and planning positions in GTE Wireless and GTE Corporation. Prior to 1988, Mr. Gatto held numerous accounting positions within GTE Electrical Products Group, including Division Controller. Mr. Gatto holds a bachelor's degree in economics from Villanova University and a master's degree in business administration in finance from Boston College.

     Jose E. Arroyo was appointed Vice President of Legal and Regulatory Affairs on March 17, 1999. He joined Puerto Rico Telephone Company in 1995 and served as Legal Counsel to the President and was later appointed as Vice President of Human Resources, Legal and Regulatory Affairs. Mr. Arroyo has held the positions of Assistant Secretary of the Governing Board of the Puerto Rico Telephone Authority, Assistant Secretary of the Board of Directors of Telecomunicaciones de Puerto Rico, Puerto Rico Telephone Company, and Celulares Telefonica, and President of the Pension Committee of Puerto Rico Telephone Company. Prior to joining Puerto Rico Telephone Company, he was Associate Counsel for Civil and Labor Litigation for two law firms in Puerto Rico. He also served as Special Assistant to the Attorney General of Puerto Rico. Mr. Arroyo holds a B.S. Magna Cum Laude and a J.D. Magna Cum Laude from the University of Puerto Rico.

     Cristina Lambert was appointed Vice President and General Manager of Wireline on June 3, 1999. Ms. Lambert is responsible for all of Puerto Rico Telephone Company's voice and data wireline operations. She has over 25 years of experience in the telecommunications industry. After serving in various service management and staff positions in Contel and GTE Corporation, in 1995 she was named general manager-customer operations in Illinois, where she supervised wireline telephone services for nearly one million customers. In 1997, Ms. Lambert became assistant Vice President -- Integrated Process Planning for GTE Corporation. The following year she assumed her most recent responsibilities directing and implementing business strategies for GTE Corporation national customer care organization. Ms. Lambert was born in the Republic of Panama and holds a bachelor's degree in business management from Indiana University and a master's degree in business administration from Indiana Wesleyan University.

     Carla Ussery was appointed Vice President and General Manager of Wireless on March 17, 1999. Ms. Ussery began her career as an accountant with the firm of Arthur Andersen. She remained at Arthur Andersen for five years, after which she accepted a position with GTE Corporation as compliance coordinator, ensuring field compliance with company policies. Ms. Ussery was subsequently appointed to positions in the finance area, including Manager of SEC Reporting and Manager of Budget Results. Most recently, she has held the position of General Manager, responsible for field operations, including sales and installations, in-

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

store customer service, marketing coordination, public relations and community event coordination. Ms. Ussery has been with GTE Corporation for eight years. She holds a bachelors degree in Business Administration from the University of Virginia and is a licensed Certified Public Accountant in the State of Virginia.

     Carmen Carro was appointed Vice President of Customer Care and Sales on March 2, 1999. Prior to that, she held the position of Vice President of Residential and Traffic Services. Ms. Carro has worked in the telecommunications business for 28 years and has held various positions at Puerto Rico Telephone Company, including Senior Director of Recruitment, and Payroll and Force Management Supervisor since she was hired in 1971. Ms. Carro holds a bachelors degree in Economics and Business Administration from the Inter-American University in Puerto Rico.

     Georgia Scaife was appointed Vice President of Human Resources on March 17, 1999. Ms. Scaife started her career with GTE Corporation in July 1981 in Santa Monica, California. She has held numerous positions during her 17 year tenure with GTE Corporation, including Director of Human Resources (GTE Supply), Director of Diversity and Compliance Programs (GTE Telephone Operations), Director of Workforce Effectiveness (GTE Telephone Operations), and Director of Employee Relations (GTE Service Corporation). Ms. Scaife holds a bachelors of arts degree in sociology and has done post-graduate work in public and business administration.

     Ileana Molina De Bachman was appointed Vice President of Corporate Communication of the Puerto Rico Telephone Company, effective August 30, 1999. Ms. Bachman has over 22 years of experience in marketing-strategic planning. Prior to joining Puerto Rico Telephone Company, Ms. Bachman worked for Suiza Fruit Caribbean and from 1995 to 1998 she worked for Frito Lay. She has also worked for other multinational companies, including Procter & Gamble, Young and Rubicam and RJ Reynolds. Ms. Bachman's experience includes markets such as Puerto Rico, Mexico, Dominican Republic and the Hispanic market in the United States. Ms. Bachman holds a bachelors degree from the Boston College School of Management.

     Joaquin Rivera was appointed Vice President of Network Services Engineering and Technical Planning on March 17, 1999. Mr. Rivera has 34 years of experience in operations and engineering positions in telecommunications companies. Since joining Puerto Rico Telephone Company in 1993, he has held various management positions at Puerto Rico Telephone Company, including Vice President of Engineering and Network Services and Senior Vice President of Network Services. Mr. Rivera also worked at the Puerto Rico Communications Corporation or PRCC as Group Director of Telephone Operations between 1971 and 1977, and worked on the integration of PRCC's operations into Puerto Rico Telephone Company. During his years of service in the private sector, he held various management positions in the international division of GTE Telecommunications Systems in Latin America and the Caribbean. Mr. Rivera is a graduate of the University of Puerto Rico, Mayaguez campus, and holds a bachelors of science degree in Electrical Engineering.

     Felipe Piazza has been Treasurer of Puerto Rico Telephone Company since 1996 and Treasurer of Telecomunicaciones de Puerto Rico and Celulares Telefonica since March 17, 1999. Mr. Piazza has 26 years of experience in the telecommunications industry. Since joining Puerto Rico Telephone Company in 1973, Mr. Piazza has occupied various management and executive positions, including Director -- Corporate Budget, Comptroller, Vice President -- Finance and Comptroller, Treasurer of the Puerto Rico Telephone Authority, Assistant Vice President -- Cellular and Beepers, Assistant Vice President and Group Director -- Cost Separations and Rates, Treasurer of Telecomunicaciones Ultramarinas de Puerto Rico and Assistant Treasurer of Telecomunicaciones de Puerto Rico. Mr. Piazza is a graduate of the University of Puerto Rico, Mayaguez campus, and holds a bachelors degree in Business Administration.

INDEMNIFICATION FOR SECURITIES ACT LIABILITY

     The certificate of incorporation of Telecomunicaciones de Puerto Rico provides for the indemnification of its directors and officers to the full extent permitted by the General Corporation Law of the Commonwealth of Puerto Rico, as it currently exists or as may be hereafter amended. This indemnification provision covers directors, officers, employees or agents involved in any litigation or proceeding involving the corporation if he
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

or she acted in good faith and in a manner which the person reasonably deemed consistent with the best interests of the corporation or not opposed thereto, and with respect to any criminal proceeding, if he or she did not have reasonable cause to believe that his or her conduct was unlawful. The indemnity may include expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. In the case of actions or suits other than those initiated by the corporation or initiated to protect the interests of the corporation, the indemnity may also include the amount of any judgement paid in settlement of such action. However, no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation may indemnify her against the expenses which such officer or director has actually incurred.

     In addition, Telecomunicaciones de Puerto Rico maintains and has in effect insurance policies covering all of its respective directors and officers against certain liabilities for actions taken in such capacities. These employees are also covered for specified liabilities under the Securities Act.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling
Telecomunicaciones de Puerto Rico pursuant to the foregoing provisions, Telecomunicaciones de Puerto Rico has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

COMPENSATION

                           SUMMARY COMPENSATION TABLE

     The following table sets forth information about the compensation for the five most highly compensated employees of Telecomunicaciones de Puerto Rico.

                                               ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                                      --------------------------------------   -------------------------------------
                                                                                        AWARDS             PAYOUTS
                                                                               ------------------------   ----------
                                                                                             SECURITIES
                                                                               RESTRICTED    UNDERLYING
                                                              OTHER ANNUAL        STOCK       OPTIONS/       LTIP
 NAME AND PRINCIPAL POSITION   YEAR   SALARY($)   BONUS($)   COMPENSATION($)   AWARD(S)($)    SARS(#)     PAYOUTS($)
 ---------------------------   ----   ---------   --------   ---------------   -----------   ----------   ----------
Jorge Menendez, CFO..........  1998    136,004     11,503
Carmen Culpeper, President...  1998    137,000         --
Juan Velazquez, VP Network...  1998    119,090      9,653
Felipe Piazza, Treasurer.....  1998    116,400     10,170
Ivan Lopez Roura.............  1998    113,297      9,071


                                  ALL OTHER
 NAME AND PRINCIPAL POSITION   COMPENSATION($)
 ---------------------------   ---------------
Jorge Menendez, CFO..........
Carmen Culpeper, President...
Juan Velazquez, VP Network...
Felipe Piazza, Treasurer.....
Ivan Lopez Roura.............

PENSION PLANS

     The following table illustrates the estimated annual benefits payable under our defined benefit pension plan. The table assumes normal retirement age 65 and is calculated on a single life annuity basis, based upon final average earnings (integrated with social security as described below) and years of service:

                               PENSION PLAN TABLE

                                                                    YEARS OF SERVICE
                                                      --------------------------------------------
                FINAL AVERAGE SALARY                  15 YEARS    20 YEARS    25 YEARS    30 YEARS
                --------------------                  --------    --------    --------    --------
$100,000............................................  $26,851     $38,611     $48,264     $55,417
 125,000............................................   34,351      48,611      60,764      69,792
 150,000............................................   41,851      58,611      73,264      84,167
 175,000............................................   44,851      62,611      78,264      89,917
 200,000............................................   44,851      62,611      78,264      89,917

     All of our executive officers are covered under our retirement plan for salaried employees. The retirement plan for salaried employees is a noncontributory pension plan for the benefit of all of our employees who are not covered by collective bargaining agreements, unless the agreement provides for coverage under the retirement plan for salaried employees. It provides a benefit based on a participant's years of service and earnings. Our pension benefits and contributions to the retirement plan for salaried employees are related to

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

basic salary differentials, exclusive of overtime differentials, incentive compensation and other similar types of payments. Under the retirement plan for salaried employees, pensions are computed on an offset formula basis of 2% of average annual salary for the three highest consecutive years for each year of service up to 25 years plus 1.5% of average annual salary for the three highest consecutive years for each year of service between 25 and 40 years, offset by a percentage (based on age and service) of average annual salary up to the social security wage base for the last three years of service, but not in excess of social security covered compensation. As of December 31, 1998, the credited years of service under the retirement plan for Messrs. Menendez, Velazquez, Piazza and Roura, are 25, 23, 25 and 26 years, respectively. Ms. Culpeper was not covered by the retirement plan for salaried employees.

     Under federal law, an employee's benefits under a qualified pension plan, such as the retirement plan for salaried employees, are limited to certain maximum amounts. We maintain a supplemental executive retirement plan, which supplements the benefits of any participant in the retirement plan for salaried employees in an amount by which any participant's benefits under the retirement plan for salaried employees are limited by law.

                   SHAREHOLDERS AND SHAREHOLDER RELATIONSHIPS

SHARE OWNERSHIP

     Our authorized capital stock consists of 10,000,000 shares of common stock with a nominal per share par value equal to $.01, of which 1,000,000 shares have been issued and are outstanding. The following table sets forth selected information with respect to the beneficial ownership of our common stock, as of October 15, 1999:

                                                                          BENEFICIAL OWNERSHIP
                                                                          ---------------------
NAME OF BENEFICIAL OWNER                       ADDRESS                    NUMBER     PERCENTAGE
------------------------                       -------                    -------    ----------
GTE Holdings (Puerto Rico) LLC  GTE Holdings (Puerto Rico) LLC
                                  5221 North O'Connor Boulevard
                                  Irving, Texas 75039                     400,101      40.01
Puerto Rico Telephone
  Authority                     Puerto Rico Telephone Authority
                                  c/o Government Development Bank for
                                      Puerto Rico
                                  Minillas Government Center
                                  San Juan, Puerto Rico 00940             429,999      43.00
Popular, Inc.                   209 Munoz Rivera Avenue
                                  Hato Rey, Puerto Rico 00918              99,900       9.99
Employee Stock Ownership Plan   c/o Dennis M. Kunisaki
                                  U.S. Trust Company, National
                                  Association
                                  515 South Flower Street
                                  Los Angeles, California 90171            70,000        7.0(1)
All Directors and Executive
  Officers as a Group (17
  persons)                                                                      0          0

---------------
(1) Of these shares, 3% are unallocated and pledged to Telecomunicaciones de Puerto Rico to secure its loan to the employee stock ownership plan.

     The GTE Group's percentage ownership of our company would increase further upon exercise of the option granted by the Puerto Rico Telephone Authority under a Share Option Agreement dated as of March 2, 1999. Under this option agreement GTE Holdings and GTE International have the right, until March 2, 2002, to buy up to 150,000 shares of Telecomunicaciones de Puerto Rico from the Puerto Rico Telephone Authority at a price equal to $1,148.40 per share, which represents 132% of the original purchase price paid by the GTE Group. The GTE Group's ownership interest in our company could also increase as a result of the exercise of specific rights of first refusal. See "-- Shareholders'
Agreements -- Rights of First Refusal."

SHAREHOLDERS' AGREEMENT

     On March 2, 1999, we, GTE International and our shareholders entered into an agreement that sets forth, among other things, specific agreements relating to the corporate governance of our company. On May 27, 1998, GTE Holdings, GTE International and Popular, Inc. entered into an agreement that sets forth, among other things, specific agreements relating to rights and obligations of GTE Holdings and Popular, Inc. with respect to their ownership interest in Telecomunicaciones de Puerto Rico, including the corporate governance thereof.

  CORPORATE GOVERNANCE

     Our bylaws provide that directors are elected by a plurality vote of our shareholders. In this respect, our shareholders agreement:

     - states that our board of directors will consist of 9 directors, so long as the Puerto Rico Telephone Authority and other specific entities of the Government of Puerto Rico (excluding the employee stock ownership plan) collectively own at least 4% of our issued and outstanding capital stock;

     - entitles the Puerto Rico entities to nominate directors in proportion to their ownership of our capital stock, thus, they are entitled to nominate 3, 2 and/or 1 director(s), for so long as they collectively own at least 25%, 15% or 4% of our issued and outstanding capital stock;

     - grants GTE Holdings the right to nominate 5 directors so long as it owns directly or indirectly more than 20% of our outstanding capital stock.

     Under the Popular shareholders agreement, Popular, Inc. is entitled to nominate 1 of our 9 directors, so long as it owns at least 4% of our outstanding capital stock. GTE Holdings and Popular, Inc. also agreed to consult with each other with respect to any matters requiring a vote of the directors or our shareholders in order to reach a consensus. In the absence of a consensus, Popular, Inc. would abstain from voting at any shareholder meeting and would advise the Director nominated by it to abstain from voting on any matters unless it votes in the same manner as the directors nominated by GTE Holdings except on certain extraordinary transactions.

     Pursuant to our shareholders agreement, for so long as the Puerto Rico entities collectively own at least 10% of the outstanding capital stock of our company, we may not take any of the following actions without approval by the board and without unanimous approval by the government directors:

     - any acquisition, strategic alliance or joint venture involving a dollar amount equal to, or in excess of, 15% of our total assets;

     - the issuance of equity securities or securities exercisable or exchangeable for or convertible into equity securities;

     - any amendment to the dividend policy established in our shareholders agreement;

     - transactions between us and any of our subsidiaries, on the one hand, and any member of the GTE Group or any affiliate thereof on the other hand, involving an aggregate dollar amount in any fiscal year of more than $1,000,000 as to each member and its affiliates; and

     - any amendment to our Certificate of Incorporation or Bylaws adversely affecting the rights of the Puerto Rico entities as shareholders or the rights of the government directors.

     In addition, for so long as the Puerto Rico entities collectively own at least 10% of our issued and outstanding capital stock, the following shareholder actions require approval by the Puerto Rico Telephone Authority:

     - any amendment to our Certificate of Incorporation adversely affecting the rights of any governmental authority of Puerto Rico as a shareholder of our company or the rights of the government directors;

     - the liquidation, merger, consolidation or split up of Telecomunicaciones de Puerto Rico (other than a merger in which Telecomunicaciones de Puerto Rico is the survivor or a merger of Telecomunicaciones de Puerto Rico into a wholly-owned subsidiary of Telecomunicaciones de Puerto Rico); and

     - the sale of assets in any fiscal year representing 25% or more of our total assets.

     Under the Popular shareholders agreement, decisions of our board or our shareholders on the following matters, among others, require the consent of GTE Holdings and Popular, Inc.:

     - the liquidation, dissolution, winding up, merger, consolidation, other combination or split up of our company or a material subsidiary or the acquisition of an entity involving an amount of more than 5% of our assets and our subsidiaries on a consolidated basis;

     - the execution of agreements between us or our subsidiaries and any of our shareholders for more than $1,000,000 in any fiscal year, except for agreements described in "Certain Relationships and Related Transactions;"

     - issuing any debt, except for the exchange notes, or preferred stock financing or assumption of our liabilities or our subsidiaries to the extent that the transaction is in excess of $25,000,000, if not contemplated in our business plan;

     - offering or selling equity or equity-linked securities of our company or our subsidiaries;

     - filing under any bankruptcy, insolvency, reorganization or similar law;

     - any amendment to our Certificate of Incorporation or bylaws or any of our subsidiaries adversely affecting the rights of Popular, Inc.;

     - any sale, transfer or other disposition of our assets or liabilities or any of our subsidiaries involving an amount of more than 5% of our assets and our subsidiaries on a consolidated basis; and

     - any change in the dividend policy established in our shareholders agreement.

     In connection with the acquisition, our shareholders agreed that our shares will bear a dividend, payable on a quarterly basis, to the extent funds are legally available therefor and subject to any restrictions imposed by any financing, that is at least equal to 50% of our consolidated net income. The indenture for the exchange notes and our credit facilities will not contain any restrictions on the payment of dividends.

SHARE TRANSFERS

     Our shareholders agreement establishes some restrictions on the transfer of shares by our shareholders. Under our shareholders agreement, shares can be transferred by GTE Holdings without any restrictions after March 2, 2004 and by Popular, Inc. after March 2, 2002. GTE International agreed to maintain record and beneficial ownership, directly or indirectly, of at least a majority in vote and value of all equity or equity-linked securities of GTE Holdings unless otherwise consented to by Popular, Inc. GTE Holdings and Popular, Inc. are permitted to transfer shares to their wholly-owned subsidiaries at any time. After March 2, 2002, GTE Holdings may reduce its ownership interest to 35% through a widely distributed private placement or public offering, or if our stock is publicly traded, in open market transactions. GTE Holdings and its affiliates must maintain an ownership interest in our company of at least 35% until March 2, 2004. Popular, Inc. may sell up to 33.3% of its initial ownership interest prior to March 2, 2002 pursuant to "piggy-back" rights in the event of a registration of our shares under the Securities Act in connection with a public offering of our shares. Under the Popular shareholders agreement, transfers by GTE Holdings and Popular, Inc. to the Puerto Rico entities or the employee stock ownership plan are prohibited. The government of Puerto Rico may sell, subject to a right of first refusal in favor of the GTE Group, any or all of its shares at any time but excluding shares under an option agreement with the GTE Group and GTE International.

     If any member of the GTE Group proposes to transfer shares as permitted by our shareholders agreement, other than to any of its affiliates or other than in a public offering or widely distributed private placement, which is for more than 7.5% of the total number of our shares or would result in the transferee owning over 20% of our shares, the Puerto Rico entities shall have the right to participate in this sale, by selling the applicable pro-rata portion of the aggregate number of shares then owned by all of the Puerto Rico entities. If the Puerto Rico entities would own 5% or less of our shares after exercising this right, GTE Holdings shall have the option of requiring that the Puerto Rico entities sell all of their remaining shares to the buyer, or requiring that the Puerto Rico entities sell to the buyer the shares that the buyer is willing to purchase and sell any remaining shares owned by the Puerto Rico entities to GTE Holdings. Under the Popular shareholders agreement, Popular, Inc. has the right to require GTE Holdings to permit Popular, Inc. to participate on a pro-rata basis in any transfer of shares by GTE Holdings, other than an underwritten public offering or widely distributed private placement.

     In addition, GTE Holdings and GTE International entered into a tag-along agreement with the employee stock ownership plan. Pursuant to this tag-along agreement, through March 2, 2009, the employee stock ownership plan has the right to participate in any sale by GTE Holdings, GTE International or any of their affiliates of more than 7.5% of the total number of our outstanding shares or that would result in the transferee and its affiliates owning over 20% of our shares. If the employee stock ownership plan has the right to participate in the sale it can sell a pro rata portion of its shares equal to the lesser of 30,000 shares or the aggregate number of shares then owned by it to the buyer on the same terms and conditions that are given to GTE Holdings, GTE International or their affiliates.

  RIGHTS OF FIRST REFUSAL

     The Puerto Rico entities may transfer any or all of their shares, except for those shares whose transfer is restricted by the option agreement, at any time provided that GTE Group and GTE International shall have first refusal rights with respect to these shares unless they are being sold in a public offering or widely disseminated private placement. Under the Popular shareholders agreement, any party that wishes to transfer its shares other than pursuant to a public offering or a widely distributed private placement, must obtain a purchase offer from a third party and offer the shares to the other parties first for the same price and under the same conditions as the purchase offer by the third party.

  REGISTRATION RIGHTS

     At any time after August 2000, any of the Puerto Rico entities may request on three occasions the registration of shares of having an aggregate estimated disposition price of at least $50 million. We agreed to use all commercially reasonable efforts to effect promptly the requested registration under the Securities Act. If at any time we determine to register any shares under the Securities Act in connection with the public offering of the shares by us solely for cash, each shareholder, other than the employee stock ownership plan, shall have the right to request that Telecomunicaciones de Puerto Rico use commercially reasonable efforts to cause to be registered under the Securities Act any shares that the shareholder requests to be registered.

NON-COMPETITION AGREEMENT

     On March 2, 1999, Telecomunicaciones de Puerto Rico, GTE Corporation, GTE Holdings, GTE International, Popular, Inc., the Puerto Rico Telephone Authority and Government Development Bank entered into a non-competition agreement as a condition to closing the acquisition. This agreement establishes that the parties, other than Popular, Inc., shall not engage, directly or indirectly, in any manner, in:

     - the development, acquisition, construction, management, ownership or operation of wireline or wireless telecommunication services; or

     - data transmission or Internet-related systems and businesses, and all service businesses directly related thereto, including the application for the development and acquisition of licenses, permits and authorizations as are necessary and appropriate for any of the foregoing, and which systems and businesses are primarily for services in or from Puerto Rico for a certain time period and subject to certain exceptions. The parties, other than Popular, Inc., shall not engage in restricted activities until the earlier of:

        - the date when the Puerto Rico Telephone Authority and any other governmental authority of Puerto Rico ceases to own or control, in the aggregate, at least 5% of our shares; and

        - the later of (a) seven years or (b) one year after a sale of our shares by any governmental authority of Puerto Rico in a public offering of our shares on behalf of any of these entities.

     The parties, other than Popular, Inc., shall not engage in the activities described above until the earlier of (A) the date when the Puerto Rico Telephone Authority and any other governmental authority of Puerto Rico ceases to own or control, in the aggregate, at least 5% of our Shares and (B) the later of (x) seven years and (y) one year after a sale of shares by any governmental authority of Puerto Rico in a public offering of shares.

     The non-competition agreement does not prohibit:

     - the parties, other than Popular, Inc., from acquiring as an investment not more than 2%, in the aggregate, of the capital stock of a corporation engaged, directly or indirectly, in the activities restricted under the non-competition agreement, whose stock is traded on a national securities exchange or over-the-counter;

     - some enumerated activities of GTE Corporation or its subsidiaries and divisions;

     - activities of Governmental Authorities of Puerto Rico of the nature conducted on March 2, 1999, other than the provision of local telephone service or on-island or off-island long distance telecommunication service, which activities are ancillary to the primary function of these entities;

     - ownership of shares of our company;

     - the provision of services or technology to us pursuant to specified management or technology license agreements; or

     - each party from exercising any of its rights or complying with any of its obligations under our shareholders agreement or the option agreement executed on March 2, 1999.

     Under the non-competition agreement, for so long as Popular, Inc. owns more than 2% of our shares it must comply with the requirements of the Bank Holding Company Act of 1956 restricting the non-banking activities of bank holding companies. In any event, Popular, Inc. will not make an investment in the equity of any other company engaged in providing substantial telecommunications services in Puerto Rico, except for investments of not more than 2% of the equity of companies whose stock is traded on a national securities exchange or over-the-counter, or control the management of any other business with substantial telecommunications operations in Puerto Rico.

     Other than their equity interest in our company, neither GTE Corporation nor Popular, Inc. have any substantial telecommunications activities in Puerto Rico.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH AFFILIATES OF GTE CORPORATION

  PUERTO RICO MANAGEMENT AGREEMENT, U.S. MANAGEMENT AGREEMENT AND TECHNOLOGY LICENSE AGREEMENT

     Telecomunicaciones de Puerto Rico, Puerto Rico Telephone Company and GTE International or one of its affiliates are parties to:

     - an Amended and Restated Puerto Rico Management Agreement, under which an affiliate of GTE International Telecommunications Incorporated is responsible for providing, within Puerto Rico, advice and direction regarding the administration and operations of our business;

     - an Amended and Restated U.S. Management Agreement, pursuant to which the responsibilities of GTE International are substantially identical to the ones of its affiliate under the Puerto Rico Management Agreement, except that all services are to be provided outside of Puerto Rico; and

     - a separate, nonexclusive Amended and Restated Technology License Agreement, dated as of March 2, 1999.

     Under the terms of the Technology License Agreement an affiliate of GTE International granted us an unrestricted right during the term of the agreement to use any of GTE International's technology that is not covered by patent or copyright protection or treated as confidential by GTE International. We were also granted a nonexclusive, irrevocable, nontransferable license to use within Puerto Rico any other technical or business information, inventions, software programs, trade secrets, know-how, and other technological or industrial property of GTE Corporation, supplied to us in the course of providing the services covered by the Puerto Rico Management Agreement and the U.S. Management Agreement.

     Term

     The Puerto Rico Management Agreement, the U.S. Management Agreement and the Technology License Agreement have an initial duration of five years. The parties shall commence bona-fide negotiations to extend the term of both agreements not less than six months before their expiration.

     Fees

     The combined total compensation under the Puerto Rico Management Agreement, the U.S. Management Agreement and the Technology License Agreement shall be equal to:

     - 8% of our earnings before deducting interest expenses, taxes and depreciation allowance for each of years 1 and 2 of the agreements;

     - 7% of our earnings before deducting interest expenses, taxes and depreciation allowance for each of years 3 and 4 of the agreements; and

     - 6% of our earnings before deducting interest expenses, taxes and depreciation allowance for year 5 of the agreements.

     Earnings before deducting interest expenses, taxes and depreciation allowance is defined for purposes of the Technology License Agreement as consolidated earnings before interest, taxes, depreciation, amortization and the fees paid under the Puerto Rico Management Agreement, the U.S. Management Agreement and the Technology License Agreement, calculated in accordance with generally accepted accounting principles in the United States consistently applied, except that EBITDA shall be increased by any non-recurring costs resulting from the implementation by the Company or its Subsidiaries of voluntary severance programs. GTE International is also entitled to reimbursement under the Puerto Rico Management Agreement and the U.S. Management Agreement for transportation expenses and meals and lodging expenses incurred by its personnel in performing their obligations thereunder. The cash payment of the fees and royalty will be deferred, with interest, until at least March 2, 2000.

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  AFFILIATE AGREEMENTS NOT COVERED UNDER THE TECHNOLOGY LICENSE AND MANAGEMENT
AGREEMENTS

     Directory Agreement

     GTE Directories Corporation, an affiliate of GTE Corporation, has entered into an advisory agreement with AXESA, pursuant to which GTE Directories Corporation expects to receive approximately $2 million in revenues from the publication of directories for the year 2000.

     Proposed Reimbursement Agreement with GTE Corporation Affiliates

     We have agreed to reimburse GTE Corporation and its affiliates for the salaries and benefits paid by them to employees which are seconded to us. The initial term of the agreement will expire on March 2, 2004

TRANSACTIONS WITH AFFILIATES OF POPULAR, INC.

     Banco Popular has provided and will continue to provide us with general banking services in the ordinary course of our banking business. In 1998, Banco Popular provided bill collection services, lock-box, payroll and other cash management services pursuant to contracts with Puerto Rico Telephone Company for which Banco Popular received approximately $2.8 million in 1998. GTE Holdings has agreed to use commercially reasonable efforts to cause us to use Banco Popular's general banking services.

     We also entered into a $200 million revolving credit facility with Banco Popular in connection with the acquisition, under which we have drawn $26.1 million as of June 30, 1999.

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                        DESCRIPTION OF SOME OF OUR DEBT

OVERVIEW

     On March 2, 1999 we entered into three credit facilities:

     - a syndicated five-year revolving credit facility, with Citibank N.A., Bank of America National Trust and Savings Association, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York and other lenders, for up to $500,000,000, which we refer to as, the Five-Year Revolving Credit Facility;

     - a syndicated 364-day revolving credit facility, with Citibank N.A., Bank of America National Trust and Savings Association, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York and other lenders, for up to $1,000,000,000, which we refer to as, the Capital Markets Bridge Facility; and

     - a syndicated 364-day revolving credit facility, arranged by Banco Popular, for up to $200,000,000, which we refer to as, the BPOP Revolving Credit Facility.

     In connection with the closing of the acquisition, the Capital Markets Bridge Facility and the Five-Year Revolving Credit Facility were fully drawn for the purpose of funding the special dividend. In addition, a borrowing in the amount of $91.1 million was made under the BPOP Revolving Credit Facility to fund (i) the remaining portion of the special dividend, in the amount of $65 million, and (ii) a loan from Telecomunicaciones de Puerto Rico to the employee stock ownership plan to finance the purchase by the employee stock ownership plan of 3% of the Shares.

FIVE-YEAR REVOLVING CREDIT FACILITY

  PURPOSE

     The Five-Year Revolving Credit Facility was established for general corporate purposes, including to finance the special dividend and related fees and expenses, working capital and to provide alternative credit support for the repayment of commercial paper notes we may issue in the future. The total amount of the borrowings provided for under the facility is $500,000,000 and the facility has a maturity of five years from March 2, 1999. The facility was fully drawn on such date.

  RANKING; GUARANTY

     The Five-Year Revolving Credit Facility is a senior unsecured non-amortizing credit facility. We are the borrower, and Puerto Rico Telephone Company and Celulares Telefonica provide joint and several guaranties of our obligations.

  PREPAYMENT

     The Five-Year Revolving Credit Facility provides for prepayment at our option in a minimum aggregate amount of $10,000,000.

  INTEREST

     We pay interest on borrowings under the Five-Year Revolving Credit Facility at a rate which is comprised of:

     - a basic interest rate which, at our option, subject to some limitations, is either a Eurodollar rate, as quoted in the London interbank market, or a base rate which is the higher of either Citibank's publicly announced "base" rate or 1/2 of 1% above an overnight Federal funds rate; and

     - if we choose to borrow at a Eurodollar rate, a margin determined according to our financial performance and the total amount of the credit under the facility that we use.

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

     We can choose an interest period for each borrowing at a Eurodollar rate which can be one, two, three or six months. The rate for the interest period is set two days before the beginning of the interest period. The base rate which may apply to borrowings may change daily.

     The reference banks which quote the Eurodollar rates for our borrowings under this facility are Citibank, N.A., Bank of America National Trust and Savings Association, The Chase Manhattan Bank and Morgan Guaranty Trust Company of New York.

     We pay a margin on borrowings under the Five-Year Revolving Credit Facility for which we select a Eurodollar rate which varies from 0.200% if our financial performance is at its strongest, to 1.550% if our financial performance is at its weakest, and we have borrowed half or less than half of the total amount available under the facility. If we have borrowed more than half of the total amount available under the facility when we borrow or when a new interest period begins, then the margin ranges from 0.350% if our financial performance is at its strongest, to 1.800% if our financial performance is at its weakest. Our financial performance is measured by our credit rating, with A- from S&P and A3 from Moody's being the highest for these purposes, and BB+ from S&P and Ba1 being the lowest. If no credit rating is available, then the margin is determined based on the ratio of our outstanding debt to EBITDA.

     If we fail to make a payment when due under the Five-Year Credit Facility, then we pay interest on the outstanding loans at a rate of 2% above the base rate.

     We also have the option of borrowing under the Five-Year Credit Facility at interest rates which we solicit from banks in the syndicate on a competitive bid basis.

  FEES

     We are also required to pay to each of the lenders in the Five-Year Revolving Credit Facility, on a quarterly basis, a facility fee equal to a specified percentage of such lender's commitment thereunder. Such percentage varies in accordance with our performance level, which is structured on the same scale as that described above for the interest rate determination.

  COVENANTS

     We, Puerto Rico Telephone Company and Celulares Telefonica are subject to certain affirmative and negative covenants contained in the Five-Year Revolving Credit Facility. The covenants among other things require us:

     - to comply with laws;

     - to pay taxes;

     - to maintain insurance;

     - to preserve our corporate existence;

     - to maintain our properties;

     - to engage in arm's-length transactions with our affiliates, subject to certain exceptions;

     - to report several events; and

     - to maintain several financial ratios under a determined level.

     In addition, these covenants restrict our ability to:

     - incur liens;

     - merge, other than with a subsidiary of GTE Corporation;

     - change our accounting methods; and,

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

     - incur debt, other than the credit facilities entered into on March 2, 1999 (and refinancings thereof), certain inter-company debt, operating leases, certain transactions in the ordinary course of business and other unsecured debt in the ordinary course of business aggregating for each of Puerto Rico Telephone Company and Celulares Telefonica not more than $75 million at any one time outstanding.

  EVENTS OF DEFAULT

     Events of default under the Five-Year Revolving Credit Facility include:

     - failure to pay any amounts due;

     - any error in any material respect of any representation or warranty when made or deemed made;

     - failure to perform any of certain specified covenants;

     - breach of the guaranty by either Puerto Rico Telephone Company or Celulares Telefonica;

     - cross-default or cross-acceleration to other debt outstanding in an aggregate principal amount of at least $20 million;

     - certain bankruptcy or insolvency events;

     - judgments or orders rendered against us aggregating $30 million, which are not covered by insurance or indemnification;

     - certain specified failures of GTE Corporation to maintain direct or indirect control of Telecomunicaciones de Puerto Rico; and

     - certain events under the Employee Retirement Income Security Act.

CAPITAL MARKETS BRIDGE FACILITY

  PURPOSE

     The Capital Markets Bridge Facility was established for the purpose of financing the special dividend. The total amount of the borrowings provided for under the facility is $1,000,000,000 and the facility has a maturity of 364 days from the effective date thereof, which was March 2, 1999. The facility was fully drawn on such date.

  PREPAYMENT

     The Capital Markets Bridge Facility provided for mandatory prepayment out of the net proceeds of any long-term debt issued by us in the capital markets, and we prepaid it in full with the proceeds from the offering of the old notes.

BPOP REVOLVING CREDIT FACILITY

  PURPOSE

     The BPOP Revolving Credit Facility was established for working capital and general corporate purposes, including without limitation to finance a portion of the special dividend. The total amount of the borrowings provided for under the facility is $200,000,000. The facility matures on March 1, 2000. Approximately $91 million was drawn under the BPOP Revolving Credit Facility on March 2, 1999.

  STATUS; GUARANTY

     The BPOP Revolving Credit Facility is a senior unsecured non-amortizing credit facility. We are the borrower, and Puerto Rico Telephone Company and Celulares Telefonica provide joint and several guaranties of our obligations.

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

  PREPAYMENT

     The BPOP Revolving Credit Facility provides for prepayment at our option of revolving credit advances thereunder in a minimum aggregate amount of $1,000,000.

  INTEREST

     Borrowings under the BPOP Revolving Credit Facility may be maintained from time to time, at our option as:

     - Base rate loans which bear interest at the base rate, which is the simple average of the rates of interest announced publicly in the Wall Street Journal by the principal commercial banks in New York, New York as their prime commercial lending rates, or

     - LIBOR rate loans bearing interest at the LIBOR, plus the applicable margin. The applicable margin for LIBOR rate loans is, for a utilization of less than or equal to 50% of the total commitments under the BPOP Revolving Credit Facility, 0.925% and for a utilization of greater than 50% of the total commitments 1.075%.

  FEES

     Commitment fees are payable by us to lenders under the BPOP Revolving Credit Facility on the daily average unused amount of each lender's commitment thereunder, on a quarterly basis.

  COVENANTS

     The covenants of Telecomunicaciones de Puerto Rico, Puerto Rico Telephone Company and Celulares Telefonica under the BPOP Revolving Credit Facility are substantially the same as those described above for the Five-Year Revolving Credit Facility. The BPOP Revolving Credit Facility contains an additional covenant that requires our significant subsidiaries to guarantee the BPOP Revolving Credit Facility.

  EVENTS OF DEFAULT

     Events of default under the BPOP Revolving Credit Facility are substantially the same as those described above for the Five-Year Revolving Credit Facility.

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

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     We will issue the exchange notes in accordance with the terms of the indenture dated as of May 20, 1999 among us, the subsidiary guarantors and The Bank of New York, as trustee. The terms of the exchange notes include those stated in the indenture and those made part of the indenture by reference to the Trust indenture Act of 1939.

     The following description is a summary of the material terms and provisions of the indenture. It does not purport to be complete or to restate that agreement in its entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of these exchange notes. The indenture and the registration rights agreement are incorporated by reference into this prospectus.

FORM

     The exchange notes are to be issued in registered form only in denominations of $1,000 and integral multiples of $1,000. The exchange notes will be initially issued in the form of Global Securities and will be exchangeable for exchange notes in certificate form only in the limited circumstances set forth below under "-- Book Entry System."

MATURITY, PRINCIPAL AND INTEREST

     The exchange notes will have the following terms:

                                               PRINCIPAL
SERIES                                           AMOUNT      INTEREST RATE   MATURITY DATE
------                                        ------------   -------------   -------------
2002 exchange notes.........................  $300,000,000       6.15%       May 15, 2002
2006 exchange notes.........................  $400,000,000       6.65%       May 15, 2006
2009 exchange notes.........................  $300,000,000       6.80%       May 15, 2009

     In each case, interest will be payable semi-annually in arrears on May 15 and November 15 of each year, commencing on November 15, 1999. We will pay interest to those persons who were holders of record on the May 1 or November 1 immediately preceding each interest payment date.

     Interest on the exchange notes will accrue from the date of original issuance of the old notes or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

RANKING

     The exchange notes will be senior unsecured obligations of Telecomunicaciones de Puerto Rico, equal in ranking ("pari passu") with all of our existing and future senior debt, and senior in right of payment to all of our existing and future subordinated debt.

     Each of Puerto Rico Telephone Company and Celulares Telefonica is currently a subsidiary guarantor. Holders of the exchange notes will only be creditors of Telecomunicaciones de Puerto Rico and of those subsidiaries that are subsidiary guarantors. The note holders, through Telecomunicaciones de Puerto Rico, would only have a stockholder's claim in the assets of its subsidiaries that were not subsidiary guarantors. This stockholder's claim is junior to the claims that creditors of our subsidiaries have against those subsidiaries. If in the future we have subsidiaries that are not subsidiary guarantors, all the existing and future liabilities of such subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the exchange notes.

     We conduct all of our operations through our subsidiaries. Therefore, our ability to service our debt, including the exchange notes, is dependent upon the earnings of our subsidiaries, and their ability to distribute

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those earnings as dividends, loans or other payments to us. Certain laws restrict the ability of our subsidiaries to pay dividends or make loans and advances to us. If in the future we have subsidiaries that are not subsidiary guarantors and these restrictions apply to such subsidiaries, then we would not be able to use the earnings of those subsidiaries to make payments on the exchange notes. Furthermore, under certain circumstances, bankruptcy "fraudulent conveyance" laws or other similar laws could invalidate the Subsidiary Guaranties. If this were to occur, we would also be unable to use the earnings of these subsidiary guarantors to the extent they face restrictions on distributing funds to us. Any of the situations described above could make it more difficult for us to service our debt.

SUBSIDIARY GUARANTIES

     Our obligations under the indenture are fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by the subsidiary guarantors to the extent that they guarantee our credit facilities.

     Upon the sale or other disposition of a subsidiary guarantor permitted by the indenture, or the release or termination of all guarantees provided by a subsidiary guarantor under all credit facilities, such subsidiary guarantor will be released from all its obligations under its subsidiary guarantee.

     We and each of the subsidiary guarantors will agree to contribute to any other subsidiary guarantor which makes payments pursuant to a subsidiary guarantee an amount equal to its proportionate share of such payment, based on its net worth relative to the aggregate net worth of Telecomunicaciones de Puerto Rico and the subsidiary guarantors.

OPTIONAL REDEMPTION

     The 2006 exchange notes and the 2009 exchange notes will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of (i) 100% of the principal amount of the exchange notes of such series and (ii) the sum of the present values, as determined by a Quotation Agent, of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate, plus:

     - 15 basis points for the 2006 exchange notes

     - 15 basis points for the 2009 exchange notes

     In the event of any optional redemption accrued interest will be payable up to the redemption date.

     "Adjusted Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

     "Comparable Treasury Issue" means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the 2006 exchange notes or the 2009 exchange notes, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the applicable series of exchange notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the trustee obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Quotations.

     "Quotation Agent" means the Reference Treasury Dealer appointed by us.

     "Reference Treasury Dealer" means (i) Salomon Smith Barney Inc. and its respective successors; provided, however, that if the foregoing shall cease to be a primary U.S. Government securities dealer in New

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

York City (a "Primary Treasury Dealer"), we shall substitute therefor another primary treasury dealer; and (ii) other primary treasury dealers, if any, selected by us.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the exchange notes or portions thereof called for redemption.

OPTIONAL TAX REDEMPTION

     If, as a result of any change in or any amendment to the laws, regulations or rulings of Puerto Rico or taxing authority thereof or therein, or any change in the official administration, application or interpretation of such laws, regulations or rulings, which become effective on or after the issue date of the exchange notes, it is determined by us or by any subsidiary guarantor under or with respect to its Subsidiary Guarantee that we would be required to pay any additional amounts, as defined in the next subsection, pursuant to the indenture or the terms of the exchange notes of any series, or the terms of any subsidiary guarantee, in respect of interest on the next succeeding interest payment date, and that such obligation cannot be avoided by such obligor or successor by taking reasonable measures available to it, the applicable obligor may, at its option, redeem (or cause to be redeemed) all (but not less than all) of the exchange notes of such series upon not less than 30 nor more than 60 days' written notice as provided in the indenture, at a redemption price equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest to the redemption date; provided, however, that (a) no such notice of redemption may be given earlier than 60 days prior to the earliest date on which such obligor or successor would be obligated to pay such additional amounts were a payment in respect of the exchange notes of such series then due, and (b) at the time any such redemption notice is given, such obligation to pay such additional amounts must remain in effect.

     Prior to the publication of the notice of redemption in accordance with the foregoing, we will deliver to the trustee an Officers' Certificate (together with a copy of an independent opinion of counsel to the effect that the applicable obligor will be or will become obligated to pay additional amounts), stating that the we are entitled to effect such redemption in accordance with the terms set forth in the indenture and setting forth a statement of facts showing that the conditions precedent to the right of redemption have been satisfied. Such notice, once delivered by us to the trustee, will be irrevocable.

ADDITIONAL AMOUNTS

     All payments made by us under or with respect to the exchange notes or by any subsidiary guarantor under or with respect to our subsidiary guarantee, we and any such subsidiary guarantor being referred to for purposes of this section "additional amounts" individually as "obligor" and collectively as "obligors", shall be made free and clear of and without withholding or deduction for, or on account of any present or future taxes, levies, fees, duties, assessments or governmental charges of whatever nature imposed, levied, collected or assessed by or on behalf of, or within Puerto Rico, or any taxing authority thereof or therein, unless the applicable obligor or any successor, as the case may be, is required to withhold or deduct taxes by law or by the interpretation or administration thereof. In that event, the applicable obligor or any successor, as the case may be, will (i) make any required withholding or deduction in respect of any taxes, (ii) remit the full amount deducted or withheld to the relevant taxing authority in accordance with applicable law, and (iii) pay such additional amounts as may be necessary so that the net amount received by each holder and beneficial owner of exchange notes after such withholding or deduction or other payment of taxes will not be less than the

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

amounts that the holder and beneficial owner would have received if such taxes had not been withheld or deducted or paid, except that no additional amounts shall be so payable with respect to:

          (1) taxes that would not have been imposed, payable or due but for the existence of any present or former connection between the holder, or between a fiduciary, settlor, beneficiary, member or shareholder, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation, and Puerto Rico other than the mere holding of the exchange notes;

          (2) any taxes that are imposed or withheld after the Issue Date where such withholding or imposition is by reason of the failure of the holder or beneficial owner of the exchange note to comply with any reasonable request by the applicable obligor or any successor, as the case may be, to provide information concerning the nationality, residence or identity of such holder or beneficial owner or to make any declaration or similar claim or satisfy any information or reporting requirement (A) if such compliance is required or imposed by a statute, treaty, regulation or administrative practice of Puerto Rico as a precondition to exemption from all or part of such taxes, (B) such holder or beneficial owner may legally comply with such requirements and (C) at least 30 days prior to the date on which the applicable obligor or any successor, as the case may be, shall apply this clause (2), such obligor or successor shall have either notified the holders or notified the trustee and the trustee shall have notified the holders of such requirements;

          (3) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge; or

          (4) any combination of items (1), (2) and (3) above.

     Such additional amounts shall also not be payable where, had the beneficial owner of the note been the holder of the note, it would not have been entitled to payment of additional amounts by reason of any of clauses (1), (2), (3) or
(4) above.

     The applicable obligor or any successor, as the case may be, will furnish to the trustee, upon written request, certified copies of tax receipts evidencing the payment of any taxes by such obligor or successor in such form as provided in the normal course by the Taxing Authority imposing such taxes and as is reasonably available to the obligor or successor, as the case may be, within 60 calendar days after the date of receipt of such evidence by such obligor or successor. If notwithstanding the obligor's or successor's, as the case may be, efforts to obtain such receipts, the same are not obtainable, such obligor or successor will provide to the trustee other evidence reasonably satisfactory to the trustee of such payments by such obligor or successor. Copies of such receipts will be made available to holders of exchange notes that are outstanding on the date of such withholding or deduction for or on account of taxes upon request to the trustee.

     At least 30 days prior to each date on which any payment under or with respect to the exchange notes is due and payable (unless such obligation to pay additional amounts arises after the 30th day prior to the date on which payment under or with respect to the exchange notes is due payable, in which case it shall be promptly thereafter), if the applicable obligor or successor, as the case may be, will be obligated to pay additional amounts with respect to such payment, such obligor or successor will deliver to the trustee an Officers' Certificate stating that such additional amounts will be payable and specifying the amounts so payable. The Officers' Certificate will also set forth such other information as is necessary to enable the trustee to pay such additional amounts to the holders of the exchange notes on the payment date.

     The applicable obligor or successor, as the case may be, will pay any present or future stamp, issue, registration, value added, documentary taxes or any other similar taxes and other duties (including interest and penalties) payable in Puerto Rico (or any other jurisdiction in which the obligor or successor, as the case may be, is organized or engaged in business for tax purposes or, in each case, any political subdivision thereof or therein having the power to tax) in respect of the creation, issue, offering, execution or enforcement of the exchange notes, the subsidiary guarantee or any documentation relating thereto.

     In the event that additional amounts actually paid with respect to any exchange notes are based on taxes in excess of the appropriate taxes applicable to the holder or beneficial owner of such exchange notes and, as a

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result thereof, such holder or beneficial owner is entitled to make a claim for a refund of such excess, or credit such excess against taxes then, to the extent it is able to do so without jeopardizing its entitlement to such refund or credit, such holder or beneficial owner shall, by accepting the exchange notes, be deemed to have assigned and transferred all right, title and interest to any claim for a refund or credit of such excess to the applicable obligor or Successor, as the case may be. By making such assignment and transfer, the holder or beneficial owner makes no representation or warranty that the applicable obligor or Successor, as the case may be, will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto (including executing or delivering any documents and paying any costs or expenses of the applicable obligor or Successor, as the case may be, relating to obtaining such refund). Nothing contained in this paragraph shall interfere with the right of each holder or beneficial owner of a note to claim any refund or credit or to disclose any information relating to its tax affairs or any computations in respect thereof or to do anything that would prejudice its ability to benefit from any other credits, relief, remissions or repayments to which it may be entitled.

     Whenever in the indenture or in this "Description of Exchange Notes" there is mentioned, in any context, the payment of principal, interest, purchase price in connection with a purchase of the exchange notes or any other amount payable on or with respect to any of the exchange notes, such mention shall be deemed to include mention of the payment of additional amounts provided for in this section to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

     The obligation described under this heading shall survive any defeasance of the indenture.

SINKING FUND AND DEFEASANCE

     There will be no mandatory sinking fund payments for the exchange notes. The indenture provides that the exchange notes are subject to defeasance.

CERTAIN COVENANTS

     The indenture limits our ability to take several actions:

     1. In general, we are not permitted to incur any liens upon any of our property. We are permitted to incur liens of up to 10% of our consolidated net tangible assets or any other lien if the exchange notes are also secured by the lien. In addition, we are permitted to incur some additional liens, including liens:

        - on property we acquire or construct;

        - for taxes, assessments or governmental charges;

        - of a company that is merged into us; and

        - to secure capital lease obligations.

     2. Our non-guarantor subsidiaries are generally prohibited from incurring any debt.

     They can incur some debt, including debt:

        - that does not exceed 10% of consolidated net tangible assets;

        - that existed at the time the company became our subsidiary;

        - pursuant to capital lease obligations; and

        - for a receivables financing so long as it does not exceed 15% of net tangible assets.

     3. We are generally prohibited from entering into sale-leaseback transactions.

     We can enter into some sale and leaseback transactions, including those:

        - for financing property we acquire;

        - existing at the time a company is merged into us;

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        - which are refinancings of existing sale and leaseback transactions;
          and

        - equal to the par value of the property sold and leased back so long as the proceeds are used to purchase property with the same value as that which was sold and leased back or is used to retire debt.

     The indenture also requires our subsidiaries to guarantee the exchange notes to the extent they guarantee any of our credit facilities.

     1. LIMITATION ON LIENS. The indenture limits our ability to, directly or indirectly, incur any Lien (other than Permitted Liens) upon any of our Property, including Capital Stock, unless:

          (a) the exchange notes or the applicable Subsidiary Guaranty will also be secured by such Lien equally and ratably with (or prior to) all other Debt of Telecomunicaciones de Puerto Rico or any subsidiary guarantor secured by such Lien or

          (b) immediately after the Incurrence or existence of such Lien, the aggregate principal amount of Secured Debt then outstanding plus the aggregate amount of Capitalized Rent (without duplication) in respect of Sale and Leaseback Transactions would not exceed 10% of our Consolidated Net Tangible Assets.

     2. LIMITATION ON DEBT OF NON-GUARANTOR SUBSIDIARIES. The indenture states that we shall not permit any Non-Guarantor Subsidiary to incur any Debt other than the following:

          (a) Debt of such Non-Guarantor Subsidiary Incurred after the Issue Date; provided, however, that immediately after the Incurrence of such Debt the aggregate amount of Debt Incurred and outstanding pursuant to this clause (a) and not otherwise permitted pursuant to the indenture does not exceed 10% of Consolidated Net Tangible Assets;

          (b) Debt of any Person existing at the time such Person becomes our Subsidiary, such Person is merged into or consolidated with the Company or a Subsidiary of the Company, or the Company or a Subsidiary of the Company acquires all or substantially all of the assets of such Person, other than Debt Incurred by such Person as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person becomes a Subsidiary of the Company, is merged into or consolidated with the Company or pursuant to which all or substantially all of the assets of such Person are acquired by the Company or a Subsidiary of the Company;

          (c) Debt pursuant to Capitalized Lease Obligations; provided, however, that immediately after the Incurrence of such Debt, the aggregate amount of Debt Incurred and outstanding pursuant to this clause (c) and not otherwise permitted pursuant to the indenture, together with any Debt Incurred in respect of this clause (c) pursuant to clause (f) below, does not exceed 10% of Consolidated Net Tangible Assets;

          (d) Debt owed to the Company or any Subsidiary of the Company;

          (e) Debt of any such Non-Guarantor Subsidiary existing on the Issue Date;

          (f) Debt of any Non-Guarantor Subsidiary constituting any Refinancing of any Debt Incurred pursuant to clauses (b), (c) and (e) above to the extent the aggregate principal amount of such Debt is not increased unless otherwise permitted hereunder; or

          (g) Debt Incurred by a Receivables Subsidiary in a Permitted Receivables Financing that is non-recourse to the Company or any Subsidiary of the Company, except to a limited extent customary for such transactions.

     For purposes of determining compliance with this "Limitation on Debt of Non-Guarantor Subsidiaries" covenant, (a) in the event that an item of Debt meets the criteria of more than one of the categories of Debt described above, the Company, in its sole discretion, will classify such item of Debt and will only be required

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to include the amount and type of such Debt in one of the above categories and
(b) an item of Debt may be divided and classified in more than one of the types of Debt described above.

     3. LIMITATION ON SALE AND LEASEBACK TRANSACTIONS. The Company shall not, and shall not permit any subsidiary guarantor to, enter into any Sale and Leaseback Transaction unless immediately after the completion of such Sale and Leaseback Transaction, giving effect to the application of the proceeds therefrom, the aggregate amount of Capitalized Rent in respect of Sale and Leaseback Transactions, other than Sale and Leaseback Transactions described in clauses (a) to (d), inclusive, of the immediately succeeding paragraph, plus the aggregate principal amount of Secured Debt then outstanding, without duplication, would not exceed 10% of Consolidated Net Tangible Assets.

     The foregoing restrictions shall not apply to, and there shall be excluded in computing the aggregate amount of Capitalized Rent for the purpose of such restrictions, the following Sale and Leaseback Transactions:

          (a) any Sale and Leaseback Transaction entered into to finance the payment of all or any part of the purchase price of Property acquired or constructed by the Company or any subsidiary guarantor, including any improvements to existing Property, or entered into prior to, at the time of or within 270 days after the acquisition or construction of such Property, which Sale and Leaseback Transaction is entered into for the purpose of financing all or part of the purchase or construction price thereof; provided, however, that in the case of any such acquisition, such Sale and Leaseback Transaction shall not involve any Property transferred by the Company to a Subsidiary of the Company or by a Subsidiary of the Company to the Company or by a Subsidiary of the Company to another Subsidiary of the Company in contemplation of or in connection with such Sale and Leaseback Transaction or involve any Property of the Company or any subsidiary guarantor other than the Property so acquired, other than, in the case of construction or improvement, any theretofore unimproved real Property or portion thereof on which the Property so constructed, or the improvement, is located;

          (b) any Sale and Leaseback Transaction involving Property of any Person existing at the time such Person is merged into or consolidated with the Company or a subsidiary guarantor or the Company or a subsidiary guarantor acquires all or substantially all of the assets of such entity (other than a Sale and Leaseback Transaction entered into by such Person as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person is merged into or consolidated with the Company or a subsidiary guarantor or pursuant to which all or substantially all assets of such Person are acquired by the Company or a subsidiary guarantor);

          (c) any Sale and Leaseback Transaction involving the Refinancing (or successive Refinancings) in whole or in part of a lease pursuant to a Sale and Leaseback Transaction referred to in the foregoing clause (a) or (b); provided, however, that such lease Refinancing shall be limited to all or any part of the same Property leased under the lease so Refinanced (plus improvements to such Property); and

          (d) any Sale and Leaseback Transaction the net proceeds of which are at least equal to the fair value (as determined by the Board of Directors of the Company or the applicable subsidiary guarantor) of the Property leased pursuant to such Sale and Leaseback Transaction, so long as within 270 days of the effective date of such Sale and Leaseback Transaction, the Company or the applicable subsidiary guarantor applies (or irrevocably commits to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the net proceeds of such Sale and Leaseback Transaction to either (x) the purchase of other Property having a fair value at least equal to the fair value of the Property leased in such Sale and Leaseback Transaction and having a similar utility and function, or (y) the retirement or repayment (other than any mandatory retirement or repayment at maturity) of (i) the Notes, (ii) other Funded Debt of the Company or a subsidiary guarantor which ranks prior to or on a parity with the Notes or (iii) Debt of any Non-Guarantor Subsidiary maturing by its terms more than one year from its date of issuance (notwithstanding that any portion of such Debt is included in current liabilities) or preferred stock of any Non-Guarantor Subsidiary (other than any such Debt owed to or preferred stock owned by the Company or any Subsidiary of the Company); provided, however, that in
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     lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), the Company may deliver to the trustee Outstanding Notes and thereby reduce the amount to be applied pursuant to
     (y) of this clause (d) by an amount equivalent to the aggregate principal amount of the Notes so delivered.

     For purposes of determining compliance with this "Limitation on Sale and Leaseback Transactions" covenant, (i) in the event that a Sale and Leaseback Transaction meets the criteria of more than one of the categories of Sale and Leaseback Transactions described above, the Company, in its sole discretion, will classify such Sale and Leaseback Transaction and will only be required to include the Sale and Leaseback Transaction in one of the categories described above and (ii) a Sale and Leaseback Transaction may be divided and classified in more than one of the categories described above.

     4. FUTURE SUBSIDIARY GUARANTORS. The Company shall cause each Subsidiary of the Company that becomes a guarantor or other similar obligor (which does not include being a direct borrower) under a Credit Facility following the Issue Date to execute and deliver to the trustee a Subsidiary Guarantee at the time such Person becomes a guarantor or other similar obligor under the Credit Facility such that such Subsidiary becomes a guarantor or other similar obligor of the Notes to the same extent as under the Credit Facility.

MERGER AND CONSOLIDATION

     We may consolidate or amalgamate with or merge into any other Person or convey, transfer, lease or otherwise dispose of our Property substantially as an entirety to any Person or may permit any Person to consolidate or amalgamate with or merge into, or convey, transfer, lease or otherwise dispose of its Property substantially as an entirety to, us; provided, however, that:

          - the successor, transferee or lessee, if other than us or the applicable subsidiary guarantor, is organized under the laws of any United States jurisdiction, including the Commonwealth of Puerto Rico;

          - the successor, transferee or lessee, if other than us or the applicable subsidiary guarantor, expressly assumes the obligations of Telecomunicaciones de Puerto Rico or the applicable subsidiary guarantor, as the case may be, under the indenture and the exchange notes by means of a supplemental indenture entered into with the trustee;

          - immediately before and after giving effect to the transaction on a pro forma basis, no Default shall have occurred and be continuing; and

          - several other conditions are met.

SEC REPORTS

     Notwithstanding that we may not be subject to the reporting requirements of
Section 13 or 15(d) of the Exchange Act, we will file with the Commission and provide the trustee and holders of the exchange notes with the annual reports and information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections. We will file such information, documents and reports at the times specified in the Exchange Act for their filing; provided, however, that we will not be obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

MODIFICATIONS OF INDENTURE

     We, the subsidiary guarantors and the trustee, with the consent of the holders of a majority in aggregate principal amount of the outstanding exchange notes of a series, can modify the indenture or any supplemental

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indenture affecting such series of exchange notes or the rights of the holders of such series of exchange notes. However, we are not permitted to

        - extend the fixed maturity of any exchange notes;

        - reduce the principal amount or the interest rate of any exchange notes or extend the time of payment of interest thereon;

        - reduce any premium payable upon the redemption of any exchange note;

        - change the currency in which the principal of any exchange note or the interest thereon is payable;

        - impair the right of any holder of exchange notes to receive payment of principal of and interest on the exchange notes on or after the fixed maturity or impair the right of any holder to institute suit for the enforcement of any such payment on or after the fixed maturity or, in the case of redemption, on or after the redemption date;

        - change any Subsidiary Guaranty in any way that would adversely affect the holders of the exchange notes, other than as permitted by the indenture, without the consent of the holder of each exchange note so affected; or

        - reduce the percentage of note holders of each series of exchange notes which is required to consent to any supplemental indenture or for any waiver of several provisions of the indenture, without the consent of each holder of exchange notes of such series then outstanding and affected by such change.

     We, the subsidiary guarantors and the trustee may execute, without the consent of any holder of the exchange notes, any supplemental indenture for several other usual purposes.

EVENTS OF DEFAULT

     The indenture provides that the occurrence of any of the following events with respect to any series of the exchange notes will constitute an "Event of Default" with respect to the exchange notes of such series:

        - failure for 30 business days to pay interest on the exchange notes of such series when due;

        - failure to pay principal or premium, if any, on the exchange notes of such series when due, whether at maturity, upon redemption, by declaration or otherwise;

        - failure to observe or perform any other covenant in the indenture for 90 days after we have been given notice by the trustee or by the trustee by the holders of not less than 25% in principal amount of the outstanding exchange notes of such series, specifying the default and requiring that it be cured;

        - acceleration of, or failure to pay at maturity after giving effect to any applicable grace period, any Debt of Telecomunicaciones de Puerto Rico or any of its Subsidiaries having an aggregate principal amount at the time in excess of the greater of $25 million and the lesser of 1% of Consolidated Net Tangible Assets at such time and $50 million, subject to several conditions;

        - any Subsidiary Guarantee ceases to be in full force and effect, other than in accordance with the terms of the indenture or such Subsidiary Guarantee, or any subsidiary guarantor denies or disaffirms its obligations under its Subsidiary Guarantee; or

        - certain events of bankruptcy, insolvency or reorganization.

     The holders of a majority in aggregate outstanding principal amount of the exchange notes of a series have the right to direct the time, method and place of conducting any proceeding for any remedy in respect of such series available to the trustee for the exchange notes of such series.

     Except in the case of an Event of Default involving bankruptcy, insolvency or reorganization, the trustee or the holders of not less than 25% in aggregate outstanding principal amount of the exchange notes of a series may declare the principal due and payable immediately upon the occurrence and during the continuance of an
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Event of Default with respect to the exchange notes of such series, but the holders of a majority in aggregate outstanding principal amount of the exchange notes of such series may rescind and annul such declaration and waive the default if the default has been cured and a sum sufficient to pay all matured installments of interest and principal and any premium has been deposited with the trustee. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company shall occur, the aggregate outstanding principal amount of the Exchange notes of each series shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the exchange notes.

     The holders of a majority in aggregate outstanding principal amount of the exchange notes of a series may, on behalf of the holders of all the exchange notes of such series, waive any past Default in respect of such series, except a Default in the payment of principal, premium, if any, or interest or a Default in respect of any provision of the indenture, the amendment of which requires the consent of each holder of the exchange notes affected thereby. The Company is required to file annually with the trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants under the indenture.

THE TRUSTEE

     The Bank of New York is the trustee for each series of exchange notes under the indenture.

     In general, the trustee will perform only such duties as are specifically set forth in the indenture. However, during the existence of an Event of Default, the trustee will exercise the rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

CERTAIN DEFINITIONS

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Stock" means and includes any and all shares, interests, participations or other equivalents (however designated) of ownership in a corporation or other Person.

     "Capitalization" means with respect to a Person the total of (a) Funded Debt, (b) the par value or, in the case of Capital Stock with no par value, a value stated on the books, of all outstanding shares of Capital Stock, (c) the paid-in surplus and retained earnings or minus the net surplus deficit, as the case may be, (d) deferred taxes and deferred investment tax credits, (e) Capitalized Rent, and (f) minority interests in subsidiaries of such Person.

     "Capitalized Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP. For purposes of "-- Certain Covenants -- Limitation on Liens," a Capitalized Lease Obligation shall be deemed secured by a Lien on the Property being leased.

     "Capitalized Rent" means the present value discounted semi-annually at a discount rate equal to the actual percentage rate inherent in the applicable lease, as determined in good faith by the Company of the total net amount of rent payable for the remaining term of any lease of Property by the Company or any subsidiary guarantor including any period for which such lease has been extended; provided, however, that no such rental obligation shall be deemed to be Capitalized Rent unless the lease resulted from a Sale and Leaseback Transaction. The total net amount of rent payable under any lease for any period shall be the total amount of the rent payable by the lessee with respect to such period but shall not include amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates, sewer rates and similar charges.

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     "Consolidated Capitalization" means the Capitalization of the Company and its Subsidiaries determined on a consolidated basis at the end of the Company's then most recently reported fiscal year or quarter, as the case may be, including minority interests in Subsidiaries.

     "Consolidated Net Tangible Assets" means the consolidated total assets of the Company and its Subsidiaries as reflected in the Company's most recent balance sheet prepared in accordance with GAAP, less (a) current liabilities excluding current maturities of long-term debt and obligations under capital leases and (b) goodwill, trademarks, patents and minority interests of others.

     "Credit Facility" means, with respect to the Company or any Subsidiary of the Company, one or more debt or commercial paper facilities with banks or other institutional lenders, including the $500,000,000 Five-Year Credit Agreement dated as of March 2, 1999, as amended, among the Company, the subsidiary guarantors and the lenders and agents named therein and the $200,000,000 Credit Agreement dated as of March 2, 1999, as amended, among the Company, the subsidiary guarantors and the lenders and agents named therein providing for revolving credit loans, term loans, receivables or inventory financing, including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory or trade letters of credit, in each case together with any extensions, revisions, refinancings or replacements thereof by a lender or syndicate of lenders.

     "Debt" means, with respect to any Person, the aggregate amount of, without duplication: (a) all obligations for borrowed money; (b) all obligations evidenced by debentures, notes or other similar instruments; (c) all obligations to pay the deferred purchase price of property or services, except trade accounts payable, accrued commissions and other similar accrued current liabilities in respect of such obligations, in any case not more than 120 days overdue, arising in the ordinary course of business; (d) all Capitalized Lease Obligations of such Person, including Capitalized Rent; (e) all obligations or liabilities of others secured by a Lien on any Property owned by such Person whether or not such obligation or liability is assumed, the amount of such Debt being deemed to be the lesser of the value of such Property or the amount of the Debt so secured; (f) all reimbursement obligations of such Person in respect of any letters of credit or bankers' acceptances related to Debt of such Person or another Person; (g) any stock of such person that by its terms matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise; and
(h) guarantees of or similar obligations with respect to Debt of other Persons. The term "Debt" shall not include any obligations of a Person under a Swap Contract.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Funded Debt" means any Debt maturing by its terms more than one year from its date of issuance, notwithstanding that any portion of such Debt is included in current liabilities.

     "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth:

          (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants,

          (b) in the statements and pronouncements of the Financial Accounting Standards Board,

          (c) in such other statements by such other entity as approved by a significant segment of the accounting profession, and

          (d) the rules and regulations of the Commission governing the inclusion of financial statements, including pro forma financial statements in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

     "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur by merger, conversion, exchange or otherwise, extend, assume, guarantee or become liable in respect of such

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Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person. "Incurrence" and "Incurred" shall have meanings correlative to the foregoing; provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt.

     "Issue Date" means the date on which the old notes were originally issued.

     "Lien" means any mortgage, pledge, security interest, lien, charge or similar encumbrance.

     "Non-Guarantor Subsidiary" means any Subsidiary of the Company other than a subsidiary guarantor.

     "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer, any Vice President or the Secretary of the Company.

     "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the trustee.

     "Outstanding" means, subject to certain exceptions, all Notes issued under the indenture, except those theretofore canceled by the trustee or delivered to it for cancellation, defeased in accordance with the indenture, paid in full, or in respect of which substitute Notes have been authenticated and delivered by the trustee.

     "Permitted Liens" means:

          (a) Liens existing on the Issue Date;

          (b) Liens upon Property acquired or constructed by the Company or any subsidiary guarantor after the Issue Date to secure payment of all or part of the purchase price thereof or to secure Debt incurred prior to, at the time of or within 270 days after the acquisition or construction thereof for the purpose of financing all or part of the purchase or construction price thereof, or Liens of any kind existing on such Property at the time of the acquisition thereof, or conditional sales agreements or other title retention agreements with respect to any Property acquired after the Issue Date; provided, however, that in the case of any such acquisition, such Lien or agreement shall not involve any Property transferred by the Company to a Subsidiary of the Company or by a Subsidiary of the Company to the Company or by a Subsidiary of the Company to another Subsidiary of the Company in contemplation of or in connection with the Incurrence of such Lien or the entering into of such agreement; provided further, however, that no such Lien, and no such agreement, shall extend to or cover any other Property of the Company or any Subsidiary of the Company unless otherwise permitted hereunder;

          (c) the Refinancing of any such Lien or of any such agreement, permitted by the foregoing clause (a) or (b), or the replacement or renewal, without increase in principal amount unless otherwise permitted hereunder, of the Debt secured thereby;

          (d) Liens for taxes or assessments or governmental charges or levies; pledges or deposits to secure obligations under worker's compensation laws, unemployment insurance or similar legislation; pledges or deposits to secure performance in connection with bids, tenders, contracts, other than contracts for the payment of money or leases to which the Company or any subsidiary guarantor is a party; deposits to secure public or statutory obligations of the Company or any subsidiary guarantor; materialmen's, mechanics', carriers', workers', repairmen's, warehousemen's, suppliers', employees' or other like Liens in the ordinary course of business, or deposits to obtain the release of such Liens; deposits to secure surety and appeal bonds to which the Company or any subsidiary guarantor is a party; other pledges or deposits for similar purposes in the ordinary course of business; Liens created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith by appropriate proceedings; leases made, or existing on property acquired, in the ordinary course of business; landlord's Liens under leases to which the Company or any subsidiary guarantor is a party; zoning restrictions, easements, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not

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     materially impair the use of such property in the operation of the business of the Company or the applicable subsidiary guarantor or the value of such property for the purpose of such business; Liens arising solely by virtue of any statutory or common law provision relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit account or other funds; other Liens on the Property of the Company or any subsidiary guarantor incidental to the conduct of their respective businesses or the ownership of their respective properties which were not created in connection with the Incurrence of Debt or the obtaining of advances or credit and which do not in the aggregate materially detract from the value of their respective properties or materially impair the use thereof in the operation of their respective businesses; or the Lien of the trustee described in the indenture;

          (e) Liens with respect to Debt of any Person at the time such Person is merged into or consolidated with the Company or a subsidiary guarantor or the Company or a subsidiary guarantor acquires all or substantially all of the assets of such Person, other than a Lien Incurred by such Person as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Person is merged into or consolidated with the Company or a subsidiary guarantor or pursuant to which all or substantially all of the assets of such Person are acquired by the Company or a subsidiary guarantor;

          (f) Liens in favor of the Company or any subsidiary guarantor;

          (g) Liens to secure Capitalized Lease Obligations; provided that (1) any such Lien does not extend or cover any Property other than the Property that is the subject of such Capitalized Lease Obligation (unless otherwise permitted hereunder) and (2) such Capitalized Lease Obligation is otherwise permitted under the indenture;

          (h) Liens to secure obligations under Swap Contracts; and

          (i) Liens Incurred in connection with any Permitted Receivables Financing.

     "Permitted Receivables Financing" means any financing not exceeding in the aggregate, together with all other Permitted Receivables Financings Incurred pursuant to clause (g) of "-- Certain Covenants -- Limitation on Debt of Non-Guarantor Subsidiaries" or pursuant to clause (i) of the definition of "Permitted Liens," 15% of Consolidated Net Tangible Assets pursuant to which the Company or any Subsidiary of the Company may sell, convey or otherwise transfer to a Receivables Subsidiary or any other Person, in the case of transfer by a Receivables Subsidiary, or grant a security interest in, any accounts receivable, and related assets of the Company or such Subsidiary; provided, however, that (1) the covenants, events of default and other provisions applicable to such financing shall be customary for such transactions and shall be on market terms determined in good faith by the Board of Directors at the time such financing is entered into, (2) the interest rate applicable to such financing shall be a market interest rate determined in good faith by the Board of Directors at the time such financing is entered into and (3) such financing shall be non-recourse to the Company and its Subsidiaries, other than the Receivables Subsidiary except to a limited extent customary for such transactions. The grant of a security interest in any accounts receivable of the Company or any Subsidiary of the Company, other than a Receivables Subsidiary to secure Debt under any Credit Facility shall not be deemed a Permitted Receivables Financing.

     "Person" mean any individual, corporation, partnership, company, including any limited liability company), joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Property" means, with respect to any Person, all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries under GAAP.

     "Receivables Subsidiary" means a bankruptcy-remote, special-purpose Wholly Owned Subsidiary formed in connection with a Permitted Receivables Financing.

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     "Refinance" means to refinance, extend, renew, replace, refund, repay, prepay, repurchase, redeem, defease or retire once or successive times. In respect of any Debt, "Refinance" also means to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

     "Sale and Leaseback Transaction" means any arrangement with any Person other than a Tax Consolidated Subsidiary providing for the leasing as lessee by the Company or any subsidiary guarantor of any Property except for temporary leases for a term, including any renewal thereof, of not more than three years provided that any such temporary lease may be for a term of up to five years if
(a) the Board of Directors of the Company or the applicable subsidiary guarantor reasonably finds such term to be in the best interest of the Company or the applicable subsidiary guarantor and (b) the primary purpose of the transaction of which such lease is a part is not to provide funds to or financing for the Company, which Property has been or is to be sold or transferred by the Company
(1) to any Subsidiary of the Company in contemplation of or in connection with such arrangement or (2) to such other Person. A "Tax Consolidated Subsidiary" means a subsidiary of the Company with which, at the time a Sale and Leaseback Transaction is entered into by the Company, the Company would be entitled to file a consolidated federal income tax return.

     "Secured Debt" means Debt of the Company or any subsidiary guarantor secured by any Lien, other than Permitted Liens and Liens with which the Notes are secured in accordance with the covenant described under "-- Certain Covenants -- Limitation on Liens" on Property, including Capital Stock of the Company or such subsidiary guarantor.

     "Subsidiary," in respect of any Person, means (i) any Person of which more than 50% of the total voting power of shares of Capital Stock entitled, without regard to the occurrence of any contingency to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the Subsidiaries of that Person or a combination thereof, and (ii) any partnership, joint venture or other Person in which such Person or one or more of the Subsidiaries of that Person or a combination thereof has the power to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

     "Subsidiary Guarantee" means a guarantee on the terms set forth in the indenture by a subsidiary guarantor of the Company's obligations with respect to the Notes.

     "Subsidiary Guarantor" means, unless released from their Subsidiary Guaranties as permitted by the indenture, Puerto Rico Telephone Company, Inc., Celulares Telefonica, Inc. and any Person that becomes a subsidiary guarantor pursuant to the covenant described under "-- Certain Covenants -- Future Subsidiary Guarantors."

     "Swap Contract" means any agreement relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward transaction, cap collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other similar transaction, including any option to enter into any of the foregoing or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing, provided that such Swap Contract was entered into for the purpose of managing risks associated with liabilities, commitments or assets of the Company or any Subsidiary of the Company and not for speculation, and provided further that to the extent the obligations under such Swap Contract are directly related to payment obligations on Debt, such Debt is otherwise permitted by the indenture.

     "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled, without regard to the occurrence of any contingency to vote in the election of directors, managers or trustees thereof.

     "Wholly Owned Subsidiary" means, at any time, a Subsidiary all the Voting Stock of which, except directors' qualifying shares is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

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BOOK-ENTRY SYSTEM

     The exchange notes will be initially issued in the form of one or more global securities registered in the name of The Depository Trust Company or its nominee.

     Upon the issuance of a global security, The Depository Trust Company or its nominee will credit the accounts of persons holding through it with the respective principal amounts of the exchange notes represented by such global security purchased by such persons in the offering. Such accounts shall be designated by the initial purchasers. Ownership of beneficial interests in a global security will be limited to persons that have accounts with The Depository Trust Company ("participants") or persons that may hold interests through participants. Any person acquiring an interest in a global security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by The Depository Trust Company and such participants. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a global security.

     Payment of principal of and interest on exchange notes represented by a global security will be made in immediately available funds to The Depository Trust Company or its nominee, as the case may be, as the sole registered owner and the sole holder of the exchange notes represented thereby for all purposes under the indenture. Telecomunicaciones de Puerto Rico has been advised by The Depository Trust Company that upon receipt of any payment of principal of or interest on any global security, The Depository Trust Company will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such global security as shown on the records of The Depository Trust Company. Payments by participants to owners of beneficial interests in a global security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

     A global security may not be transferred except as a whole by The Depository Trust Company or a nominee of The Depository Trust Company to a nominee of The Depository Trust Company or to The Depository Trust Company. A global security is exchangeable for certificated exchange notes only if:

          (a) The Depository Trust Company notifies the Company that it is unwilling or unable to continue as a depositary for such global security or if at any time The Depository Trust Company ceases to be a clearing agency registered under the Exchange Act,

          (b) the Company in its discretion at any time determines not to have all the exchange notes represented by such global security, or

          (c) there shall have occurred and be continuing a default or an event of default with respect to the exchange notes represented by such global security.

     Any global security that is exchangeable for certificated exchange notes pursuant to the preceding sentence will be exchanged for certificated exchange notes in authorized denominations and registered in such names as The Depository Trust Company or any successor depositary holding such global security may direct. Subject to the foregoing, a global security is not exchangeable, except for a global security of like denomination to be registered in the name of The Depository Trust Company or any successor depositary or its nominee. In the event that a global security becomes exchangeable for certificated exchange notes,

          (a) certificated exchange notes will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof,

          (b) payment of principal of, and premium, if any, and interest on, the certificated exchange notes will be payable, and the transfer of the certificated exchange notes will be registerable, at the office or agency of the Company maintained for such purposes, and

          (c) no service charge will be made for any registration of transfer or exchange of the certificated exchange notes, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

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

     So long as The Depository Trust Company or any successor depositary for a global security, or any nominee, is the registered owner of such global security, The Depository Trust Company or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the exchange notes represented by such global security for all purposes under the indenture and the exchange notes. Except as set forth above, owners of beneficial interests in a global security will not be entitled to have the exchange notes represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of certificated exchange notes in definitive form and will not be considered to be the owners or holders of any exchange notes under such global security. Accordingly, each person owning a beneficial interest in a global security must rely on the procedures of The Depository Trust Company or any successor depositary, and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. Telecomunicaciones de Puerto Rico understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a global security desires to give or take any action which a holder is entitled to give or take under the indenture, The Depository Trust Company or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action.

     The Depository Trust Company has advised the Company that The Depository Trust Company is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. The Depository Trust Company was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depository Trust Company's participants include securities brokers and dealers, which may include the Initial Purchasers, banks, trust companies, clearing corporations and certain other organizations some of whom, or their representatives, own The Depository Trust Company. Access to The Depository Trust Company's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of interests in global securities among participants of The Depository Trust Company, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the trustee or the initial purchasers will have any responsibility for the performance by The Depository Trust Company or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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

                              PLAN OF DISTRIBUTION


     Each participating broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes received pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. Telecomunicaciones de Puerto Rico has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date , it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of those exchange notes. In addition, until January 25, 2000, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.


     We will not receive any proceeds from any sales of the exchange notes by participating broker-dealers. Exchange notes received by participating broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any resale of that kind may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any of those participating broker-dealers and/or the purchasers of any of those exchange notes. Any participating broker-dealer that resells the exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of these exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act, a participating broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the expiration date, Telecomunicaciones de Puerto Rico will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the Letter of Transmittal. Telecomunicaciones de Puerto Rico has agreed to pay all the expenses incident to this exchange offer, including the expenses of one counsel for the holders of the old notes, and will indemnify the holders of the old notes, including broker-dealers, against specific liabilities, including liabilities under the Securities Act.

BROKER DEALER OBLIGATIONS

     Each broker-dealer that receives exchange notes for its account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where those old notes were acquired by that broker-dealer as a result of market-making activities or other trading activities. Telecomunicaciones de Puerto Rico has agreed that, starting on the expiration date and ending on the close of business one year after the expiration date, it will make this prospectus available to any broker-dealer for use in connection with any resale. See "Plan of Distribution."

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

                               TAX CONSIDERATIONS

GENERAL

     The following summary describes the material United States federal income and Puerto Rico tax consequences of the acquisition, ownership, and disposition of exchange notes by (a) in the case of United States federal income tax consequences, U.S. holders, and (b) in the case of Puerto Rico tax consequences, holders that are not Puerto Rico holders. The summary is based on the advice of Curtis, Mallet-Prevost, Colt & Mosle LLP, New York, with respect to United States federal income taxes and the advice of O'Neill & Borges, Puerto Rico, with respect to Puerto Rico taxes. The advice provided by Curtis, Mallet-Prevost, Colt & Mosle LLP is based on the United States Internal Revenue Code of 1986, as amended, Treasury Regulations (including proposed Regulations and temporary Regulations) promulgated thereunder, rulings, official pronouncements and judicial decisions, all as in effect on the date of this prospectus, and the advice of O'Neill & Borges is based on the Puerto Rico Internal Revenue Code of 1994, as amended, the regulations issued under the Puerto Rico Code and its predecessor statute, the Puerto Rico Income Tax Act of 1954, administrative practice and judicial decisions, all as in effect and applicable on the date of this prospectus; all of which are subject to change, possibly with retroactive effect, and to different interpretations. This summary does not purport to address all of the tax consequences that may be applicable to holders of exchange notes.

     For purposes of this summary, a U.S. holder is any holder of exchange notes who or that is, for United States federal income tax purposes:

     - in the case of an individual, a resident of the United States, or a citizen of the United States who is not a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Section 933 of the Code,

     - a corporation, partnership, or other entity created or organized in or under the laws of the United States, or any political subdivision thereof,

     - an estate the income of which is includible in gross income for United States federal income tax purposes regardless of source or

     - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

     For purposes of this summary, a Puerto Rico holder is any holder of exchange notes who or that is, for Puerto Rico tax purposes:

     - an individual, trust or estate resident of Puerto Rico,

     - a Puerto Rico corporation or partnership,

     - an individual, trust or estate engaged in a trade or business in Puerto Rico, or

     - a non-Puerto Rico corporation or partnership engaged in a trade or business in Puerto Rico.

     The description of the United States federal income tax and Puerto Rico tax laws set forth below is based on the laws in force as of the date of this prospectus and is subject to any changes in applicable United States or Puerto Rico tax laws.

     Each prospective holder should consult its tax advisors with respect to the tax treatment applicable to such holder.

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

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

  GENERAL

     The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of exchange notes by U.S. holders that hold exchange notes as capital assets as defined in Section 1221 of the Code. This summary is not addressed to certain types of holders subject to special treatment under United States federal income tax law, such as individual retirement and other tax-deferred accounts, dealers in securities or currencies, insurance companies, tax-exempt organizations, persons holding exchange notes as part of a straddle, hedging, conversion or other integrated transaction, or persons whose functional currency is other than the U.S. Dollar.

     The discussion below does not address United States federal estate and gift tax considerations or the effect of any United States state or local tax law. Persons considering the purchase of exchange notes should consult their own tax advisors concerning the application of the United States federal income tax law to their particular situations as well as any tax consequences arising under the law of any state, local or foreign tax jurisdiction.

  REGISTRATION OF NOTES

     The exchange of old notes for exchange notes pursuant to the exchange offer will not be treated as an exchange or other taxable event for U.S. federal income tax purposes. Accordingly, there will be no U.S. federal income tax consequences to holders of old notes who exchange old notes for exchange notes pursuant to the exchange offer, and that holder will have the same adjusted tax basis and holding period in the exchange notes as that holder had in the old notes immediately before the exchange.

  TAXATION OF INTEREST

     The gross amount of interest in respect of the exchange notes generally will be included in a U.S. holder's gross income as ordinary income at the time it accrues or is paid, in accordance with the U.S. holder's usual method of tax accounting for United States federal income tax purposes.

     Interest on the exchange notes generally will be treated as foreign source income for United States federal income tax purposes.

  MARKET DISCOUNT

     If a U.S. holder purchases an exchange note after its issue for an amount that is less than its principal amount, then the amount of the difference will be treated as "market discount" for United States federal income tax purposes, unless the difference is less than a specified de minimis amount.

     Under the market discount rules, a U.S. holder will be required to treat any principal payment on an exchange note, or any gain on its sale, exchange, retirement or other disposition, as ordinary income to the extent of the market discount which has not previously been included in income. If the exchange note is disposed of in a non-taxable transaction (other than a nonrecognition transaction described in section 1276(c) of the Code), accrued market discount will be included as ordinary income to the U.S. holder as if the holder had sold the exchange note at its fair market value. In addition, a U.S. holder may be required to defer, until the maturity of an exchange note or its earlier disposition (including a non-taxable transaction other than a transaction described in section 1276(c) of the Code), the deduction of all or a portion of the interest expense in respect of any indebtedness incurred or continued to purchase or carry the exchange note.

     Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of an exchange note, unless the holder elects to accrue such discount on a constant yield basis. A U.S. holder of an exchange note may elect to include market discount in income currently, as it accrues (on either a ratable or a constant yield basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of an exchange note and upon the receipt of certain cash payments, and regarding the deferral of interest deductions, will not apply. This election to include

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

market discount in income currently, once made, applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the Internal Revenue Service.

     In its fiscal year 2000 budget proposal, the Clinton Administration recently proposed altering the taxation of market discount. Under the proposal, subject to certain limitations, accrual basis U.S. holders would be required to include market discount in income as it accrues. The proposal would affect U.S. holders of debt instruments, such as the exchange notes, acquired on or after the date of enactment.

  AMORTIZABLE BOND PREMIUM

     If a U.S. holder purchases an exchange note for an amount that is greater than the amount payable at maturity, the excess will be considered an "amortizable bond premium." Such a holder may elect to amortize the bond premium to offset the interest from the exchange note he would otherwise be required to include in income. In any tax year, a holder can only use as much of the bond premium as the constant yield method would allocate to that year. The U.S. holder's basis in an exchange note will be reduced by the amount of bond premium offset against interest.

  TAXATION OF DISPOSITIONS

     A U.S. holder generally will recognize gain or loss for United States federal income tax purposes upon the sale, exchange, retirement or other disposition of the exchange note in an amount equal to the difference between the amount realized and the U.S. holder's tax basis in the exchange note. A U.S. holder's tax basis in an exchange note will generally be the cost of the exchange note, increased by any market discount previously included in income by the U.S. holder, and reduced by any amortized bond premium. For these purposes, the amount realized does not include any amount attributable to accrued interest on the exchange note, which will be taxable as interest income.

     Except as described above with respect to market discount and accrued interest, the gain or loss will be capital gain or loss. If, at the time of sale, exchange, or retirement, the exchange note has been held for more than 12 months, the gain or loss will be long-term capital gain or loss. If the exchange note has been held for less than 12 months, the gain or loss will be short-term capital gain or loss. Under current law, net long-term capital gains of individuals are typically taxed at lower rates than items of ordinary income. The deductibility of capital losses is subject to limitations. Any gain or loss recognized by a U.S. holder generally will be treated as from sources within the United States for United States federal income tax purposes.

  UNITED STATES TAXATION OF NON-U.S. HOLDERS

     An individual holder of exchange notes who is a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Section 933 of the Code will not be subject to United States federal income tax on payments of interest on the exchange notes provided that (a) for the 3 year period ending with the close of Telecomunicaciones de Puerto Rico taxable year immediately preceding the payment of interest, or the part of that period as may be applicable, less than 80% of the Telecomunicaciones de Puerto Rico gross income is derived from sources outside Puerto Rico and attributable to the active conduct of a trade or business outside Puerto Rico, this determination to be made under Section 861(c)(1)(B) of the Code and provided that interest on the exchange notes is not treated as paid by a trade or business outside Puerto Rico by Telecomunicaciones de Puerto Rico, this determination to be made under
Section 884(f)(1)(A) of the Code, and (b) the payments of interest on the exchange notes are not effectively connected with the conduct by the holder of a trade or business in the United States. Pursuant to Notice 89-40 issued by the United States Internal Revenue Service on March 27, 1989, gain on the sale of the exchange notes by a Section 933 Holder who is not a United States resident for purposes of Section 865(g)(1) of the Code will constitute Puerto Rico source income and, therefore, will not be subject to United States federal income tax provided the exchange notes do not constitute inventory in the hands of the holder, and provided the gain is not effectively connected with the conduct by the holder of a trade or business in the United States.

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

     Holders of exchange notes that are not U.S. holders and not Section 933 Holders will not be subject to United States federal income tax on payments of interest with respect to the exchange notes unless such interest is effectively connected with the conduct by the non-U.S. holders of a trade or business in the United States. A non-U.S. holder generally will not be subject to United States federal income tax on any gain realized on the sale or other disposition of exchange notes, unless (a) such gain is effectively connected with the conduct by the non-U.S. holder of a trade or business in the United States, or (b) in the case of gain realized by an individual non-U.S. holder, the non-U.S. holder is present in the United States for 183 days or more during the year of the sale or disposition and certain other conditions are met.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     United States "backup" withholding may apply to certain payments of principal and interest on the exchange notes and to certain payments of proceeds from the sale or retirement of the exchange notes. Generally such payments made by mail or wire transfer to an address in the United States or made by a paying agent, broker or other intermediary in the United States will be subject to a backup withholding tax equal to 31% of such payments if the U.S. holder fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that it is not subject to backup withholding, or to otherwise comply with the applicable requirements of the backup withholding rules.

     Certain U.S. holders (including, among others, all corporations) are not subject to backup withholding. Interest paid with respect to exchange notes, and payment of the proceeds from a sale of exchange notes to or through the United States office of a broker or other intermediary, received by a non-U.S. holder will be subject to backup withholding unless the payer has received the appropriate certification from the non-U.S. holder or the non-U.S. holder otherwise establishes an exemption therefrom. Payments made outside the United States or to a non-U.S. holder by a non-U.S. broker or other intermediary generally will not be subject to these United States certification requirements. In addition, information reporting requirements may apply to certain payments of principal and interest in respect of the exchange notes and to certain proceeds from the sale or other disposition of the exchange notes.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. holder or non-U.S. holder with respect to the exchange notes will be allowed as a refund or credit against the U.S. holder or non-U.S. holder's United States federal income tax liability; provided, however, the holder timely furnishes the required information to the United States Internal Revenue Service.

     The Treasury Department has promulgated final regulations, which are generally effective for payments made after December 31, 2000, subject to certain transition rules, regarding the backup withholding rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements, but unify current certification procedures and forms and clarify reliance standards. Under the final regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners.

PUERTO RICO TAX CONSIDERATIONS

  GENERAL

     This summary of certain Puerto Rico tax considerations deals only with holders of exchange notes who are not Puerto Rico holders.

  PAYMENTS OF INTEREST

     Interest on exchange notes received by a non-Puerto Rico holder who is a citizen of the United States will be exempt from withholding or other Puerto Rico taxes.

     Interest on exchange notes received by a non-Puerto Rico holder, other than a non-Puerto Rico holder that is a citizen of the United States, will also be exempt from withholding or other Puerto Rico taxes, except in the case of a non-Puerto Rico holder that may be regarded as a "related person" with respect to Telecomunicaciones de Puerto Rico. For this purpose, a "related person" generally will be a person that

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

directly or indirectly owns 50% or more in value of the stock of Telecomunicaciones de Puerto Rico, or a corporation or partnership 50% or more of the value of whose stock or interests are owned directly or indirectly by Telecomunicaciones de Puerto Rico.

     The Puerto Rico Code does not provide rules with respect to the treatment of the excess of the amount due at maturity over the initial offering price. Under current administrative practice followed by the Puerto Rico Department of Treasury, original issue discount (if any) on the exchange notes would be treated as interest.

  SALE OR RETIREMENT OF NOTES

     Any gain realized on the sale or other disposition of exchange notes by a non-Puerto Rico holder will not be subject to Puerto Rico taxes, except in the case where such gain constitutes income from sources within Puerto Rico. In general, gain realized on the sale or other disposition of an exchange note will constitute income from sources within Puerto Rico if the sale or other disposition of the exchange note occurs in Puerto Rico, i.e., if all right, title and interest in the exchange note passes from the seller to the purchaser in Puerto Rico. Retirement of the old notes in New York at the office of the paying agent, and sale of the exchange notes effected through transfer of beneficial ownership on the depository's records or the records of a U.S.-based participant thereof, pursuant to instructions given outside Puerto Rico, will not be considered to have occurred in Puerto Rico.

     Any gain subject to tax in Puerto Rico on the sale or other disposition of an exchange note will be included in an annual Puerto Rico income tax return due from such non-Puerto Rico holder. Non-Puerto Rico holders should consult their tax advisors with respect to the Puerto Rico tax consequences to them in the case of a sale or other disposition of exchange notes that is considered to have occurred in Puerto Rico.

  REGISTRATION OF NOTES

     Any gain realized by non-Puerto Rico holders on an exchange of old notes for exchange notes pursuant to the exchange offer will not be subject to Puerto Rico income tax provided the exchange, as contemplated, is effected outside Puerto Rico.

     An exchange of the old notes for exchange notes will be considered to have occurred outside Puerto Rico if the exchange of such notes occurs physically at the office of the exchange agent in New York, pursuant to instructions given by the holder and notice of acceptance given by the Telecomunicaciones de Puerto Rico, in each case outside of Puerto Rico.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION AND THE PUERTO RICO TAX DISCUSSION SET FORTH ABOVE ARE INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL, PUERTO RICO OR OTHER TAX LAWS.

                                 LEGAL MATTERS

     The validity of the exchange notes, guarantees and certain other matters governed by U.S. federal and New York state law will be passed upon by Curtis, Mallet-Prevost, Colt & Mosle LLP, special U.S. and New York counsel to Telecomunicaciones de Puerto Rico, Puerto Rico Telephone Company and Celulares Telefonica, Inc. Certain matters governed by Puerto Rico law will be passed upon by O'Neill & Borges, special Puerto Rico counsel to Telecomunicaciones de Puerto Rico.

                                    EXPERTS

     The combined financial statements of Puerto Rico Telephone Company and Celulares Telefonica, Inc. and related notes thereto as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, the consolidated balance sheet of Telecomunicaciones de Puerto Rico, Inc. and subsidiaries as of June 30, 1999, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for the period from March 2, 1999 through June 30, 1999, and the combined statements of operations, comprehensive income (loss), changes in shareholder's equity and cash flows of Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. for the period from January 1, 1999 to March 1, 1999 incorporated in this prospectus, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

       PUERTO RICO TELEPHONE COMPANY, INC. AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

Independent Auditors' Report................................   F-2
Combined Balance Sheets as of December 31, 1998 and 1997....   F-3
Combined Statements of Income for the years ended December
  31, 1998, 1997 and 1996...................................   F-4
Combined Statements of Comprehensive Income for the years
  ended December 31, 1998, 1997 and 1996....................   F-5
Combined Statements of Changes in Shareholder's Equity for
  the years ended December 31, 1998, 1997 and 1996..........   F-6
Combined Statements of Cash Flows for the years ended
  December 31, 1998, 1997 and 1996..........................   F-7
Notes to Combined Financial Statements for the years ended
  December 31, 1998, 1997 and 1996..........................   F-8

     TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

Independent Auditors' Report................................  F-19
Consolidated Balance Sheets as of June 30, 1999 and December
  31, 1998..................................................  F-20
Consolidated Statements of Operations for the six-month
  periods ended June 30, 1999 and 1998 (Unaudited)..........  F-21
Consolidated Statements of Comprehensive Income (Loss) for
  the six-month periods ended June 30, 1999 and 1998
  (Unaudited)...............................................  F-22
Consolidated Statements of Changes in Shareholders' Equity
  for the six-month periods ended June 30, 1999 and 1998
  (Unaudited)...............................................  F-23
Consolidated Statements of Cash Flows for the six-month
  periods ended June 30, 1999 and 1998 (Unaudited)..........  F-24
Notes to Consolidated Financial Statements for the six-month periods ended June 30, 1999 and 1998 (Unaudited)..........  F-25

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Puerto Rico Telephone Company and Celulares Telefonica, Inc.:


     We have audited the accompanying combined balance sheets of Puerto Rico Telephone Company and Celulares Telefonica, Inc. (the "Companies") as of December 31, 1998 and 1997, and the related combined statements of income, comprehensive income, changes in shareholder's equity and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such combined financial statements present fairly, in all material respects, the combined financial position of Puerto Rico Telephone Company and Celulares Telefonica, Inc. as of December 31, 1998 and 1997, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Juan, Puerto Rico

February 25, 1999
(March 2, 1999 as to Note 13)

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997


                                                                 1998          1997
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $   35,611    $   21,254
  Accounts receivable, net of allowance for doubtful
     accounts of $56,003,000 and $64,277,000 in 1998 and
     1997, respectively.....................................     365,137       319,467
  Inventory and supplies....................................      28,117        35,826
  Prepaid expenses..........................................       6,491         3,184
                                                              ----------    ----------
          Total current assets..............................     435,356       379,731
PROPERTY, PLANT AND EQUIPMENT, Net (Notes 1, 2 and 6).......   1,987,901     2,019,148
OTHER ASSETS, Net (Note 3)..................................      33,347        35,927
                                                              ----------    ----------
          TOTAL.............................................  $2,456,604    $2,434,806
                                                              ==========    ==========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current portion of obligations under capital leases (Note
     6).....................................................  $      235    $      431
  Accounts payable and accrued expenses.....................     286,513       199,827
  Compensated absences and other liabilities................      60,480        43,347
                                                              ----------    ----------
          Total current liabilities.........................     347,228       243,605
OBLIGATIONS UNDER CAPITAL LEASES, LESS CURRENT PORTION (Note
  6)........................................................         515           748
CUSTOMERS' DEPOSITS.........................................      41,437        42,253
EMPLOYEE BENEFIT PLANS LIABILITY (Note 5)...................     221,085       196,243
OTHER LIABILITIES...........................................      33,655        26,919
                                                              ----------    ----------
          Total liabilities.................................     643,920       509,768
                                                              ----------    ----------
COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)
SHAREHOLDER'S EQUITY:
  Common stock..............................................           6             6
  Additional paid-in capital................................   1,835,800     1,930,792
  Retained earnings.........................................          --            --
  Accumulated other comprehensive loss (Note 5).............     (23,122)       (5,760)
                                                              ----------    ----------
          Total shareholder's equity........................   1,812,684     1,925,038
                                                              ----------    ----------
          TOTAL.............................................  $2,456,604    $2,434,806
                                                              ==========    ==========


                  See notes to combined financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

                         COMBINED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998            1997          1996
                                                       --------------    ----------    ----------
                                                                     (IN THOUSANDS)
REVENUES AND SALES:
  Local services.....................................    $  467,819      $  447,338    $  419,670
  Long distance services (Note 4)....................       251,754         252,259       263,055
  Access services (Note 4)...........................       300,448         277,469       257,527
  Cellular services..................................       100,265         102,082       135,101
  Paging services....................................        59,728          55,212        33,628
  Directory services.................................        40,195          42,611        45,555
  Other services and sales...........................        50,475          57,150        46,889
                                                         ----------      ----------    ----------
          Total revenues and sales...................     1,270,684       1,234,121     1,201,425
                                                         ----------      ----------    ----------
OPERATING COSTS AND EXPENSES:
  Cost of services and sales.........................       482,877         450,288       468,915
  Selling, general and administrative................       264,013         260,084       336,995
  Depreciation and amortization (Note 1).............       296,493         279,198       254,609
                                                         ----------      ----------    ----------
          Total operating costs and expenses.........     1,043,383         989,570     1,060,519
                                                         ----------      ----------    ----------
OPERATING INCOME.....................................       227,301         244,551       140,906
                                                         ----------      ----------    ----------
OTHER INCOME (EXPENSE):
  Interest income....................................         3,208           3,705         3,322
  Other expense, net (Note 7)........................        (6,142)         (2,452)       (2,499)
                                                         ----------      ----------    ----------
          Total other (expense) income, net..........        (2,934)          1,253           823
                                                         ----------      ----------    ----------
NET INCOME (Note 8)..................................    $  224,367      $  245,804    $  141,729
                                                         ==========      ==========    ==========

                  See notes to combined financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

                  COMBINED STATEMENTS OF COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998        1997        1996
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
NET INCOME.................................................  $224,367    $245,804    $141,729
OTHER COMPREHENSIVE INCOME (LOSS):
Minimum pension liability adjustment.......................   (17,362)      6,259         897
                                                             --------    --------    --------
COMPREHENSIVE INCOME.......................................  $207,005    $252,063    $142,626
                                                             ========    ========    ========

                  See notes to combined financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             COMBINED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                            ACCUMULATED
                                                  ADDITIONAL                   OTHER
                                         COMMON    PAID-IN     RETAINED    COMPREHENSIVE
                                         STOCK     CAPITAL     EARNINGS        LOSS          TOTAL
                                         ------   ----------   ---------   -------------   ----------
                                                                (IN THOUSANDS)
BALANCE, DECEMBER 31, 1995.............   $ 5     $1,824,605   $      --     $(12,916)     $1,811,694
  Net income...........................                          141,729                      141,729
  Dividends and return of capital......             (361,335)   (141,729)                    (503,064)
  Capital contributions................     1        400,084                                  400,085
  Minimum pension liability
     adjustment........................                                           897             897
                                          ---     ----------   ---------     --------      ----------
BALANCE, DECEMBER 31, 1996.............     6      1,863,354          --      (12,019)      1,851,341
  Net income...........................                          245,804                      245,804
  Dividends and return of capital......             (255,458)   (245,804)                    (501,262)
  Capital contributions................              322,896                                  322,896
  Minimum pension liability
     adjustment........................                                         6,259           6,259
                                          ---     ----------   ---------     --------      ----------
BALANCE, DECEMBER 31, 1997.............     6      1,930,792          --       (5,760)      1,925,038
  Net income...........................                          224,367                      224,367
  Dividends and return of capital......             (305,468)   (224,367)                    (529,835)
  Capital contributions................              210,476                                  210,476
  Minimum pension liability
     adjustment........................                                       (17,362)        (17,362)
                                          ---     ----------   ---------     --------      ----------
BALANCE, DECEMBER 31, 1998.............   $ 6     $1,835,800   $      --     $(23,122)     $1,812,684
                                          ===     ==========   =========     ========      ==========

                  See notes to combined financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                            1998         1997         1996
                                                          ---------    ---------    ---------
                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..............................................  $ 224,367    $ 245,804    $ 141,729
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization......................    296,493      279,198      254,609
     Loss on retirement of telephone plant..............     13,638           --           --
     Changes in assets and liabilities:
     Accounts receivable................................    (45,670)     (14,860)     (20,250)
     Inventory and supplies.............................      7,709       23,606        1,053
     Prepaid expenses...................................     (3,307)        (153)        (595)
     Other assets.......................................       (346)       5,351       (4,716)
     Accounts payable and accrued expenses, employee
       benefit plans, compensated absences and other
       liabilities, customers' deposits and other
       liabilities......................................    120,867      (30,706)     132,282
                                                          ---------    ---------    ---------
  Net cash provided by operating activities.............    613,751      508,240      504,112
                                                          ---------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition and construction of telephone plant,
     including cost of removal..........................   (287,988)    (362,247)    (391,412)
  Net salvage on retirements............................      8,382       10,923       10,684
                                                          ---------    ---------    ---------
          Net cash used in investing activities.........   (279,606)    (351,324)    (380,728)
                                                          ---------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends and return of capital.......................   (529,835)    (501,262)    (503,064)
  Capital contributions.................................    210,476      322,896      400,085
  Principal payments on capital lease obligations.......       (429)        (325)        (546)
                                                          ---------    ---------    ---------
          Net cash used in financing activities.........   (319,788)    (178,691)    (103,525)
                                                          ---------    ---------    ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....     14,357      (21,775)      19,859
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..........     21,254       43,029       23,170
                                                          ---------    ---------    ---------
CASH AND CASH EQUIVALENTS AT END OF YEAR................  $  35,611    $  21,254    $  43,029
                                                          =========    =========    =========

                  See notes to combined financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION

     Puerto Rico Telephone Company ("PRTC"), a Delaware corporation and a wholly-owned subsidiary of Puerto Rico Telephone Authority (the "Authority") has served as the primary provider of wireline local and inter-island long distance telephone service in Puerto Rico. It was granted by the government the exclusive franchises to provide these services and in exchange had the rates it charged to customers established based upon its costs of providing non-discriminatory services including a return on invested capital. The return on capital was remitted to the Authority in the form of dividends each year. In addition, PRTC participated in the cost-sharing pools established by the National Exchange Carriers Association ("NECA") and in the universal service funds that provide recovery of cost of service in rural high cost areas. Since 1996, regulation of the rates and operations of PRTC were transferred to the Puerto Rico Telecommunications Regulatory Board ("the Telecommunications Board"), an independent agency of the Commonwealth of Puerto Rico established by the Puerto Rico Telecommunications Act of 1996 to assume responsibility for regulating telephone carriers. The Telecommunications Act directs the Telecommunications Board to presume that PRTC controls the local service access and on-island toll markets as of the date of enactment. The Telecommunications Act requires a list of rates and charges be submitted to it and that they are to be based upon the cost of providing services to customers. Accordingly, PRTC has followed the accounting principles provided in Statement of Financial Accounting Standards
(SFAS) No. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION.


     In October 1997, the Federal Communications Commission ("FCC") issued an order requiring that incumbent local exchange carriers establish a separate affiliate for the provision of in-region broadband Commercial Mobile Radio Services. Effective September 1, 1998, Celulares Telefonica, Inc. ("CT") (a Predecessor of the Company), which previously operated as a division of PRTC, was organized as a separate corporation to provide the services as instructed by the FCC.


  PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of PRTC and CT (the "Companies") as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998. All significant intercompany balances and transactions have been eliminated in combination.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at the original cost of acquisition or construction. Maintenance, repairs and the cost of removal of minor items of property are charged to expense. Replacements of major items of property are charged to the plant accounts. Property retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation with no gain or loss recognized. Depreciation and amortization is computed on the straight-line method at rates considered adequate to allocate the cost of the various classes of property over their estimated service lives.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  CASH AND CASH EQUIVALENTS

     All short-term investments with original maturities of three months or less are considered to be cash equivalents.

  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is an amount that management believes will be adequate to absorb possible losses on existing receivables that may become uncollectible based on evaluations of the collectibility of the receivables and prior loss experience. Because of uncertainties inherent in the estimation process, management's estimate of losses in the receivables outstanding and the related allowance may change in the near term.

  INVENTORY AND SUPPLIES

     Inventory and supplies are stated at average cost.

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Companies periodically review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. As the Government of Puerto Rico moves forward with the privatization of the Companies, if the rate setting process is deregulated so that rates are no longer based upon the Companies' cost of providing service and if the Companies' markets are opened to entry by competitors, the Companies may need to reassess their ability to continue to follow regulatory accounting principles and the ability to realize its investment in property, plant and equipment.

  LONG DISTANCE, ACCESS, AND OTHER REVENUES

     Revenues are generally recognized when services are rendered or products are delivered to customers.

     Long distance and access services revenues are derived from long distance calls within Puerto Rico, carrier charges for access to the local exchange network, subscriber line charges and other services offered to the long distance carriers under contractual arrangements. Carrier Common Line access services revenues are generated based on the participation by the Companies in revenue pools with other telephone companies managed by NECA, which are funded by access charges authorized by the FCC and long term support amounts received from the Universal Service Fund. Such pooled amounts are subsequently divided among the various telephone companies based upon their respective estimated allocations of costs and investments in providing interstate services.

     Revenues generated from access services and certain other long distance services have been determined from preliminary allocations and cost studies and are subject to final settlements in subsequent periods (refer to Note 4).

     Toll services provided from overseas long distance telecommunications services are recognized when earned regardless of the period in which they are billed to the customer.

     Other revenues include services generated based on independent agreements with long distance carriers.


     Installation fees, which are set at amounts intended to recover the cost of installation, are recognized as revenue at the time of installation. Installation revenues in excess of installation costs, if any, are deferred and amortized over the estimated life of the customer.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  EMPLOYEE BENEFIT PLANS

     Pension and postretirement health care and life insurance benefits earned as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive the benefits.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the combined balance sheets for cash and cash equivalents, accounts receivable and accounts payable approximate fair value due to their short-term duration.

  RECLASSIFICATIONS

     Reclassifications of prior year data have been made, where appropriate, to conform to the 1999 presentation.

  IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Companies adopted Statement of Financial Accounting Standards ("SFAS") No. 130, REPORTING COMPREHENSIVE INCOME. This Statement establishes standards for reporting and displaying comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general-purpose financial statements. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.

     In 1998, the Companies adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. This statement introduces a new model for segment reporting, called the "management approach." The management approach is based on the way that the chief operating decision maker organizes segments within a company for making operating decisions and assessing performance. Reportable segments are based on products and services, geography, legal structure, management structure -- any manner in which management disaggregates a company. The management approach replaces the notion of industry and geographic segments in current Financial Accounting Standards Board ("FASB") standards. Management operates and reports the results of operations in two segments -- Wireline and Wireless telecommunications, which conforms to its two operating segments.

     In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which established accounting and reporting standards for derivative instruments and hedging instruments. SFAS No. 133, as amended, is effective January 1, 2001. The statement requires entities that use derivative instruments to measure and record these instruments at fair value as assets or liabilities on the balance sheet. It also requires entities to reflect the gains or losses associated with changes in the fair value of these derivatives, either in earnings or as a separate component of comprehensive income, depending on the nature of the underlying contract or transaction. The Companies do not currently utilize derivative instruments. Therefore, the adoption of SFAS No. 133 is not expected to have a significant effect on the Companies' results of operations or its financial condition.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

2. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment at December 31, 1998 and 1997 consists of:

                                                                 1998          1997
                                                              ----------    ----------
                                                                   (IN THOUSANDS)
Land........................................................  $   26,871    $   26,798
Buildings...................................................     315,867       304,233
Central office and transmission equipment...................   1,004,347       915,740
Outside plant...............................................   1,733,846     1,672,361
Other equipment.............................................     359,282       348,069
                                                              ----------    ----------
Total plant in service......................................   3,440,213     3,267,201
Less accumulated depreciation and amortization..............   1,701,288     1,477,295
                                                              ----------    ----------
          Net plant in service..............................   1,738,925     1,789,906
Construction in progress....................................     248,976       229,242
                                                              ----------    ----------
          Total.............................................  $1,987,901    $2,019,148
                                                              ==========    ==========

3. OTHER ASSETS

     Other assets at December 31, 1998 and 1997, consist of:

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
Deferred pension asset (note 5).............................  $21,664    $25,312
Other.......................................................   11,683     10,615
                                                              -------    -------
          Total.............................................  $33,347    $35,927
                                                              =======    =======

4. LONG DISTANCE, ACCESS, AND OTHER REVENUES

     The Companies long distance, access, and other revenues increased by $491,000, $8,994,000 and $2,228,000 in 1998, 1997 and 1996, respectively, to reflect settlements of prior years revenues.

5. PENSION PLANS

     The Companies have two separate noncontributory defined benefit pension plans covering substantially all of their salaried and hourly employees. The Companies' funding policy for these plans is to make annual contributions as required by applicable regulations. Contributions are intended to provide not only for benefits attributed to service to date, but also for those expected to be earned in the future. Plan assets are invested in equity and government securities and in other instruments.

     All salaried and hourly employees of the Companies participate in the Puerto Rico Telephone Company Lump Sum Retirement Plan (the "Lump Sum Plan"). Participants are entitled to a lump sum amount equal to a specified number of months of the employee's earnings. The specified number of months is determined based on the employees' years of service. The Lump Sum Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, and is qualified under the Puerto Rico Internal Revenue Code; accordingly, the Lump Sum Plan is exempt from income tax in Puerto Rico.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The Companies provide certain health care and life insurance benefits for retired employees. Substantially all of the employees may become eligible for those benefits if they reach normal retirement age while working for the Companies.

     The following table sets forth the status of the plans, the actuarial assumptions and the amounts in the Companies' combined balance sheets as of December 31, 1998 and 1997:

                                         PENSION AND LUMP                OTHER
                                           SUM BENEFITS         POSTRETIREMENT BENEFITS
                                      ----------------------    ------------------------
                                        1998         1997          1998          1997
                                      ---------    ---------    ----------    ----------
                                                        (IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning of
     year...........................  $ 617,694    $ 575,266    $ 132,340     $ 146,957
  Service cost......................     17,795       16,517        3,981         3,510
  Interest cost.....................     48,640       45,677       11,404         9,748
  Amendments........................         --       13,969           --            --
  Actuarial loss (gain).............    114,131          804       37,276       (21,824)
  Benefits paid.....................    (37,074)     (34,539)      (7,555)       (6,051)
                                      ---------    ---------    ---------     ---------
  Benefit obligation at end of
     year...........................    761,186      617,694      177,446       132,340
                                      ---------    ---------    ---------     ---------
Change in plan assets:
  Fair value of plan assets at
     beginning of year..............    426,528      346,223           --            --
  Actual return on plan assets......     74,559       57,065
  Employer contributions............     41,668       57,779
  Benefits paid.....................    (37,074)     (34,539)
                                      ---------    ---------    ---------     ---------
  Fair value of plan assets at end
     of year........................    505,681      426,528           --            --
                                      ---------    ---------    ---------     ---------
Funded status.......................   (255,505)    (191,166)    (177,446)     (132,340)
Unrecognized (gain) loss............    107,742       34,033       26,657       (10,543)
Unrecognized prior service cost.....     33,519       38,634       16,649        18,441
Unrecognized net transition
  obligation........................      9,407       10,689       62,678        67,081
                                      ---------    ---------    ---------     ---------
Net amount recognized...............  $(104,837)   $(107,810)   $ (71,462)    $ (57,361)
                                      =========    =========    =========     =========
Amounts recognized in the combined
  balance sheets consist of:
  Accrued benefit liability.........  $(149,623)   $(138,882)   $ (71,462)    $ (57,361)
  Intangible asset (Note 3).........     21,664       25,312
  Accumulated other comprehensive
     loss...........................     23,122        5,760
                                      ---------    ---------    ---------     ---------
Net amount recognized...............  $(104,837)   $(107,810)   $ (71,462)    $ (57,361)
                                      =========    =========    =========     =========

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                              PENSION AND LUMP               OTHER
                                                SUM BENEFITS        POSTRETIREMENT BENEFITS
                                            --------------------    -----------------------
                                            1998    1997    1996    1998     1997     1996
                                            ----    ----    ----    -----    -----    -----
Weighted-average assumptions as of
  December 31 of each year:
Discount rate.............................   7%      8%      8%        7%       8%       8%
Rate of compensation increase.............   6%      6%      6%        6%       6%       6%
Expected return on plan assets............   9%      8%      8%      n/a      n/a      n/a

     The assumed health-care cost trend rate used in 1998, 1997 and 1996 in measuring the accumulated postretirement benefit obligation was 7%, 8%, and 9%, respectively, declining by 1% per year to an ultimate rate of 5%.

     In accordance with the provisions of SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, the Companies were required to record an additional minimum pension liability at December 31, 1998 and 1997. This amount represents the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The liabilities have been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance of the liability at the end of each period is reported as a separate reduction to shareholder's equity (Accumulated Other Comprehensive Loss).

     See Note 13 for a description of the Authority's commitment to contribute $200 million over five years to cover unfunded pension and other post-employment benefit obligations.

     The net periodic pension cost for the years ended December 31, 1998, 1997 and 1996 include the following components:

                               PENSION AND LUMP                        OTHER
                                 SUM BENEFITS                 POSTRETIREMENT BENEFITS
                       --------------------------------    -----------------------------
                         1998        1997        1996       1998       1997       1996
                       --------    --------    --------    -------    -------    -------
Service cost.........  $ 17,795    $ 16,517    $ 14,070    $ 3,981    $ 3,510    $ 3,796
Interest cost........    48,640      45,677      41,586     11,404      9,748     10,853
Expected return on
  plan assets........   (34,280)    (58,138)    (36,516)        --         --         --
Net amortization and
  deferral...........     6,539      36,187      19,264      6,655      5,906      6,551
Effect of early
  retirement
  program............        --          --      99,102         --         --         --
                       --------    --------    --------    -------    -------    -------
Net periodic pension
  cost...............  $ 38,694    $ 40,243    $137,506    $22,040    $19,164    $21,200
                       ========    ========    ========    =======    =======    =======

     On January 25, 1996, a program was approved which allowed for the early retirement of salaried employees who as of December 31, 1995 met certain specific requirements. This "window benefit" program was accepted by most of the eligible employees. The early retirement program resulted in an increase of approximately $99 million in the net periodic pension cost for the year ended December 31, 1996.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

  PUERTO RICO EMPLOYEES' RETIREMENT SYSTEM

     Some of the Companies' employees (the former employees of Puerto Rico Communications Corporation, which was merged with PRTC on May 4, 1994) participate in the Commonwealth of Puerto Rico Employees' Retirement System (the "System"), a cost-sharing multiple-employer retirement system.

     The Companies are required to contribute 9.275% of the employees' salaries. Total payroll covered for the year ended December 31, 1998 was approximately $16,752,000. Total employee and employer contributions for the year ended December 31, 1998 amounted to approximately $1,285,000 and $1,538,000, respectively. See Note 13 for change resulting from the acquisitions of PRTC and CT by the GTE Group.

6. LEASES

     The Companies use certain building facilities and equipment under various capital and operating lease agreements.

     At December 31, 1998 and 1997, the cost and accumulated amortization of building facilities and equipment under capital leases are as follows:

                                                               1998      1997
                                                              ------    ------
                                                               (IN THOUSANDS)
Cost........................................................  $1,675    $2,305
Less accumulated amortization...............................   1,111     1,521
                                                              ------    ------
          Total.............................................  $  564    $  784
                                                              ======    ======

     The amortization of the building facilities and equipment under capital leases is included in the depreciation and amortization expense account.

     Future minimum lease payments under non-cancelable capital and operating leases in effect at December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
                                                                 (IN THOUSANDS)
YEAR ENDING DECEMBER 31,
  1999......................................................   $295       $ 7,418
  2000......................................................    209         5,083
  2001......................................................     90         3,063
  2002......................................................     90         1,744
  2003......................................................     90         1,340
  Thereafter................................................    195         9,215
                                                               ----       -------
Total minimum lease payments................................    969        27,863
Less amount representing interest...........................    219            --
                                                               ----       -------
Present value of minimum lease payments.....................   $750       $27,863
                                                               ====       =======

     Rental costs charged to operations under operating leases for the years ended December 31, 1998, 1997 and 1996 amounted to approximately $9,898,000, $10,426,000 and $9,361,000, respectively.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

7. OTHER EXPENSE, NET

     The components of other expense at December 31, 1998, 1997 and 1996 are as follows:

                                                            1998      1997      1996
                                                           ------    ------    ------
                                                                 (IN THOUSANDS)
Interest expense.........................................  $  729    $  710    $1,726
Other expenses...........................................   5,413     1,742       773
                                                           ------    ------    ------
          Total..........................................  $6,142    $2,452    $2,499
                                                           ======    ======    ======

8. TAXES

     As discussed in Note 13, the Companies were wholly-owned subsidiaries of Puerto Rico Telephone Authority until March 2, 1999. The act authorizing the creation of the Authority exempts the Authority and its wholly-owned subsidiaries from all taxes levied on their properties or revenues by the Commonwealth of Puerto Rico and its municipalities. Therefore, the Companies were exempt from income, property and other taxes in Puerto Rico. For the periods covered in the accompanying combined financial statements of the Companies, all taxes and payments in lieu of taxes were the responsibility of the Authority.

9. COMMITMENTS AND CONTINGENCIES

  (a) CONSTRUCTION COMMITMENTS

     The Companies' construction program for 1999 amounts to approximately $224 million, including commitments for the purchase and installation of telephone equipment and materials and supplies.

  (b) LITIGATION

     The Companies and their former parent company, Puerto Rico Telephone Authority, have been advised of certain unasserted claims and were defendants in several lawsuits including those arising out of the conduct of their normal course of business, including those related to regulatory actions and commercial transactions. These claims have been vigorously contested and management of the Authority and the Companies, after consultation with legal counsel, established adequate reserves to cover the claims. Management believes that the final resolution of the legal cases will not have a material adverse effect on their financial statements.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

10. SHAREHOLDER'S EQUITY

     Capital stock at December 31, 1998 and 1997 consists of:

                                                                        ADDITIONAL
                                                              COMMON     PAID-IN
                                                              STOCK      CAPITAL
                                                              ------    ----------
DECEMBER 31, 1998                                                (IN THOUSANDS)
Puerto Rico Telephone Company:
  Common stock -- par value of $10 per share:
     1,000 shares authorized; 589 shares issued and
     outstanding............................................    $6      $1,670,988
Celulares Telefonica, Inc.:
  Common stock -- no par value: 10,000 shares authorized;
     unissued...............................................               164,812
                                                                --      ----------
Total.......................................................    $6      $1,835,800
                                                                ==      ==========
DECEMBER 31, 1997
Puerto Rico Telephone Company:
  Common stock -- par value of $10 per share;
     1,000 shares authorized; 579 shares issued and
     outstanding............................................    $6      $1,930,792
                                                                --      ----------

     Under the terms of the Trust Agreement of the Authority with a financial institution, the Companies were required to pay monthly dividends to the Authority in amounts equal to their revenues less current expenses, excluding depreciation and the Authority's current debt service requirements. Such dividends were charged against retained earnings to the extent available and any excess was accounted for as a return of capital to the Authority.

11. SIGNIFICANT EVENT

     On September 21, 1998, Puerto Rico was struck by a hurricane which caused extensive damages to the Island. The effect of the damages on the Companies' telephone plant and telecommunications services was represented by the book value of telephone plant destroyed and retired from the books of approximately $13.6 million, cost of repairs and reconstruction of telephone plant of approximately $54.0 million, and loss of revenues of approximately $18.6 million. At December 31, 1998, the Companies recorded expenses amounting to approximately $31.7 million related to the above losses and as other income amounts received from insurance companies and insurance claims outstanding for approximately $6.4 million. In addition, the construction program for the year was reallocated during the last quarter of 1998 to address reconstruction of the telephone plant and services.

12. CASH FLOW INFORMATION

     Noncash operating activities included changes in the accrual of additional minimum liability amounting to approximately $13,714,000, $4,061,000 and $3,495,000 as of December 31, 1998, 1997 and 1996, respectively, which had an effect on deferred pension asset, employee benefit plans liability and accumulated other comprehensive loss.

13. SALE OF THE COMPANIES

     On April 7, 1997, the Governor of Puerto Rico announced the intention of the Commonwealth of Puerto Rico to sell the Companies. In August 1997, the Governor signed the legislation approved by the Legislature

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

of Puerto Rico authorizing a committee to be designated by the Governor to initiate the process to identify prospective buyers. In May 1998, the Governor announced that the process had been completed, and that the Companies would be sold to a consortium led by GTE Corporation. On February 12, 1999, the FCC approved the sale of the Companies to a subsidiary of GTE Corporation. The closing of the sale occurred on March 2, 1999 under the following terms:

     - An Employee Stock Option Plan ("ESOP") was created, wherein the Government of Puerto Rico contributed three percent (3%), and a subsidiary of GTE Corporation and Popular Inc. contributed one percent (1%) of the stock to the ESOP. The ESOP acquired an additional three percent (3%) with funds borrowed from Telecomunicaciones de Puerto Rico, Inc. ("Telpri").

     - A subsidiary of GTE Corporation acquired 40.01% plus one share of Telpri stock and Popular Inc. acquired 9.99% at the date of the closing.

     - The Government of Puerto Rico retained forty-three percent (43%) less one share of the shares of the stock of Telpri.

     - The Authority received approximately $2.040 billion from the transaction. Also, the Authority agreed to contribute cash or stock worth $200 million over the next five years to cover unfunded pension and other post-employment benefit obligations. Upon receipt of this contribution, the Companies will be required to contribute amounts to the plans which will produce an estimated tax benefit of approximately $128 million.

     In addition, effective on the date of the closing the Companies' employees which participated in the Commonwealth of Puerto Rico Employees' Retirement System discontinued participating in the plan and became participants of the Companies' noncontributory defined benefit pension plans.

     Effective January 1, 1999, Puerto Rico Telephone Company, which was an entity incorporated under the laws of the state of Delaware, U.S.A., was reorganized as a Puerto Rico corporation under the name Puerto Rico Telephone Company, Inc. On March 1, 1999, the ownership of Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. was transferred to Telecomunicaciones de Puerto Rico, Inc., which acquired all of PRTC and CT's stock from Puerto Rico Telephone Authority.

14. SEGMENT INFORMATION

     Effective December 31, 1998, the Companies adopted SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION. SFAS No. 131 establishes standards for reporting financial information about operating segments in complete sets of financial statements.

     The Companies have two reportable segments, Wireline and Wireless, in which the Companies operate and organize their services. The Wireline segment provides:

     - Local service including basic voice, telephone and PBX rental, public phone services, value-added services, high speed private line services, Internet access and installations.

     - Long distance service both in and off the island. Off-island services began on February 1, 1999.

     - Access service provided to long distance, competitor local exchange carriers, cellular and paging operators to originate and terminate calls on its network.

     - Directory publishing right revenues and listing fees.

     - PBX equipment sales and billing and collection services to competitor long distance operators in Puerto Rico.

          PUERTO RICO TELEPHONE COMPANY AND CELULARES TELEFONICA, INC.
                                 (PREDECESSORS)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

     The Wireless segment includes cellular and paging services and related equipment sales.

     The Companies measure and evaluate the performance of their segments based on operating income. The accounting policies of the segments are the same as those described in Note 1. The Companies account for intersegment sales of products and services at current market prices. Intersegment revenues were not material in 1998, 1997 and 1996. The Companies are not dependent on any single customer.

     Segment results for the years ended December 31 were as follows:

                                                    1998          1997          1996
                                                 ----------    ----------    ----------
                                                             (IN THOUSANDS)
WIRELINE
  Revenues and sales:
     Local services............................  $  467,819    $  447,338    $  419,670
     Long distance services....................     251,754       252,259       263,055
     Access services...........................     300,448       277,469       257,527
     Directory services and other..............      90,670        99,761        92,444
                                                 ----------    ----------    ----------
          Total................................  $1,110,691    $1,076,827    $1,032,696
                                                 ==========    ==========    ==========
  Operating income.............................  $  203,137    $  224,896    $  103,452
  Depreciation and amortization................     275,005       261,711       240,997
  Capital expenditures.........................     250,986       324,231       351,094
  Total assets.................................   2,231,822     2,263,672     2,234,567
WIRELESS
  Revenues and sales:
     Cellular services.........................  $  100,265    $  102,082    $  135,101
     Paging services...........................      59,728        55,212        33,628
                                                 ----------    ----------    ----------
          Total................................  $  159,993    $  157,294    $  168,729
                                                 ==========    ==========    ==========
  Operating income.............................  $   24,164    $   19,655    $   37,454
  Depreciation and amortization................      21,488        17,487        13,612
  Capital expenditures.........................      31,675        30,471        32,587
  Total assets.................................     224,782       171,134       153,445
CONSOLIDATED REVENUES AND SALES................  $1,270,684    $1,234,121    $1,201,425
                                                 ==========    ==========    ==========
CONSOLIDATED OPERATING INCOME..................  $  227,301    $  244,551    $  140,906
                                                 ==========    ==========    ==========
CONSOLIDATED ASSETS............................  $2,456,604    $2,434,806    $2,388,012
                                                 ==========    ==========    ==========

INDEPENDENT AUDITORS' REPORT

The Board of Directors of
Telecomunicaciones de Puerto Rico, Inc:

     We have audited the accompanying consolidated balance sheet of Telecomunicaciones de Puerto Rico, Inc. and subsidiaries (the "Company") as of June 30, 1999, and the related consolidated statements of operations, comprehensive income (loss), changes in shareholders' equity, and cash flows for the period from March 2, 1999 to June 30, 1999 and the combined balance sheet of Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. (the "Predecessors") as of December 31, 1998 and their combined statements of operations, comprehensive income (loss), changes in shareholder's equity and cash flows for the period from January 1, 1999 to March 1, 1999. These financial statements are the responsibility of the management of the Company and the Predecessors. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such financial statements present fairly, in all material respects, the consolidated financial position of Telecomunicaciones de Puerto Rico, Inc. and subsidiaries as of June 30, 1999 and the consolidated results of their operations and their cash flows for the period from March 2, 1999 to June 30, 1999, and the combined financial position of Puerto Rico Telephone Company, Inc. and Celulares Telefonica, Inc. as of December 31, 1998 and their combined results of operations and cash flows for the period from January 1, 1999 to March 1, 1999 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
San Juan, Puerto Rico

October 7, 1999

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                               PREDECESSORS
                                                                 COMPANY        (COMBINED)
                                                              -------------    ------------
                                                                JUNE 30,       DECEMBER 31,
                                                                  1999             1998
                                                              -------------    ------------
                                                                     (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................   $   63,711       $   35,611
  Accounts receivable, net of allowance for doubtful
     accounts of $60,227 and $56,003 in 1999 and 1998,
     respectively...........................................      357,781          365,137
  Inventory and supplies....................................       33,450           28,117
  Prepaid expenses..........................................       14,015            6,491
                                                               ----------       ----------
          Total current assets..............................      468,957          435,356
PROPERTY, PLANT AND EQUIPMENT, Net..........................    1,730,708        1,987,901
INTANGIBLES, Net............................................      295,712           21,664
DEFERRED INCOME TAX.........................................      202,068               --
OTHER ASSETS................................................       16,295           11,683
                                                               ----------       ----------
TOTAL.......................................................   $2,713,740       $2,456,604
                                                               ==========       ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Short-term debt...........................................   $   26,263       $      235
  Accounts payable and accrued expenses.....................      279,797          286,513
  Compensated absences and other liabilities................       64,521           60,480
                                                               ----------       ----------
          Total current liabilities.........................      370,581          347,228
LONG-TERM DEBT, excluding current portion...................    1,500,226              515
CUSTOMERS' DEPOSITS.........................................       42,475           41,437
EMPLOYEE BENEFIT PLANS LIABILITY............................      323,042          221,085
OTHER NON-CURRENT LIABILITIES...............................       24,698           33,655
                                                               ----------       ----------
          Total liabilities.................................    2,261,022          643,920
                                                               ----------       ----------
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
  Common stock..............................................           10                6
  Additional paid-in capital................................      699,274        1,835,800
  Deferred ESOP compensation................................      (34,800)              --
  Subscription receivable...................................     (161,808)              --
  Retained earnings (deficit)...............................      (40,055)              --
  Accumulated other comprehensive loss......................       (9,903)         (23,122)
                                                               ----------       ----------
Total shareholders' equity..................................      452,718        1,812,684
                                                               ----------       ----------
TOTAL.......................................................   $2,713,740       $2,456,604
                                                               ==========       ==========

                See notes to consolidated financial statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                          COMPANY      PREDECESSORS (COMBINED)
                                                          --------    --------------------------
                                                           FOR THE 1999 PERIOD
                                                          ---------------------     FOR THE SIX
                                                          MARCH 2     JANUARY 1    MONTHS ENDED
                                                          THROUGH      THROUGH     JUNE 30, 1998
                                                          JUNE 30,    MARCH 1,      (UNAUDITED)
                                                          --------    ---------    -------------
                                                                      (IN THOUSANDS)
REVENUES AND SALES:
  Local services........................................  $160,612    $ 80,196       $238,454
  Long distance services................................    73,971      48,613        125,564
  Access services.......................................   119,147      49,517        149,861
  Cellular services.....................................    44,226      20,541         48,192
  Paging services.......................................    16,659       8,202         30,808
  Directory services....................................    13,131       6,726         18,547
  Other services and sales..............................    19,237       9,505         27,599
                                                          --------    --------       --------
          Total revenues and sales......................   446,983     223,300        639,025
                                                          --------    --------       --------
OPERATING COSTS AND EXPENSES:
  Cost of services and sales............................   179,518      91,723        236,904
  Selling, general and administrative...................   107,756      49,983        122,078
  ESOP compensation expense.............................                26,100
  Effect of early retirement............................                 4,226
  Depreciation and amortization.........................    99,484      50,393        145,687
                                                          --------    --------       --------
          Total operating costs and expenses............   386,758     222,425        504,669
                                                          --------    --------       --------
OPERATING INCOME........................................    60,225         875        134,356
                                                          --------    --------       --------
OTHER INCOME (EXPENSE):
  Interest income (expense), net........................   (29,336)        407          1,715
  Other income (expense), net...........................     1,285         569           (129)
                                                          --------    --------       --------
          Total other income (expense), net.............   (28,051)        976          1,586
                                                          --------    --------       --------
INCOME BEFORE INCOME TAX................................    32,174       1,851        135,942
INCOME TAX..............................................    11,729          --             --
                                                          --------    --------       --------
INCOME BEFORE EXTRAORDINARY CHARGE......................    20,445       1,851        135,942
EXTRAORDINARY CHARGE-DISCONTINUANCE OF
REGULATORY ACCOUNTING, net of income tax benefit of
  $38,750...............................................   (60,500)         --             --
                                                          --------    --------       --------
NET INCOME (LOSS).......................................  $(40,055)   $  1,851       $135,942
                                                          ========    ========       ========

                See notes to consolidated financial statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                           COMPANY       PREDECESSORS (COMBINED)
                                                           --------    ---------------------------
                                                            FOR THE 1999 PERIOD
                                                           ----------------------     FOR THE SIX
                                                           MARCH 2     JANUARY 1     MONTHS ENDED
                                                           THROUGH      THROUGH      JUNE 30, 1998
                                                           JUNE 30,     MARCH 1,      (UNAUDITED)
                                                           --------    ----------    -------------
                                                                       (IN THOUSANDS)
NET INCOME (LOSS)........................................  $(40,055)    $ 1,851        $135,942
OTHER COMPREHENSIVE INCOME (LOSS):
  Minimum pension liability adjustment...................        --      (2,369)          3,344
                                                           --------     -------        --------
COMPREHENSIVE INCOME (LOSS)..............................  $(40,055)    $  (518)       $139,286
                                                           ========     =======        ========

                See notes to consolidated financial statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                       ACCUMULATED
                                              ADDITIONAL      DEFERRED                    RETAINED        OTHER
                                     COMMON     PAID-IN         ESOP       SUBSCRIPTION   EARNINGS    COMPREHENSIVE
                                     STOCK      CAPITAL     COMPENSATION    RECEIVABLE    (DEFICIT)       LOSS           TOTAL
                                     ------   -----------   ------------   ------------   ---------   -------------   -----------
                                                                            (IN THOUSANDS)
PREDECESSORS (COMBINED):
BALANCE, DECEMBER 31, 1998.........   $ 6     $ 1,835,800     $     --      $      --     $      --     $(23,122)     $ 1,812,684
  Net income, January 1, 1999 to
    March 1, 1999..................                                                           1,851                         1,851
  Capital contributions............               110,577                                                                 110,577
  Special dividend.................            (1,570,182)                                                             (1,570,182)
  Dividends and return of
    capital........................               (98,811)                                   (1,851)                     (100,662)
  Minimum pension liability
    adjustment.....................                                                                        2,369            2,369
  Shares of common stock
    contributed to the ESOP........                26,100      (26,100)            --            --           --               --
                                      ---     -----------     --------      ---------     ---------     --------      -----------
PREDECESSOR
BALANCE, MARCH 1, 1999.............   $ 6     $   303,484     $(26,100)     $      --     $      --     $(20,753)     $   256,637
                                      ===     ===========     ========      =========     =========     ========      ===========
COMPANY:
BALANCE, MARCH 1, 1999.............   $--     $        --     $     --      $      --     $      --     $     --      $        --
  Acquisition by GTE and Popular
    Inc. and partial step-up
    accounting.....................    10         530,866      (26,100)                                   (9,903)         494,873
  ESOP contribution................                 8,700       (8,700)
  Contribution receivable from
    PRTA...........................               159,708                    (159,708)
  Accretion of discount on
    subscription receivable........                                            (2,100)                                     (2,100)
  Net loss, March 2, 1999 to June
    30, 1999.......................                                                         (40,055)                      (40,055)
                                      ---     -----------     --------      ---------     ---------     --------      -----------
BALANCE, JUNE 30, 1999.............   $10     $   699,274     $(34,800)     $(161,808)    $ (40,055)    $ (9,903)     $   452,718
                                      ===     ===========     ========      =========     =========     ========      ===========

                See notes to consolidated financial statements.

            TELECOMUNICACIONES DE PUERTO RICO, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            COMPANY         PREDECESSORS (COMBINED)
                                                          -----------   -------------------------------
                                                              FOR THE 1999 PERIOD         FOR THE SIX
                                                          ----------------------------       MONTHS
                                                           MARCH 2,       JANUARY 1      ENDED JUNE 30,
                                                            THROUGH        THROUGH            1998
                                                           JUNE 30,        MARCH 1,       (UNAUDITED)
                                                          -----------   --------------   --------------
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................................  $   (40,055)   $     1,851       $ 135,942
  Adjustments to reconcile net income (loss)to net cash
    provided by operating activities:
    Extraordinary charge................................       60,500
    Depreciation and amortization.......................       99,484         50,393         145,687
    Accretion of discount on subscription receivable
       discounted.......................................       (2,100)
    Deferred income tax.................................       11,729
    Compensation expense resulting from the contribution
       of shares by PRTA to the ESOP....................                      26,100
    Changes in assets and liabilities:
       Accounts receivable..............................       12,556        (14,496)        (16,523)
       Inventory and supplies...........................       (4,027)        (1,306)          2,714
       Prepaid expenses.................................       (8,196)           672           1,793
       Other assets.....................................       (6,558)         1,702             636
       Accounts payable and accrued expenses, employee
         benefit plans, compensated absences and other
         liabilities, customers' deposits and other
         liabilities....................................          483         (9,059)          2,547
                                                          -----------    -----------       ---------
         Net cash provided by operating activities......      123,816         55,857         272,796
                                                          -----------    -----------       ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition and construction of telephone plant,
    including cost of removal...........................      (71,072)       (33,237)       (110,621)
  Net salvage on retirements............................        3,995             73           4,560
                                                          -----------    -----------       ---------
         Net cash used in investing activities..........      (67,077)       (33,164)       (106,061)
                                                          -----------    -----------       ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions.................................                     110,577         106,639
  Dividends and return of capital paid..................                     (83,116)       (273,132)
  Deferred ESOP contribution............................                     (26,100)
  Net borrowings under line-of-credit agreement and
    proceeds from issuance of long-term debt............    1,034,711      1,583,044
  Special dividend paid to PRTA.........................                  (1,570,182)
  Payments of principal on debt and capital lease
    obligations.........................................   (1,100,266)                          (357)
                                                          -----------    -----------       ---------
         Net cash provided by (used in) financing
           activities...................................      (65,555)        14,223        (166,850)
                                                          -----------    -----------       ---------
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS....       (8,816)        36,916            (115)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD........       72,527         35,611          21,254
                                                          -----------    -----------       ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..............  $    63,711    $    72,527       $  21,139
                                                          ===========    ===========       =========

                See notes to consolidated financial statements.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 SIX-MONTH PERIOD ENDED JUNE 30, 1999 AND 1998

1. THE ACQUISITION, RELATED CORPORATE RESTRUCTURING AND CHANGE TO ACCOUNTING
   BASIS

  THE ACQUISITION AND CORPORATE RESTRUCTURING

     On April 7, 1997, the Government of the Commonwealth of Puerto Rico (the "Government of Puerto Rico") announced a plan, which would result in the privatization of the Puerto Rico Telephone Company, Inc. ("PRTC") and Celulares Telefonica, Inc. ("CT"), through a competitive bidding process. On July 21, 1998, after the conclusion of the bidding process, a consortium led by GTE Corporation (the "GTE Group") was awarded the right to purchase a controlling interest in Telecomunicaciones de Puerto Rico, Inc. (the "Company" or the "Successor") (the "Acquisition") and entered into a purchase agreement. Under the provisions of the Acquisition agreement, the Company, a Puerto Rico corporation, was utilized for the purpose of acquiring the stock of PRTC and CT from the Puerto Rico Telephone Authority ("PRTA") in connection with the privatization. On March 1, 1999, pursuant to the terms of the Acquisition agreement, the Company acquired 100% of the common stock of PRTC and CT (the "Predecessors"). Prior to the Acquisition of the Predecessors, the Company had no operations, nor assets and liabilities, and operated as a holding company formed in connection with the efforts to privatize the Predecessors and to consummate the sale of an interest in the Predecessors to the GTE Group under the Acquisition agreement.

     Just prior to the closing of the acquisition, the Puerto Rico Telephone Authority received approximately $2.040 billion as part of the acquisition. A portion of this amount was paid in the form of a special dividend amounting to approximately $1.570 billion.

     The closing of the sale occurred on March 2, 1999, under the following terms:

     - A subsidiary of GTE Corporation (member of the GTE Group) acquired 40.01% plus one share of the Company stock and Popular Inc. (Popular) acquired 9.99%.

     - The Government of Puerto Rico obtained a forty-three percent (43%) interest less one share in the shares of the stock of the Company in exchange for its remaining interests in PRTC and CT. In the Acquisition agreements, PRTA agreed to contribute cash or stock worth a total of $200 million as a capital contribution in even installments over five years beginning on March 2, 1999. The Company will use the $200 million to fund its unfunded pension and other post-employment benefit obligations. The contribution must be in cash for the first two installments and cash or stock of the Company for the last three installments. The future receipts have been recorded at their discounted present value of $159.7 million (at a 8% discount rate).

     In conjunction with the Acquisition, PRTA contributed 3% of the Company's shares to the Company's newly created employee stock ownership plan (the "ESOP"), and the GTE Group purchased an additional 1% of the Company's shares from the PRTA and contributed them to the ESOP. The ESOP also acquired an additional 3% with funds borrowed from the Company.

  PARTIAL STEP-UP IN ACCOUNTING BASIS

     The Acquisition was accounted for following the applicable accounting rules governing partial step-up in accounting basis under the Accounting Principles Board Opinion (APB) No. 16, Business Combinations and EITF 88-16 "Basis in Leveraged Buyout Transactions", for financial reporting purposes. The Acquisition resulted in a purchase of 100% of the common stock of PRTC and CT by the Company, a purchase of a controlling interest in the Company by a new group of controlling investors with the shareholders of the Predecessors maintaining only a minority interest in the new company. Under the provisions of EITF 88-16, a partial change in the basis of assets and liabilities recorded based on the higher fair market value paid by the GTE Group and Popular for their investment in the transaction is required using a partial step-up in basis as

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

required under purchase accounting. Partial step-up accounting records a portion of the assets and liabilities of the Company at the amounts paid by the GTE Group. The application of partial step-up accounting results in an increase in book value of the Company as the GTE Group and Popular paid fair market value for their interests which exceeded prior recorded book values. In accordance with EITF 88-16, the equity interests of PRTA exchanged for their investment in the Predecessors were recorded at prior book value amounts.

     The excess of the purchase price over the basis in the assets and liabilities of the Company has been allocated to the net assets acquired on a preliminary basis reflecting the 50% interest acquired by the GTE Group and Popular as follows (amounts in thousands):


Goodwill and other long-term intangibles....................  $ 268,006
Deferred tax assets.........................................    171,356
Property, plant and equipment...............................    (99,250)
Employee benefit plan liabilities...........................   (116,426)
Other intangibles, net......................................      3,700
                                                              ---------
Total increase in paid-in capital...........................  $ 227,386
                                                              =========


     These adjustments consider the effect of the change in the status of the Company as a tax paying enterprise after March 2, 1999, as required by the provisions of SFAS No. 109, Accounting for Income Taxes. The Company has made an estimate of the allocation of the purchase price based upon an estimate of the tax basis of the assets and liabilities that will be established with the Puerto Rico Treasury Department. The Company intends to finalize the purchase price allocation upon final determination of the tax basis of the assets and liabilities for income tax purposes and other adjustments that may be required by the end of the year. The deferred tax asset will be reduced in the future as the tax benefits associated with the increase in the tax basis of the Company's assets are realized through its payment of reduced income taxes.

  DISCONTINUATION OF SFAS NO. 71, ACCOUNTING FOR THE EFFECTS OF CERTAIN TYPES OF REGULATION

     During 1996, the Government of the Commonwealth of Puerto Rico enacted the Telecommunications Act of 1996 (the "Puerto Rico Act") which began a process to open the local telecommunications market in Puerto Rico to competition. This process resulted in the PRTA's decision to privatize the local exchange telephone operations of the Predecessors through its acquisition by the GTE Group and Popular Inc.

     Prior to the Acquisition, PRTC's rates were regulated based upon rate of return/cost of service regulation. The entity was also entitled to cost support from subsidy pools administered by the National Exchange Carrier Association ("NECA") for operation in high cost regions. As a rate of return carrier, PRTC was permitted to charge prices sufficient to cover its costs and provide the entity with a permitted annual rate of return of up to 11.5%. The high cost support subsidies provided the PRTC with the funds which assisted it in achieving the 11.5% rate of return. After the Acquisition, PRTC, as an indirect subsidiary of GTE, will be considered a price cap carrier. As a price cap carrier, the PRTC's prices, rather than its costs and earnings, will be regulated. The PRTC must exit the long-term support payment pool in the first half of 2000 and implement a price cap mechanism related to the recovery of common carrier line costs. When PRTC exits the long-term support pool, it will be able to charge inter-exchange carriers a pre-subscribed inter-exchange common carrier line charge ("PICC") which is assessed on an access line basis for interconnection to the Company's local network. The PRTC estimates that the annualized pre-tax loss in long term support will be approximately $58 million. Competition will result in prices charged based upon market forces and not PRTC's cost of providing customer service.

     In addition to the opening of its markets to competitive entry and the changes to the regulatory provisions for setting rates, PRTC also terminated, in anticipation of the Acquisition, a mutual noncompete agreement

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

with Telefonica Larga Distancia (TLD), a provider of international long distance services to Puerto Rico. The agreement had prohibited PRTC from providing international long distance telephone service and had prohibited TLD from providing local exchange telephone service in Puerto Rico. In addition, on February 1, 1999, the requirement for customers of competitors to dial an access code has been eliminated with the implementation of equal access dialing as mandated by the FCC. These actions, along with entrance into the market place of other competitors, will significantly increase competition in the future. PRTC also agreed not to increase prices for basic wireline services for three years as a condition in the Acquisition agreement.

     As a result of the changes in the regulation of PRTC's rates, the competitive environment and the terms of the Acquisition, PRTC has determined that regulatory accounting principles as set forth in SFAS No. 71 are no longer applicable to its operations. Accordingly, it has discontinued the application of SFAS No. 71 in conformance with SFAS No. 101. In general, SFAS No. 71 required the Company to depreciate their telephone plant and equipment over lives approved by the regulator that, in many cases, extended beyond the assets' economic lives. SFAS No. 71 also required the deferral of certain costs based upon approvals received from regulators to recover such costs in the future. As a result of these requirements, the recorded net book value of the Company's assets, primarily telephone plant and equipment, were in many cases higher than that which would otherwise have been recorded had depreciation expense been based on their economic lives. As a result of the decision to discontinue SFAS No. 71, an assessment of the cost of property, plant and equipment that will not be realized based on an analysis of the cash flows expected to be generated by the telephone plant and equipment over their remaining economic lives established in light of competitive trends and technology replacement by PRTC has resulted in the write-down of plant and equipment in the amount of $198.5 million. A proportionate amount of this adjustment (approximately $99.2 million) has been accounted for as a purchase price adjustment in accordance with the provisions of partial step-up accounting to reflect the fair market values of the assets acquired on March 2, 1999, as prescribed by EITF 88-16. The remaining $99.2 million was recorded as an extraordinary charge in the accompanying consolidated statements of operations ($60.5 million after tax). The Company has shortened the depreciable lives of its telephone plant and equipment, as set forth below, to reflect the estimated changes in economic lives experienced due to the introduction of competition and changes in telecommunications technology.

                                                                DEPRECIABLE
                                                              LIVES IN YEARS
                                                              ---------------
ASSET CATEGORY                                                BEFORE    AFTER
--------------                                                ------    -----
Digital Switching Equipment.................................   17.2     11.5
Digital Circuit Equipment...................................   12.7      8.4
Underground Cable...........................................   25.9     15.2
Buried Cable................................................   23.9     14.5
Other.......................................................    6.3      3.8

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  BASIS OF PRESENTATION

     The combined financial statements of the Predecessors for the two-month period ended March 1, 1999, the six-month period ended June 30, 1998, and as of December 31, 1998, reflect the historical cost of its assets and liabilities and results of its operations prior to completion of the Acquisition and are referred to as the Predecessors' combined financial statements. Accordingly, the accompanying financial statements of the Predecessors and the Company are not comparable in all material respects, since the Company's financial statements report financial position, results of operations, and cash flows using a new accounting basis. PRTC and CT are wholly owned subsidiaries of the Company which have guaranteed payment on the senior notes on a full and unconditional basis, as set forth in the Indenture pursuant to which the senior notes were issued.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Separate financial statements for PRTC and CT have not been included because the aggregate net assets, earnings and equity of PRTC and CT are substantially equivalent to the aggregate net assets, earnings and equity of the Company on a consolidated basis. Management of the Company believes that separate financial statements and other disclosures concerning PRTC and CT are not material to investors. In addition, the Company's only other subsidiary, Puerto Rico Telephone Directories, Inc. (which is not a guarantor of the senior notes) is inconsequential to the consolidated financial statements.

  PRINCIPLES OF CONSOLIDATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries after the elimination of significant intercompany transactions and balances.

     The financial statements of the Predecessors include the combined accounts of PRTC and CT after the elimination of all significant transactions between these two companies.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is stated at the original cost of acquisition or construction. Maintenance, repairs and the cost of removal of minor items of property are charged to expense. Replacements of major items of property are charged to the plant accounts. Property retired or otherwise disposed of in the ordinary course of business, together with the cost of removal, less salvage, is charged to accumulated depreciation with no gain or loss recognized. Depreciation and amortization is computed on the straight-line method at rates considered adequate to allocate the cost of the various classes of property over their estimated economic service lives.

  CASH AND CASH EQUIVALENTS

     The Company considers all short-term investments with original maturities of three months or less to be cash equivalents.

  REVENUE RECOGNITION

     Revenues are generally recognized when services are rendered or products are delivered to customers.

     Long distance and access services revenues are derived from long distance calls within Puerto Rico, carrier charges for access to the local exchange network, subscriber line charges and other services offered to the long distance carriers under contractual arrangements. Carrier Common Line access services revenues are generated based on the participation by the Companies in revenue pools with other telephone companies managed by NECA, which are funded by access charges authorized by the Federal Communications Commission ("FCC") and long-term support amounts received from the Universal Service Fund. Such pooled amounts are subsequently divided among the various telephone companies based upon their respective estimated allocations of costs and investments in providing interstate services.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Revenues generated from access services and certain other long distance services have been determined from preliminary allocations and cost studies and are subject to final settlements in subsequent periods.

     Toll services provided from overseas long distance telecommunications services are recognized when earned regardless of the period in which they are billed to the customer.


     Other revenues include services generated based on independent agreements with long distance carriers.



     Installation fees, which are set at amounts intended to recover the cost of installation, are recognized as revenue at the time of installation. Installation revenues in excess of installation costs, if any, are deferred and amortized over the estimated life of the customer.


  ALLOWANCE FOR DOUBTFUL ACCOUNTS

     The allowance for doubtful accounts is an amount that management believes will be adequate to absorb possible losses on existing receivables that may become uncollectible based on evaluations of the collectibility of the receivables and prior loss experience. Because of uncertainties inherent in the estimation process, management's estimate of losses in the receivables outstanding and the related allowance may change in the near term.

  INVENTORY AND SUPPLIES

     Inventory and supplies are stated at average cost net of reserves for obsolescence.

  INTANGIBLE ASSETS


     As a result of the acquisition, the Company recorded goodwill and other long-term intangible assets (primarily franchises, licenses and brand name) of $268.0 million. The amounts allocated to goodwill and other long-term intangible assets are being amortized on a straight-line basis over a period of 25 years.



     The Company also recorded intangibles of $18.2 million related to the customer base. The amount allocated to the customer base is being amortized over a period of three years to reflect the period over which revenue is expected to be generated by customers acquired as of the acquisition date. The Company monitors the loss of customers due to attrition and plans to adjust amortization if changes in attrition rates are experienced.


  EMPLOYEE BENEFIT PLANS

     Pension and post-retirement health care and life insurance benefits earned as well as interest on projected benefit obligations are accrued currently. Prior service costs and credits resulting from changes in plan benefits are amortized over the average remaining service period of the employees expected to receive the benefits.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, accounts receivable, accounts payable approximate fair value due to their short-term duration. The carrying value of short-term and long term debt approximates fair value.

  VALUATION OF ASSETS

     The impairment of tangible and intangible assets is assessed when changes in circumstances indicate that their carrying value may not be recoverable. Under SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," a determination of impairment, if any, is made based on estimated future cash flows, salvage value or expected net sales proceeds depending on the circumstances. In circumstances where this assessment indicates that impairment exists, a loss is recognized

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

for the amount by which the carrying value of the assets exceeds their fair value. Fair value is determined based on quoted market prices or other pertinent information when quoted market prices are not available.

     In instances where goodwill has been recorded in connection with impaired assets, the carrying amount of the goodwill would first be eliminated before any reduction to the carrying value of tangible or identifiable intangible assets would occur. The Company's policy is to record asset impairment losses, and any subsequent adjustments to such losses as initially recorded, as well as net gains or losses on sales of assets as a component of operating income. Under Accounting Principles Board Opinion No. 17, "Intangible Assets," the Company also annually evaluates the future period over which the benefit of goodwill will be recovered, based on future cash flows, and changes the amortization life accordingly.

  INCOME TAXES

     Deferred tax assets and liabilities are established for temporary differences between the way certain income and expense items are reported for financial reporting and tax purposes. Deferred tax assets and liabilities are subsequently adjusted, to the extent necessary, to reflect tax rates expected to be in effect when the temporary differences reverse. A valuation allowance is established for deferred tax assets for which realization is not likely.

  IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Under the provisions of this SOP, effective January 1, 1999, the Company is required to capitalize and amortize the cost of all internal-use software expenditures. Implementation of this statement does not have a material effect on results of operations.

     In June 1998, the Financial Accounting Standard Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The statement requires entities that use derivative instruments to measure these instruments at fair value and record them as assets or liabilities on the balance sheet. It also requires entities to reflect the gains or losses associated with changes in the fair value of these derivatives, either in earnings or as a separate component of comprehensive income, depending on the nature of the underlying contract or transaction. The Company is currently assessing the impact of adopting SFAS No. 133, as amended by SFAS No. 137, which is now effective January 1, 2001.

3. PRO FORMA INFORMATION

     The following unaudited pro forma condensed consolidated financial information was prepared assuming the acquisitions of PRTC and CT and the sale of the interests to the GTE Group took place on January 1, 1998.

     Pro forma information is presented for comparative purposes only and does not purport to be indicative of the results which would have been achieved had this acquisition occurred as of January 1, 1998, nor does it purport to be indicative of the results that may be achieved in the future.


                                                              SIX MONTHS       YEAR ENDED
                                                            ENDED JUNE 30,    DECEMBER 31,
                                                                 1999             1998
                                                            --------------    ------------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Total revenues and sales..................................     $635,283        $1,200,684
Income (loss) before income tax...........................     $(32,977)       $  (50,454)
Income (loss) before extraordinary charge.................     $(20,116)       $  (30,777)

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The pro forma amounts reflect the inclusion in expenses of pro forma adjustments for interest expense, property, municipal and unemployment taxes, management and technology fees and amortization expense.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of:

                                                                           PREDECESSORS
                                                              COMPANY       (COMBINED)
                                                              JUNE 30,     DECEMBER 31,
                                                                1999           1998
                                                             ----------    ------------
                                                                   (IN THOUSANDS)
Land.......................................................  $   26,887     $   26,871
Buildings..................................................     275,087        315,867
Central office and transmission equipment..................     781,930      1,004,347
Outside plant..............................................   1,316,801      1,733,846
Other equipment............................................     196,023        359,282
                                                             ----------     ----------
Total plant in service.....................................   2,596,728      3,440,213
Less accumulated depreciation and amortization.............   1,000,385      1,701,288
                                                             ----------     ----------
Net plant in service.......................................   1,596,343      1,738,925
Construction in progress...................................     134,365        248,976
                                                             ----------     ----------
Total......................................................  $1,730,708     $1,987,901
                                                             ==========     ==========

     Fifty percent of the accumulated depreciation balance was adjusted based on the revaluation of the original cost balances of property, plant and equipment, as a part of partial step-up accounting as required by EITF 90-12, Allocating Basis to Individual Assets and Liabilities for Transactions Within the Scope of Issue No. 88-16.

5. INTANGIBLES

     Intangibles consist of:


                                                                          PREDECESSORS
                                                              COMPANY      (COMBINED)
                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
                                                                   (IN THOUSANDS)
Goodwill and other long-term intangible assets..............  $268,006      $    --
Customer base...............................................    18,200           --
Deferred pension asset......................................    14,017       21,664
                                                              --------      -------
          Total cost........................................   300,223       21,664
Less: accumulated amortization..............................     4,511           --
                                                              --------      -------
          Net carrying value................................  $295,712      $21,664
                                                              ========      =======



     The Company is in the process of performing an appraisal to determine the values of the separate components of goodwill and other long-term intangible assets. Based on preliminary estimates, the amounts are anticipated to approximate $50 million for franchises, $50 million for cellular licenses, $100 million for brand values and $68 million for goodwill. A final allocation will be made upon completion of the appraisal which is expected by year end. Each of these amounts, when finalized, will be amortized over 25 years.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

6. PENSION PLANS

     The Company has two separate noncontributory defined benefit pension plans covering substantially all of its salaried and hourly employees. The Company's funding policy for these plans is to make annual contributions as required by applicable regulations. Contributions are intended to provide not only for benefits attributed to service to data, but also for those expected to be earned in the future. Plan assets are invested in equity and government securities and in other instruments.

     All salaried and hourly employees of the Company participate in the Puerto Rico Telephone Company Lump Sum Retirement Plan (the "Lump Sum Plan"). Participants are entitled to a lump sum amount equal to a specified number of months of the employee's earnings. The specified number of months is determined based on the employees' years of service. The Lump Sum Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, and is qualified under the Puerto Rico Internal Revenue Code; accordingly, the Lump Sum Plan is exempt from income tax in Puerto Rico.

     The Company provides certain health care and life insurance benefits for retired employees. Substantially all of the employees may become eligible for those benefits if they reach normal retirement age while working for the Company.

     The following table sets forth the status of the plans, the actuarial assumptions and the amounts in the Company's consolidated balance sheets as of June 30, 1999 and December 31, 1998:

                                               PENSION AND LUMP                                OTHER
                                                 SUM BENEFITS                         POSTRETIREMENT BENEFITS
                                    ---------------------------------------   ---------------------------------------
                                      FOR THE 1999 PERIOD                       FOR THE 1999 PERIOD
                                    ------------------------                  ------------------------
                                                PREDECESSORS                              PREDECESSORS
                                     COMPANY     (COMBINED)    PREDECESSORS    COMPANY     (COMBINED)    PREDECESSORS
                                    ---------   ------------   FOR THE YEAR   ---------   ------------   FOR THE YEAR
                                     MARCH 2     JANUARY 1        ENDED        MARCH 2     JANUARY 1        ENDED
                                     THROUGH      THROUGH      DECEMBER 31,    THROUGH      THROUGH      DECEMBER 31,
                                     JUNE 30      MARCH 1          1998        JUNE 30      MARCH 1          1998
                                    ---------   ------------   ------------   ---------   ------------   ------------
                                                                     (IN THOUSANDS)
Change in benefit obligation:
  Benefit obligation at beginning
     of period....................  $ 767,862    $ 761,186      $ 617,694     $ 179,041    $ 177,446      $ 132,340
  Service cost....................      7,486        3,663         17,795         1,735          849          3,981
  Interest cost...................     17,840        8,830         48,640         4,160        2,059         11,404
  Amendments......................         --           --             --            --           --             --
  Actuarial loss (gain)...........      2,834          258        114,131                                    37,276
  Benefits paid...................    (14,464)      (6,075)       (37,074)       (2,627)      (1,313)        (7,555)
                                    ---------    ---------      ---------     ---------    ---------      ---------
  Benefit obligation at end of
     period.......................    781,558      767,862        761,186       182,309      179,041        177,446
                                    ---------    ---------      ---------     ---------    ---------      ---------
Change in plan assets:
  Fair value of plan assets at
     beginning of period..........    515,456      505,681        426,528            --           --             --
  Actual return on plan assets....     23,696        7,846         74,559            --           --             --
  Employer contributions..........     11,874        6,004         41,668            --           --             --
  Benefits paid...................    (14,464)      (6,075)       (37,074)           --           --             --
                                    ---------    ---------      ---------     ---------    ---------      ---------
  Fair value of plan assets at end
     of period....................    534,562      513,456        505,681            --           --             --
                                    ---------    ---------      ---------     ---------    ---------      ---------

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                               PENSION AND LUMP                                OTHER
                                                 SUM BENEFITS                         POSTRETIREMENT BENEFITS
                                    ---------------------------------------   ---------------------------------------
                                      FOR THE 1999 PERIOD                       FOR THE 1999 PERIOD
                                    ------------------------                  ------------------------
                                                PREDECESSORS                              PREDECESSORS
                                     COMPANY     (COMBINED)    PREDECESSORS    COMPANY     (COMBINED)    PREDECESSORS
                                    ---------   ------------   FOR THE YEAR   ---------   ------------   FOR THE YEAR
                                     MARCH 2     JANUARY 1        ENDED        MARCH 2     JANUARY 1        ENDED
                                     THROUGH      THROUGH      DECEMBER 31,    THROUGH      THROUGH      DECEMBER 31,
                                     JUNE 30      MARCH 1          1998        JUNE 30      MARCH 1          1998
                                    ---------   ------------   ------------   ---------   ------------   ------------
                                                                     (IN THOUSANDS)
Funded status.....................   (246,996)    (254,406)      (255,505)     (182,309)    (179,041)      (177,446)
Unrecognized (gain) loss..........     52,944      107,362        107,742        14,247       26,512         26,657
Unrecognized prior service cost...     16,822       32,667         33,519         8,548       16,350         16,649
Unrecognized net transition
  obligation......................      4,764        9,193          9,407        32,858       61,944         62,678
                                    ---------    ---------      ---------     ---------    ---------      ---------
Net amount recognized.............  $(172,466)   $(105,184)     $(104,837)    $(126,656)   $ (74,235)     $ (71,462)
                                    =========    =========      =========     =========    =========      =========
Amounts recognized in the balance
  sheets consist of:
  Accrued benefit liability.......  $(196,386)   $(140,317)     $(149,623)    $(126,656)   $ (74,235)     $ (71,462)
  Intangible asset (Note 5).......     14,017       22,965         21,664            --           --
  Accumulated other comprehensive
     loss.........................      9,903       12,168         23,122            --           --
                                    ---------    ---------      ---------     ---------    ---------      ---------
Net amount recognized.............  $(172,466)   $(105,184)     $(104,837)    $(126,656)   $ (74,235)     $ (71,462)
                                    =========    =========      =========     =========    =========      =========

                                                           PENSION AND         OTHER
                                                               LUMP        POSTRETIREMENT
                                                           SUM BENEFITS       BENEFITS
                                                           ------------    --------------
                                                           1999    1998    1999     1998
                                                           ----    ----    -----    -----
Weighted-average assumptions as of the end of each
  period:
Discount rate............................................   7%      7%        7%       7%
Rate of compensation increase............................   6%      6%        6%       6%
Expected return on plan assets...........................   9%      9%      n/a      n/a

     The assumed health-care cost trend rate used for the six months ended June 30, 1999 and December 31, 1998 was 7%.

     In accordance with the provisions of SFAS No. 87, EMPLOYERS' ACCOUNTING FOR PENSIONS, the Company was required to record an additional minimum pension liability at December 31, 1998. This amount represents the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities. The liabilities have been offset by intangible assets to the extent possible. Because the asset recognized may not exceed the amount of unrecognized prior service cost, the balance of the liability at the end of each period is reported as a separate reduction to shareholders' equity (Accumulated Other Comprehensive Loss).

     See Note 8 for a description of the Authority's commitment to contribute $200 million over five years to cover unfunded pension and other post-employment benefit obligations.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

          The net periodic pension cost for the six months ended June 30, 1999 includes the following components:

                                                                                                OTHER
                                                                 PENSION AND LUMP          POST RETIREMENT
                                                                   SUM BENEFITS                BENEFITS
                                                              -----------------------   ----------------------
                                                                FOR THE 1999 PERIOD      FOR THE 1999 PERIOD
                                                              -----------------------   ----------------------
                                                                         PREDECESSORS             PREDECESSORS
                                                              COMPANY     (COMBINED)    COMPANY    (COMBINED)
                                                              --------   ------------   -------   ------------
                                                              MARCH 2     JANUARY 1     MARCH 2    JANUARY 1
                                                              THROUGH      THROUGH      THROUGH     THROUGH
                                                              JUNE 30      MARCH 1      JUNE 30     MARCH 1
                                                              --------   ------------   -------   ------------
                                                                               (IN THOUSANDS)
Service cost................................................  $  7,486     $ 3,663      $1,735       $  849
Interest cost...............................................    17,840       8,830       4,160        2,059
Expected return on plan assets..............................   (15,389)     (7,588)         --           --
Net amortization and deferral...............................     1,444       1,446       1,180        1,176
Effect of early retirement program..........................        --          --          --           --
                                                              --------     -------      ------       ------
Net periodic pension cost...................................  $ 11,381     $ 6,351      $7,075       $4,084
                                                              ========     =======      ======       ======

  PUERTO RICO EMPLOYEES' RETIREMENT SYSTEM

     Some of the predecessor company's employees (the former employees of Puerto Rico Communications Corporation, which was merged with PRTC on May 4, 1994) participated in the Commonwealth of Puerto Rico Employees' Retirement System (the "System"), a cost-sharing multiple-employer retirement system.

     The Company was required to contribute 9.275% of the employees' salaries. Total employee and employer contributions for the predecessors during the period January 1 through March 1, 1999 amounted to approximately $225,453 and $269,326, respectively. These employees transferred to the successor Companies' pension plans on March 2, 1999.

7. LONG-TERM DEBT

     Long-term debt consists of:

                                                                           PREDECESSORS
                                                              COMPANY       (COMBINED)
                                                             ----------    ------------
                                                              JUNE 30,     DECEMBER 31,
                                                                1999           1998
                                                             ----------    ------------
                                                                   (IN THOUSANDS)
Senior notes payable, due in various dates through 2009;
  interest payable semiannually at interest rates varying
  from 6.15% to 6.80% (net of discount)....................  $  999,711      $     --
Notes payable to banks under credit facilities, due March
  2, 2004..................................................     500,000
Working capital facility, due March 2, 2000................      26,100
Other debt, obligations under capital leases...............         678           750
                                                             ----------      --------
Total......................................................   1,526,489           750
Less short-term debt.......................................      26,263           235
                                                             ----------      --------
Long-term debt, net........................................  $1,500,226      $    515
                                                             ==========      ========

     The Company issued senior notes dated May 20, 1999 that have the following terms: $300,000,000 at 6.15% due in 2002, $400,000,000 at 6.65% due in 2006 and
$300,000,000 at 6.80% due in 2009, all of which are

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

fully and unconditionally guaranteed by PRTC and CT. Notes payable to banks consist of a $500 million syndicated five-year revolving credit facility with a prepayment at the option of the Company in minimum aggregate amounts of $10,000,000. Notes payable bear interest of LIBOR plus .725%, approximately 5.725% at June 30, 1999.

     The Company has a working capital facility totaling $200 million of which approximately $174 million was available as of June 30, 1999. This working capital facility provides for borrowings at LIBOR plus .925% (approximately 5.869% at June 30, 1999), is reviewed annually for renewal and may be used on such terms as the Company and the bank granting the facility mutually agree. This working capital credit facility does not require compensating balances.

     All of the debt is unsecured and non-amortizing. The approximate aggregate maturities of long-term debt, excluding obligations under capital leases, for the next five fiscal years and thereafter are as follows (in thousands):

                       YEAR ENDING
                        JUNE 30,
                       -----------
  2000...................................................  $       --
  2001...................................................          --
  2002...................................................     300,000
  2003...................................................          --
  2004...................................................     500,000
  Thereafter.............................................     700,000
                                                           ----------
          Total..........................................  $1,500,000
                                                           ==========

8. SHAREHOLDERS' EQUITY

  COMMON STOCK

     The authorized common stock of the Company at June 30, 1999, consisted of 10,000,000 shares with a par value of $.01 per share, of which 1,000,000 shares have been issued and are outstanding.

     The authorized common stock of PRTC at December 31, 1998 consisted of 1,000 shares with a par value of $10 per share, of which 589 shares were issued and outstanding. The authorized common stock of CT consisted of 10,000 no par value shares, unissued at December 31, 1998.

  ADDITIONAL PAID IN CAPITAL

     Prior to the Acquisition, PRTC paid a cash dividend to PRTA in an amount equal to its net income plus amortization and depreciation. Also a special dividend amounting to $1.570 billion from additional paid in capital was paid to PRTA just prior to the Acquisition. In connection with the Acquisition, the Company's shareholders agreed that the common shares will bear a dividend, payable on a quarterly basis, to the extent funds are legally available, and subject to any restrictions imposed by any financing, that is at least equal to 50% of the consolidated net income. The indenture for the old notes and the exchange notes and the credit facilities do not contain dividend restrictions.

  DEFERRED ESOP COMPENSATION

     An Employee Stock Option Plan ("ESOP") was created, wherein PRTA contributed 3% and a subsidiary of GTE Corporation and Popular, Inc. contributed 1% of the Company's stock to the ESOP. The ESOP acquired an additional 3% with funds borrowed from the Company. The contribution by PRTA vested

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

at contribution. The contributions made by GTE and Popular, and funded with borrowings, vest over future periods.

  SUBSCRIPTION RECEIVABLE

     The subscription receivable reflects future receipts at their discounted present value (at a 8% discount rate) of the amount to be contributed by PRTA in even installments over five years in exchange for its equity interest to be used to reduce unfunded pension and other post-employment benefit obligations.

  ACCUMULATED OTHER COMPREHENSIVE LOSS

     Accumulated other comprehensive loss represents the excess of the accumulated benefit obligations over the fair value of plan assets and accrued pension liabilities.

9. INCOME TAXES

     PRTC and CT were wholly owned subsidiaries of PRTA until March 1, 1999. The act authorizing the creation of PRTA exempts PRTA and its formerly wholly owned subsidiaries from all taxes levied on their properties or revenues by the Government of Puerto Rico and its municipalities. Therefore, the Predecessors were exempt from income, property, municipal gross receipts, and other taxes in Puerto Rico until March 2, 1999, as all taxes and payments in lieu of taxes were the responsibility of PRTA.

     Effective March 2, 1999, due to the change in control brought about by the Acquisition and under the provisions of the 1994 Puerto Rico Internal Revenue Code, as amended, (the "Code"), the Company is subject to a regular or alternative minimum tax ("AMT"). The Code imposes an AMT of 22% on regular taxable income after adjustment for certain preference items. The income tax liability is the greater of the tax computed under the regular tax or the AMT. An AMT credit is generated for income taxes paid on an AMT basis in excess of the regular tax and may be claimed in future years to the extent the regular tax exceeds the AMT.

     The provision for income tax is determined based on applying a statutory tax rate of 39% to pretax income. During the period from March 2, 1999 through June 30, 1999, the Company recorded deferred income tax expense of $11,729,000.

     The components of the provision for the income tax expense are as set forth below (in thousands):

                                                     SIX MONTHS ENDED
                                                   --------------------
                                                   JUNE 30,    JUNE 30,
                                                     1999        1998
                                                   --------    --------
Current..........................................  $    --     $    --
Deferred.........................................   11,729          --
                                                   -------     -------
          Total..................................  $11,729     $    --
                                                   =======     =======

     The amount of deferred tax assets as of June 30, 1999, which are all non-current in nature, were as follows (amounts in thousands):


Goodwill and other long-term intangibles..................  $ 71,491
Customer base intangible..................................     7,529
Employee benefit plan liabilities.........................   120,682
Other items...............................................     2,366
                                                            --------
          Total...........................................  $202,068
                                                            ========

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The above deferred tax asset will decrease in the future as associated tax benefits are used to offset future taxable income. Management believes that the realization of the recognized deferred tax asset is more likely than not, based on expectations as to future taxable income. Consequently, no valuation allowance against the deferred tax asset was recorded as of June 30, 1999.

10. EARLY RETIREMENT PROGRAM

     The Company has introduced a voluntary early retirement program to its workforce to reduce expenses and streamline operations. The program involves providing an incentive equal to adding five years of age and five years of service in the calculation of pension benefits for employees that reach a minimum years of age and service threshold. Reduction factors in the calculation of pension benefits will be eliminated. Employees accepting retirement will also be entitled to normal medical and life insurance benefits.

     The program was offered to the Company's non-union salaried workforce and one of its unions in June 1999 and 814 employees accepted the offer in the third quarter. A provision of $127 million will be recorded in the third quarter of 1999 associated with this program. The Company also reached terms on a program with its second union involving approximately 200 employees who must accept the offering in October 1999. Based on expected acceptance rates, the cost associated with this offer is estimated to range from $30 million to $45 million. Approximately $25 million associated with the total cost for the union and non-union offering involves cash disbursements.

11. SEGMENT REPORTING

     Effective December 31 ,1998, the Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 establishes standards for reporting certain financial information about operating segments in complete sets of financial statements.

     The Company has two reportable segments, its Wireline and Wireless businesses, in which the Company operates and organizes its services. The Wireline segment provides:

     - Local service including basic voice, telephone and PBX rental, public phone services, value-added services, high speed private line services, Internet access and installations.

     - Long distance service both on and off the island. Off-island services began on February 1, 1999.

     - Access service provided to long distance, competitive local exchange carriers, cellular and paging operators to originate and terminate calls on its network.

     - Directory publishing right revenues and listing fees.

     - PBX equipment sales and billing and collection services to competitor long distance operators in Puerto Rico.

     The Wireless segment includes cellular and paging services and related equipment sales.


     The Predecessors measured and evaluated the performance of their segments based on operating income. The Company measures and evaluates the performance of its segments based on EBITDA. The accounting policies of the segments are the same as those described in Note 2. The Company accounts for intersegment sales of products and services at current market prices. Intersegment revenues were not material in 1999 and 1998. The Company is not dependent on any single customer.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     Segment results for the Company and its Predecessors were as follows (in thousands):



                                                  COMPANY                      PREDECESSORS
                                              ----------------    ---------------------------------------
                                                      FOR THE 1999 PERIOD
                                              ------------------------------------    FOR THE SIX MONTHS
                                                  MARCH 2            JANUARY 1          ENDED JUNE 30,
                                              THROUGH JUNE 30,    THROUGH MARCH 1,           1998
                                              ----------------    ----------------    -------------------
Wireline:
  Revenues and sales
     Local services.........................     $  160,612          $   80,196           $  238,454
     Long distance services.................         73,971              48,613              125,564
     Access services........................        119,147              49,517              149,861
     Directory services and other...........         32,368              16,231               46,146
                                                 ----------          ----------           ----------
                                                 $  386,098          $  194,557           $  560,025
                                                 ==========          ==========           ==========
  EBITDA....................................     $  137,181          $       --           $       --
  Operating Income..........................     $       --          $      888           $  116,721
                                                 ==========          ==========           ==========
  Depreciation and amortization.............     $   79,786          $   40,870           $  135,699
                                                 ==========          ==========           ==========
  Capital expenditures......................     $   57,982          $   31,427           $  101,627
                                                 ==========          ==========           ==========
Wireless:
  Revenues and sales
     Cellular services......................     $   44,226          $   20,541           $   48,192
     Paging services........................         16,659               8,202               30,808
                                                 ----------          ----------           ----------
                                                 $   60,885          $   28,743           $   79,000
                                                 ==========          ==========           ==========
EBITDA......................................     $   13,033          $       --           $       --
Operating Income (Loss).....................     $       --          $      (13)          $   17,635
                                                 ==========          ==========           ==========
Depreciation and amortization...............     $   10,203          $    4,762           $    9,988
                                                 ==========          ==========           ==========
Capital expenditures........................     $    4,815          $    5,388           $    5,321
                                                 ==========          ==========           ==========
Consolidated revenues and sales.............     $  446,983          $  223,300           $  639,025
                                                 ==========          ==========           ==========
Consolidated operating income...............     $   60,225          $      875           $  134,356
Consolidated depreciation and
  amortization..............................     $   99,484          $   50,393           $  145,687
                                                 ==========          ==========           ==========
                                                   AS OF               AS OF                 AS OF
                                               JUNE 30, 1999       MARCH 1, 1999         JUNE 30, 1998
                                                 ----------          ----------           ----------
Wireline Assets.............................     $2,441,333          $2,234,243           $2,199,447
Wireless Assets.............................        272,407             216,178              205,173
                                                 ----------          ----------           ----------
Consolidated Assets.........................     $2,713,740          $2,450,421           $2,404,620
                                                 ==========          ==========           ==========


12. SUPPLEMENTAL CASH FLOW INFORMATION

     Cash paid for interest by the Company during the period from March 2, 1999 through June 30, 1999 amounted to approximately $22.4 million. The interest paid by the Predecessors during the period from January 1, 1999 to March 1, 1999 was not material.

                    TELECOMUNICACIONES DE PUERTO RICO, INC.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

13. LEASES

     The Companies use certain building facilities and equipment under various capital and operating lease agreements.

     Future minimum lease payments under non-cancelable capital and operating leases in effect at December 31, 1998 are as follows:

                                                              CAPITAL    OPERATING
                                                              -------    ---------
                                                                 (IN THOUSANDS)
YEAR ENDING DECEMBER 31,
  1999......................................................   $295       $ 7,418
  2000......................................................    209         5,083
  2001......................................................     90         3,063
  2002......................................................     90         1,744
  2003......................................................     90         1,340
  Thereafter................................................    195         9,215
                                                               ----       -------
Total minimum lease payments................................    969        27,863
Less amount representing interest...........................    219            --
                                                               ----       -------
Present value of minimum lease payments.....................   $750       $27,863
                                                               ====       =======

     Rental costs charged to operations under operating leases for the Company during the period March 2, 1999 through June 30, 1999 amounted to approximately $4.1 million. For the Predecessors during the period from January 1, 1999 to March 1, 1999, such costs amounted to approximately $3.8 million.

14. COMMITMENTS AND CONTINGENCIES

  (a) CONSTRUCTION COMMITMENTS

     The Company's construction program for the year 1999 amounts to approximately $224,000,000, including commitments for the purchase and installation of telephone equipment and materials and supplies.

  (b) LITIGATION

     PRTC and CT and their former parent company, have been advised of certain unasserted claims and were defendants in several lawsuits including those arising out of the conduct of their normal course of business, including those related to regulatory actions and commercial transactions. These claims have been vigorously contested and management of the Authority, PRTC and CT, after consultation with legal counsel, established adequate reserves to cover the claims. Management believes that the final resolution of the legal cases will not have a material adverse effect on the Company's financial position and results of operations.

     On March 1, 1999, several Puerto Rico labor unions and a Puerto Rico elected official filed a Notice of Appeal in the U.S. Court of Appeals for the D.C. Circuit, challenging the FCC's order granting the applications for the transfer of control of licenses held by PRTC and CT from PRTA to GTE Holdings and the authorization to provide off-island long distance service. The Notice of Appeal claims that the FCC's denial of public hearings in Puerto Rico resulted in a clear error of judgment, amounting to a capricious and arbitrary action that constituted an abuse of discretion of the FCC's adjudicating authority. The petitioners seek to stay the operation of the FCC Order pending final hearing and determination of the petition, vacate the FCC Order, or in the alternative, remand the FCC Order with instructions to hold public hearings in Puerto Rico. The Company's management believes that the claims of the petitioners are without merit.

                                     ******

                                    ANNEX A

                          COMMONWEALTH OF PUERTO RICO

     The following information has been derived from various public sources which have not been prepared or independently verified by the Company, the Initial Purchasers or any of their respective affiliates or advisers, and none of such persons or entities accepts responsibility in respect of the accuracy or completeness of such information.

A. OVERVIEW

  1. GEOGRAPHIC LOCATION AND DEMOGRAPHY

     Puerto Rico, the fourth largest of the Caribbean islands, is located approximately 1,600 miles southeast of New York City. Puerto Rico has a land area of approximately 3,459 square miles and a population of approximately 3.8 million. The island is roughly 70% the size of the state of Connecticut. The population is concentrated primarily in Puerto Rico's coastal regions, particularly, the San Juan Metropolitan Statistical Area, which has approximately 2.0 million inhabitants. This MSA is one of the most densely populated in the United States, with over 1,900 residents per square mile. By comparison, the average United States population density is 319 residents per square mile.

  2. RELATIONSHIP WITH THE UNITED STATES

     Puerto Rico was a possession of the Spanish Crown during the period between 1493 and 1898. After the military invasion of the island by the United States during the Spanish-American War, Puerto Rico came under the formal sovereignty of the United States pursuant to the terms of the Treaty of Paris, signed on December 10, 1898, which ended the hostilities between the United States and Spain. Puerto Ricans became citizens of the United States in 1917 with the enactment of the Jones Act by the Congress of the United States. In 1952, a new constitution, drafted by a popularly elected constitutional convention, approved in a special referendum by the people of Puerto Rico, amended and ratified by the Congress of the United States and subsequently approved by the President of the United States came into effect and created the Commonwealth of Puerto Rico.

     Under Commonwealth status, Puerto Rico exercises the same control over its internal affairs as do the fifty states. Puerto Rico, however, differs from the states in its relationship with the federal government. Most federal taxes, except those such as social security taxes, are not levied in Puerto Rico. No federal income tax is collected from Puerto Rico residents on ordinary income earned from sources in Puerto Rico, except for federal employees who are subject to taxes on their salaries. Puerto Rico does have its own income tax regime, however, with a maximum corporate rate of 39% and a maximum rate on individuals of 33%. In addition, Puerto Ricans have non-voting representation in Congress and cannot vote in national elections (unless they reside in the United States).

     The local system of government is modeled after the state governments of the United States, with an executive branch headed by a Governor, and a legislature consisting of a 27-member Senate and a 51-member House of Representatives. The judicial system is closely linked to the United States system. Most United States federal laws apply in Puerto Rico and the island is under the jurisdiction of the First Circuit Court of Appeals, which maintains a United States District Court in Puerto Rico. Judicial decisions may be appealed to the Supreme Court of the United States in the same manner that decisions are appealed from the state courts. Communications policies are regulated by both the Federal Communications Commission and Puerto Rico's Telecommunications Regulatory Board. The United States and Puerto Rico also share common monetary, immigration, defense, and postal systems. The official languages of the Commonwealth of Puerto Rico are Spanish and English.

  3. POLITICAL TRENDS

     For many years there have been two major views in Puerto Rico with respect to the island's relationship with the United States: one favoring annexation into the union, represented by the New Progressive Party, and the other favoring commonwealth status, represented by the Popular Democratic Party. While the electoral choices of voters in Puerto Rico are not determined solely by their preferences regarding the island's relationship with the United States, candidates who support a continuing relationship between Puerto Rico and the United States have prevailed in all general elections held since the creation of the Commonwealth in 1952.

     On December 13, 1998, a referendum was held in Puerto Rico in which voters were asked to express their preference among five options: (a) statehood, (b) independence, (c) two options describing a relationship with the United States with varying degrees of sovereignty over local, national and international matters, and (d) the option to vote for "none of the above." The "none of the above" option obtained a majority of those votes cast with 50.3% of the voters choosing this option. The statehood option obtained the second highest number of votes, capturing 46.5% of the vote. Most political analysts of the Puerto Rican situation agree that this vote may have little or no bearing on the ultimate resolution of the Puerto Rico status issue.

B. ECONOMY

  1. GENERAL

     Puerto Rico is the most dynamic and modern business center in the Caribbean. The strength of the Puerto Rican economy is due primarily to Puerto Rico's political stability, its relationship with the United States, its modern infrastructure, and its successful implementation of industrial incentives. The table below demonstrates Puerto Rico's economic strength compared to the United States and several Latin American and Caribbean countries:

                                                     TOTAL       GDP PER
                                                   POPULATION    CAPITA          GDP
                                                   (MILLIONS)     (US$)     (US$ BILLIONS)
                                                   ----------    -------    --------------
Puerto Rico......................................      3.8       $13,939        $   53
United States....................................    268.0        30,263         8,110
Argentina........................................     35.4         9,017           319
Brazil...........................................    159.7         4,790           765
Central America*.................................     25.4         1,675            43
Colombia.........................................     40.9         2,398            98
Dominican Republic...............................      8.9         1,636            15
Ecuador..........................................     12.2         1,660            20
Mexico...........................................     97.1         4,250           413
Peru.............................................     24.8         2,680            66
Venezuela........................................     22.7         3,770            86

---------------

     * Central America includes: Costa Rica, El Salvador, Guatemala, Honduras, Nicaragua, Panama Source: Pyramid Research (1997)

     The Government of Puerto Rico has established policies and programs directed at developing the manufacturing and service sectors of the economy and modernizing the island's infrastructure. Domestic and foreign investment has been stimulated by selective tax exemption, development loans and other financial and tax incentives. The modernization of the island's infrastructure has been financed to a large extent by bonds and notes issued by the Commonwealth of Puerto Rico, its public corporations and municipalities.

     Economic growth has also been fueled by the significant improvement in the human capital of Puerto Rico, specifically in the levels of education and occupational skills of the island's population. The adult literacy rate is 90% and the percentage of the civilian labor force that has had one or more years of college has increased from less than 20% in the early 1970s to roughly 40%. This has provided corporations with a workforce capable of meeting the challenges of more sophisticated value-added manufacturing and service industries.

     According to a 1997 Report of the General Accounting Office (GAO/GGD-97-101) between 1982 and 1996, Puerto Rico's per capita GNP grew at an annual rate of 1.7% while its GDP grew at an annual rate of 3.5%. The growth of both indicators slowed somewhat after 1990 following the recession that occurred in the United States, but per capita GDP and GNP began to grow again in late 1992. The faster rate of growth for Puerto Rico's GDP in comparison with its GNP means that an increasing portion of total income produced in

Puerto Rico went to U.S. and foreign investors rather than to Puerto Rican residents. GDP is a measure of total income produced within Puerto Rico while GNP is a measure of the income produced that is received by Puerto Rican-owned factors of production. The difference between the two measures represents, for the most part, remittance of profits and interest income to U.S. and foreign investors. The trends in GDP and GNP are consistent with Puerto Rico's development strategy, which emphasizes long-term tax incentives to firms that locate in Puerto Rico see -- "Commonwealth of Puerto Rico -- Federal Tax Issues."

     Also during the period between 1982 and 1996, unemployment in Puerto Rico generally declined, while the participation of Puerto Rican residents in the labor force increased. The unemployment rate in Puerto Rico was 23.5% in 1983, following the recession that affected the United States in 1981 and 1982, but declined in most years after 1983 to reach a low of 13.8% in 1995 and 1996. The labor force participation rate increased during this period from an average rate of 43% during the 1980s to an average of 46% during the 1990s.

     Total nonagricultural employment in Puerto Rico grew from 660,000 in 1982 to 945,000 in 1996. Over this period, the share of manufacturing employment declined from 22.4% of the total to 16.3%, and the share of government employment fell from 36.2% to 32.6%. Manufacturing employment has actually fallen in absolute terms since it peaked in 1990. In contrast, during the same period the share of employment in the retail trade sector rose from 12% to 15.8%, and the share of the nonfinancial service sector rose from 13.3% to 18.5%.

     The dominant sectors of the Puerto Rican economy are manufacturing and services. The manufacturing sector has experienced a basic change over the years as a result of an increased emphasis on offering incentives to higher-wage, capital-intensive industries. The Puerto Rican manufacturing sector currently consists of over 2,000 foreign and domestic manufacturing companies operating in industries such as electronics, apparel plastics/rubber, chemicals, and pharmaceuticals.

     Over the past decade Puerto Rico has experienced significant growth in the services sector of the economy in terms of both income and employment. During the period between fiscal 1993 and 1997, the gross domestic product in the services sector increased at an annual average rate of 6.8%, while employment in this sector increased at an annual average rate of 3.7% during the period between fiscal 1994 and 1998. The services sector in Puerto Rico is diversified (including finance, insurance, real estate, wholesale and retail trade and hotel services among other services) and ranks second to manufacturing in its contribution to gross domestic product.

     The Puerto Rican government continues to promote economic expansion through proactive measures directed at the development of manufacturing and the expansion and modernization of the island's infrastructure. An aggressive $7.8 billion program is currently being undertaken by the governor of the island and is targeted at improving the Commonwealth's infrastructure. Specific targets of the investment include the Highway Authority and the Electrical Power Authority. Telecommunications has also been established as an important area of development. The government has also focused on six main areas to ensure future sustainable economic growth and social development in Puerto Rico: foreign trade, privatization, infrastructure investment, education reform, healthcare reform, and crime prevention/reduction.

  2. FISCAL YEAR 1998

     According to preliminary government figures gross national product expanded by 3% in fiscal year 1997/98 (July/June). However, private analysts, including the Economist Intelligence Unit (see "Puerto Rico Business Outlook," in Business Latin America, Economist Intelligence Unit, November 2, 1998) estimate growth at 2.5% or less. This slowdown is attributed to the massive devastation caused by Hurricane Georges, the worst storm to hit the island since 1928.

     - Industrial Production

     Manufacturing, which accounts for more than 40% of GNP, suffered hurricane-related production losses because of disruption to water and power supplies and average manufacturing employment fell by 4% to 146,300 in 1997/98 compared with the previous fiscal year. The Puerto Rico Development Company registered 149 projects that pledged investments of $315 million in 1997/1998. However, only 17 new projects were registered in the first quarter of the current fiscal year in contrast with 36 in the same period in the previous fiscal year.

     - Tourism

     Tourism, a priority of the current administration, continued to grow. Puerto Rico received more than 4.1 million visitors in fiscal 1997/98, according to the most recent official figures. Total registrations at island hotels and inns climbed by 6.8% to 1.5 million, while spending by visitors advanced by 15% to $2.2 billion, when compared with the previous fiscal year. Special incentives enacted in 1993 have fueled hotel construction throughout the island. Five major hotels projects have opened their doors recently and a 2% increase in the room tax will fund development of a new convention center in San Juan.

     - Investment

     Investment is stagnant in the face of reductions in federal tax incentives and continuing concerns over the island's competitiveness. Annual foreign direct investment is currently $6.5 billion and is forecast to remain flat over the short-term. This trend will be partially offset by increased activity in the tourism sector and a couple of large infrastructure projects, such as the $1 billion urban train system and a $350 million "superaqueduct" to serve the San Juan area. Privatization of state-owned assets should also generate additional investment opportunities. Professional Services Group will assume full management of the troubled Puerto Rico Aqueduct and Sewer Authority under a $500 million contract. In addition the privatization of government-owned hotels and hospitals is scheduled to move forward during the current fiscal year.

     - Agriculture

     Agriculture, which accounts for less than 1% of GNP, has been battered by droughts, floods, and hurricanes over the past four years, as well as by reductions in government incentives introduced in 1996. The latter benefited existing agricultural concerns but failed to attract foreign investment. Nonetheless, agricultural income rose slightly in fiscal 1997/98 to $708.3 million from $694.7 million in fiscal 1996/97. Local farmers organizations estimate losses of $406.7 million resulting from Hurricane Georges.

     - Employment

     Average total employment increased by 26,000, or 2.3%, to 1,157,000 in fiscal 1997/98 from 1,131,000 in fiscal 1996/97. This translated into an average unemployment rate of 13.6% during fiscal 1997/98. The recent increase in the federal minimum wage, to $5.15 per hour, could hurt business and investment prospects.

     - Inflation

     Official data show an increase of 5.7% in the consumer price index during fiscal 1997/98 -- much higher than the US inflation rate, which Puerto Rico usually tracks. This increase is partially explained by the destruction of domestic crops of tropical produce widely consumed by Puerto Ricans, while plantations in the Dominican Republic, the usual alternate source of supply, suffered a similar fate.

     - Credit

     Credit conditions in Puerto Rico traditionally reflect those in the United States. The phase-out of federal tax incentives has eliminated a cheap source of financing in the form of deposits held at local banks by Section 936 beneficiaries, which had previously enjoyed a tax exemption on investment earnings. During fiscal 1997/98 such deposits declined by $3.9 billion, or 55%, to $3.1 billion from $7.0 billion in fiscal 1996/97.

     - Trade

     During fiscal 1997/98 Puerto Rico had a positive balance of trade, with total exports amounting to $30.3 billion against imports of $21.8 billion. Imports of raw materials and finished products by US firms operating in the island made up as much as 85% of the total import bill, while approximately 90% of Puerto Rico's merchandise exports went to the United States.

  3. FEDERAL TAX ISSUES

     One important element in the historic growth of the Puerto Rican economy, which is no longer available to corporations beginning operations in Puerto Rico, was Section 936 of the United States Internal Revenue Code. Corporations electing to file under Section 936 received a tax credit equal to what would have been owed as federal taxes. This effectively eliminated all United States taxes due from Puerto Rican-source income, whether it was passive or active. This combined with Puerto Rico's minimal local taxes provided a favorable tax environment for corporations. Manufacturing companies, particularly pharmaceutical companies, were active participants in the Puerto Rican economy as a result of Section 936.

     In 1996 Congress eliminated the federal tax benefits of Section 936 for United States firms beginning operations in Puerto Rico. For companies with existing operations in Puerto Rico, certain provisions of Section 936 regarding active income credits were maintained for a period of 10 years with caps on the benefits in the latter part of the ten years. All federal tax credits associated with passive income were eliminated for new and existing companies.

     The 1996 amendments also added a new Section 30A to the Code. Section 30A permits a "qualifying domestic corporation" that meets certain eligibility tests, to claim a credit against the federal income tax imposed on taxable income derived from sources outside the United States, from the active conduct of a trade or business in Puerto Rico or from the sale of substantially all the assets used in such business. This credit is limited to the sum of (a) 60% of qualified possession wages as defined in the Code, (b) a specified percentage of depreciation deductions, and (c) a portion of Puerto Rico income taxes paid by the qualified domestic corporation. Section 30A applies only to taxable years beginning after December 31, 1995 and before January 1, 2006.

     During 1997, the government of Puerto Rico lobbied Congress for the enactment of a new permanent federal incentive program similar to what is now provided under Section 30A. The fiscal 1998 and 1999 budgets submitted by President Clinton to Congress included a proposal to modify Section 30A to (a) extend the availability of Section 30A indefinitely; (b) make it available to companies establishing operations in Puerto Rico after October 13, 1995; and (c) eliminate the income cap. This proposal was not included in the final version of the budget for those fiscal years.

     On January 19, 1999, Senator Daniel Moynihan (D-NY) introduced a bill to expand the Section 30A wage credit that is currently included in the Code. The bill removes provisions that limit, in taxable years beginning after 2001, the aggregate taxable income taken into account in determining the amount of the credit. Employers would generally be eligible for a tax credit equal to 60% of wages and fringe benefit expenses for employees located in Puerto Rico. New as well as existing employers would be rewarded for creating local jobs. Instead of expiring at the end of 2005, the credit would terminate three years later for tax years starting after 2008. Thus, businesses would have a 10 year period in which to take advantage of these incentives. As of April 7, 1999 no action had been taken by the Senate in regard to this bill.

     Finally, on March 8, 1999, Representative Don Young (R-Alaska), chairman of the Resources Committee of the United States House of Representatives, announced that he is considering introducing a bill to impose federal income taxes on the residents of Puerto Rico, presumably including corporations, for the first time since the United States annexed the island in 1898. The government of Puerto Rico has announced its opposition to this measure. As of April 1, 1999 no action had been taken by Representative Young in connection with this matter.

     In conclusion, it is not possible at this time to determine the long-term effect on the Puerto Rican economy of the enactment of the 1996 amendments to the Code. The government of the Commonwealth, however, has taken an active approach to the potential reduction of business activity caused by the elimination of Section 936. It plans to act as a facilitator to promote Puerto Rico's competitiveness and to help develop the island's capital markets. Corporate laws, labor laws, and the tax code have been reformed recently. Additional deregulation is planned. A new tax incentives law was enacted. Among the most important initiatives is a flat 7% income tax for qualifying manufacturing and service industries. The exemption lasts between 10 and 25 years depending on the corporation's location.

                                    ANNEX B

                  GLOSSARY OF CERTAIN TELECOMMUNICATIONS TERMS

Access Lines:                    Revenue producing switched access lines in
                                 service serving the local market.

Airtime: The actual time spent talking on a cellular telephone including the time in which a cellular telephone channel is occupied, the call set-up, call time and clear-down time.

Analog: A transmission method employing a continuous electrical signal that varies in amplitude or frequency in response to changes in sound, light, position, etc.

Asynchronous Transfer Mode       A high speed transmission technology.
                                 Asynchronous Transfer Mode is a high bandwidth, low-delay connection-oriented packet-like switching and multiplexing technique used to transfer voice, video, images and character-based data.

Band: A range of frequencies between two defined limits.

Bandwidth:                       The range of electrical frequencies a device
                                 can handle; the relative range of frequencies that can be passed through a transmission medium without distortion. The greater the bandwidth, the greater the information carrying capacity. Bandwidth is measured in Hertz.

Cell site:                       The location of a transmitting/receiving
                                 station serving a given geographic area in a cellular communications system. The area served by a cell site is referred to as a "cell".

Channel: A pathway for the transmission of information between a sending point and a receiving point.

Churn: The rate of customer defection, typically expressed as a percentage of the total customer base.

Digital Switching and
Transmission Network:            A method of storing, processing and
                                 transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of discrete, distinct pulses to represent information, as opposed to the continuous analog signal.

Fiber Optics:                    A technology in which light is used to
                                 transport information from one point to
                                 another. Fiber optic cables are thin filaments of glass through which light beams are transmitted over long distances carrying enormous amounts of data. Modulating light on thin strands of glass produces major benefits including high bandwidth, relatively low cost, low power consumption, small space needs and total insensitivity to electromagnetic interference.

Private Branch Exchange:         A switching system within an office building
                                 which allows telephone calls from outside to be routed directly to the individual instead of through a central number. The Private Branch
                                 Exchange also allows for calling within an office by way of four-digit extensions.

Personal Communications
Service: In Canada and the United States, Personal Communications Service spectrum has been allocated for use by public systems at the 1.9GHz frequency range. It is expected that Personal Communications Service will initially consist primarily of enhanced voice, two-way data and text messaging services. Such Personal Communications Service applications are expected to be followed over time by services offering integrated voice, data, image and eventually perhaps video capability. Personal Communications Service systems operate in a similar manner to cellular systems.

Penetration:                     A cellular operator's subscribers within a
                                 defined area divided by total POPs within that area.

POPs: Population equivalent. One person residing in a license area equals one POP.

Roaming: A service offered by mobile communications providers which allows a subscriber to make and receive calls using the telephone number assigned to the subscriber's handset while in the service area of another carrier.

Switch: A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is the process of interconnecting circuits to form a transmission path between users.

Time Division Multiple Access:   Time Division Multiple Access is one of several
                                 technologies used to separate multiple
                                 conversations transmissions over a finite frequency allocation. Time Division Multiple
                                 Access employs digital techniques at the base station and in the cellular radio to subdivide each channel into time slots which can be assigned to different users. Voice, data and access information are converted to digital information that is sent and received in bursts over the time slots. These bursts can be encoded, transmitted, and decoded in a fraction of the time required to produce sound. The result is that only a fraction of the air time is used, and other subscribers can use the remaining time on a radio channel.

Trunk:                           A communications channel between two switches.
                                 "Trunking" calls reduces the likelihood of traffic blockage due to network congestion. A trunked system combines multiple channels with unrestricted access in such a manner that user demand for channels are automatically "queued" and then allocated to the first available channel.

Wireline Telephone:              Conventional landline telephone which uses
                                 cable for transmitting signals.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    TELECOMUNICACIONES DE PUERTO RICO, INC.

                    $300,000,000 6.15% SENIOR NOTES DUE 2002
                    $400,000,000 6.65% SENIOR NOTES DUE 2006
                    $300,000,000 6.80% SENIOR NOTES DUE 2009

                           -------------------------

                              P R O S P E C T U S

                           -------------------------


                                OCTOBER 27, 1999



     Until January 25, 2000, all dealers effecting transactions in the exchange notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS

     Telpri is incorporated under the laws of the Commonwealth of Puerto Rico.
Section 4.08 of the General Corporation Law of the Commonwealth of Puerto Rico provides that a Puerto Rico corporation may indemnify directors, officers, employees or agents involved in any litigation or proceeding involving the corporation if he or she acted in good faith and in a manner which the person reasonably deemed consistent with the best interests of the corporation or not opposed thereto, and with respect to any criminal proceeding, if he or she did not have reasonable cause to believe that his or her conduct was unlawful. The indemnity may include expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit. In the case of actions or suits other than those initiated by the corporation or initiated to protect the interests of the corporation, the indemnity may also include the amount of any judgement paid in settlement of such action. However, no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer, director, employee or agent is successful on the merits or otherwise in the defense of any action referred to above, the corporation may indemnify him/her against the expenses which such officer or director has actually incurred.

     The Certificate of Incorporation of Telpri provides for the indemnification of directors and officers to the full extent permitted by the General Corporation Law of the Commonwealth of Puerto Rico, as it currently exists or may be hereafter amended.

     Section 4.08 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him/her and incurred by him/her in any such capacity, arising out of him/her status as such, regardless whether or not the corporation would otherwise have the power to indemnify him/her under
Section 4.08.

     Telpri maintains and has in effect insurance policies covering all of its respective directors and officers against certain liabilities for actions taken in such capacities. These employees are also covered for specified liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


 3.1*  Articles of Incorporation of Telecomunicaciones de Puerto
       Rico, Inc.
 3.2*  Articles of Incorporation of Puerto Rico Telephone Company,
       Inc.
 3.3*  Articles of Incorporation of Celulares Telefonica, Inc.
 3.4*  By-Laws of Telecomunicaciones de Puerto Rico, Inc.
 3.5*  By-Laws of Puerto Rico Telephone Company, Inc.
 3.6*  By-Laws of Celulares Telefonica, Inc.
 4.1*  Trust Indenture dated as of May 20, 1999 between
       Telecomunicaciones de Puerto Rico, Inc. and The Bank of New
       York.
 4.2*  Purchase Agreement.
 4.3*  Registration Rights Agreement.
 5.1*  Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.
 5.2*  Opinion of O'Neill & Borges
10.1*  Amended and Restated Stock Purchase Agreement, dated as of
       May 27, 1998 and Amended and Restated as of July 21, 1998 by and among Puerto Rico Telephone Authority, Puerto Rico
       Telephone Company, GTE Holdings (Puerto Rico) LLC and GTE
       International Telecommunications Incorporated.

10.2*  First Amendment to the Stock Purchase Agreement, dated as of
       January 4, 1999, by and among Puerto Rico Telephone
       Authority, Puerto Rico Telephone Company, GTE Holdings
       (Puerto Rico) LLC and GTE International Telecommunications
       Incorporated.
10.3* Second Amendment to the Stock Purchase Agreement, dated as of January 29, 1999, by and among Puerto Rico Telephone
       Authority, Puerto Rico Telephone Company, GTE Holdings
       (Puerto Rico) LLC and GTE International Telecommunications
       Incorporated.
10.4*  Third Amendment to the Stock Purchase Agreement, dated as of
       March 2, 1999, by and among Puerto Rico Telephone Authority,
       Puerto Rico Telephone Company, GTE Holdings (Puerto Rico)
       LLC, GTE International Telecommunications Incorporated,
       Telecomunicaciones de Puerto Rico, Inc. and Celulares
       Telefonica, Inc.
10.5* Shareholders Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de Puerto Rico, Inc., GTE Holdings
       (Puerto Rico) LLC, GTE International Telecommunications
       Incorporated, Popular, Inc, Puerto Rico Telephone Authority and the shareholders of Telecomunicaciones de Puerto Rico, Inc., who shall from time to time be parties thereto as provided therein.
10.6* Amended and Restated Puerto Rico Management Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de
       Puerto Rico, Inc., Puerto Rico Telephone Company, and GTE
       International Telecommunications Incorporated.
10.7*  Amended and Restated U.S. Management Agreement, dated as of
       March 2, 1999, by and among Telecomunicaciones de Puerto
       Rico, Inc., Puerto Rico Telephone Company, and GTE
       International Telecommunications Incorporated.
10.8* Amended and Restated Technology Transfer Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de Puerto
       Rico, Inc., Puerto Rico Telephone Company, and GTE
       International Telecommunications Incorporated.
10.9* Non-Competition Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de Puerto Rico, Inc, GTE Holdings
       (Puerto Rico) LLC, GTE International Telecommunications
       Incorporated, Popular, Inc., Puerto Rico Telephone
       Authority, and the Government Development Bank for Puerto
       Rico.
10.10* Share Option Agreement, dated as of March 2, 1999, by and among Puerto Rico Telephone Authority, Telecomunicaciones de
       Puerto Rico, Inc, GTE Holdings (Puerto Rico) LLC, and GTE
       International Telecommunications Incorporated.
10.11* Stock Purchase Agreement, dated as of March 1, 1999, by and between Telecomunicaciones de Puerto Rico, Inc and Puerto
       Rico Telephone Authority.
10.12* Trust Agreement of the Employee Stock Ownership Plan of
       Telecomunicaciones de Puerto Rico, Inc., dated as of March
       2, 1999, by and between U.S. Trust, National Association and
       Telecomunicaciones de Puerto Rico, Inc.
10.13* ESOP Loan Agreement, dated as of March 2, 1999, by and between the Trust of the Employee Stock Ownership Plan of Telecomunicaciones de Puerto Rico, Inc. and
       Telecomunicaciones de Puerto Rico, Inc.
10.14* Stock Purchase Agreement, dated as of March 2, 1999, by and between Puerto Rico Telephone Authority and the Trust of the Employee Stock Ownership Plan of Telecomunicaciones de
       Puerto Rico, Inc.
10.15* Pledge Agreement, dated as of March 2, 1999, by and between the Trust of the Employee Stock Ownership Plan of
       Telecomunicaciones de Puerto Rico, Inc. and
       Telecomunicaciones de Puerto Rico, Inc.
10.16* Tag Along Agreement, dated as of March 2, 1999, by and among
       GTE Holdings (Puerto Rico) LLC, GTE International
       Telecommunications Incorporated, and the Trust of the Employee Stock Ownership Plan of Telecomunicaciones de
       Puerto Rico, Inc.

10.17* $500,000,000 Five-Year Credit Agreement, dated as of March
       2, 1999, among Telecomunicaciones de Puerto Rico, Inc., as
       Borrower, Puerto Rico Telephone Company and Celulares
       Telefonica, as Guarantors, the Initial Lenders named therein, Citibank, N.A., as Administrative Agent, Bank of
       America National Trust and Savings Association, as
       Syndication Agent, and The Chase Manhattan Bank and Morgan
       Guaranty Trust Company of New York, as Documentation Agents.
10.18* Letter Amendment to the Five-Year Credit Agreement, dated
       May 7, 1999.
10.19* $200,000,000 Revolving Credit Agreement, dated as of March
       2, 1999, among Telecomunicaciones de Puerto Rico, Inc., as
       Borrower, Puerto Rico Telephone Company and Celulares
       Telefonica, as Guarantors, Banco Popular de Puerto Rico, as
       Managing Agent and Administrative Agent, Scotiabank de
       Puerto Rico, as Co-Agent, and Banco Popular de Puerto Rico,
       Scotiabank de Puerto Rico, Banco Bilbao Vizcaya Puerto Rico and Banco Popular North America, as Initial Lenders.
10.20* First Amendment to $200,000,000 Revolving Credit Agreement.
12.1*  Statement Regarding Computation of Ratio of Earnings to
       Fixed Charges.
15.1*  Letter Regarding Unaudited Interim Financial Information.
21.1*  Subsidiaries of the Registrant.
23.1   Consent of Deloitte & Touche LLP.
23.2*  Consent of O'Neill & Borges -- included in Exhibit 5.2.
23.3*  Consent of Curtis, Mallet-Prevost, Colt & Mosle
       LLP -- included in Exhibit 5.1.
24.1*  Power of Attorney -- Included in signature page.
25.1*  Statement of Eligibility of Trustee.
27.1*  Financial Data Schedule as of December 31, 1998.
27.2*  Financial Data Schedule as of June 30, 1999.
99.1*  Form of Letter of Transmittal and Tender Instructions for
       Holders of the 6.15% Senior Notes due 2002.
99.2*  Form of Letter of Transmittal and Tender Instructions for
       Holders of the 6.65% Senior Notes due 2006.
99.3*  Form of Letter of Transmittal and Tender Instructions for
       Holders of the 6.80% Senior Notes due 2009.
99.4*  Form of Notice of Guaranteed Delivery for Holders of the
       6.15% Senior Notes due 2002.
99.5*  Form of Notice of Guaranteed Delivery for Holders of the
       6.65% Senior Notes due 2006.
99.6*  Form of Notice of Guaranteed Delivery for Holders of the
       6.80% Senior Notes due 2009.
99.7*  Exchange Agent Agreement


---------------
* Previously filed.

ITEM 22.  UNDERTAKINGS

     Each undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (5) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrants certify that they have reasonable grounds to believe that they meet all of the requirements for filing on Form S-4 and have duly caused this Registration Statement or amendment thereto, as the case may be, to be executed on their behalf by the undersigned, thereunto duly authorized, in the City of Guaynabo, Commonwealth of Puerto Rico, on October 27, 1999.


                                          TELECOMUNICACIONES DE PUERTO RICO,
                                          INC.

                                          By:        /s/ JON SLATER
                                            ------------------------------------
                                            Name: Jon Slater
                                            Title:  Chief Executive Officer

                                          PUERTO RICO TELEPHONE COMPANY, INC.

                                          By:        /s/ JON SLATER
                                            ------------------------------------
                                            Name: Jon Slater
                                            Title:  Chief Executive Officer

                                          CELULARES TELEFONICA, INC.

                                          By:        /s/ JON SLATER
                                            ------------------------------------
                                            Name: Jon Slater
                                            Title:  Chief Executive Officer

                               POWERS OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment thereto, as the case may be, has been signed by the following persons in the capacities stated herein on October 27, 1999.


                       SIGNATURE                                             CAPACITY
                       ---------                                             --------
                     /s/ JON SLATER                         Chief Executive Officer
--------------------------------------------------------
                       Jon Slater

                    /s/ FRANK GATTO                         Vice President -- Finance and
--------------------------------------------------------      Chief Financial Officer
                      Frank Gatto

                   /s/ ROBERT HUBERTY                       Principal Accounting Officer
--------------------------------------------------------
                     Robert Huberty

                           *                                Director
--------------------------------------------------------
                     Fares Salloum

                           *                                Director
--------------------------------------------------------
                  Alfred C. Giammarino

                           *                                Director
--------------------------------------------------------
                    Michael T. Masin

                           *                                Director
--------------------------------------------------------
                       Jon Slater

                           *                                Director
--------------------------------------------------------
                    Richard Carrion

                           *                                Director
--------------------------------------------------------
                      Angel Morey

                           *                                Director
--------------------------------------------------------
                   Lourdes M. Rovira

                           *                                Director
--------------------------------------------------------
                     Carlos Vivoni

                 *By: /s/ FELIPE PIAZZA
  ---------------------------------------------------
                  Name: Felipe Piazza
         Title: Treasurer and Attorney-in-Fact

                           AUTHORIZED REPRESENTATIVE

                    TELECOMUNICACIONES DE PUERTO RICO, INC.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity stated herein on October 27, 1999.


SIGNATURE                                                 CAPACITY
---------                                                 --------
                 /s/ DONALD J. PUGLISI                    Puglisi and Associates
 ------------------------------------------------------   Authorized Representative in the United
                   Donald J. Puglisi                      States

                           AUTHORIZED REPRESENTATIVE

                      PUERTO RICO TELEPHONE COMPANY, INC.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity stated herein on October 27, 1999.


SIGNATURE                                                 CAPACITY
---------                                                 --------

                 /s/ DONALD J. PUGLISI                    Puglisi and Associates
 ------------------------------------------------------   Authorized Representative in the United
                   Donald J. Puglisi                      States

                           AUTHORIZED REPRESENTATIVE

                           CELULARES TELEFONICA, INC.


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacity stated herein on October 27, 1999.


SIGNATURE                                                 CAPACITY
---------                                                 --------
                 /s/ DONALD J. PUGLISI                    Puglisi and Associates
 ------------------------------------------------------   Authorized Representative in the United
                   Donald J. Puglisi                      States

                                 EXHIBIT INDEX


                                                                       SEQUENTIALLY
 ITEM                                                                    NUMBERED
NUMBER                           DESCRIPTION                              PAGES
------                           -----------                           ------------
 3.1*    Articles of Incorporation of Telecomunicaciones de Puerto
         Rico, Inc.
 3.2*    Articles of Incorporation of Puerto Rico Telephone Company,
         Inc.
 3.3*    Articles of Incorporation of Celulares Telefonica, Inc.
 3.4*    By-Laws of Telecomunicaciones de Puerto Rico, Inc.
 3.5*    By-Laws of Puerto Rico Telephone Company, Inc.
 3.6*    By-Laws of Celulares Telefonica, Inc.
 4.1*    Trust Indenture dated as of May 20, 1999 between
         Telecomunicaciones de Puerto Rico, Inc. and The Bank of New
         York.
 4.2*    Purchase Agreement.
 4.3*    Registration Rights Agreement.
 5.1*    Opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP.
 5.2*    Opinion of O'Neill & Borges
10.1*    Amended and Restated Stock Purchase Agreement, dated as of
         May 27, 1998 and Amended and Restated as of July 21, 1998 by
         and among Puerto Rico Telephone Authority, Puerto Rico
         Telephone Company, GTE Holdings (Puerto Rico) LLC and GTE
         International Telecommunications Incorporated.
10.2*    First Amendment to the Stock Purchase Agreement, dated as of
         January 4, 1999, by and among Puerto Rico Telephone
         Authority, Puerto Rico Telephone Company, GTE Holdings
         (Puerto Rico) LLC and GTE International Telecommunications
         Incorporated.
10.3*    Second Amendment to the Stock Purchase Agreement, dated as of January 29, 1999, by and among Puerto Rico Telephone
         Authority, Puerto Rico Telephone Company, GTE Holdings
         (Puerto Rico) LLC and GTE International Telecommunications
         Incorporated.
10.4*    Third Amendment to the Stock Purchase Agreement, dated as of
         March 2, 1999, by and among Puerto Rico Telephone Authority,
         Puerto Rico Telephone Company, GTE Holdings (Puerto Rico)
         LLC, GTE International Telecommunications Incorporated,
         Telecomunicaciones de Puerto Rico, Inc. and Celulares
         Telefonica, Inc.
10.5*    Shareholders Agreement, dated as of March 2, 1999, by and
         among Telecomunicaciones de Puerto Rico, Inc., GTE Holdings
         (Puerto Rico) LLC, GTE International Telecommunications
         Incorporated, Popular, Inc, Puerto Rico Telephone Authority
         and the shareholders of Telecomunicaciones de Puerto Rico,
         Inc., who shall from time to time be parties thereto as
         provided therein.
10.6*    Amended and Restated Puerto Rico Management Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de
         Puerto Rico, Inc., Puerto Rico Telephone Company, and GTE
         International Telecommunications Incorporated.
10.7*    Amended and Restated U.S. Management Agreement, dated as of
         March 2, 1999, by and among Telecomunicaciones de Puerto
         Rico, Inc., Puerto Rico Telephone Company, and GTE
         International Telecommunications Incorporated.
10.8*    Amended and Restated Technology Transfer Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de Puerto
         Rico, Inc., Puerto Rico Telephone Company, and GTE
         International Telecommunications Incorporated.

                                                                       SEQUENTIALLY
 ITEM                                                                    NUMBERED
NUMBER                           DESCRIPTION                              PAGES
------                           -----------                           ------------
10.9*    Non-Competition Agreement, dated as of March 2, 1999, by and among Telecomunicaciones de Puerto Rico, Inc, GTE Holdings
         (Puerto Rico) LLC, GTE International Telecommunications
         Incorporated, Popular, Inc., Puerto Rico Telephone
         Authority, and the Government Development Bank for Puerto
         Rico.
10.10*   Share Option Agreement, dated as of March 2, 1999, by and
         among Puerto Rico Telephone Authority, Telecomunicaciones de
         Puerto Rico, Inc, GTE Holdings (Puerto Rico) LLC, and GTE
         International Telecommunications Incorporated.
10.11*   Stock Purchase Agreement, dated as of March 1, 1999, by and between Telecomunicaciones de Puerto Rico, Inc and Puerto
         Rico Telephone Authority.
10.12*   Trust Agreement of the Employee Stock Ownership Plan of
         Telecomunicaciones de Puerto Rico, Inc., dated as of March
         2, 1999, by and between U.S. Trust, National Association and
         Telecomunicaciones de Puerto Rico, Inc.
10.13*   ESOP Loan Agreement, dated as of March 2, 1999, by and
         between the Trust of the Employee Stock Ownership Plan of
         Telecomunicaciones de Puerto Rico, Inc. and
         Telecomunicaciones de Puerto Rico, Inc.
10.14*   Stock Purchase Agreement, dated as of March 2, 1999, by and between Puerto Rico Telephone Authority and the Trust of the
         Employee Stock Ownership Plan of Telecomunicaciones de
         Puerto Rico, Inc.
10.15*   Pledge Agreement, dated as of March 2, 1999, by and between the Trust of the Employee Stock Ownership Plan of
         Telecomunicaciones de Puerto Rico, Inc. and
         Telecomunicaciones de Puerto Rico, Inc.
10.16*   Tag Along Agreement, dated as of March 2, 1999, by and among
         GTE Holdings (Puerto Rico) LLC, GTE International
         Telecommunications Incorporated, and the Trust of the
         Employee Stock Ownership Plan of Telecomunicaciones de
         Puerto Rico, Inc.
10.17*   $500,000,000 Five-Year Credit Agreement, dated as of March
         2, 1999, among Telecomunicaciones de Puerto Rico, Inc., as
         Borrower, Puerto Rico Telephone Company and Celulares
         Telefonica, as Guarantors, the Initial Lenders named
         therein, Citibank, N.A., as Administrative Agent, Bank of
         America National Trust and Savings Association, as
         Syndication Agent, and The Chase Manhattan Bank and Morgan
         Guaranty Trust Company of New York, as Documentation Agents.
10.18*   Letter Amendment to the Five-Year Credit Agreement, dated
         May 7, 1999.
10.19*   $200,000,000 Revolving Credit Agreement, dated as of March
         2, 1999, among Telecomunicaciones de Puerto Rico, Inc., as
         Borrower, Puerto Rico Telephone Company and Celulares
         Telefonica, as Guarantors, Banco Popular de Puerto Rico, as
         Managing Agent and Administrative Agent, Scotiabank de
         Puerto Rico, as Co-Agent, and Banco Popular de Puerto Rico,
         Scotiabank de Puerto Rico, Banco Bilbao Vizcaya Puerto Rico
         and Banco Popular North America, as Initial Lenders.
10.20*   First Amendment to $200,000,000 Revolving Credit Agreement
12.1*    Statement Regarding Computation of Ratio of Earnings to
         Fixed Charges.
15.1*    Letter Regarding Unaudited Interim Financial Information.
21.1*    Subsidiaries of the Registrant.
23.1     Consent of Deloitte & Touche LLP.
23.2*    Consent of O'Neill & Borges -- Included in Exhibit 5.2.
23.3*    Consent of Curtis, Mallet-Prevost, Colt & Mosle
         LLP -- Included in Exhibit 5.1.
24.1*    Power of Attorney -- Included in signature page.
25.1*    Statement of Eligibility of Trustee.

                                                                       SEQUENTIALLY
 ITEM                                                                    NUMBERED
NUMBER                           DESCRIPTION                              PAGES
------                           -----------                           ------------
27.1*    Financial Data Schedule as of December 31, 1998.
27.2*    Financial Data Schedule as of June 30, 1999.
99.1*    Form of Letter of Transmittal and Tender Instructions for
         Holders of the 6.15% Senior Notes due 2002.
99.2*    Form of Letter of Transmittal and Tender Instructions for
         Holders of the 6.65% Senior Notes due 2006.
99.3*    Form of Letter of Transmittal and Tender Instructions for
         Holders of the 6.80% Senior Notes due 2009.
99.4*    Form of Notice of Guaranteed Delivery for Holders of the
         6.15% Senior Notes due 2002.
99.5*    Form of Notice of Guaranteed Delivery for Holders of the
         6.65% Senior Notes due 2006.
99.6*    Form of Notice of Guaranteed Delivery for Holders of the
         6.80% Senior Notes due 2009.
99.7*    Exchange Agent Agreement


---------------
* Previously Filed.